    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              SUNBEAM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                        3634                                    25-1638266
      (STATE OR OTHER JURISDICTION OF                 (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                   CLASSIFICATION CODE NO.)                    IDENTIFICATION NUMBER)

                            ------------------------

                          2381 EXECUTIVE CENTER DRIVE
                           BOCA RATON, FLORIDA 33431
                                 (561) 912-4100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             JANET G. KELLEY, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              SUNBEAM CORPORATION
                          2381 EXECUTIVE CENTER DRIVE
                           BOCA RATON, FLORIDA 33431
                                 (561) 912-4100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    Copy to:

                           GREGORY A. FERNICOLA, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED             PROPOSED
            TITLE OF EACH CLASS                     AMOUNT TO BE        MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
       OF SECURITIES TO BE REGISTERED                REGISTERED         PRICE PER UNIT(3)   OFFERING PRICE(3)    REGISTRATION FEE
Zero Coupon Convertible Senior Subordinated
Debentures due 2018.........................    $2,014,000,000.00(1)         $130.00         $261,820,000.00        $72,785.96
Common Stock, par value $.01 per share......    13,242,050 shares(2)         -0-(4)               -0-(4)              -0-(4)
Total.......................................             --                    --            $261,800,000.00        $72,785.96

(1) Represents the aggregate principal amount at maturity. The Zero Coupon Convertible Senior Subordinated Debentures due 2018 (the "Debentures") of Sunbeam Corporation ("Sunbeam" or the "Company") were issued at an original price of $372.43 per $1,000 principal amount at maturity.

(2) Includes the shares of common stock, par value $.01 per share ("Common Stock"), of Sunbeam, initially issuable upon conversion of the Debentures at the rate of 6.575 shares of Common Stock per $1,000 principal amount at maturity of Debentures. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall also include an indeterminate number of additional shares of Common Stock that may be issued from time to time upon conversion of the Debentures by reason of adjustment of the conversion price in certain circumstances outlined in the prospectus. See "Description of Debentures--Conversion of Debentures."

(3) Estimated solely for the purpose of calculating the amount of the registration fee based on $130 per $1,000 principal amount at maturity, the last reported sale price of the Debentures in the PORTAL market prior to filing this registration statement.

(4) Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Debentures, because no additional consideration will be received in connection with the exercise of the conversion privilege.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1999

PROSPECTUS

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES COVERED BY THIS PROSPECTUS MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS FORMS A PART, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH AN OFFER OR SALE IS NOT PERMITTED.

                              SUNBEAM CORPORATION

                                 $2,014,000,000
        ZERO COUPON CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2018
                                      AND
       SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

     The selling securityholders described in this prospectus may sell up to $2,014,000,000 aggregate principal amount at maturity of our Zero Coupon Convertible Senior Subordinated Debentures (the "Debentures") and up to 13,242,050 shares of our common stock, issuable upon conversion of the Debentures.

                            TERMS OF THE DEBENTURES

o Maturity Date.  March 25, 2018

o Yield to Maturity. We originally issued the Debentures at a price of $372.43 per $1,000 principal amount at maturity. We will not make any periodic interest payments on the Debentures. Based on the issue price, the yield to maturity of the Debentures is 5.0% per annum.

o Conversion. The holders may convert their Debentures any time from now until maturity into our common stock at a rate of 6.575 shares per $1,000 principal amount at maturity of the Debentures, subject to anti-dilution adjustments.

o Subordination. The Debentures are unsecured and are subordinated to all of Sunbeam's existing and future senior indebtedness. The Debentures are effectively subordinated to all indebtedness and other liabilities of Sunbeam's subsidiaries.

o Original Issue Discount. We issued the Debentures at an original issue discount. As a prospective purchaser of the Debentures, you should be aware that, although there will be no periodic payments of interest on the Debentures, accrued original issue discount will be included periodically in your gross income for U.S. federal income tax purposes while you hold the Debentures.

o Redemption. We may not redeem the Debentures at our option prior to March 25, 2003. We may redeem some or all of the Debentures at any time on or after March 25, 2003.

o Fundamental Change. If certain transactions occur which would result in our common stock being exchanged for consideration other than common stock of a publicly traded company (defined in the indenture governing the Debentures as a Fundamental Change), holders may at their option require us to redeem their Debentures for cash.

o Purchase at Holder's Option. Holders of the Debentures can require us to repurchase the Debentures on March 25, 2003, March 25, 2008 and March 25, 2013. We have the choice of paying in cash or in shares of our common stock.

     THIS INVESTMENT IS VERY RISKY. SEE THE RISK FACTORS SECTION BEGINNING ON
                                     PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

               THE DATE OF THIS PROSPECTUS IS             , 1999

                               TABLE OF CONTENTS

Where to Find More Information..............................................................................   iii
Prospectus Summary..........................................................................................     1
Risk Factors................................................................................................     7
Recent Developments.........................................................................................    16
Price Range of Common Stock and Dividend Policy.............................................................    22
Capitalization..............................................................................................    23
Ratio of Earnings to Fixed Charges..........................................................................    24
Use of Proceeds.............................................................................................    24
Unaudited Pro Forma Condensed Statements of Operations......................................................    25
Selected Historical Financial Information...................................................................    31
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................    32
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure........................    46
Business....................................................................................................    47
Management..................................................................................................    59
Security Ownership of Management............................................................................    73
Security Ownership of Certain Beneficial Owners.............................................................    74
Description of Debentures...................................................................................    75
Book-Entry; Delivery and Form...............................................................................    89
Registration Rights.........................................................................................    91
Description of Other Indebtedness...........................................................................    92
Description of Capital Stock................................................................................    94
Certain United States Federal Income Tax Considerations.....................................................    95
Selling Securityholders.....................................................................................    98
Plan of Distribution........................................................................................   100
Legal Matters...............................................................................................   101
Experts.....................................................................................................   101
Index to Financial Statements...............................................................................   F-1

                         WHERE TO FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 to register the offered securities with the Securities and Exchange Commission. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants, and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements, or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Our common stock is listed on the New York Stock Exchange. You can inspect and copy reports, proxy statements and other information about us at their offices at 20 Broad Street, New York, New York 10005.

                            ------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to carefully read this entire prospectus and the documents we have referred you to.

                              SUNBEAM CORPORATION

     We are a leading designer, manufacturer and marketer of consumer products sold under the Sunbeam(Registered), Oster(Registered), Coleman(Registered), First Alert(Registered), Mr. Coffee(Registered) and other brand names. Our primary business is the manufacture, marketing and distribution of durable household and outdoor consumer products through mass merchandisers, home centers and other channels in the United States and internationally. We also sell our products to commercial end users such as hotels and other institutions. Sunbeam products enjoy a long-standing reputation for quality, and a majority of our sales are from products which hold the number one or two market share in their respective product categories.

     Our principal executive offices are located at 2381 Executive Center Drive, Boca Raton, Florida 33431. Our main phone number is (561) 912-4100.

                              RECENT DEVELOPMENTS

     1998 Acquisitions and Financings. On March 30, 1998, we acquired from an affiliate of MacAndrews & Forbes Holdings, Inc. ("MacAndrews & Forbes"), indirect beneficial ownership of approximately 81% (79% after the exercise of certain stock options immediately after the acquisition) of the then outstanding common stock of The Coleman Company, Inc. ("Coleman") for 14,099,749 shares of our common stock and approximately $160 million in cash. In connection with this acquisition, we assumed approximately $1,016 million of indebtedness, including indebtedness of Coleman's parent. In addition, we agreed to acquire the rest of the Coleman common stock in a subsequent merger (the "Coleman Merger") for approximately 6.7 million shares of our common stock and $87 million in cash. Although we cannot assure you of this, we anticipate that the Coleman Merger will occur in the first half of this year. Coleman is a leading manufacturer and marketer of consumer products for the worldwide outdoor recreation market. Its products have been sold under the Coleman brand name since the 1920s.

     In April 1998, we acquired for cash First Alert, Inc. ("First Alert"), a leading manufacturer of smoke and carbon monoxide detectors, and Signature Brands USA, Inc. ("Signature Brands"), a leading manufacturer of consumer and professional products. The First Alert acquisition was valued at approximately $178 million, including the assumption of debt, and the Signature Brands acquisition was valued at approximately $253 million, including the assumption of debt.

     In order to finance the cash needed for the 1998 acquisitions and to repay substantially all indebtedness of Sunbeam, Coleman, Signature Brands and First Alert in connection with the acquisitions, we consummated the original offering of the Debentures which yielded approximately $730 million of net proceeds to us, and borrowed approximately $1,325 million under a new bank credit facility (the "New Credit Facility").

     Management and Board Changes. On March 19, 1998, our prior management issued a press release stating that our net sales for the first quarter of 1998 might be lower than the range of Wall Street analysts' estimates of $285 million to $295 million, but that net sales were expected to exceed 1997 first quarter net sales of $253.4 million.

     On April 3, 1998, our prior management issued a press release announcing that sales for the first quarter of 1998 were expected to be approximately 5% lower than those achieved in the first quarter of 1997 and, due to the lower sales and significant one-time charges, a loss was expected for the quarter.

     On May 11, 1998, our prior management announced 1998 first quarter results and made certain forecasts for the remainder of 1998 and beyond. They reported net sales of $244.3 million for the quarter, as compared to $253.5 million in the first quarter of 1997. Before one-time charges of $36.8 million for early retirement of debt and compensation expense relating to new employment agreements with three former executives, they reported a net loss from continuing operations of $7.8 million in the first quarter of 1998 versus net income from continuing operations of $20.6 million in the first quarter of 1997. After the one-time charges of $0.43 per share, the loss per share was $0.52 in the 1998 quarter, compared with earnings per share of $0.08 in the comparable 1997 period.

     On June 13, 1998, the Sunbeam Board of Directors terminated Albert J. Dunlap as Chairman and Chief Executive Officer. Shortly thereafter, our Board terminated Russell A. Kersh as Sunbeam's Vice Chairman and Chief Financial Officer. Our Board took these steps because the outside directors had lost confidence in Mr. Dunlap's leadership. About the same time, our Board elected Peter A. Langerman as non-executive Chairman of the Board and Jerry W. Levin as new Chief Executive Officer. Mr. Langerman, an outside director of Sunbeam since 1990, is President and Chief Executive Officer of Franklin Mutual Advisers, Inc., the investment adviser to Franklin Mutual Series Fund, Inc. ("Franklin Mutual Series Fund"), our largest stockholder, which owns about 17% of our common stock. Mr. Levin is an Executive Vice President of MacAndrews & Forbes, our second largest stockholder, which owns about 14% of our common stock.
Mr. Levin was Chairman and Chief Executive Officer of Coleman at the time Sunbeam acquired it, and previously was the Chairman and Chief Executive Officer of Revlon, Inc., an affiliate of MacAndrews & Forbes.

     On June 15, 1998, when we announced these management changes, we also announced that we had continued to incur operating losses in the second quarter of 1998 and no longer expected to achieve the forecasts made by prior management on May 11, 1998.

     On June 16, 1998, our Board increased the number of its members by three directors and elected to the Board Mr. Levin, Howard Gittis, a Vice Chairman of MacAndrews & Forbes, and Lawrence Sondike, a Senior Vice President of Franklin Mutual Advisers, Inc.

     On July 8, 1998 William T. Rutter resigned from our Board of Directors. Faith Whittlesey, one of our current directors, has since taken Mr. Rutter's place on the Board's Audit Committee. In January 1999, Lawrence Sondike resigned from our Board.

     Restatement of Financial Results and Change in Auditors. On June 25, 1998, we announced that our auditor, Arthur Andersen LLP ("Arthur Andersen"), would not consent to the inclusion of its opinion on our 1997 financial statements in a registration statement we were then planning to file with the SEC to register the securities being offered through this prospectus. On June 30, 1998, we announced that the Audit Committee of our Board would review the accuracy of our 1997 financial statements with assistance from Arthur Andersen LLP and a second accounting firm, Deloitte & Touche LLP ("Deloitte & Touche"), and that, pending the completion of this review, our financial statements should not be relied upon.

     On August 6, 1998, we announced that the Audit Committee of our Board of Directors had determined that we would be required to restate our financial statements for 1997, the first quarter of 1998, and possibly 1996, and that the adjustments, while not then quantified, would be material.

     On October 20, 1998, we announced the restatement of our financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. We had to restate these financial results because our previously issued financial statements generally overstated losses for 1996, overstated profits for 1997 and understated losses for the first quarter of 1998.

     On November 20, 1998, we announced that our Board of Directors had approved the appointment of Deloitte & Touche to replace Arthur Andersen as our independent auditors.

     Discussions with Bank Creditors. At November 30, 1998, under the New Credit Facility we had approximately $1,421 million of indebtedness outstanding and approximately $277 million available for us to borrow. The New Credit Facility contains covenants with financial tests that we have to meet on a quarterly basis. At June 30, 1998 we were not in compliance with the financial tests due to our losses, but our bank creditors under the New Credit Facility agreed to waive compliance through December 31, 1998. On October 19, 1998 our bank creditors agreed that we would not have to meet the original financial tests until April 10, 1999. However, we are required to meet an earnings before interest, taxes, depreciation and amortization test beginning in February 1999.

     We are currently working with our bank creditors with the objective of further amending the New Credit Facility so that we will not be in default when the existing amendment expires on April 10, 1999. However, if we are unable to reach agreement with our bank creditors or have them again waive our compliance with the covenants by April 10, 1999, they will be able to accelerate the payment of all the debt we owe them.

     Litigation and Other Contingent Liabilities. Beginning in April 1998 many lawsuits alleging claims arising under Delaware law, Texas law and federal and state securities laws have been filed against us and certain of our current and former directors, former officers and Arthur Andersen in various federal and state courts. Many of these suits relate to our financial performance from the second quarter of 1997 through the second quarter of 1998. Many plaintiffs are claiming that certain of our current and former directors and officers breached their fiduciary duties and that our prior management misrepresented and omitted material information in our public filings and in their statements concerning our historical and expected future results of operations for the purpose of artificially inflating the market price of our common stock. Three of our insurers have gone to court to have the directors' and officers' liability policies we have with them declared invalid or canceled. We are unable to predict the outcome of or our potential exposure to damages from these lawsuits. However, the outcome could have a material adverse effect on our financial condition, results of operations and cash flow.

     In July 1998 the SEC commenced a formal investigation of us after informing us in the previous month of an informal investigation. We have cooperated fully with the SEC and furnished the SEC with documents they requested. We cannot predict how long the SEC investigation will continue or its outcome.

     On August 12, 1998, we announced that we had entered into a settlement agreement with the MacAndrews & Forbes affiliate which sold us a controlling interest in Coleman in March 1998. Pursuant to this settlement agreement, the MacAndrews & Forbes affiliate released us from certain threatened claims arising from that acquisition, in which the MacAndrews & Forbes affiliate received 14,099,749 shares of our common stock. In addition, MacAndrews & Forbes agreed to provide certain management personnel and assistance to us. In exchange we issued to the MacAndrews & Forbes affiliate a five-year warrant to purchase up to 23 million shares of our common stock at an exercise price of $7 per share, subject to certain anti-dilution provisions.

     On October 21, 1998, we announced a memorandum of understanding to settle, subject to court approval, certain lawsuits brought by stockholders of Coleman challenging the proposed Coleman Merger. Under the terms of the proposed settlement, if approved by the court we will issue to the minority stockholders of Coleman five-year warrants to purchase 4.98 million shares of our common stock at an exercise price of $7 per share, subject to certain anti-dilution adjustments. In addition, as originally contemplated, we will acquire for approximately 6.7 million shares of our common stock and $87 million in cash, the remaining outstanding shares of Coleman common stock in the Coleman Merger.

     NYSE Listing. On May 22, 1998, the New York Stock Exchange advised us that we did not meet their continuing listing standards. We have met with NYSE officials and intend to provide to the NYSE a plan demonstrating our ability to achieve compliance with the NYSE's listing standards over the years 1999, 2000 and 2001. We anticipate that our common stock will continue to be listed on the NYSE, but we are not sure what the NYSE's position will be. De-listing would be very detrimental to Sunbeam and our securityholders.

     Delayed Filing of Registration Statement. We agreed with Morgan Stanley & Co., Incorporated, the initial purchaser of the Debentures, to file a registration statement relating to the Debentures and related Sunbeam common stock by June 23, 1998. Arthur Andersen refused to give consent to include their audit opinion on our 1997 financial statements when we were about to file the registration statement in June 1998. The review and restatement of certain of our historical financial statements which followed delayed the filing until February 4, 1999. The SEC did not declare the registration statement effective
until             , 1999. Our agreement with Morgan Stanley required us to pay liquidated damages to the Debenture holders for our delay in filing and failure to have the registration statement declared effective by September 21, 1998. We paid liquidated damages totaling approximately $525,000 on September 25, 1998 and have accrued additional liquidated damages totaling $1,266,000 through January 21, 1999 due to be paid on March 25, 1999.

                     DESCRIPTION OF THE OFFERED SECURITIES

Offered Securities........................  Up to $2,014,000,000 aggregate principal amount at maturity of our
                                            Zero Coupon Convertible Senior Subordinated Debentures due 2018 and
                                            up to 13,242,050 shares of our common stock, plus an indeterminate number of additional shares of our common stock that may be issued upon conversion of the Debentures if the conversion price of the
                                            Debentures is adjusted as set forth in the indenture governing the
                                            Debentures. We originally issued the Debentures at a price of $372.43 per $1,000 principal amount at maturity. We will not make any periodic interest payments on the Debentures.

Yield to Maturity of Debentures...........  5.0% per annum (computed on a semi-annual bond equivalent basis)
                                            calculated from March 25, 1998 based on the original issue price.
                                            Based on the current market price, however, the yield to maturity is much higher.

Conversion................................  The holders may convert their Debentures any time from now until maturity into our common stock at a rate of 6.575 shares per $1,000 principal amount at maturity of the Debentures, subject to anti-dilution adjustments.

Subordination.............................  The Debentures are unsecured and are subordinated to all of Sunbeam's existing and future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of Sunbeam's subsidiaries.
                                            The Debentures will rank equally with Sunbeam's liabilities owed to trade creditors.

Original Issue Discount...................  We issued the Debentures at an original issue discount. As a prospective purchaser of the Debentures, you should be aware that, although there will be no periodic payments of interest on the
                                            Debentures, accrued original issue discount will be included periodically in your gross income for U.S. federal income tax purposes while you hold the Debentures.

Sinking Fund..............................  None.

Redemption................................  We may not redeem the Debentures at our option prior to March 25,
                                            2003. On or after March 25, 2003, we may redeem some or all of the
                                            Debentures for cash at any time at the price referred to on page 78 in the section "Description of Debentures" under the heading
                                            "Redemption of the Debentures at the option of the Company."

Fundamental Change........................  If a Fundamental Change, as defined in the indenture governing the
                                            Debentures, occurs, holders may at their option require us to redeem their Debentures for cash at the price referred to on page 78 in the section "Description of Debentures" under the heading "Redemption at
                                            Option of the Holder upon a Fundamental Change."

Purchase at the Option of the Holder......  Holders of the Debentures can require us to repurchase the Debentures on March 25, 2003, March 25, 2008 and March 25, 2013 at the price referred to on page 80 in the section "Description of Debentures"
                                            under the heading "Purchase of Debentures at the Option of the
                                            Holder." We have the choice of paying the purchase price in cash or in shares of our common stock.

Use of Proceeds...........................  The selling securityholders will receive all of the net proceeds from the sale of the offered securities sold pursuant to this prospectus.
                                            We will not receive any of the proceeds.

                                  RISK FACTORS

     This investment is very risky. You should carefully consider the matters set forth in the risk factors section beginning on page 7.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     We derived the following historical financial data from our audited and unaudited consolidated financial statements. We derived the following pro forma financial information from our unaudited pro forma condensed statements of operations, including the notes thereto, appearing elsewhere in this prospectus. We present the summary unaudited pro forma financial information only to illustrate and not necessarily indicate the results that would have occurred had
(i) the 1998 acquisitions (excluding the acquisition of First Alert),
(ii) borrowing of approximately $1,325 million (the "Bank Financing") under the New Credit Facility, (iii) the original offering of the Debentures (the "Original Offering") and (iv) the use of the net proceeds of the Original Offering and the Bank Financing, occurred immediately prior to the beginning of the relevant periods. In addition, the summary unaudited pro forma financial information is not necessarily indicative of our future operating results. This summary should be read in conjunction with our audited and unaudited consolidated financial statements beginning on page F-1, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page 32 and the "Unaudited Pro Forma Condensed Statements of Operations" section beginning on page 25.

                                                     FISCAL YEARS ENDED
                               --------------------------------------------------------------
                                                                                     DECEMBER
                                                               DECEMBER   DECEMBER   28, 1997
                                                                                       PRO
                               JANUARY   JANUARY    DECEMBER     29,        28,
                               2, 1994   1, 1995    31, 1995   1996(A)(B) 1997(A)    FORMA(C)
                               -------   --------   --------   --------   --------   --------
                                                                  AS         AS
                                                               RESTATED   RESTATED
                                 (IN MILLIONS, EXCEPT PERCENTAGE, RATIO AND PER SHARE DATA)
Statements of Operations
Data:
 Net sales.................... $927.5    $1,044.3   $1,016.9   $ 984.2    $1,073.1   $2,408.9
 Operating earnings (loss)....  134.0      151.0       70.3     (244.5)     104.1      109.3
 Net earnings (loss)..........   88.8      107.0       50.5     (208.5)      38.3      (52.4)
 Diluted earnings (loss) per
  share(d).....................  1.01       1.30       0.61      (2.51)      0.44       (.53)
 Weighted average shares
  outstanding(d)...............  87.9       82.6       82.8       82.9       87.5       99.0
Other Data:
 Gross margin (% net sales)...   27.3%      26.8%      20.4%       8.9%      22.6%      23.6%
 Operating margin (% net
   sales).....................   14.4       14.5        6.9        N/A        9.7        4.5
 Ratio of earnings to fixed
   charges(e).................  16.2x      14.4x       4.7x         --       7.2x       1.0x
Balance Sheet Data (at period
 end):
 Cash and cash equivalents.... $ 59.5    $  26.3    $  28.3    $  11.5    $  52.3
 Working capital(g)...........  261.4      294.8      411.7      359.9      369.1
 Total assets(f)..............  928.8    1,008.9    1,158.7    1,059.4    1,058.9
 Long-term debt(g)............  133.4      124.0      161.6      201.1      194.6
 Shareholders' equity.........  370.0      454.7      601.0      415.0      472.1

                                        NINE MONTHS ENDED
                                 -------------------------------
                                                       SEPTEMBER
                                 SEPTEMBER             30, 1998
                                                          PRO
                                   28,     SEPTEMBER
                                 1997(A)   30, 1998    FORMA(C)
                                 --------  ---------   ---------

                                    AS
                                 RESTATED

Statements of Operations
Data:
 Net sales....................   $ 810.7   $1,322.1    $ 1,584.0
 Operating earnings (loss)....      79.0     (391.7)      (396.2)
 Net earnings (loss)..........      28.8     (587.1)      (503.0)
 Diluted earnings (loss) per
  share(d).....................     0.33      (6.12)       (5.00)
 Weighted average shares
  outstanding(d)...............     87.2       95.9        100.6
Other Data:
 Gross margin (% net sales)...      23.4%       3.7%         7.4%
 Operating margin (% net
   sales).....................       9.7        N/A          N/A
 Ratio of earnings to fixed
   charges(e).................      8.2x         --           --
Balance Sheet Data (at period
 end):
 Cash and cash equivalents....   $  22.8   $   52.1
 Working capital(g)...........     428.2     (666.5)
 Total assets(f)..............   1,148.7    3,503.7
 Long-term debt(g)............     199.9      778.8
 Shareholders' equity.........     478.7      499.6

------------------
(a) The financial data as of and for the fiscal years ended December 28, 1997 and December 29, 1996 and as of and for the nine months ended September 28, 1997 was restated as described in Notes 1 and 13 of our audited consolidated financial statements and Note 8 of our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

(b) Includes restructuring, asset impairment and other charges of $239.2 million before taxes. See Note 8 to our audited consolidated financial statements included elsewhere in this prospectus.

(c) Gives pro forma effect to (i) the 1998 acquisitions (excluding the acquisition of First Alert), (ii) the Bank Financing, (iii) the Original Offering and (iv) the use of net proceeds from the Original Offering and the Bank Financing (collectively, the "Pro Forma Transactions"), as if they had occurred just before the first day of the relevant period. As a result, pro forma net losses are from continuing operations and do not include extraordinary items.

(d) Reflects the adoption of SFAS No. 128, Earnings Per Share. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus. Represents the diluted average number of shares of common stock outstanding except when the inclusion of common stock equivalents is anti-dilutive.

(e) In computing the ratio of earnings to fixed charges: (a) earnings represent income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized); and (b) fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense. For the fiscal year ended December 29, 1996 and the nine months ended September 30, 1998, earnings were insufficient to cover fixed charges by $262.2 million and $476.7 million, respectively. For the nine months ended September 30, 1998, on a pro forma basis, earnings were insufficient to cover fixed charges by $506.3 million.

(f) Includes goodwill and other intangible assets of $1,813 million at September 30, 1998.

(g) A significant portion of our indebtedness has been classified as current as of September 30, 1998. See Note 3 to our unaudited condensed consolidated financial statements for an explanation.

                                  RISK FACTORS

     This investment is very risky. You should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the Debentures or our common stock.

     This prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about our plans, strategies, and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. The following important factors and the factors listed under the heading "Cautionary Statements" in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page 44 could cause actual results to differ materially from those expressed or implied by these forward looking statements.

NEED TO FURTHER AMEND NEW CREDIT FACILITY; POSSIBLE RESTRUCTURING

     At November 30, 1998, under our New Credit Facility, we had approximately $1,421 million of indebtedness outstanding and approximately $277 million available for borrowing by us. The New Credit Facility contains covenants with financial tests that we have to meet on a quarterly basis. At June 30, 1998 we were not in compliance with the financial tests due to our losses, but our bank creditors under the New Credit Facility agreed to waive the requirement that we comply with the covenants through December 31, 1998. In an October 19, 1998 amendment to the New Credit Facility our bank creditors agreed that we would not have to meet the original financial tests until April 10, 1999. However, that amendment requires us to meet an earnings before interest, taxes, depreciation and amortization test beginning in February 1999.

     We are currently working with our bank creditors with the objective of further amending the New Credit Facility so that we will not be in default when the existing amendment expires on April 10, 1999. If we are unable to enter into a mutually acceptable amendment or have our bank creditors again waive our compliance with the original financial covenants by April 10, 1999, we will be in violation of the original covenants at that time. This would allow our bank creditors to accelerate repayment of all existing borrowings under the New Credit Facility, making them immediately due and payable. We cannot assure you that our creditors will agree to a further amendment to the New Credit Facility or again waive our compliance with the original financial covenants.

     Whether or not we are able to effect a further amendment to the New Credit Facility or again obtain a waiver of compliance, we may have to consider the possibility of restructuring our indebtedness, which could involve the Debentures, to reduce our debt.

SUBSTANTIAL LEVERAGE; POSSIBLE INABILITY TO SERVICE INDEBTEDNESS

     We are highly leveraged, with indebtedness that is very large when compared to our shareholders' equity. Much of our indebtedness was incurred to finance the three acquisitions in 1998. At September 30, 1998, our consolidated indebtedness was approximately $2,288 million and our shareholders' equity was approximately $499.6 million, including approximately $1,813 million of goodwill and other intangible assets. If required, we may incur additional indebtedness under the New Credit Facility or, subject to restrictions in the New Credit Facility, through other borrowings. The indenture governing the Debentures does not limit our ability to incur additional indebtedness. See the audited and unaudited consolidated financial statements of Sunbeam beginning on page F-1 and the "Description of Debentures" section beginning on page 75.

     Our high leverage has important consequences. For example:

     o our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes is and may continue to be impaired;

     o all or a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness; therefore cash available for our operations and other purposes will be limited;

     o we may be substantially more leveraged than certain of our competitors, which may place us at a competitive disadvantage;

     o we may be less able to adjust rapidly to changing market conditions; and

     o our high leverage could adversely affect our results of operations, particularly in the event of a downturn in general economic conditions or our business.

ABILITY TO SERVICE DEBT

     To meet our debt service requirements, we must be able to successfully implement our business strategy and integrate into our operations the three companies we acquired in 1998. In addition, our future financial and operating performance will affect our ability to repay or to refinance our indebtedness. Our future financial and operating performance is subject to prevailing economic and competitive conditions and to financial, business and other factors which may be beyond our control. In addition, concurrent with the waivers and amendments of the financial covenants contained in the New Credit Facility described above, the margin over the London Interbank Offered Rate ("LIBOR") on our borrowings under the New Credit Facility has been increasing and will continue to increase until it reaches four percentage points over LIBOR in March 1999. See "--Need to Further Amend New Credit Facility; Possible Restructuring" on page 7 and the "Description of Other Indebtedness" section beginning on page 92. This may affect, among other things, our ability to service our debt.

     We cannot assure you that our operational cash flow and capital resources will be sufficient to meet our debt service requirements. If we do not have enough cash flow and capital resources to meet our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital. We might also be forced to refinance or restructure our debt, including the Debentures.

INTERNAL ACCOUNTING CONTROLS

     In October 1998, our auditors at the time, Arthur Andersen, advised us that in their opinion, the design and effectiveness of our internal accounting controls were inadequate to detect material misstatements in the preparation of our 1997 annual and quarterly financial statements. As described further in the "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" section on page 46, we restated our financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. As part of its audit of our 1997 consolidated financial statements that led to the restatement of these financial statements, Arthur Andersen was required to consider internal controls in determining the scope of its audit procedures. Arthur Andersen has advised our management of its concerns regarding our internal controls. We are addressing these concerns and although we have not yet fully implemented all additional planned controls management believes that the interim measures we have adopted to prevent material misstatements in our financial statements will be effective until the remainder of the additional controls can be implemented. Arthur Andersen has not reviewed the interim internal control measures and, therefore, expresses no opinion or other assurances that they may be effective.

RECENT LOSSES

     We had a consolidated net loss of approximately $208.5 million in 1996, and net earnings of $38.3 million in 1997. For the nine months ended September 30, 1998, we had a consolidated net loss of approximately $587.1 million. Operating losses of approximately $391.7 million and extraordinary charges of approximately $111.7 million from early retirement of debt were the main causes of this loss. We cannot assure you that we will be able to restore profitability. See the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page 32 for a further discussion.

LITIGATION AND OTHER CONTINGENT LIABILITIES

     Litigation. Beginning in April 1998 many lawsuits alleging claims arising under Delaware law, Texas law and federal and state securities laws have been filed against us and certain of our current and former directors, former officers and Arthur Andersen in various federal and state courts. See "Business--Litigation and Other Contingent Liabilities" beginning on page 55 for details of these various suits. Many of these suits relate to our financial performance from the second quarter of 1997 through the second quarter of 1998. Many plaintiffs are claiming that certain of our current and former directors and former officers breached their fiduciary duties and that our prior management misrepresented and omitted material information in our public filings and in their statements concerning our historical and expected future results of operations for the purpose of artificially inflating the market price of our common stock. Currently we cannot predict the outcome of these suits, evaluate the likelihood of our success in any particular case, or evaluate the range of potential loss. If plaintiffs succeed in certain of these suits, judgments would likely have a materially adverse impact on our financial position, results of operations and cash flow.

     Three of our insurers, American Insurance Company, Federal Insurance Company and Executive Risk Indemnity, Inc., have gone to court to have the directors' and officers' liability policies we have with them declared invalid or canceled. See "Business--Litigation and Other Contingent Liabilities" beginning on page 55 for further details of these actions. Failure by us to obtain insurance recoveries from our liability insurers following an adverse judgment against us or any persons we are obligated to indemnify in any of the lawsuits discussed above could have a material adverse impact on our financial position, results of operations and cash flow.

     SEC Investigation. In July 1998 the SEC commenced a formal investigation of us after informing us in the previous month of an informal investigation. We have cooperated fully with the SEC and furnished the SEC with documents they requested. See "Business--Litigation and Other Contingent Liabilities" beginning on page 55 for more information on this investigation. We cannot predict how long this investigation will last or its outcome.

     Product-Related Liabilities. Because we are a consumer goods manufacturer and distributor, our results of operations can be negatively impacted by product liability and related lawsuits, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. Certain of the product lines we acquired in the 1998 acquisitions may increase our potential exposure to litigation.

POSSIBLE LOSS OF NEW YORK STOCK EXCHANGE LISTING

     In May 1998 the New York Stock Exchange advised us that we did not meet their continuing listing standards. We have met with NYSE officials and intend to provide to the NYSE a plan demonstrating our ability to achieve compliance with the NYSE's listing standards over the years 1999, 2000 and 2001. We cannot assure you that the NYSE will continue to list our common stock. A de-listing of our common stock from the NYSE could have a material adverse impact on the market value of our common stock, Debentures and other securities. A de-listing could also have a material adverse impact on our ability to raise additional funds in the securities markets; to settle the litigation relating to the Coleman Merger (see "Recent Developments--Proposed Settlement of Coleman Stockholders' Claims" on page 20); and to restructure our debt if necessary.

HOLDING COMPANY STRUCTURE; SUBORDINATION

     Sunbeam is a holding company that conducts substantially all of its operations through its subsidiaries. Sunbeam is the only company obligated to pay under the Debentures. Our subsidiaries have no obligations to make payments on the Debentures. As a holding company, Sunbeam holds no significant tangible assets other than investments in and advances to our subsidiaries. Sunbeam, therefore, needs to receive sufficient funds from subsidiaries to meet its own obligations, including its obligation to make payments on the Debentures. The ability of Sunbeam's subsidiaries to pay dividends or to make other payments or advances to Sunbeam will depend on their own operating results and any payment restrictions they face, including those contained in the New Credit Facility.

     The Debentures are unsecured and subordinated in right of payment to all existing and future senior indebtedness of Sunbeam, including all borrowings under the New Credit Facility. Because of the subordination of the Debentures, if bankruptcy, liquidation or reorganization of Sunbeam occurs or certain other events occur, holders of senior indebtedness, including the New Credit Facility creditors, could prevent any payments on the Debentures from being made until after all senior indebtedness had been paid in full. After such payments are made any remaining assets may not be sufficient to pay amounts due on any or all of the Debentures then outstanding.

     Certain of Sunbeam's wholly-owned U.S. subsidiaries have guaranteed Sunbeam's obligations under the New Credit Facility. As a result, the Debentures are structurally subordinated to these subsidiaries' guarantees under the New Credit Facility, in addition to all other existing and future liabilities and other commitments of Sunbeam's subsidiaries.

     The New Credit Facility restricts our ability to incur or guarantee additional indebtedness. The indenture governing the Debentures does not prohibit or limit the incurrence of senior indebtedness by Sunbeam or any indebtedness or other liabilities by Sunbeam's subsidiaries. Sunbeam therefore could adversely affect its ability to make payments on the Debentures by incurring additional senior indebtedness or having its subsidiaries incur additional indebtedness or other liabilities.

     At September 30, 1998, Sunbeam had approximately $1,396.3 million of senior indebtedness outstanding, and Sunbeam's subsidiaries had approximately
$122.6 million of indebtedness and other liabilities outstanding to which the Debentures were effectively subordinated. We anticipate that from time to time Sunbeam and its subsidiaries will incur additional indebtedness and other liabilities, including senior indebtedness at the Sunbeam level.

     The New Credit Facility creditors have liens and other security interests over the assets of Sunbeam's material subsidiaries (other than Coleman, until the Coleman Merger is consummated) and Sunbeam's equity interests in its material subsidiaries. Sunbeam or its subsidiaries may grant future creditors additional security interests in our assets, including Sunbeam's equity interests in its subsidiaries. Debenture holders may not benefit from distributions to Sunbeam from its subsidiaries if Sunbeam is in default on other debt.

RISKS ASSOCIATED WITH THE 1998 ACQUISITIONS

     We face significant risks associated with the 1998 acquisitions of Coleman, First Alert and Signature Brands. The 1998 acquisitions have resulted in a substantial increase in the size of our operations. This challenges us to effectively use our employees and our management, operational and financial resources to manage our expanded operations. We must, among other things:

     o increase the profitability of the acquired companies;

     o realize synergies from combining these companies with our current operations; and

     o integrate certain of the products manufactured by these companies into our existing product lines.

     Other potential risks of the 1998 acquisitions include:

     o the presence of unknown liabilities; and

     o the possibility of the incurrence of significant charges associated with
       (1) write-downs of the recorded values of assets acquired or (2) restructurings of the acquired companies.

     Failure to successfully address these issues could have a material adverse effect on us.

RISKS OF INTERNATIONAL OPERATIONS

     We currently have sales in countries where economic growth has slowed, primarily Japan and Korea; or where economies have been unstable or hyperinflationary in recent years, primarily Mexico and Venezuela. The economies of other foreign countries important to Sunbeam's operations, including other countries in Latin America and Asia, could also suffer instability in the future.

     The following are among the factors that could negatively affect our operations in foreign markets:

     o access to markets;

     o currency devaluation;

     o new tariffs;

     o changes in monetary policies;

     o inflation; and

     o governmental instability.

RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT

     We must develop new and innovative products to regain profitability and increase revenues. In the past we have experienced difficulties in developing and introducing quality new products on a timely basis. We may not be able to meet our schedules for future product development. Failure to develop and manufacture successful new products could have a material adverse effect on our future financial performance.

SENSITIVITY TO STRENGTH OF RETAIL ECONOMY

     The strength of the retail economy in the United States has a significant impact on our performance. Weakness in consumer confidence and poor financial performance by retail outlets (including the financial weakness or bankruptcy of retail outlets, especially mass merchants) may adversely impact our future financial results.

COMPETITION

     We operate in a highly competitive environment. We have numerous domestic and foreign competitors, and many of them are financially strong and capable of competing effectively with us. Such competitors may take actions to match our new product introductions and other initiatives. Some competitors may be willing to accept lower profit margins and reduce prices to compete with us. As a result of this competition we may fail to increase or even maintain market share for products, fail to achieve anticipated sales increases, or otherwise fail to meet our anticipated goals. Any of such circumstances could have a material adverse effect on future financial performance. Our future success will significantly depend upon our ability to remain competitive in the areas of price, quality, marketing, product development, manufacturing, distribution, order processing and customer service. We cannot assure you that we will be able to compete effectively in all these areas in the future.

DEPENDENCE ON KEY CUSTOMERS

     Due to the consolidation of the U.S. retail industry, our customer base has become relatively concentrated. Wal-Mart Stores, Inc., our largest single customer, accounted for 20% of our net sales in 1998, and our five largest customers combined accounted for 40% of our 1998 net sales.

     We have no long-term supply contracts with any of our customers. As a result, we must receive a continuous flow of new orders from our large, high-volume retailing customers. We have responded to the challenges of our markets by pursuing strategic relationships with large, high-volume merchandisers. However, we cannot assure you that we can continue to successfully meet the needs of our customers. In addition, delays or cancellations of orders from key customers could have a material adverse effect on our future financial performance.

RAW MATERIAL COSTS

     Raw materials and components constitute a significant portion of the cost of our goods. Factors which are largely beyond our control, such as movements in certain commodity prices for the specific materials we require, may affect the future cost of such raw materials and components. In addition, any unanticipated change in suppliers could be disruptive and costly to us.

     A significant failure by us to contain raw material or component costs could have a material adverse effect on our future financial performance. In addition, delays or cancellations by suppliers could adversely affect results.

DEPENDENCE ON THIRD-PARTY SUPPLIERS AND SERVICE PROVIDERS

     We currently manufacture most of our products, but we source many of our parts and products from third parties. Our ability to select reliable vendors who provide timely deliveries of quality parts and products will impact our success in meeting customer demand for timely delivery of quality products.

     We have entered into various arrangements with third parties for the provision of back-office administrative services that we used to perform internally. We now outsource all necessary computer systems servicing, among other things. If any of these third-party service providers failed to perform adequately, our normal business operations could be disrupted. Among other things, this could hurt our sales, collections, customer service, cash flow and profitability.

GENERAL PRODUCTION-RELATED RISKS

     To realize sales and operating profits at anticipated levels we must manufacture, source and deliver in a timely manner products of high quality. Among others, the following factors can have a negative effect on our ability to do these things:

     o labor difficulties;

     o delays in delivery or pricing of raw materials and/or sourced products;

     o scheduling and transportation difficulties;

     o management dislocation;

     o substandard product quality, which can result in higher warranty costs, product liability and costs related to product recalls;

     o delays in development of quality new products;

     o changes in laws and regulations, including changes in tax rates, accounting standards, environmental laws and occupational health and safety laws; and

     o changes in the availability and relative costs of labor.

RISKS RESULTING FROM PRACTICES OF PRIOR MANAGEMENT

     Our prior management substantially reduced the number of our employees and hired third parties to perform many critical operating tasks for us, including handling of accounts payable, computer support, customer service and collection of accounts receivable. We are currently evaluating the effectiveness of outsourcing these activities and are hiring personnel to begin to perform some of these tasks in-house once again. We may experience litigation, disruption in critical services and other difficulties while we implement necessary staff increases and changes in prior management's outsourcing policy.

     Prior management increased sales of products in certain prior periods by providing retailers with substantial price discounts or attractive payment terms to induce them to purchase more products than they needed. We believe this caused many of our customers to build up inventory in our products and hence reduced our sales and profitability in later periods. Although we believe that the excess inventory maintained by retailers has been eliminated, we may not have correctly evaluated the amount of or the impact of such inventory practices, which may continue to negatively impact our sales and profitability.

ADVERSE WEATHER

     Unanticipated weather patterns may negatively impact sales of many of our products. For instance, we may not sell as many portable generators as anticipated if there are fewer natural disasters such as hurricanes and ice storms; mild winter weather may negatively impact sales of electric blankets, some health products and smoke detectors; and the late arrival of summer weather may negatively impact sales of outdoor camping equipment and grills.

YEAR 2000 READINESS

     Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. The Year 2000 issue is a broad business issue, the impact of which extends beyond traditional computer hardware and software to possible failure of a wide variety of automated systems and instrumentation, including equipment that we and our third party vendors use.

     We are in the process of assessing the impact of the Year 2000 on our operations, including the companies we acquired in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure and Operating System Enhancements" beginning on page 43 for more details of our Year 2000 assessment and compliance efforts.

     We rely on our information technology functions to perform many tasks that are critical to our operations. Year 2000 noncompliance could impact the following transactions, among others:

     o purchases of materials,

     o production management,

     o order entry and fulfillment, and

     o payroll processing.

     Systems and applications that we have to date identified as not currently Year 2000 compliant and which are critical to our operations include:

     o our financial software systems, which process the order entry, purchasing, production management, general ledger, accounts receivable, and accounts payable functions, and

     o critical applications in our manufacturing and distribution facilities, such as warehouse management applications.

     Management believes that, although there are significant systems that are being modified or replaced, our information systems environment will be made Year 2000 compliant prior to January 1, 2000. Failure by us to timely complete this corrective work could have a material adverse impact on us. We cannot estimate possible lost profits arising from such a failure.

     We have contacted our major vendors and suppliers of products and services to determine their Year 2000 readiness and plans, and we are continuing to monitor their status with respect to such plans. The failure of certain of these third party suppliers to become Year 2000 compliant could have a material adverse impact on us. We will also contact our customers to determine if they are prepared for Year 2000 issues. Their failure to evaluate and prepare for Year 2000 issues could have a material adverse effect on our operations.

     Our current assessment of the total costs to address and remedy Year 2000 issues and enhance our operating systems, including costs for the acquired companies, is $50 million. We expect to finance these expenditures through operating cash flow or borrowings. Through September 30, 1998, we had spent approximately $10 million to address Year 2000 issues. As we complete our assessment of the Year 2000 issues, we may determine that the actual expenditures we must incur differ materially from our current estimates.

     We plan to establish a contingency plan for addressing any effects of the Year 2000 on our operations, whether due to noncompliance of our systems or those of third parties. We expect to complete the contingency plan by September 30, 1999. The impact of Year 2000 non-compliance on our operations could be material if we cannot develop appropriate contingency plans before January 1, 2000.

LIMITATIONS ON REPURCHASES AND REDEMPTIONS OF DEBENTURES

     On March 25, 2003, March 25, 2008, and March 25, 2013 (each defined in the indenture governing the Debentures as a "Purchase Date"), we must purchase, at the option of Debenture holders, outstanding Debentures, subject to certain conditions. In addition, if certain transactions occur which would result in our common stock being exchanged for consideration other than the common stock of a publicly traded company (defined in the indenture governing the Debentures as a "Fundamental Change"), each holder of the Debentures can require us to redeem for cash all or a portion of his Debentures. We cannot assure you that we will have sufficient funds to pay the repurchase price on any Purchase Date. If we do not have sufficient funds on a Purchase Date, we could be required to issue shares of our common stock to pay the repurchase price at valuations based on then prevailing market prices. In addition, we cannot assure you that if a Fundamental Change occurs we will have sufficient funds to redeem all the Debentures tendered by holders.

     The terms of the New Credit Facility restrict our ability to repurchase or redeem the Debentures. The terms of future indebtedness that we might incur may also contain a similar restriction. The New Credit Facility prohibits our redemption of the Debentures in the event of a Fundamental Change, unless and until indebtedness under the New Credit Facility is paid in full. In addition, the New Credit Facility prohibits us from purchasing the Debentures on a Purchase Date for cash. While, we can make purchases on a Purchase Date with shares of our common stock, NYSE rules may require us to obtain stockholder approval to do so, and we cannot assure you that our stockholders would give the necessary approval. If the terms of the Debentures require us to repurchase or redeem Debentures when the terms of the New Credit Facility or other indebtedness restrict us from doing so, we could seek the consent of the relevant creditors to repurchase or redeem the Debentures or could attempt to refinance the borrowings that contain the prohibition.

     If we did not obtain consent or repay these borrowings, we would remain prohibited from repurchasing the Debentures for cash or redeeming the Debentures. Our failure to repurchase or redeem the Debentures when required to do so would constitute an event of default under the indenture governing the Debentures and would likely constitute a default under the New Credit Facility. It may also constitute a default under our other indebtedness outstanding at the time. In addition, we expect that the occurrence of a Fundamental Change itself would constitute a default under the New Credit Facility and might constitute a default under other indebtedness we incur in the future. If defaults under the New Credit Facility and other senior indebtedness are triggered, the subordination provisions of the Debentures would likely prevent us from making payments to the holders of the Debentures.

     The term "Fundamental Change" as defined in the indenture governing the Debentures does not include all events that could adversely affect our financial condition or operating results. The requirement that we offer to redeem the Debentures upon a Fundamental Change will not necessarily protect holders of the Debentures in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Description of Debentures--Redemption at Option of the Holder Upon a Fundamental Change" on page 78 for the definition of "Fundamental Change."

CERTAIN TAX CONSEQUENCES TO SUNBEAM

     Federal income tax law limits the deductibility of interest paid or incurred with respect to certain convertible debt incurred to finance the acquisition of stock of another corporation if such debt constitutes "corporate acquisition indebtedness." It is possible that the Debentures will be treated as "corporate acquisition indebtedness." This would limit our ability to deduct all or a portion of the original issue discount on the Debentures. Although the issue is not free from doubt, we believe we will be able to deduct the original issue discount of the Debentures for U.S. federal income tax purposes.

LIMITATIONS ON DIVIDEND PAYMENTS

     The New Credit Facility limits our ability to pay dividends on our common stock, unless certain financial ratios are achieved and certain mandatory prepayments are made. Delaware law (we are a Delaware corporation) also places certain limits on our ability to pay dividends on our common stock. See the "Price Range of Common Stock and Dividend Policy" section on page 22 for details of the restrictions under Delaware law. Accordingly, we cannot assure you that we will be able to pay dividends on our common stock. Moreover, we do not intend to pay dividends on our common stock. We discontinued paying dividends beginning in the third quarter of 1998.

ABSENCE OF A PUBLIC MARKET FOR THE DEBENTURES

     We do not intend to apply for listing or quotation of the Debentures on any exchange. We cannot assure you of an active trading market for the Debentures, your ability to sell Debentures or the price at which you may be able to sell your Debentures.

     The market prices for our securities, including the Debentures and our common stock issuable upon conversion of the Debentures, may be subject to substantial fluctuations. Factors such as the following may have a significant effect on the market prices of our securities:

     o fluctuations in our operating results;

     o events affecting our competitors;

     o changes in certain laws and regulations;

     o currency and exchange rate fluctuations; and

     o general economic conditions.

STOCK PRICE VOLATILITY

     The price of our common stock has dropped significantly since March 1998. We believe this was the result of such factors as:

     o our failure to meet Wall Street analysts' expectations regarding revenues and earnings as established by prior management;

     o uncertainty about our ability to reach agreement with or obtain a further waiver from our bank creditors under the New Credit Facility;

     o the restatement of our financial statements, resulting in the substantial lowering of 1997 and 1998 first quarter net sales and net income;

     o the need for changes in our management; and

     o our involvement in various lawsuits.

     On March 18, 1998, the last trading day prior to previous management's announcement of lower than expected net sales, the last reported sale price of our common stock was $50.63 per share. On February 3, 1999, the last reported sale price of our common stock was $6 11/16 per share. Although the price of our common stock has increased from its 12-month low of $4.63 reported on October 15, 1998, we cannot assure you that the market price of our common stock will not experience further declines and volatility. See the "Price Range of Common Stock and Dividend Policy" section on page 22 for details of our common stock's recent trading prices.

                              RECENT DEVELOPMENTS

THE 1998 ACQUISITIONS

     On March 2, 1998, Sunbeam announced that it had entered into separate agreements to acquire The Coleman Company, Inc., Signature Brands USA, Inc. and First Alert, Inc.

     Coleman, with 1997 revenues of approximately $1,100 million, is a leading manufacturer and marketer of outdoor recreational products. It manufactures and distributes widely diversified product lines for camping, leisure time and hardware markets, under the Coleman(Registered), Powermate(Registered), Campingaz(Registered) and Eastpak(Registered) brand names. On March 30, 1998, Sunbeam acquired in a merger (the "Holdings Merger") with CLN Holdings, Inc. ("CLN Holdings") indirect beneficial ownership of 44,067,520 shares of common stock, par value $.01 per share, of Coleman ("Coleman Common Stock"), which represented approximately 81% of the then outstanding shares, from Coleman (Parent) Holdings, Inc. ("Parent Holdings"), a subsidiary of MacAndrews & Forbes, in exchange for 14,099,749 shares of Sunbeam common stock, par value $.01 per share of Sunbeam ("Common Stock") and approximately $160 million in cash. In connection with the Holdings Merger, Sunbeam assumed approximately $1,016 million in debt, including debt of Coleman's parent. Immediately after the Holdings Merger, as a result of the exercise of employee stock options, Sunbeam's indirect beneficial ownership of Coleman decreased to approximately 79% of the outstanding shares of Coleman Common Stock. Sunbeam's agreement (the "Coleman Merger Agreement") for the acquisition of the remaining shares of Coleman Common Stock pursuant to a merger transaction (the "Coleman Merger") provides that the remaining Coleman stockholders will receive approximately
6.7 million shares of Sunbeam Common Stock (0.5677 shares for each outstanding Coleman share) and $87 million in cash ($6.44 for each outstanding Coleman share and a cash-out of unexercised options to acquire Coleman Common Stock at a price per share equal to the difference between $27.50 per share and the exercise price of such options). Although there can be no assurance, Sunbeam anticipates that the Coleman Merger will occur in the first half of 1999. See "--Settlement of Claims of Parent Holdings" for information regarding the settlement of certain claims relating to the Holdings Merger. See "--Proposed Settlement of Coleman Stockholders' Claims" for information regarding the proposed settlement of certain claims relating to the Coleman Merger.

     On April 3, 1998, Sunbeam acquired more than 90% of the stock of each of Signature Brands and First Alert, pursuant to cash tender offers. Sunbeam completed its acquisitions of the remaining publicly held shares of each of Signature Brands and First Alert pursuant to merger transactions consummated on April 6, 1998. Signature Brands, with 1997 revenues of approximately $279 million, is a leading manufacturer of a comprehensive line of consumer and professional products, including coffee makers marketed under the Mr. Coffee(Registered) brand name and consumer health products marketed under the Health o Meter(Registered), Counselor(Registered) and Borg(Registered) brand names. First Alert, with revenues of approximately
$187 million, is the worldwide leader in residential safety equipment including smoke and carbon monoxide detectors marketed under the First
Alert(Registered) brand name. The consideration for the Signature Brands and First Alert transactions was approximately $253 million and $178 million, respectively, consisting of cash and the assumption of debt.

     Sunbeam's acquisitions of Coleman, First Alert and Signature Brands are collectively referred to herein as the "1998 Acquisitions."

ISSUANCE OF DEBENTURES AND NEW BANK CREDIT FACILITY

     In order to finance the 1998 Acquisitions and to repay substantially all of the outstanding indebtedness of Sunbeam, Coleman, First Alert and Signature Brands, Sunbeam completed the offering of the Debentures at a yield to maturity of 5% (or approximately $2,014 million principal amount at maturity) on March 25, 1998, which netted approximately $730 million of proceeds to Sunbeam. Sunbeam also borrowed approximately $1,325 million under a new bank credit facility (the "New Credit Facility").

     The New Credit Facility provided for aggregate borrowings of up to $1,700 million pursuant to (i) a revolving credit facility in an aggregate principal amount of up to $400 million, (ii) an $800 million term loan maturing on March 31, 2005, and (iii) a $500 million term loan maturing on September 30, 2006. Borrowings under the New Credit Facility are secured by certain of Sunbeam's assets, including its stock interests in Coleman, First Alert, Signature Brands and certain other subsidiaries of Sunbeam, as well as substantially all of Sunbeam's tangible and intangible real and personal property.

     The New Credit Facility provided that interest accrued, at Sunbeam's option:

     o at LIBOR, or

     o at the base rate of the administrative agent (generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus .50%);

plus, in each case, an agreed upon interest margin which varies depending upon Sunbeam's leverage ratio (as defined in the New Credit Facility), among other things.

     Pursuant to amendments to the New Credit Facility (discussed in "--Covenants Under New Credit Facility" below), the applicable interest margin under the New Credit Facility was increased. The applicable interest margin continues to increase under these amendments monthly through March 1999 to a maximum of four percentage points over LIBOR.

     At September 30, 1998, following the scheduled repayment of a portion of the term loan, the New Credit Facility was reduced to $1,698 million in total. As of November 30, 1998, approximately $1,421 million was outstanding and approximately $277 million was available for borrowing under the New Credit Facility. In addition, at November 30, 1998, Sunbeam's cash balance available for debt repayment was approximately $22 million.

COVENANTS UNDER NEW CREDIT FACILITY

     The New Credit Facility contains certain covenants, including limitations on the ability of Sunbeam and its subsidiaries to engage in certain transactions and a requirement that Sunbeam maintain certain financial covenants and ratios. As a result of Sunbeam's operating losses for each of the quarters in fiscal 1998, Sunbeam is not currently in compliance with certain of these financial covenants and ratios. Effective June 30, 1998, Sunbeam and its lenders entered into an agreement which provided that compliance with such financial covenants and ratios would be waived through December 31, 1998. Pursuant to a further amendment dated October 19, 1998, Sunbeam will not be required to comply with the original financial covenants and ratios under the New Credit Facility until April 10, 1999. Beginning in February 1999, however, Sunbeam will be required to comply with an earnings before interest, taxes, depreciation and amortization covenant.

     Sunbeam is working with its bank lenders and hopes to reach agreement with the bank lenders on a further amendment to the New Credit Facility so that Sunbeam will not be in default when the existing amendment expires on April 10, 1999. There can be no assurance that such an amendment, or a further waiver of the existing financial covenants and ratios, will be entered into with the bank lenders by April 10, 1999. The failure to obtain such an amendment or further waiver would result in a violation of the existing financial covenants and ratios, thereby permitting the bank lenders to accelerate the maturity of all outstanding borrowings under the New Credit Facility. An acceleration of the maturity of such borrowings would have a material adverse effect on Sunbeam's financial position, results of operations and cash flow.

DELAYED FILING OF REGISTRATION STATEMENT

     Pursuant to the terms of a Registration Rights Agreement, dated as of
March 25, 1998, between Sunbeam and Morgan Stanley & Co., Incorporated, which was entered into in connection with the original issuance of the Debentures, Sunbeam was required to file a registration statement with the SEC by June 23, 1998 to register the Debentures and the shares of Sunbeam Common Stock issuable upon conversion of the Debentures. As a result of the review and restatement of certain of Sunbeam's historical financial statements following the failure of Sunbeam's independent auditors, Arthur Andersen, to consent to the inclusion in this registration statement of their opinion on Sunbeam's 1997 financial statements, this registration statement was not filed until February 4, 1999 and
was not declared effective by the SEC until             , 1999.

     Although Sunbeam's failure to timely file this registration statement does not constitute a default under the terms of the Debentures, from June 23, 1998 until the day on which the registration statement was declared effective, cash liquidated damages owed to the holders of the Debentures have accrued on a daily basis at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the sum of the issue price of the Debentures plus the accrued original issue discount thereon on such day. Liquidated damages totaled approximately $1,791,000 through January 21, 1999 of which approximately $525,000 was paid to Debenture holders on September 25, 1998.

PRESS RELEASES RELATING TO SUNBEAM'S FIRST QUARTER 1998 RESULTS

     On March 19, 1998, Sunbeam issued a press release announcing the possibility that its net sales for the first quarter of 1998 might be lower than the range of Wall Street analysts' estimates of $285 million to $295 million, but were expected to exceed the $253.4 million in net sales achieved by Sunbeam for the first quarter of 1997. On April 3, 1998, Sunbeam issued a press release announcing that Sunbeam then expected its net sales for the first quarter of 1998 would be approximately 5% lower than those achieved in the first quarter of 1997 and that Sunbeam would report a loss for the quarter. On May 11, 1998, Sunbeam announced results for the first quarter of 1998, including revenues of $244.3 million, a net loss from continuing operations of $7.8 million and a net loss of $.52 per share. Sunbeam also stated that it expected earnings per share in the range of $1.00 for 1998 and $2.00 for 1999. On June 15, 1998, Sunbeam announced that its previously announced forecasts should not be relied upon. Following each of these press releases, the market price of Common Stock fell substantially. On October 20, 1998, Sunbeam issued a press release restating operating results for fiscal years 1996 and 1997, as well as the first quarter of fiscal 1998. See "--Restatement of Financial Results," "--Changes in Sunbeam's Management and Board" and "Risk Factors--Stock Price Volatility."

CHANGES IN SUNBEAM'S MANAGEMENT AND BOARD

     On June 13 and 16, 1998, Sunbeam terminated Albert J. Dunlap as Chairman and Chief Executive Officer and Russell A. Kersh as Vice-Chairman and Chief Financial Officer, respectively. Messrs. Dunlap and Kersh resigned from Sunbeam's Board of Directors (the "Sunbeam Board") effective August 5, 1998. The termination of Messrs. Dunlap and Kersh came as a result of a determination reached by the outside directors of the Sunbeam Board that there had been a loss of confidence in Mr. Dunlap's leadership.

     On June 15, 1998, Sunbeam announced that Jerry W. Levin of MacAndrews & Forbes had been elected as Sunbeam's Chief Executive Officer and that Peter A. Langerman of Franklin Mutual Advisers, Inc., the investment adviser to Franklin Mutual Series Fund, had been elected non-executive Chairman of the Sunbeam Board. Mr. Levin and Howard Gittis of MacAndrews & Forbes and Lawrence Sondike of Franklin Mutual Advisers, Inc. were appointed to the Sunbeam Board to fill the vacancies thereon. William T. Rutter resigned from the Sunbeam Board effective July 8, 1998. Faith Whittlesey has been elected to fill the vacancy on the Audit Committee resulting from Mr. Rutter's resignation. In January 1999, Mr. Sondike resigned from the Sunbeam Board.

ALTERATION AND POSTPONEMENT OF RESTRUCTURING PLANS

     On May 11, 1998, Sunbeam announced its plans to commence a restructuring intended to result in an integration of the operations of Sunbeam with those of Coleman, First Alert and Signature Brands, a centralization of the operations of the four companies, certain plant closings and divestitures and a general reduction in workforce. Following the changes in Sunbeam's management that were announced in June 1998, plans for the proposed restructuring were postponed pending further review of Sunbeam's organizational structure. On August 24, 1998, Sunbeam announced a revised organizational structure which provides for certain plant closings and reductions in workforce, but eliminates the previously announced centralization of Sunbeam's operations. Sunbeam management remains engaged in an overall evaluation of its business and financial condition.

RESTATEMENT OF FINANCIAL RESULTS

     On June 25, 1998, Sunbeam announced that its auditor, Arthur Andersen, would not consent to the inclusion of its opinion on Sunbeam's 1997 financial statements in a registration statement relating to the Offered Securities which Sunbeam was then preparing to file with the SEC. See "--Delayed Filing of

Registration Statement." On June 30, 1998, Sunbeam announced that the Audit Committee (the "Audit Committee") of Sunbeam's Board of Directors would conduct a review of Sunbeam's prior financial statements and, therefore, those financial statements should not be relied upon. Sunbeam also announced that Deloitte & Touche had been retained to assist the Audit Committee and Arthur Andersen in the review. On August 6, 1998, Sunbeam announced that the Audit Committee had determined that Sunbeam would be required to restate its financial statements for 1997, the first quarter of 1998, and possibly 1996, and that the adjustments, while not then quantified, would be material.

     On October 20, 1998, Sunbeam announced the restatement of its financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. The restatement was required because Sunbeam's previously issued financial statements generally overstated losses for 1996, overstated profits for 1997 and understated losses for the first quarter of 1998. Sunbeam concluded, based upon its review, that for certain periods revenue was incorrectly recognized (principally through "bill and hold" and guaranteed sales transactions), certain costs and allowances were not accrued or were incorrectly recorded (principally allowances for sales returns, co-op advertising, customer deductions and reserves for product liability and warranty expense) and certain costs were incorrectly included in and charged to restructuring, asset impairment and other costs. See Notes 13, 14 and 15 to Sunbeam's Consolidated Financial Statements.

LITIGATION INVOLVING SUNBEAM

     Since the issuance of the April 3, 1998 press release, numerous class action and derivative lawsuits have been filed against Sunbeam, certain of Sunbeam's current and former directors, former officers and Sunbeam's former independent accountants, Arthur Andersen, alleging violations of the federal securities laws, as well as breaches of fiduciary duty, common law fraud and other violations of state law. These lawsuits are currently being defended by Sunbeam in a number of venues, including the state and federal courts of Florida, the Court of Chancery of the State of Delaware and the state courts of Texas.

     Sunbeam intends to vigorously defend the lawsuits, but cannot predict their outcome and is not currently able to evaluate the likelihood of Sunbeam's success in each case or the range of potential loss. However, if certain of the foregoing actions were determined adversely against Sunbeam, such judgments would likely have a material adverse effect on Sunbeam's financial position, results of operations and cash flow. For a more detailed description of the various lawsuits, see "Business--Litigation and Other Contingent Liabilities."

     Three of Sunbeam's insurers, American Insurance Company, Federal Insurance Company and Executive Risk Indemnity, Inc., have filed lawsuits seeking to have the directors' and officers' liability policies Sunbeam has with them declared invalid or canceled. See "Business--Litigation and Other Contingent Liabilities." Failure by Sunbeam to obtain insurance recoveries from its liability insurers following an adverse judgment against it or any persons Sunbeam is obligated to indemnify in any of the lawsuits discussed above could have a material adverse impact on Sunbeam's financial position, results of operations and cash flow.

SEC INVESTIGATION

     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised Sunbeam that it was conducting an informal inquiry into Sunbeam's accounting policies and procedures and requested that Sunbeam produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating SEC officers to take testimony and pursuant to which a subpoena duces tecum was served on Sunbeam requiring the production of certain documents. On November 4, 1998, another SEC subpoena duces tecum requiring the production of further documents was received by Sunbeam. Sunbeam has provided numerous documents to the SEC staff and continues to cooperate fully with the SEC staff.

SETTLEMENT OF CLAIMS OF PARENT HOLDINGS

     On August 12, 1998, Sunbeam announced it had entered into a settlement agreement with Parent Holdings, in connection with the Holdings Merger (the "Parent Holdings Settlement Agreement"). The Parent Holdings Settlement
Agreement: (i) released Sunbeam from certain claims Parent Holdings and its affiliates, including MacAndrews & Forbes, may have against Sunbeam arising out of Sunbeam's acquisition of Parent Holdings' interest in Coleman; (ii) enabled Sunbeam to retain the services of executive personnel affiliated with Parent Holdings who had been managing Sunbeam since mid-June of 1998, including Jerry
W. Levin, Sunbeam's current Chief Executive Officer, Paul E. Shapiro, Sunbeam's current Chief Administrative Officer, and Bobby G. Jenkins, the current Chief Financial Officer; and (iii) arranged for the continued provision of management support by Parent Holdings and its affiliates to Sunbeam.

     Parent Holdings currently owns approximately 14 million shares of Common Stock, or approximately 14% of Sunbeam's presently outstanding shares, which it received in the Holdings Merger on March 30, 1998. Pursuant to the Parent Holdings Settlement Agreement, Parent Holdings received from Sunbeam a five-year warrant (the "Parent Holdings Warrant") to purchase up to an additional 23 million shares of Common Stock at an exercise price of $7 per share, subject to certain anti-dilution provisions.

     The terms of the Parent Holdings Settlement Agreement, including the terms of the Parent Holdings Warrant, were negotiated and approved on behalf of Sunbeam by a Special Committee of four outside directors, none of whom has any affiliation with Parent Holdings. The members of the Special Committee were Howard Kristol (Chairman), Charles Elson, Peter Langerman and Faith Whittlesey. They were assisted by an independent financial advisor, The Blackstone Group, and independent legal counsel, Weil, Gotshal & Manges.

     The settlement with Parent Holdings normally would have required approval by Sunbeam's stockholders under the rules of the New York Stock Exchange ("NYSE") because of the issuance of the Parent Holdings Warrant in connection therewith. However, the Audit Committee determined that the delay that would be necessary to secure stockholder approval prior to the issuance of the Parent Holdings Warrant (i) would be extensive, particularly in light of the ongoing investigation by the SEC of Sunbeam's accounting practices and policies and Sunbeam's previously disclosed intention to restate its historical financial statements; (ii) would inhibit Sunbeam's ability to reach a settlement with Parent Holdings and to retain and hire senior management essential to Sunbeam's business; and (iii) would seriously jeopardize the financial viability of Sunbeam. Accordingly, pursuant to an exception provided in the NYSE stockholder approval policy applicable to situations of this kind, the Audit Committee expressly approved Sunbeam's omission to seek stockholder approval. The NYSE accepted Sunbeam's application of the exception.

     In connection with the Parent Holdings Settlement Agreement, Messrs. Levin, Shapiro and Jenkins signed three-year employment agreements with Sunbeam. See "Management."

PROPOSED SETTLEMENT OF COLEMAN STOCKHOLDERS' CLAIMS

     Beginning on June 25, 1998, several class action lawsuits were filed in the Court of Chancery of the State of Delaware by minority stockholders of Coleman against Coleman, Sunbeam and certain of their current and former officers and directors. These actions were consolidated into a single class action lawsuit. The actions allege, among other things, that the consideration payable to the public stockholders of Coleman in the proposed Coleman Merger is no longer fair to such stockholders as a result of the decline in the market price of Sunbeam Common Stock. See "Business--Litigation and Other Contingent Liabilities."

     On October 21, 1998, Sunbeam announced that it had entered into a Memorandum of Understanding to settle, subject to court approval, the consolidated class action lawsuit. Under the terms of the proposed settlement, if approved by the court, Sunbeam will issue to the minority stockholders of Coleman five-year warrants to purchase 4.98 million shares of Common Stock at an exercise price of $7 per share, subject to certain anti-dilution provisions. These warrants will generally have the same terms as the Parent Holdings
Warrant and will be issued when the Coleman Merger is consummated. The Company cannot be certain that the court will approve the settlement as proposed.

OPTIONS REPRICING

     In August 1998, Sunbeam approved a plan to re-price outstanding options to purchase shares of Common Stock held by Sunbeam employees. The repricing program provides for outstanding options with exercise prices in excess of $10.00 per share to be exchanged on a voluntary basis in an exchange ratio ranging from approximately two to three old options for one new option (as determined by reference to a Black-Scholes model) with the exerise price of the new options set at $7.00 per share. See Note 15 to Sunbeam's Consolidated Financial Statements.

NEW YORK STOCK EXCHANGE LISTING

     By letter dated May 22, 1998, Sunbeam was advised by the NYSE that Sunbeam did not meet the continuing listing standards of the NYSE because Sunbeam did not have tangible net assets of at least $12 million and average annual net income of at least $600,000 for fiscal years 1995, 1996 and 1997. Sunbeam has met with NYSE officials and intends to provide to the NYSE a plan demonstrating Sunbeam's ability to achieve compliance with the NYSE's listing standards over the years 1999, 2000 and 2001. Sunbeam anticipates that the Common Stock will continue to be listed on the NYSE but is not sure what the NYSE's position will be.

CERTAIN UNDERSTANDINGS WITH FORMER MANAGEMENT

     In early August 1998, Sunbeam entered into agreements with Messrs. Dunlap and Kersh pursuant to which all the parties agreed not to assert claims against each other for a period of at least six months and to exchange certain information relating to the stockholders' litigation. Pursuant to this agreement Sunbeam also has paid to Messrs. Dunlap and Kersh certain amounts related to vacation and employment benefits. Pursuant to Sunbeam's By-Laws, Sunbeam has agreed to advance the defense costs of Messrs. Dunlap and Kersh for six months and, due to their status as former officers and directors, may be required to advance such costs on a continuing basis. Sunbeam's obligation to advance defense costs is subject to Sunbeam's receipt of an undertaking from each of Messrs. Dunlap and Kersh that they will repay all amounts so advanced if it is determined that they did not meet the applicable standard of conduct for indemnification under Delaware law. Sunbeam has not made any severance payments to either of Messrs. Dunlap or Kersh.

CHANGE OF AUDITORS

     On November 20, 1998, Sunbeam announced that the Audit Committee had recommended, and the Sunbeam Board had approved, the appointment of Deloitte & Touche as Sunbeam's independent auditors for fiscal 1998. The new auditors replace Arthur Andersen, Sunbeam's previous independent auditors, who will continue to provide certain professional services to Sunbeam. For further information regarding Sunbeam's independent auditors, see "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock has been listed for trading on the New York Stock Exchange under the symbol "SOC" since August 19, 1992. The following table sets forth the high and low sales prices of the Common Stock for the quarters indicated as reported on the New York Stock Exchange Composite Transactions Tape.

                                                                                       PRICE RANGE
                                                                                           OF               DIVIDENDS
                                                                                         COMMON                PER
                                                                                          STOCK            COMMON SHARE
                                                                                       -----------         ------------
                                                                                       HIGH      LOW
                                                                                       ----      ---
Year Ended December 31, 1997
  First Quarter.....................................................................   $34 1/2   $24 5/8    $ 0.01
  Second Quarter....................................................................    40 3/4    30          0.01
  Third Quarter.....................................................................    45 3/4    35 3/8      0.01
  Fourth Quarter....................................................................    50 7/16   37          0.01

Year Ended December 31, 1998
  First Quarter.....................................................................   $53       $35 7/16   $ 0.01
  Second Quarter....................................................................    45 9/16    8 3/16      --
  Third Quarter.....................................................................    10 3/8     5 1/8       --
  Fourth Quarter....................................................................     7 5/16    4 5/8       --

     On February 3, 1999, the last reported closing sale price of the Common Stock was $6 11/16 per share. As of January 13, 1999, there were approximately 4,504 holders of record of shares of Common Stock.

     Until 1998, the Company's recent practice had been to pay a dividend at a quarterly rate of $0.01 per share on the Company's Common Stock. The New Credit Facility, however, limits payment of dividends on the Common Stock, unless certain financial ratios are achieved and certain mandatory prepayments are made. In addition, Sunbeam may in the future incur additional indebtedness containing similar limitations.

     Delaware law (the Company is a Delaware corporation) also places limits on Sunbeam's ability to pay dividends on the Common Stock. Under Delaware law, to pay dividends, the Company must have (i) a surplus at the time a dividend is declared or (ii) profits for the year in which a dividend is declared or for the immediately preceding fiscal year, in each case, equal to the full amount of the dividend. The term "surplus" for these purposes means the excess of a company's total assets over the sum of its total liabilities plus the aggregate par value or stated capital of its outstanding capital stock.

     In determining Sunbeam's ability to pay dividends, Delaware law permits the Sunbeam Board of Directors to revalue Sunbeam's assets and liabilities from time to time to their fair market values in order to create surplus. Sunbeam cannot predict what the value of its assets or what the amount of its liabilities will be in the future. Accordingly, Sunbeam cannot assure you that it will be able to pay dividends on the Common Stock.

     In any event Sunbeam does not presently intend to pay any dividends on the Common Stock for the foreseeable future. Beginning in the third quarter of 1998 (with respect to the second quarter 1998 dividend), the Company discontinued paying dividends.

     By letter dated May 22, 1998, Sunbeam was advised by the NYSE that Sunbeam did not meet their continuing listing standards. See "Recent Developments--New York Stock Exchange Listing." Although it is not certain, Sunbeam anticipates that the Common Stock will continue to be listed on the NYSE.

                                   CAPITALIZATION

     The following table sets forth the capitalization of Sunbeam as of September 30, 1998. This table should be read in conjunction with "Unaudited Pro Forma Condensed Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto of Sunbeam and Coleman.

                                                                                                          AS OF
                                                                                                      SEPTEMBER 30,
                                                                                                          1998
                                                                                                      -------------
                                                                                                       (UNAUDITED)
                                                                                                      (IN MILLIONS)
Cash and cash equivalents..........................................................................     $    52.1
                                                                                                        ---------
                                                                                                        ---------
Short-term debt and current portion of long-term debt(1)...........................................     $ 1,509.5
                                                                                                        ---------
                                                                                                        ---------
Long-term debt, net of current portion:
  Debentures ......................................................................................     $   769.4
  Other............................................................................................           9.4
                                                                                                        ---------
       Total long-term debt........................................................................         778.8
                                                                                                        ---------

Shareholders' equity:
  Preferred stock (2,000,000 shares authorized,
     none outstanding).............................................................................            --
  Common stock (100,708,970 shares issued and outstanding).........................................           1.0
  Additional paid-in capital.......................................................................       1,030.9
  Accumulated deficit..............................................................................        (499.1)
  Accumulated other comprehensive loss.............................................................         (33.2)
                                                                                                        ---------
       Total shareholders' equity..................................................................         499.6
                                                                                                        ---------
          Total capitalization.....................................................................     $ 1,278.4
                                                                                                        ---------
                                                                                                        ---------

------------------
(1) The debt related to the New Credit Facility and all debt containing cross-default provisions was classified as current as of September 30, 1998. See Note 3 of Sunbeam's Condensed Consolidated Financial Statements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Sunbeam's ratio of earnings to fixed charges on a historical basis for each of the five fiscal years ended January 2, 1994 through December 28, 1997, and on a historical and pro forma basis for the year ended December 28, 1997 and the nine months ended September 30, 1998.


                                                              FISCAL YEAR ENDED                              NINE MONTHS
                                 ------------------------------------------------------------------------      ENDED
                                 JANUARY 2,    JANUARY 1,    DECEMBER 31,    DECEMBER 29,    DECEMBER 28,    SEPTEMBER 30,
                                   1994          1995          1995           1996(1)          1997            1998(1)
                                 ----------    ----------    ------------    ------------    ------------    -------------
                                                                             AS RESTATED     AS RESTATED

Ratio of earnings to fixed
  charges(1)..................      16.2x         14.4x           4.7x              --            7.2x              --

Pro forma ratio of adjusted
  earnings to fixed charges...                                                                    1.0x(2)           --

------------------
(1) For purposes of determining the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense. For the year ended December 29, 1996, earnings were insufficient to cover fixed charges by $262.2 million. For the nine months ended September 30, 1998, earnings were insufficient to cover fixed charges by $476.7 million. For the nine months ended September 30, 1998, on a pro forma basis, earnings were insufficient to cover fixed charges by $506.3 million.

(2) Gives pro forma effect to the 1998 Acquisitions (excluding the acquisition of First Alert), the Bank Financing, the Original Offering and the use of the net proceeds from the Original Offering and the Bank Financing as described in the notes to the unaudited pro forma condensed statements of operations as if they had occurred on December 30, 1996.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the offered securities sold pursuant to this prospectus. Sunbeam will not receive any of the proceeds.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed statements of operations were prepared to illustrate the estimated effects of (i) the 1998 Acquisitions (excluding the First Alert acquisition, which was considered insignificant), accounted for under the purchase method of accounting, (ii) the borrowing of approximately $1,325 million (the "Bank Financing") under the New Credit Facility, (iii) the Original Offering and (iv) the use of the net proceeds from the Original Offering and the Bank Financing as described in the notes to the unaudited pro forma condensed statements of operations (collectively, the "Pro Forma Transactions"). The unaudited pro forma condensed statement of operations for the nine months ended September 30, 1998, gives effect to the Pro Forma Transactions as if they had occurred on December 29, 1997. Sunbeam's reported results from operations for the nine months ended September 30, 1998 includes Coleman and Signature Brands from the acquisition date. The results from operations of the acquired entities from the beginning of the period through the acquisition date has been included as a pro forma adjustment. The unaudited pro forma condensed statement of operations for the year ended December 28, 1997 gives effect to the Pro Forma Transactions as if they had occurred on December 30, 1996.

     The unaudited pro forma condensed statement of operations for the nine months ended September 30, 1998, has been derived from the unaudited financial statements of Sunbeam as of and for the nine months ended September 30, 1998, the unaudited statement of operations of Coleman for the three months ended March 31, 1998 and the unaudited statement of operations of Signature Brands for the three months ended March 31, 1998. An unaudited pro forma condensed consolidated balance sheet is not shown as the Sunbeam condensed consolidated balance sheet reflects the impact of the 1998 Acquisitions.

     Sunbeam's most recently completed fiscal year for which audited financial statements are available ended on December 28, 1997, the most recently completed fiscal year of Coleman for which audited statements are available ended on December 31, 1997, and the most recently completed fiscal year of Signature Brands for which audited financial statements are available ended on September 28, 1997. The unaudited pro forma condensed statement of operations for the year ended December 28, 1997 has been derived from the audited financial statements of Sunbeam as of and for the fiscal year ended December 28, 1997, the audited financial statements of Coleman as of and for the fiscal year ended December 31, 1997, and the unaudited statement of operations of Signature Brands as of and for the year ended December 31, 1997. The unaudited statement of operations of Signature Brands for the year ended December 31, 1997 has been derived from the audited statement of operations of Signature Brands for the fiscal year ended September 28, 1997, and the unaudited statements of operations of Signature Brands for the thirteen weeks ended December 31, 1997 and December 31, 1996, in order to present Signature Brands' operating results on a basis consistent with Sunbeam's fiscal year.


     The unaudited pro forma condensed statements of operations were prepared utilizing the accounting principles of the respective entities as outlined in each entity's historical financial statements. Certain reclassifications were made to sales, cost of sales and selling, general and administrative expense as reported in the historical financial statements of Coleman and Signature Brands to conform to the classifications of Sunbeam as follows:

                                                                                 DECREASE IN
                                                                    --------------------------------------
                                                                                             SELLING,
                                                                                            GENERAL AND
                                                                                COST OF     ADMINISTRATIVE
                                                                     SALES       SALES       EXPENSES
                                                                    --------    --------    --------------
                                                                                (IN THOUSANDS)
Nine Months Ended September 30, 1998
  Coleman........................................................   $(17,115)   $(10,954)      $ (6,161)
  Signature Brands...............................................     (6,231)         --         (6,231)
Year Ended December 31, 1997
  Coleman........................................................   $(84,264)   $(53,929)      $(30,335)
  Signature Brands...............................................    (13,110)         --        (13,110)

     Included in the historical statement of operations of Coleman for the three months ended March 31, 1998, are certain pretax charges for costs relating to the acquisition of Coleman by Sunbeam in the amount of $7.1 million, a $3.6 million write-off of capitalized costs associated with the installation of a company-wide computer software system which was abandoned following its acquisition by Sunbeam and $2.2 million to cancel a licensing agreement with an affiliate. Additionally, the expense of the early extinguishment of debt of $1.2 million shown as an extraordinary charge on Coleman's historical statement of operations for the three months ended March 31, 1998, has been excluded from the unaudited pro forma condensed statement of operations for the nine months ended September 30, 1998.

     Included in the historical statement of operations of Coleman for the fiscal year ended December 31, 1997 are cash and non-cash restructuring and other charges totaling $36.4 million and related tax benefits of $13.9 million. These costs have been recorded to cost of goods sold and selling, general and administrative expense in the amounts of $19.7 million and $16.7 million, respectively. These costs primarily relate to closing and relocating certain administrative and sales offices, closing several manufacturing facilities, write-down of inventory and fixed assets, as well as severance costs.

     The pro forma adjustments are based upon available information and certain assumptions that Sunbeam believes are reasonable under the circumstances. For purposes of developing the unaudited pro forma condensed statements of operations, the assets and liabilities of Coleman and Signature Brands have been recorded based on preliminary purchase price allocation. The allocation of purchase price for the 1998 Acquisitions will be revised when additional information concerning asset and liability valuations is obtained. Adjustments, which could be significant, will be made during the allocation period based on detailed reviews of the fair values of assets acquired and liabilities assumed and could result in a substantial change in goodwill.

     The unaudited pro forma condensed statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of each of Sunbeam and Coleman and the notes thereto, and the other financial information included elsewhere in this prospectus. These unaudited pro forma condensed statements of operations are provided for informational purposes only and do not purport to be indicative of the results of operations which would have been obtained had the Pro Forma Transactions been completed on the dates indicated or the results of operations for any future period.

                UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       HISTORICAL               PRO FORMA ADJUSTMENTS
                                       ----------  --------------------------------------------------
                                        SUNBEAM    SIGNATURE BRANDS  COLEMAN        OTHER                PRO FORMA
                                       ----------  ----------------  --------  ----------------------    ----------
Net sales...........................   $1,322,129      $ 55,482      $244,499         $(23,346)(a)       $1,583,964
                                                                                       (14,800)(b)
Cost of goods sold..................    1,273,424        39,098       175,777          (10,954)(a)        1,466,645
                                                                                       (10,700)(b)
Amortization of goodwill and
  intangibles.......................       25,188         1,032         2,934            9,216 (c)           34,756
                                                                                        (3,614)(d)
Selling, general and administrative
  expense...........................      415,193        20,392        74,855          (12,392)(a)          478,758
                                                                                        (3,700)(b)
                                                                                       (15,590)(e)
                                       ----------      --------      --------                            ----------
Operating loss......................     (391,676)       (5,040)       (9,067)           9,588             (396,195)
Interest expense, net and other.....       84,411         4,481        10,905            9,665 (f)          109,462
Gain on sale of business............           --            --       (26,137)          26,137 (g)               --
                                       ----------      --------      --------                            ----------
Earnings (loss) from continuing
  operations before income taxes,
  minority interest and
  extraordinary items...............     (476,087)       (9,521)        6,165          (26,214)            (505,657)
Income taxes (benefit)..............        2,715        (3,062)        7,518           (5,782)(h)            1,389
Minority interest in loss of
  Coleman...........................       (3,447)           --            61             (637)(i)           (4,023)
                                       ----------      --------      --------                            ----------
Loss from continuing operations
  before extraordinary items........   $ (475,355)     $ (6,459)     $ (1,414)         (19,795)          $ (503,023)
                                       ----------      --------      --------                            ----------
                                       ----------      --------      --------                            ----------
Loss per share of common stock from
  continuing operations:
  Basic.............................   $    (4.96)                                                       $    (5.00)
                                       ----------                                                        ----------
                                       ----------                                                        ----------
  Diluted...........................   $    (4.96)                                                       $    (5.00)
                                       ----------                                                        ----------
                                       ----------                                                        ----------
Weighted average common shares
  outstanding:
  Basic.............................       95,919                                                           100,619 (j)
                                       ----------                                                        ----------
                                       ----------                                                        ----------
  Diluted...........................       95,919                                                           100,619 (j)
                                       ----------                                                        ----------
                                       ----------                                                        ----------

See Notes to Unaudited Pro Forma Condensed Statements of Operations for the Nine
                        Months Ended September 30, 1998.

         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
               (IN THOUSANDS, EXCEPT AS PERCENTAGES AND AS NOTED)

(a)       Represents reclassifications made to net sales, cost of sales and general and administrative expense as reported in the historical financial statements of Coleman and Signature Brands to conform to the classifications of Sunbeam.

(b)       Represents the elimination of the net sales, cost of sales and general and administrative expenses for two days ended March 31, 1998 which are included in the Coleman condensed statement of operations for the quarter ended March 31, 1998 and are reflected in Sunbeam since March 30, 1998.

(c)       Represents the increase in goodwill amortization to reflect the pro forma effect of the acquisitions occurring at the beginning of the period, calculated on a straight line basis over 40 years.

(d)       Represents the reduction in amortization expense to reflect the pro forma effect of the acquisitions occurring at the beginning of the period, resulting from the elimination of historical goodwill and deferred financing costs.

(e)       Represents the elimination of acquisition costs included in the first calendar quarter financial statements of
          Coleman and Signature Brands.

(f)       Represents the net increase in interest expense to reflect the pro forma effect of new acquisition financing occurring at the beginning of the period. An assumed aggregate interest rate of 6.49% was used in the calculations.

(g)       Represents the elimination of the gain on the sale of Coleman Safety & Security Products, Inc.

(h)       Represents the tax effect at 39.6% of the above pro forma adjustments.

(i)       Represents the effects of the above pro forma adjustments to the minority interest in Coleman.

(j)       Represents basic weighted average shares of Sunbeam Common Stock outstanding as of September 30, 1998, adjusted for the 14,077,749 shares issued in connection with the acquisition of Coleman as if it had occurred on December 29, 1997. The shares of Common Stock issuable upon conversion of the Debentures have not been included, as they would be anti-dilutive.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA ADJUSTMENTS
                                                                         -------------------------------------------
                                                            HISTORICAL    SIGNATURE
                                                             SUNBEAM        BRANDS           COLEMAN         OTHER
                                                            ----------   ----------------   ----------     ---------
Net sales................................................   $1,073,090       $278,937       $1,154,294     $ (97,374)(a)
Cost of goods sold.......................................      830,956        192,394          840,331       (53,929)(a)
                                                                                                              30,000 (b)
Amortization of goodwill and intangibles.................        7,829          3,925           11,338        36,864 (c)
                                                                                                             (14,852)(d)
Selling, general and administrative expense..............      130,242         61,742          266,283       (43,445)(a)
                                                            ----------       --------       ----------
Operating earnings.......................................      104,063         20,876           36,342       (52,012)
Interest expense, net and other..........................       11,393         18,115           42,719        40,889 (e)
                                                            ----------       --------       ----------
Earnings (loss) from continuing operations before income
  taxes, minority interest and extraordinary items ......       92,670          2,761           (6,377)      (92,901)
Income taxes (benefit)...................................       40,352          1,889           (5,227)        9,858 (f)
Minority interest in loss of Coleman.....................           --             --            1,386           319 (g)
                                                            ----------       --------       ----------
Earnings (loss) from continuing operations before
  extraordinary items....................................   $   52,318       $    872       $   (2,536)    $(103,078)
                                                            ----------       --------       ----------
                                                            ----------       --------       ----------
Earnings (loss) per share of common stock from continuing
  operations:
  Basic..................................................   $      .62
                                                            ----------
                                                            ----------
  Diluted................................................   $      .60
                                                            ----------
                                                            ----------
Weighted average common shares outstanding:
  Basic..................................................       84,945
                                                            ----------
                                                            ----------
  Diluted................................................       87,542
                                                            ----------
                                                            ----------


                                                           PRO FORMA
                                                           ----------
Net sales................................................  $2,408,947
Cost of goods sold.......................................   1,839,752

Amortization of goodwill and intangibles.................      45,104

Selling, general and administrative expense..............     414,822
                                                           ----------
Operating earnings.......................................     109,269
Interest expense, net and other..........................     113,116
                                                           ----------
Earnings (loss) from continuing operations before income
  taxes, minority interest and extraordinary items ......      (3,847)
Income taxes (benefit)...................................      46,872
Minority interest in loss of Coleman.....................       1,705
                                                           ----------
Earnings (loss) from continuing operations before
  extraordinary items....................................  $  (52,424)
                                                           ----------
                                                           ----------
Earnings (loss) per share of common stock from continuing
  operations:
  Basic..................................................  $     (.53)
                                                           ----------
                                                           ----------
  Diluted................................................  $     (.53)
                                                           ----------
                                                           ----------
Weighted average common shares outstanding:
  Basic..................................................      99,044(h)
                                                           ----------
                                                           ----------
  Diluted................................................      99,044(h)
                                                           ----------
                                                           ----------

See Notes to Unaudited Pro Forma Condensed Statement of Operations for the Year
                            Ended December 28, 1997.

         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 1997
               (IN THOUSANDS, EXCEPT AS PERCENTAGES AND AS NOTED)

(a)   Represents reclassifications made to net sales, cost of sales and general and administrative expense as reported in the historical financial statements of Coleman and Signature Brands to conform to the classifications of Sunbeam.

(b)   Represents the net increase in cost of sales as a result of the revaluation of acquired inventory to estimated fair market value to reflect the pro forma effect of the acquisition occurring at the beginning of the period.

(c)   Represents the increase in goodwill amortization to reflect the pro forma effect of the acquisitions occurring at the beginning of the period, calculated on a straight line basis over 40 years.

(d)   Represents the reduction in amortization expense to reflect the pro forma effect of the acquisitions occurring at the beginning of the period, resulting from the elimination of historical goodwill and deferred financing costs.

(e)   Represents the net increase in interest expense to reflect the pro forma effect of new acquisition financing occurring at the beginning of the period. An assumed aggregate rate of 6.49% was used in the calculations.

(f)   Represents the tax effect at 38.6% of the above pro forma adjustments.

(g)   Represents the effects of the above pro forma adjustments to the minority interest in Coleman.

(h)   Represents basic weighted average shares of Common Stock outstanding of Sunbeam as of December 28, 1997, adjusted for the 14,077,749 shares of Common Stock issued in connection with the acquisition of Coleman as if it had occurred on December 30, 1996. The shares of Common Stock issuable upon conversion of the
      Debentures have not been included, as they would be anti-dilutive.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information has been derived from the Consolidated Financial Statements and Condensed Consolidated Financial Statements of Sunbeam. This information should be read in conjunction with such Financial Statements (and related notes), which are included elsewhere in this prospectus.

     All amounts in the table are expressed in millions, except per share data.

                                                                   FISCAL YEARS ENDED
                                    --------------------------------------------------------------------------------
                                    JANUARY 2,    JANUARY 1,    DECEMBER 31,    DECEMBER 29,        DECEMBER 28,
                                      1994          1995           1995           1996(2)               1997
                                    ----------    ----------    ------------    ----------------    ----------------
                                                                                AS RESTATED (1)     AS RESTATED (1)
STATEMENTS OF OPERATIONS DATA:
  Net sales......................     $927.5       $1,044.3       $1,016.9          $  984.2            $1,073.1
  Cost of goods sold ............      674.2          764.4          809.1             896.9               831.0
  Selling, general and
    administrative expense.......      119.3          128.9          137.5             221.7               152.6
  Restructuring, and asset
    impairment charge (benefit) .         --             --             --             110.1               (14.6)
                                      ------       --------       --------          --------            --------
  Operating earnings (loss)......     $134.0       $  151.0       $   70.3          $ (244.5)           $  104.1
                                      ------       --------       --------          --------            --------
                                      ------       --------       --------          --------            --------
  Earnings (loss) from continuing
    operations...................     $ 76.9       $   85.3       $   37.6          $ (170.2)           $   52.3
  Earnings (loss) from
    discontinued operations, net
    of taxes (3).................       11.9           21.7           12.9               0.8                  --
  Loss on sale of discontinued
    operations, net of taxes
    (3)..........................         --             --             --             (39.1)              (14.0)
  Extraordinary charge...........         --             --             --                --                  --
                                      ------       --------       --------          --------            --------
  Net earnings (loss) ...........     $ 88.8       $  107.0       $   50.5          $ (208.5)           $   38.3
                                      ------       --------       --------          --------            --------
                                      ------       --------       --------          --------            --------
EARNINGS (LOSS) PER SHARE DATA
  (4):
  Weighted average shares
    outstanding..................       87.9           82.6           82.8              82.9                87.5
  Diluted earnings (loss) per
    share from continuing
    operations...................     $ 0.87       $   1.03       $   0.45          $  (2.05)           $   0.60
  Diluted earnings (loss) per
    share........................     $ 1.01       $   1.30       $   0.61          $  (2.51)           $   0.44
  Cash dividends declared per
    share .......................     $ 0.04       $   0.04       $   0.04          $   0.04            $   0.04

BALANCE SHEET DATA (AT PERIOD
  END):
  Cash and cash equivalents......     $ 59.5       $   26.3       $   28.3          $   11.5            $   52.3
  Working capital(6).............      261.4          294.8          411.7             359.9               369.1
  Total assets(5)................      928.8        1,008.9        1,158.7           1,059.4             1,058.9
  Long-term debt(6)..............      133.4          124.0          161.6             201.1               194.6
  Shareholders' equity ..........      370.0          454.7          601.0             415.0               472.1

                                           NINE MONTHS ENDED
                                   ---------------------------------
                                   SEPTEMBER 28,       SEPTEMBER 30,
                                       1997               1998
                                   ----------------    -------------
                                   AS RESTATED (1)
STATEMENTS OF OPERATIONS DATA:
  Net sales......................      $  810.7          $ 1,322.1
  Cost of goods sold ............         620.6            1,273.4
  Selling, general and
    administrative expense.......         111.1              440.4
  Restructuring, and asset
    impairment charge (benefit) .            --                 --
                                       --------          ---------
  Operating earnings (loss)......      $   79.0          $  (391.7)
                                       --------          ---------
                                       --------          ---------
  Earnings (loss) from continuing
    operations...................      $   45.2          $  (475.4)
  Earnings (loss) from
    discontinued operations, net
    of taxes (3).................         (16.4)                --
  Loss on sale of discontinued
    operations, net of taxes
    (3)..........................            --                 --
  Extraordinary charge...........            --             (111.7)
                                       --------          ---------
  Net earnings (loss) ...........      $   28.8          $  (587.1)
                                       --------          ---------
                                       --------          ---------
EARNINGS (LOSS) PER SHARE DATA
  (4):
  Weighted average shares
    outstanding..................          87.2               95.9
  Diluted earnings (loss) per
    share from continuing
    operations...................      $   0.52          $   (4.96)
  Diluted earnings (loss) per
    share........................      $   0.33          $   (6.12)
  Cash dividends declared per
    share .......................      $   0.03          $    0.02
BALANCE SHEET DATA (AT PERIOD
  END):
  Cash and cash equivalents......      $   22.8          $    52.1
  Working capital(6).............         428.2             (666.5)
  Total assets(5)................       1,148.7            3,503.7
  Long-term debt(6)..............         199.9              778.8
  Shareholders' equity ..........         478.7              499.6

------------------
(1) The financial data as of and for the fiscal years ended December 28, 1997 and December 29, 1996 and as of and for the nine months ended September 28, 1997 was restated as described in Notes 1 and 13 to Sunbeam's Consolidated Financial Statements and Note 8 to Sunbeam's Condensed Consolidated Financial Statements included in this prospectus.

(2) Includes restructuring, asset impairment and other charges of $239.2 million before taxes. See Note 8 to Sunbeam's Consolidated Financial Statements included in this prospectus.

(3) Represents results from the Company's furniture business, net of taxes and the estimated loss on disposal. See Note 9 to Sunbeam's Consolidated Financial Statements included in this prospectus.

(4) Reflects the adoption of SFAS No. 128, Earnings Per Share. See Note 1 to Sunbeam's Consolidated Financial Statements included in this prospectus. Represents the diluted average number of shares of common stock outstanding except when the inclusion of common stock equivalents is anti-dilutive.

(5) Includes goodwill and other intangible assets of $1,813 million at September 30, 1998.

(6) A significant portion of Sunbeam's indebtedness has been classified as current as of September 30, 1998. See Note 3 to Sunbeam's Condensed Consolidated Financial Statements included in this prospectus.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the accompanying Consolidated and Condensed Consolidated Financial Statements (and related notes), selected historical financial information and unaudited pro forma condensed statements of operations appearing elsewhere in this prospectus.

RESTATEMENTS

     On June 30, 1998, Sunbeam announced that the Audit Committee of the Board of Directors (the "Audit Committee") was initiating a review into the accuracy of Sunbeam's prior financial statements. The Audit Committee's review has since been completed and, as a result of its findings, Sunbeam has restated its previously issued consolidated financial statements for 1996, 1997 and the first quarter of 1998. See "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" and Notes 1, 13, 14 and 15 to Sunbeam's Consolidated Financial Statements. The following discussion relies upon the Company's restated financial statements.

1998 ACQUISITIONS

     On March 30, 1998, in the Holdings Merger, Sunbeam, through a wholly-owned subsidiary, acquired an indirect beneficial interest in approximately 81% of the total number of then outstanding shares of Coleman Common Stock, in exchange for 14,099,749 shares of Sunbeam's Common Stock and approximately $160 million in cash as well as the assumption of $1,016 million in debt. Immediately thereafter, as a result of the exercise of employee stock options, Sunbeam's indirect beneficial ownership of Coleman decreased to approximately 79% of the total number of then outstanding shares of Coleman Common Stock. Sunbeam expects to acquire the remaining equity interest in Coleman pursuant to the Coleman Merger in which the existing Coleman minority stockholders and option holders will receive approximately 6.7 million shares of Common Stock and approximately $87 million in cash. Although there can be no assurance, it is anticipated the Coleman Merger will occur in the first half of fiscal 1999. (See Note 2 to Sunbeam's Condensed Consolidated Financial Statements.) Coleman is a leading manufacturer and marketer of consumer products for the worldwide outdoor recreation market. Its products have been sold domestically under the Coleman(Registered) brand name since the 1920s.

     On April 6, 1998, Sunbeam completed the cash acquisitions of First Alert, a leading manufacturer of smoke and carbon monoxide detectors, and Signature Brands, a leading manufacturer of consumer and professional products. The First Alert and the Signature Brands acquisitions were valued at approximately
$178 million and $253 million, respectively, including the assumption of debt.

     The 1998 Acquisitions were recorded under the purchase method of accounting; and accordingly, the results of operations of each acquired entity are included in the accompanying Condensed Consolidated Statements of Operations from the respective dates of acquisition. The purchase prices of the acquired entities have been allocated to individual assets acquired and liabilities assumed based on preliminary estimates of fair market values at the dates of acquisition. The purchase price allocations for the 1998 Acquisitions will be revised when additional information concerning asset and liability valuations is obtained. Adjustments, which could be significant, will be made during the allocation periods based on detailed reviews of the fair values of assets acquired and liabilities assumed and could result in a substantial change in goodwill and other intangible assets.

     To standardize the fiscal period ends of Sunbeam and the acquired entities, effective with its 1998 fiscal year, Sunbeam has changed its fiscal year end from the Sunday nearest December 31 to a calendar year. See Note 1 to Sunbeam's Condensed Consolidated Financial Statements.

RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES

     In November 1996, Sunbeam announced the details of a restructuring plan. By July 1997, Sunbeam completed the major phases of the restructuring plan. The plan included the consolidation of administrative functions, a reduction in manufacturing and warehouse facilities (including a reduction in the number of production facilities from 26 to 8 and warehouses from 61 to 18), the elimination of over 6,000 positions (including 3,300 from the divestiture of certain businesses described below and approximately 2,800 other positions, some of which were outsourced), the centralization of Sunbeam's procurement function and the reduction of Sunbeam's product offerings and stock keeping units ("SKU's"). The restructuring plan also included the elimination of certain businesses and product lines. In fiscal 1997, Sunbeam's core product categories were Appliances, Health at Home, Personal Care and Comfort, Outdoor Cooking and Away From

Home. Other product categories and businesses were divested in 1997, including Sunbeam's furniture business and its time and temperature, decorative bedding and Counselor(Registered) and Borg(Registered) scale product lines. In addition, Sunbeam sold its textile mill in Biddeford, Maine in 1997, while entering into a supply agreement with the mill for future production of blanket shells.

     Sunbeam's operating results for 1996 include pre-tax Restructuring and Asset Impairment Charges of $110.1 million recorded for the restructuring plan (see Note 8 to Sunbeam's Consolidated Financial Statements). Approximately
$29.3 million of these charges were paid in cash in 1996 and 1997, primarily for severance and other employee termination benefits, lease obligations and other exit costs associated with facility closures. Sunbeam estimates that approximately $5.2 million will be expended in the future, primarily for lease obligations. The amounts accrued at December 29, 1996, for Restructuring and Asset Impairment Charges recorded in fiscal 1996, exceeded amounts ultimately required. Accordingly, the fiscal 1997 Consolidated Statement of Operations reflects the reversal of accruals no longer required and resulted in a Restructuring and Asset Impairment Benefit of $14.6 million.

     In 1996, in conjunction with the initiation of the restructuring plan, Sunbeam recorded additional charges totaling $129.1 million, reflected in Cost of Sales; Selling, General and Administrative Expense ("SG&A"); and Loss on Sale of Discontinued Operations. These charges related largely to inventory write-downs as a result of the reduction in SKU's, costs related to outsourcing and the divestiture of the furniture business. In 1997, Sunbeam incurred
$38.3 million of expenses related to the restructuring effort undertaken in 1996. These expenses were primarily for equipment movement, package redesign, employee relocation and recruiting, and an additional pre-tax loss on the sale of discontinued operations due primarily to lower than anticipated sales proceeds. (See Notes 8 and 9 to Sunbeam's Consolidated Financial Statements.)

     The charges and benefit described above are included in the following categories in the 1997 and 1996 Consolidated Statements of Operations (in millions):

                                                                                                   1997      1996
                                                                                                  ------    ------
Restructuring and impairment (benefit) charge..................................................   $(14.6)   $110.1
Cost of goods sold.............................................................................       --      60.8
Selling, general and administrative expenses...................................................     15.8      10.1
Loss on sale of discontinued operations........................................................     22.5      58.2
                                                                                                  ------    ------
                                                                                                  $ 23.7    $239.2
                                                                                                  ------    ------
                                                                                                  ------    ------

These charges and benefit consisted of the following (in millions):

                                                                                                   1997      1996
                                                                                                  ------    ------
Write-downs:
  Fixed assets held for disposal, not in use...................................................   $   --    $ 34.8
  Fixed assets held for disposal, used until disposed..........................................       --      14.8
  Inventory on hand............................................................................       --      60.8
  Other assets, principally trademarks and intangible assets...................................       --      19.1
                                                                                                  ------    ------
                                                                                                      --     129.5
                                                                                                  ------    ------
Restructuring accruals (including amounts expended in 1996):
  Employee severance pay and fringes...........................................................     (7.9)     24.7
  Lease payments and termination fees..........................................................     (6.7)     12.6
  Other exit activity costs, principally facility closure expenses.............................       --       4.1
                                                                                                  ------    ------
                                                                                                   (14.6)     41.4
Other related costs incurred:
  Employee relocation; equipment relocation and installation and other.........................     11.8       3.2
  Transitional fees related to outsourcing arrangements........................................       --       4.9
  Package redesign.............................................................................      4.0       2.0
                                                                                                  ------    ------
                                                                                                    15.8      10.1
                                                                                                  ------    ------
  Charges included in continuing operations....................................................      1.2     181.0
  Loss on sale of discontinued operations......................................................     22.5      58.2
                                                                                                  ------    ------
                                                                                                  $ 23.7    $239.2
                                                                                                  ------    ------
                                                                                                  ------    ------

     At December 29, 1996, the net carrying value of inventory written-down as part of the restructuring and Asset Impairment Charges approximated
$37.3 million. During 1997, this inventory, a portion of which was product of discontinued operations, was sold for an amount substantially equivalent to its net carrying value.

     As further described in Note 12 to Sunbeam's Consolidated Financial Statements, during the fourth quarter of 1996, Sunbeam charged SG&A for increases of $9.0 million in environmental reserves and $12.0 million in litigation reserves. As described in Note 2 to Sunbeam's Consolidated Financial Statements, Sunbeam also charged $7.7 million to SG&A expenses in 1996 for compensation costs associated with restricted Common Stock awards and other costs related to the employment of the Company's former management team.

     During the first, second, third and fourth quarters of 1997, approximately $0.5 million, $4.5 million, $1.5 million and $21.5 million, respectively, of pre-tax liabilities provided in prior years and determined to be no longer required were reversed and taken into income. Included in these reserves was $8.1 million related to the litigation reserve increase in 1996. (See Note 12 to Sunbeam's Consolidated Financial Statements.)

     Additionally, effective in the second quarter of fiscal 1997, Sunbeam began capitalizing manufacturing supplies inventories, whereas, previously these inventories were charged to operations when purchased. This change increased operating earnings in fiscal 1997 by $2.8 million.

     A reconciliation of earnings (loss) from continuing operations for 1997 and 1996, on an adjusted basis follows (in millions):

                                                                                                  1997      1996
                                                                                                 ------    -------
Operating earnings (loss), as reported........................................................   $104.1    $(244.5)
Add (deduct):
  Restructuring, asset impairment and other related charges...................................      1.2      181.0
  Environmental reserve increase principally related to divested operations...................       --        9.0
  Litigation reserve increase relating to divested operation..................................       --       12.0
  Restricted stock and other management compensation..........................................       --        7.7
  Reversals of accruals no longer required....................................................    (28.0)        --
  Capitalization of manufacturing supplies inventories........................................     (2.8)        --
                                                                                                 ------    -------
Adjusted operating earnings (loss)............................................................     74.5      (34.8)
  Interest expense............................................................................     11.4       13.6
  Other expense, net..........................................................................       --        3.7
                                                                                                 ------    -------
Adjusted earnings (loss) from continuing operations before income taxes.......................     63.1      (52.1)
  Adjusted income taxes (benefit).............................................................     56.3      (18.2)
                                                                                                 ------    -------
  Adjusted earnings (loss) from continuing operations.........................................   $  6.8    $ (33.9)
                                                                                                 ------    -------
                                                                                                 ------    -------

     After consideration of the adjustments above, 1996 results from continuing operations reflect a loss and 1997 continuing operations are marginally profitable. Due to a variety of factors, including sales in 1997 which increased inventory positions at certain customers, distribution losses during 1997 and other items, as discussed below, the results for 1997 are not indicative of future results. As discussed in Liquidity and Capital Resources, below, and in
Note 15 to Sunbeam's Consolidated Financial Statements, the 1998 results are expected to be impacted materially by charges related to, among other items, a provision for excess inventory, a change in management, changes in business operations resulting in part from the 1998 Acquisitions, higher interest costs related to higher debt levels, costs associated with litigation and restructuring and asset impairment costs, as well as costs related to Year 2000 issues.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 28, 1997

     Results of operations for the nine months ended September 30, 1998 include the results of Coleman for March 30 and 31, 1998 and the entire second and third quarters and of Signature Brands and First Alert from April 6, 1998. The acquired entities generated net sales of $717.2 million in the period since the acquisitions with corresponding gross margin of $158.3 million, or 22% of sales. SG&A costs recorded by the acquired entities were $163.9 million in the period, yielding an operating loss of $5.6 million. Included in cost of sales of the acquired entities was approximately $30 million of expense related to purchase accounting adjustments which require adjusting the values of acquired inventories to fair market value at the date of acquisition. Accordingly, as these inventories are sold, the purchase accounting adjustments related to these inventories (in this case, increases in inventory values) are reflected in cost of sales. A year ago, on a year-to-date basis, sales of the acquired entities were approximately $140 million higher than in the comparable nine months of 1998 due to: a decrease in product lines at Coleman resulting from the sale of a portion of the business, a program to reduce SKU's and Coleman's exit from the pressure washer business in 1997; softness in demand resulting from the domestic retail channel's efforts to lower inventory levels; adverse economic conditions in Japan and Southeast Asia; product availability issues at Signature Brands; higher sales returns at First Alert; and general disruption in the acquired entities due to the acquisitions and management changes. Excluding the impact of the purchase accounting adjustments described above, gross margins generated by the acquired entities were $65 million lower in 1998 than for the prior year-to-date period. Approximately 60% of the change resulted from the lower sales in 1998. An adverse sales mix at Signature Brands and charges at Coleman and Signature Brands in 1998 related to inventory reserves, provisions for fixed assets and environmental remediation accounted for the majority of the remaining decline in margins as compared with operations in the acquired entities for the first nine months of 1997.

     Net sales for the nine months ended September 30, 1998 were $1,322.1 million, an increase of $511.4 million versus the nine months ended September 28, 1997. After excluding: (i) $717.2 million of sales generated by the acquired entities, as discussed above; (ii) approximately $6 million of higher sales in 1998 resulting from the change in fiscal year end, as described in Note 1 to Sunbeam's Condensed Consolidated Financial Statements; (iii) $5.4 million in 1998 and $25.7 million from 1997 sales of excess or discontinued inventory for which the inventory carrying value was substantially equivalent to the sales value; (iv) $4.2 million from 1997 sales relating to divested product lines which are not classified as discontinued operations (time and temperature products and Counselor(Registered) and Borg(Registered) branded scales), and
(v) a $4.0 million benefit from the reduction of cooperative advertising accruals no longer required in 1997, net sales on an adjusted basis ("Adjusted Sales") of $594.0 million decreased approximately 24% from $776.8 million in the first nine months of 1997. Overall, product sales were adversely impacted by changes in retail inventory levels, price discounting and higher provisions for estimated returns, costs to ship products to customers, rebates and other customer allowances.

     Domestic Adjusted Sales declined approximately 25% or $149 million from the first three quarters of 1997. Sunbeam believes more than half of the sales decline was due to increasing retail inventory levels in 1997 versus decreasing inventory positions at customers in 1998. Excluding this effect, sales were still lower than the prior year throughout the business, with the most significant decline occurring in Outdoor Cooking products sales. During 1997, Sunbeam lost a significant portion of its Outdoor Cooking products distribution, including the majority of its grill parts and accessories products distribution. The Outdoor Cooking products sales decline was attributable to this lost distribution, to price discounting and higher customer allowances. Appliance Adjusted Sales declined between years as a result of higher provisions for returns, freight and co-operative advertising allowances in 1998, lost distribution and price erosion on breadmakers. The sales decline in Personal Care and Comfort products arose principally in the third quarter and was primarily due to sales timing issues which are generally expected to be recovered in the fourth quarter.

     International sales, which represented 23% of Adjusted Sales for the first three quarters of 1998, decreased approximately 20% compared with the Adjusted Sales for the same period a year ago. Sunbeam believes this sales decline was primarily attributable to decreasing customer inventory levels as compared with the prior year. Sales were also adversely impacted by a decision to stop selling to certain export distributors in Latin America and by poor economic conditions in that region. In addition, lost distribution in Canada contributed to the sales decline from the prior year.

     Excluding: (i) the gross margin generated from the inclusion of the acquired entities' operations in the period, as discussed above; (ii) the impact of the change in fiscal year-end as discussed in Note 1 to Sunbeam's Condensed Consolidated Financial Statements; (iii) $109.8 million in charges recorded in the second quarter of 1998 related to excess inventory and fixed assets;
(iv) $4.0 million from the benefit in 1997 of reducing the cooperative advertising accrual no longer required, and (v) a $2.8 million benefit recorded in the second quarter of 1997 resulting from capitalizing certain manufacturing supplies inventories which were previously expensed, gross margin declined to a loss of $0.6 million for the first nine months of 1998 versus $183.2 million for the same period a year ago. Lower sales volume and unfavorable manufacturing efficiencies from lower production levels associated with the lower sales volumes and high inventory levels in 1998 accounted for approximately 50% of the change between years. Approximately 30% of the decrease is attributable to lower price realization and higher costs of customer allowances, rebates and similar incentives in 1998, higher product return reserves and an adverse product sales mix in 1998. The adverse product sales mix was due in part to the loss of a majority of the grill accessory products distribution. Accessories generate significantly better margins than the average margins on sales of grills. During the first half of each year, grill and grill accessory sales are traditionally a higher portion of overall sales in the period than during other quarters of the year. Costs associated with a blanket recall, higher warranty reserves and certain adjustments related to physical inventories drove the remaining increases in cost of goods sold.

     Excluding the effect of: (i) $163.9 million of SG&A charges in the acquired entities; (ii) $70 million recorded in the third quarter of 1998 related to the issuance of the Parent Holdings Warrant; (iii) approximately $2.3 million of SG&A expense in 1998 from the change in the fiscal period; (iv) a $5.9 million benefit in the first nine months of 1998 and an $8.2 million benefit in the same period in 1997 from the reversal of reserves no longer required;
(v) $34.4 million of charges recorded in 1998 related to compensation and severance for certain former employees; (vi) $16.9 million of costs incurred in 1998 related to the restatement efforts, Year 2000 remediation and the corporate office relocation, and (vii) $11.9 million of restructuring related charges recorded in 1997, SG&A expenses were $158.8 million in 1998, 48% higher than the same period in 1997. This increase is due in part to approximately $8 million in higher advertising and marketing costs between years due to a national television advertising campaign for grills, package redesign costs and market research. Higher inventory levels in 1998 and costs associated with outsourcing small parts fulfillment led to higher distribution and warehousing costs which were $10 million greater than a year ago. Corporate administrative costs were approximately $28 million higher between years, resulting primarily from increases in outside service provider fees, including telephone charges, travel and relocation fees, higher legal and environmental reserves and other general administrative costs. Higher bad debt charges in 1998 accounted for the majority of the remaining increase in SG&A costs between years. These bad debt charges resulted nearly equally from collection issues relating to customers in the U.S. and in Latin America.

     Operating results for the first three quarters of 1998 and 1997, on an adjusted basis as described above, were a loss of $159.4 million in 1998 and a profit of $75.8 million in 1997. This change resulted from the factors discussed above.

     Interest expense increased from $7.8 million in the first nine months of 1997 to $90.1 million for the same period in 1998. Approximately 80% of the change related to higher borrowing levels in 1998 for the 1998 Acquisitions, with the remainder due to increased borrowings to fund working capital and the operating losses. (See Note 3 to Sunbeam's Condensed Consolidated Financial Statements.)

     Other income, in 1998 net of $5.7 million included approximately $8 million from the settlement of a lawsuit. Excluding this amount, there was approximately $2.3 million of net losses from foreign exchange in the period. In 1998, net foreign exchange gains accounted for the majority of the $0.9 million other income. The foreign exchange gains and losses in each year are primarily from results in Mexico.

     The minority interest reported in 1998 relates to the minority interest held in Coleman by public stockholders.

     Income taxes in 1998 reflect taxes on earnings of foreign subsidiaries and franchise taxes. A valuation allowance has been provided in 1998 for deferred tax assets generated by Sunbeam's operations. The 1997 rate was higher than the federal statutory income tax rate primarily due to state and local taxes plus the effect of foreign earnings taxed at other rates.

     In 1998, Sunbeam prepaid certain debt assumed in the 1998 Acquisitions and prepaid an industrial revenue bond related to its Hattiesburg facility. In connection with the early extinguishment of this debt, Sunbeam recognized an extraordinary charge of $111.7 million ($1.16 per share).

     Sunbeam's discontinued furniture business, which was sold in March 1997, had revenues of $51.6 million in the first quarter of 1997 prior to the sale and nominal earnings for that period. As a result of the sale of Sunbeam's furniture business assets (primarily inventory, property, plant and equipment), Sunbeam received $69.0 million in cash, retained approximately $50.0 million in accounts receivable and retained certain liabilities. The final purchase price for the furniture business was subject to a post-closing adjustment based on the terms of the Asset Purchase Agreement and in the first quarter of 1997, after completion of the sale, Sunbeam recorded an additional loss on disposal of $22.5 million pre-tax.

YEAR ENDED DECEMBER 28, 1997 COMPARED TO THE YEAR ENDED DECEMBER 29, 1996

     Net sales for 1997 were $1,073.1 million, an increase of $88.9 million or 9% over 1996. After excluding: (i) $4.2 million and $30.8 million in 1997 and 1996, respectively, related to divested product lines which are not classified as discontinued operations (time and temperature products, decorative bedding and Counselor(Registered) and Borg(Registered) branded scales), (ii) $31.3 million of sales in 1997 of discontinued inventory which resulted primarily from the reduction of SKU's as part of the 1996 restructuring plan and for which the inventory carrying value was substantially equivalent to the sales value, and
(iii) a $5.4 million benefit from the reduction of cooperative advertising accruals no longer required in 1997 (cooperative advertising costs are recorded as deductions in determining net sales), net sales on an adjusted basis ("Adjusted Sales") increased 8% over the prior year.

     Adjusted Sales, on a worldwide basis, increased during 1997 primarily from new product introductions, expanded distribution (particularly with Sunbeam's top ten customers), international geographic expansion and increased inventory positions at certain customers. Adjusted Sales growth was approximately 19% in the Appliance category and approximately 12% in Outdoor Cooking. In the Health at Home category, Adjusted Sales increased approximately 5% while Adjusted Sales in the Personal Care and Comfort category decreased approximately 13% during 1997. As customers reduce inventories to normal levels, 1998 sales are expected to be adversely impacted.

     Sales increases in Appliances were driven by new products, such as re-designed blenders and mixers, coffeemakers, irons, deep fryers and toasters, and by increased distribution with large national mass retailers, combined with higher inventory levels at certain customers. Sales of Outdoor Cooking products increased in 1997 attributed to increased merchandising and advertising programs, new distribution and higher inventory levels at certain customers. During 1997, Sunbeam lost a significant portion of its Outdoor Cooking products distribution, including the majority of its grill accessory products distribution. Accessories, which accounted for just over 10% of the Outdoor Cooking sales volume in 1997, generate significantly better margins than the average margins on sales of grills. These distribution changes are expected to adversely impact Outdoor Cooking sales and margins in the future, until such time as the distribution is regained.

     Sales of Personal Care and Comfort products suffered during the fourth quarter of 1997 as a result of lower than expected retail sell through of electric blankets in key northern markets in late 1997 coupled with the inability to service demand for king and queen sized blankets due to shortages of blanket shells. Sunbeam has shifted to a more level production for blankets in 1998 in order to more adequately service the seasonal demand for bedding products. Health at Home category sales increased as a result of new products and improved distribution in the drug store channels. Both Personal Care and Comfort and Health at Home sales were impacted by increased inventory positions at customers in 1997. Away from Home sales increased in 1997 as a result of new products, including cordless clippers and titanium blades, coupled with increased distribution of commercially rated appliances. Also contributing to Sunbeam's sales growth in 1997 were its new retail outlet stores, of which 22 were open by the end of 1997.

     International sales, which represented 21% of total revenues in 1997, grew 25% during the year. This sales growth was driven primarily by 54 new 220 volt product introductions and a general improvement in demand in export operations and in Mexico. Net sales growth of approximately 35% was achieved in the Latin American export sales organization. Most of this growth came from increased business with three exporters. In Mexico and Venezuela, sales grew 30% and 24%, respectively. Canada accounted for the majority of the remaining international sales growth.

     Excluding the effect of: (i) charges to cost of sales related to the restructuring plan in 1996, (ii) the benefit of reducing reserves no longer required in 1997, and (iii) the benefit in 1997 of capitalizing manufacturing supplies inventories, gross margin as a percent of Adjusted Sales would have been approximately 22% in 1997, an improvement of approximately 6 percentage points from 16% in 1996. This increase reflects the results of lower overhead spending, improved factory utilization and labor cost benefits resulting from Sunbeam's restructuring plan, coupled with reductions in certain materials costs. The lower overhead spending resulted from a reduction in the number of facilities operated by Sunbeam. With fewer facilities used for production purposes, the capacity of the remaining plants was more fully utilized. The labor cost benefits were realized principally from shifting production to Mexico. In addition, a broad based program to obtain lower costs for materials contributed to the 1997 margin improvement.

     Excluding the impact of: (i) the restructuring and asset impairment charges to SG&A in 1997 and 1996, (ii) the 1996 charges for the environmental accrual, litigation accrual, and restricted Common Stock grant compensation, and
(iii) the 1997 benefit from the reversal of reserves no longer required, SG&A improved to 14% of Adjusted Sales in 1997, down 5 percentage points from 19% in 1996. This improvement was partially the result of benefits from the consolidation of six divisional and regional headquarters into one corporate headquarters and one administrative operations center, reduced staffing levels, a reduction in the number of warehouses, and company-wide cost control initiatives. Higher expenditures in 1996 for market research, new packaging and other discretionary charges and higher bad debt expenses associated with certain of Sunbeam's customers also contributed to the decrease in SG&A costs from 1996 to 1997.

     Operating results for 1997 and 1996, on a comparable basis as described above, were earnings of $74.5 million in 1997 and a loss of $34.8 million in 1996. On the same basis, operating margin increased 11 percentage points to 7% of Adjusted Sales in 1997 versus a loss of 4% in 1996. This improvement resulted from the factors discussed above.

     Interest expense decreased from $13.6 million in 1996 to $11.4 million in 1997 primarily as a result of lower average borrowing levels in 1997.

     The 1997 effective income tax rate for continuing operations was higher than the federal statutory income tax rate primarily due to state and local taxes plus the effect of foreign earnings taxed at other rates and the increase to the valuation reserve for deferred tax assets, offset in part by the reversal of tax liabilities no longer required. For 1996, the effective income tax rate for continuing operations equaled the federal statutory income tax rate. For a reconciliation of income taxes computed at the federal statutory tax rate to the amounts provided, see Note 10 to Sunbeam's Consolidated Financial Statements.

     Sunbeam's diluted earnings per share from continuing operations was $0.60 per share in 1997 versus a loss per share from continuing operations in 1996 of $2.05. Sunbeam's share base utilized in the diluted earnings per share calculation increased approximately 6% during 1997 as a result of an increase in the number of shares of Common Stock outstanding due to the exercise of stock options in 1997 and the inclusion of Common Stock equivalents in the 1997 calculation.

     Sunbeam's discontinued furniture business, which was sold in March 1997, had revenues of $51.6 million in the first quarter of 1997 prior to the sale and nominal earnings. In 1996, the discontinued furniture business had net income of $0.8 million on revenues of $227.5 million and an estimated loss on disposal of the business of $39.1 million, net of applicable income tax benefits. The sale of Sunbeam's furniture business assets (primarily inventory, property, plant and equipment) was completed in March 1997.

     Sunbeam received $69.0 million in cash, retained approximately $50.0 million in accounts receivable and retained certain liabilities related to the furniture business. The final purchase price for the furniture business was subject to a post-closing adjustment based on the terms of the Asset Purchase Agreement and in the first quarter of 1997, after completion of the sale, Sunbeam recorded an additional loss on disposal of $22.5 million pre-tax. See discussion of Restructuring and Asset Impairment (Benefit) Charges in Note 8 and Discontinued Operations and Assets Held For Sale in Note 9 to Sunbeam's Consolidated Financial Statements for further information regarding sale of the furniture business.

YEAR ENDED DECEMBER 29, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     As described above, Sunbeam's operating results for 1996 include: (i) a pre-tax charge of $239.2 million recorded in conjunction with the restructuring plan (see Notes 8 and 9 to Sunbeam's Consolidated Financial Statements),
(ii) charges related to increases in environmental ($9.0 million) and litigation ($12.0 million) reserves (see Note 12 to Sunbeam's Consolidated Financial Statements), and (iii) $7.7 million of charges related to restricted Common Stock grants made to the then new management team (see Note 2 to Sunbeam's Consolidated Financial Statements).

     Net sales in 1996 of $984.2 million represent a decrease of $32.7 million, or 3%, from 1995. Domestic sales represented approximately 80% of total sales of Sunbeam in 1996 and decreased $28.5 million or 3% from 1995. This sales decline was driven by lower sales of outdoor cooking products, which declined 7% and lower sales of bedding products which declined 9% from 1995, attributed primarily to lower decorative bedding sales (divested in December 1996). Domestic sales of appliance products were flat with sales increases from new products such as vegetable steamers and toaster ovens being offset by reduced pricing on breadmakers. Sales of other product categories such as health and personal care products and time and temperature products (divested in March
1997) were either flat or declined slightly from 1995 levels.

     Sunbeam's loss from continuing operations was $170.2 million or $2.05 per share for 1996 versus earnings from continuing operations of $37.6 million or $0.45 per share (diluted) in 1995 largely as a result of the restructuring activities discussed above. The net loss for 1996 was $208.5 million, or $2.51 per share, compared to net earnings of $50.5 million, or $0.61 per share (diluted), for 1995. Excluding the impact in 1996 of the charges discussed above, operating earnings decreased from $70.2 million in 1995 to a loss of $34.8 million in 1996.

     International sales decreased $4.2 million or 2% from 1995 primarily as a result of lower sales in Latin America which was attributed to political and/or economic instability in several countries such as Ecuador, Peru, Columbia and Venezuela (which suffered a Bolivar devaluation in April 1996), a sales decline of 11% in Canada as a result of the bankruptcy filing of Sunbeam's then largest Canadian customer offset by a 55% increase in sales in Mexico as a result of a more stable economic environment in 1996.

     Sunbeam's gross margin percentage, excluding the impact of restructuring and other charges, was 15% of sales in 1996, down from 20% in 1995, primarily from higher manufacturing costs and excess manufacturing capacity.

     SG&A expenses, excluding the impact of the charges described above, were 19% of sales in 1996 compared with 14% of sales in 1995. The higher 1996 expenses were due in part to higher than normal spending for market research, advertising and similar programs and higher bad debt charges associated with certain of Sunbeam's customers.

     Operating losses, excluding the restructuring and special charges in 1996, were $34.8 million in 1996, or 4% of sales, as compared with 1995's operating earnings of $70.2 million, or 7% of sales. The decrease in operating results between years is primarily a result of the factors discussed above.

     Interest expense increased from $9.4 million in 1995 to $13.6 million in 1996 as a result of increased indebtedness of Sunbeam for working capital requirements and interest capitalized in 1995 related to the construction of the Hattiesburg manufacturing and distribution center.

     The effective income tax rate for 1996 equaled the federal statutory income tax rate. In 1995, the effective income tax rate exceeded the federal statutory income tax rate primarily due to state and local taxes plus the effect of foreign earning and dividends taxes at other rates. For a reconciliation of income taxes computed at the federal statutory tax rate to the amounts provided, see Note 10 in the Notes to Sunbeam's Consolidated Financial Statements.

     Sunbeam's discontinued furniture business had revenues of $227.5 million in 1996, up 23% from $185.6 million in 1995. This revenue growth was attributed primarily to the acquisition of the Samsonite(Registered) furniture business in November 1995. Excluding the impact of this acquisition, furniture business sales declined 2%. Earnings from the discontinued furniture business, net of taxes, declined from $12.9 million in 1995 to $0.8 million in 1996 primarily as a result of lower gross margins from reduced pricing, under absorption of higher manufacturing costs and higher raw material costs. In addition, SG&A costs increased due to the inclusion of the Samsonite(Registered) furniture business, higher distribution and warehousing costs, particularly with resin furniture products and higher bad debt expenses. (See Note 9 to Sunbeam's Consolidated Financial Statements.)

FOREIGN OPERATIONS

     While the Company's revenues generated in Asia have traditionally not been significant, economic instability in this region is expected to have a negative effect on such earnings. Economic instability and the political environment in Latin America have also affected sales in that region. It is anticipated that sales in and exports to these regions will continue to decline so long as the economic environments in those regions remain unsettled.

EXPOSURE TO MARKET RISK

  Qualitative Information

     Sunbeam uses a variety of derivative financial instruments to manage its foreign currency and interest rate exposures. Sunbeam does not speculate on interest rates or foreign currency rates. Instead, it uses derivatives when implementing its risk management strategies to reduce the possible effects of these exposures.

     With respect to foreign currency exposures, Sunbeam is most vulnerable to changes in United States dollar/Japanese yen, United States dollar/Canadian dollar, United States dollar/German Deutschmark, United States dollar/Mexican peso and United States dollar/Venezuelan bolivar exchange rates. Sunbeam principally uses forward and option contracts to reduce risks arising from firm commitments, anticipated intercompany sales transactions and intercompany receivable and payable balances. Sunbeam generally uses interest rate swaps to fix certain of its variable rate debt. Sunbeam manages credit risk related to these derivative contracts through credit approvals, exposure limits and threshold amounts and other monitoring procedures.

Quantitative Information

     Set forth below are tabular presentations of certain information related to Sunbeam's investments in market risk sensitive instruments. All of the instruments set forth in the following tables have been entered into by Sunbeam for purposes other than trading purposes.

     Interest Rate Sensitivity. The table below provides information about Sunbeam's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations.

     For debt obligations, the table presents principal cash flows by expected maturity date and related (weighted) December 31, 1998 average interest rates. Included in the debt position are the Debentures, which carry no intervening cash flows but mature in 2018. For interest rate swaps, the table presents notional amounts and weighted average interest rates for the contracts at the current time. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                                                    DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------------------
                                   BALANCE                         EXPECTED MATURITY DATE
                                     AT      ----------------------------------------------------------------------------
                                   -------                                                     THERE-               FAIR
                                    1998      1999      2000      2001      2002      2003     AFTER     TOTAL     VALUE
                                   ------    ------    ------    ------    ------    ------    ------    ------    ------
                                                                (US$ EQUIVALENT IN MILLIONS)
DOMESTIC LIABILITIES
Long Term Debt:
  Fixed Rate (US$)--Total.......   $  789    $    1    $    1    $    1    $    1    $    1    $2,019    $2,024    $  251
    Debentures..................      779        --        --        --        --        --     2,014     2,014       241
    Other.......................       10         1         1         1         1         1         5        10        10
    Average Interest Rate.......    4.99%        --        --        --        --        --        --        --        --
  Variable Rate: US$............   $1,357    $1,357(1)     --        --        --        --        --    $1,357    $1,357
    Average Interest Rate.......    8.61%        --        --        --        --        --        --
INTEREST RATE DERIVATIVES
  Interest Rate Swaps:
    Variable to Fixed (US$).....   $  325        --        --    $  150        --    $  175        --    $  325    $   (7)
    Average Pay Rate............    5.70%        --        --        --        --        --        --        --        --
    Average Receive Rate........    5.21%        --        --        --        --        --        --        --        --

-----------

(1) Represents all New Credit Facility debt, which has been classified as current. See "Risk Factors--Need to Further Amend New Credit Facility; Possible Restructuring" and Note 3 to Sunbeam's Condensed Consolidated Financial Statements.

     Exchange Rate Sensitivity. The table below provides information about Sunbeam's derivative financial instruments, other financial instruments and forward exchange agreements by functional currency and presents such information in U.S. dollar equivalents. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency variable rate credit lines, foreign currency forward exchange agreements and foreign currency purchased put option contracts. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For foreign currency forward exchange agreements and foreign currency put option contracts, the table presents the notional amounts and weighted average exchange rates by expected

(contractual) maturity dates. These notional amounts generally are used to calculate the contractual payments to be exchanged under the contract.

                                               DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------------------
                                                                                      EXPECTED MATURITY DATE
                                                                                   ----------------------------
                                                                                                          FAIR
                                                                                   1998(1)     TOTAL      VALUE
                                                                                   ------      -----      -----
                                                                                   (US$ EQUIVALENT IN MILLIONS)

ON BALANCE SHEET FINANCIAL INSTRUMENTS
US$ Functional Currency
  Liabilities
  Short-Term Debt:
     Variable Rate Credit Lines (Europe, Japan and Asia)......................     $ 45.2      $45.2      $45.2
     Weighted Average Interest Rate...........................................        3.2%

US$ FUNCTIONAL CURRENCY
Forward Exchange Agreements
  (Receive US$/Pay DM)
     Contract Amount..........................................................     $ 12.0      $12.0      $12.2
     Average Contractual Exchange Rate........................................       1.62
  (Receive US$/Pay JPY)
     Contract Amount..........................................................     $ 15.1      $15.1      $14.5
     Average Contractual Exchange Rate........................................     114.32
Purchased Put Option Agreements
  (Receive US$/Pay DM)
     Contract Amount..........................................................     $ 18.4      $18.4      $ 0.1
     Average Strike Price.....................................................       1.80
  (Receive US$/Pay JPY)
     Contract Amount..........................................................     $ 12.4      $12.4      $ 0.2
     Average Strike Price.....................................................      125.0

-----------
(1) None of the instruments listed in the table have maturity dates beyond
    1998.

SEASONALITY

     On a consolidated basis, Sunbeam's sales have not traditionally exhibited substantial seasonality; however, sales have been strongest during the fourth quarter of the calendar year. Additionally, sales of Outdoor Cooking products are strongest in the first half of the year, while sales of Appliances and Personal Care products are strongest in the second half of the year. Furthermore, sales of a number of Sunbeam's traditional products, including warming blankets, vaporizers, humidifiers and grills and Coleman's camping products may be impacted by unseasonable weather conditions. After considering the seasonality of the acquired entities, Sunbeam's consolidated sales are not expected to exhibit substantial seasonality; however, sales are expected to be strongest during the second quarter of the calendar year.

LIQUIDITY AND CAPITAL RESOURCES

     In order to finance the 1998 Acquisitions and to refinance substantially all of the indebtedness of Sunbeam and the acquired entities, the Company consummated: (i) the Original Offering in March 1998, which resulted in approximately $730 million of net proceeds and (ii) entered into the New Credit Facility.

     Sunbeam was required to file a registration statement with the Securities and Exchange Commission to register the Debentures by June 23, 1998. This registration statement was not filed until February 4, 1999. From June 23, 1998 until the day on which the registration statement was filed and declared effective, Sunbeam was required to pay to the Debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the Debentures plus the original issue discount thereon on such day. Sunbeam made its first payment of approximately $525,000 to the Debenture holders on September 25, 1998, with the
remaining $   due to be paid to Debentures holders on March 25, 1999. See Note 3 to Sunbeam's Condensed Consolidated Financial Statements.

     The New Credit Facility originally provided for aggregate borrowings of up to $1.7 billion pursuant to: (i) a revolving credit facility in an aggregate principal amount of up to $400 million, maturing March 31, 2005; (ii) an $800 million term loan maturing on March 31, 2005, and (iii) a $500 million term loan maturing September 30, 2006. Interest accrued at a rate selected at the Company's option of: (i) LIBOR plus an agreed upon interest margin which varies depending upon the Company's leverage ratio, as defined, and other items or,
(ii) the base rate of the administrative agent (generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus one-half of 1%), plus an agreed upon interest margin which varies depending upon the Company's leverage ratio, as defined, and other items. The New Credit Facility contains certain covenants, including limitations on the ability of the Company and its subsidiaries to engage in certain transactions and the requirement to maintain certain financial covenants and ratios.

     At June 30, 1998, the Company was not in compliance with the financial covenants and ratios required under the New Credit Facility. The Company and its lenders entered into an agreement dated June 30, 1998, which provided that compliance with the covenants would be waived through December 31, 1998. Borrowings under the New Credit Facility are secured by the Company's assets, including its stock interest in Coleman. Pursuant to an amendment dated
October 19, 1998, the Company is not required to comply with the original financial covenants and ratios under the New Credit Facility until April 10, 1999, but will be required to comply with an earnings before interest, taxes, depreciation and amortization covenant beginning in February 1999. Concurrent with each of these amendments, interest margin was increased. The margin continues to increase monthly through March 1999 to a maximum of four percentage points over LIBOR. At the end of November 1998, following the scheduled repayment of a portion of the term loan, the New Credit Facility was reduced to $1,698 million in total, of which approximately $1,421 million was outstanding and approximately $277 million was available. In addition, at the same time, the Company's cash balance available for debt repayment was approximately
$22 million.

     The Company is working with its bank lenders in an effort to reach agreement on a further amendment to the New Credit Facility containing mutually acceptable revised financial covenants. The Company cannot be certain that such an amendment, or a further waiver of the existing financial covenants, will be entered into with the bank lenders by April 10, 1999. The failure to obtain such an amendment or further waiver would result in violation of the existing covenants, which would permit the bank lenders to accelerate the maturity of all outstanding borrowings under the New Credit Facility. Accordingly, the debt related to the New Credit Facility and all debt containing cross-default provisions is classified as current in the Condensed Consolidated Balance Sheet as of September 30, 1998.

     At September 30, 1998, the Company had cash and cash equivalents of $52.1 million. Cash used in operating activities during the first three quarters of 1998 was $224.7 million compared to $59.9 million for the same period in 1997. This increase is attributable to lower earnings before non-cash charges. Year-to-date 1998, $75.7 million in cash was generated by reducing receivables and a similar amount was used as inventories increased. The majority of this cash generation was from Coleman as that operation reduced receivables balances generated in its peak second quarter period. The remaining cash usage for working capital resulted primarily from reducing accounts payable levels.

     Cash used in investing activities in the first nine months of 1998 reflects $379.2 million for the 1998 Acquisitions. In the first three quarters of 1997, cash provided by investing activities reflected $90.9 million in proceeds from the sales of divested operations and other assets. Capital spending totaled $32.8 million in the first nine months of 1998 and was primarily for manufacturing efficiency initiatives, equipment and tooling for new products, and management information systems hardware and software licenses. The new product capital spending principally related to the air and water filtration products which were discontinued in the second quarter, electric blankets, grills, clippers and appliances. As Sunbeam completes its assessment of expected future performance of its business operations, valuation adjustments may be required for certain of the assets acquired in 1998. Capital spending in 1997 was $41.0 million and was primarily attributable to manufacturing capacity expansion, cost reduction initiatives and equipment to manufacture new products. Sunbeam anticipates 1998 capital spending to be approximately 5% of sales, primarily related to new product introductions, capacity additions and certain facility rationalization initiatives.

     Cash provided by financing activities totaled $636.1 million in the first nine months of 1998 and reflects net proceeds from the Debentures of $729.6 million, the cancellation and repayment of all outstanding balances under the Company's $250 million September 1996 revolving credit facility, the repayment of certain debt acquired with the 1998 Acquisitions and the early extinguishment of the $75.0 million Hattiesburg industrial revenue bond. In addition, cash provided by financing activities includes $19.6 million of proceeds from the exercise of stock options. See Note 3 to Sunbeam's Condensed Consolidated Financial Statements.

     Sunbeam expects to acquire the remaining equity interest in Coleman pursuant to the Coleman Merger in which the existing Coleman minority stockholders will receive approximately 6.7 million shares of Common Stock and approximately $87 million in cash. In addition, as a result of litigation related to the consideration payable in the proposed Coleman Merger, Sunbeam has entered into a Memorandum of Understanding (subject to court approval) pursuant to which the holders of the remaining equity interest in Coleman will also receive five-year warrants to purchase 4.98 million shares of Common Stock at $7 per share, subject to certain anti-dilution provisions. There can be no assurance that the court will approve the settlement as proposed. Although there can be no assurance, it is anticipated the Coleman Merger will occur in the first half of fiscal 1999. See Note 10 to Sunbeam's Condensed Consolidated Financial Statements.

     Sunbeam believes its borrowing capacity under the New Credit Agreement, cash flow from the combined operations of Sunbeam and its acquired companies, existing cash and cash equivalent balances, and its receivable securitization program will be sufficient to support working capital needs, capital spending, and debt service for the foreseeable future. However, if Sunbeam is unable to satisfactorily amend the financial covenants and ratio requirements of the New Credit Facility or obtain a further waiver of the existing covenants and ratio requirements prior to April 10, 1999, Sunbeam expects it would, at that time, be in default of the requirements under the New Credit Facility and, as noted above, the lenders could then require the repayment of all amounts then outstanding under the New Credit Facility.

     The Company may consider restructuring its indebtedness, including the Debentures, to reduce its debt burden.

NEW ACCOUNTING STANDARDS

     See Note 1 to Sunbeam's Condensed Consolidated Financial Statements for a discussion of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information," SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities," Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and SOP 98-5, "Reporting on the Costs of Start-up Activities," which are required to be adopted for periods beginning after December 15, 1998. The adoption of these standards is not expected to have a material effect on Sunbeam's consolidated results of operations, financial position or cash flows, although actual charges incurred may be material due to Year 2000 issues, as discussed below.

YEAR 2000 READINESS DISCLOSURE AND OPERATING SYSTEM ENHANCEMENTS

     Sunbeam is in the process of assessing the impact of the Year 2000 on its operations, including Coleman, First Alert and Signature Brands which were acquired by Sunbeam in the spring of 1998. The Company established a Year 2000 Program Management Office in the third quarter of 1998 to centralize the management of all of the Company's Year 2000 projects, including such assessment. Three consulting firms are assisting the Company in its Year 2000 management efforts.The Company has completed an inventory of its hardware and software systems, manufacturing equipment, electronic data interchange, telecommunications and other technical assets potentially subject to Year 2000 problems, such as security systems and controls for lighting, heating, ventilation and facility access. The Company is correcting Year 2000 problems in its major computer systems, and other systems and assets are being evaluated. Additionally, Sunbeam is assessing the readiness of embedded microprocessors in its products and is assessing the effects of non-compliance by its vendors, service providers, customers and financial institutions.

     Sunbeam relies on its information technology functions to perform many tasks that are critical to its operations. Significant transactions that could be impacted by Year 2000 noncompliance include, among others, purchases of materials, production management, order entry and fulfillment, and payroll processing. Systems and applications that have been identified by Sunbeam to date as not currently Year 2000 compliant and which are critical to Sunbeam's operations include its financial software systems, which process the order entry, purchasing, production management, general ledger, accounts receivable, and accounts payable functions, and critical applications in the Company's manufacturing and distribution facilities, such as warehouse management applications. Sunbeam plans to complete corrective work with respect to Sunbeam's systems by the second quarter of 1999 with final testing and implementation of such systems occurring in the second and third quarters of 1999. Management believes that, although there are significant systems that are being modified or replaced, Sunbeam's information systems environment will be made Year 2000 compliant prior to January 1, 2000. Sunbeam's failure to timely complete such corrective work could have a material adverse impact on the Company. The Company is not able to estimate possible lost profits arising from such failure.

     Sunbeam has contacted its major vendors and suppliers of products and services to determine their Year 2000 readiness and plans and is continuing to monitor their status with respect to such plans. The failure of certain of these third party suppliers to become Year 2000 compliant could have a material adverse impact on Sunbeam. Sunbeam will also contact its customers to determine if they are prepared for Year 2000 issues. Their failure to evaluate and prepare for Year 2000 issues could have a material adverse effect on Sunbeam's operations.

     Sunbeam's current assessment of the total costs to address and remedy Year 2000 issues and enhance its operating systems, including costs for the acquired companies, is $50 million. This estimate includes the costs of software and hardware modifications and replacements and fees to third party consultants, but excludes the cost of internal resources. Sunbeam expects these expenditures to be financed through operating cash flows or borrowings, as applicable. Through September 30, 1998, Sunbeam had expended approximately $10 million related to new systems and remediation to address Year 2000 issues of which approximately half was recorded as capital expenditures. Of the total costs, it is anticipated that approximately 25% to 30% will be incurred by year-end 1998, with the remainder in 1999. A significant portion of these expenditures will enhance Sunbeam's operating systems in addition to resolving the Year 2000 issues. As Sunbeam completes its assessment of the Year 2000 issues, the actual expenditures incurred or to be incurred may differ materially from the amounts shown above.

     Sunbeam plans to establish a contingency plan for addressing any effects of the Year 2000 on its operations, whether due to noncompliance of Sunbeam's systems or those of third parties. Sunbeam expects to complete such contingency plan by September 30, 1999; such contingency plan will address alternative processes, such as manual procedures to replace those processed by noncompliant systems, potential alternative service providers, and plans to address compliance issues as they arise. Subject to the nature of the systems and applications which are not made Year 2000 compliant, the impact of such non-compliance on Sunbeam's operations could be material if appropriate contingency plans cannot be developed prior to January 1, 2000.

OTHER MATTERS

     See Notes 3, 6, and 10 to Sunbeam's Condensed Consolidated Financial Statements for information relating to, among other matters, litigation, financing and potential asset impairment issues.

CAUTIONARY STATEMENTS

     Certain statements in this prospectus may constitute "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") and in releases made by the SEC from time to time. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Sunbeam to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. When used in this prospectus, the words "estimate," "project," "intend," "expect" and similar expressions, when used in connection with Sunbeam, including its management, are intended to identify forward looking statements. These forward looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements. These cautionary statements are being made pursuant to the Litigation Reform Act, with the intention of obtaining the benefits of the "Safe Harbor" provisions of the Litigation Reform Act. Sunbeam cautions investors that any forward looking statements made by Sunbeam are not guarantees of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements with respect to Sunbeam include, but are not limited to risks associated with:

    o         high leverage,
    o         Sunbeam's ability to enter into an amendment to its credit agreement containing financial covenants which it and its bank lenders find mutually acceptable, or to continue to obtain waivers from its bank lenders with respect to its compliance with the existing covenants contained in such agreement, and to continue to have access to its revolving credit facility,
    o         Sunbeam's ability to integrate the recently acquired Coleman, Signature Brands and First Alert companies and expenses associated with such integration,
    o         Sunbeam's sourcing of products from international vendors, including the ability to select reliable vendors and to avoid delays in shipments,
    o         Sunbeam's ability to maintain and increase market share for its products at anticipated margins,
    o         Sunbeam's ability to successfully introduce new products and to provide on-time delivery and a satisfactory level of customer service,
    o         changes in laws and regulations, including changes in tax laws, accounting standards, environmental laws, occupational, health and safety laws,
    o         access to foreign markets together with foreign economic conditions, including currency fluctuations,
    o         uncertainty as to the effect of competition in existing and potential future lines of business,
    o         fluctuations in the cost and availability of raw materials and/or products,
    o         changes in the availability and relative costs of labor,
    o         effectiveness of advertising and marketing programs,
    o         economic uncertainty in Japan, Korea and other Asian countries, as well as in Mexico, Venezuela, and other Latin American countries,
    o         product quality, including excess warranty costs, product liability expenses and costs of product recalls,
    o         weather conditions which can have an unfavorable impact upon sales of certain of Sunbeam's products,
    o         numerous lawsuits against Sunbeam and the SEC investigation into Sunbeam's accounting practices and policies, and uncertainty regarding Sunbeam's available coverage on its directors' and officers'
              liability insurance,
    o         the possibility of a recession in the United States or other countries resulting in a decrease in consumer demands for Sunbeam's products,
    o         failure of Sunbeam and/or its customers and suppliers of goods or services to timely complete the remediation of computer systems to effectively process Year 2000 information, and
    o         any material error in evaluating historical levels of retail inventories and the related impact on operations of changes therein.

     Other factors and assumptions not included in the foregoing may cause Sunbeam's actual results to materially differ from those projected. Sunbeam assumes no obligation to update any forward looking statements or these cautionary statements to reflect actual results or changes in other factors affecting such forward looking statements.

                       CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On November 20, 1998, the Audit Committee recommended and Sunbeam's Board approved the appointment of Deloitte & Touche as its independent auditors for 1998, to replace Arthur Andersen, Sunbeam's former auditor. Arthur Andersen is continuing to provide certain professional services to Sunbeam.

     On June 25, 1998, Sunbeam announced that Arthur Andersen would not consent to the inclusion of its report on Sunbeam's 1997 financial statements in a registration statement Sunbeam was planning to file with the SEC. On June 30, 1998, Sunbeam announced that the Audit Committee of its Board of Directors would conduct a review of Sunbeam's prior financial statements and that, therefore, those financial statements should not be relied upon. Sunbeam also announced that Deloitte & Touche had been retained to assist the Audit Committee and Arthur Andersen in their review of Sunbeam's prior financial statements. On August 6, 1998, Sunbeam announced that the Audit Committee had determined that Sunbeam would be required to restate its financial statements for 1997, the first quarter of 1998 and possibly 1996, and that the adjustments, while not then quantified, would be material. On October 20, 1998 Sunbeam announced the restatement of its financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. On November 12, 1998, Sunbeam filed a Form 10-K/A for the year ended December 31, 1997, which contains an unqualified opinion by Arthur Andersen on Sunbeam's restated consolidated financial statements as of December 29, 1996 and December 28, 1997 and for each of the three years in the period ended December 28, 1997.

     Arthur Andersen's report on the financial statements for the past two fiscal years of Sunbeam contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through November 20, 1998, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused Arthur Andersen to make reference thereto in their report on the financial statements for such years. Sunbeam has not consulted with Deloitte & Touche on any matter that was either the subject of a disagreement or a reportable event between Sunbeam and Arthur Andersen.

     However, as a result of the restatements referred to above, in a letter dated October 16, 1998, Arthur Andersen advised Sunbeam that there existed the following conditions that Arthur Andersen believed to be material weaknesses in Sunbeam's internal accounting controls:

          "In our opinion, [Sunbeam's] design and effectiveness of its internal control were inadequate to detect material misstatements in the preparation of [Sunbeam's] 1997 annual (before audit) and quarterly financial statements."

     As part of its audit of Sunbeam's 1997 consolidated financial statements that led to the restatement of these financial statements, Arthur Andersen was required to consider Sunbeam's internal controls in determining the scope of its audit procedures. Arthur Andersen has advised management of its concerns regarding Sunbeam's internal controls. Management is addressing these concerns and although Sunbeam has not yet fully implemented all additional planned controls, management believes that the interim measures the Company has adopted to prevent material misstatements in its financial statements will be effective until the remainder of the additional controls can be implemented. Arthur Andersen and Deloitte & Touche have not reviewed the interim internal control measures and, therefore, express no opinion or other assurances that they may be effective.

                                    BUSINESS

GENERAL

     The Company is a leading designer, manufacturer and marketer of branded consumer products. The Company's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distributors in the United States and internationally. The Company also sells its products to professional and commercial end users such as small businesses, health care providers, hotels and other institutions. The Company's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer and professional use for weight management and business uses; electric blankets and throws; clippers and trimmers for consumer, professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks and book bags; and portable generators and compressors.

     The Company was organized in 1989 (as Sunbeam-Oster Company, Inc.) and in September 1990, Sunbeam acquired the assets and assumed certain liabilities, through a reorganization, of Allegheny International, Inc., an entity operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code since 1988. In August 1992, the Company completed a public offering of 20,000,000 shares of its Common Stock. In May 1995, the Company changed its name from Sunbeam-Oster Company, Inc. to Sunbeam Corporation.

     In 1998 the Company acquired an indirect controlling interest in Coleman and all the outstanding common stock of Signature Brands and First Alert.

PRODUCTS AND OPERATIONS

     The Company's product categories are Household and Outdoor Leisure products. The Company's operations are managed through four groups: Household, Outdoor Leisure, International and Corporate.

     Within its two main product categories, the Company classifies its products as follows:

     o In the Household group: (1) Appliances (including mixers, blenders, food steamers, bread makers, rice cookers, coffee makers, toasters, irons and garment steamers); (2) Health products (including vaporizers, humidifiers, air cleaners, massagers, hot and cold packs and blood pressure monitors); (3) Scales; (4) Personal Care (including hair clippers and trimmers and related products for the professional beauty, barber and veterinarian trade and sales of products to commercial and institutional channels); (5) Blankets (including electric blankets, heated throws and mattress pads); and (6) First Alert (including smoke and carbon monoxide detectors, fire extinguishers and home safety equipment).

     o In the Outdoor Leisure group: (1) Outdoor Recreation (including tents, sleeping bags, coolers, camping stoves, lanterns and outdoor heaters);
       (2) Outdoor Cooking (including gas and charcoal outdoor grills and grill parts and accessories); (3) Powermate (including portable power generators and air compressors); and (4) Eastpak (including backpacks and bags).

     The Company's International group is managed through the following regional subdivisions: (1) Europe (manufacture, sales and distribution of Campingaz(Registered) products and sales and distribution in Europe, Africa and the Middle East of other Company products); (2) Latin America (manufacture, sales and distribution throughout Latin America of small appliances, and sales and distribution of personal care products, professional clippers and related products, camping products and Powermate products); (3) Japan (sales and distribution of primarily outdoor recreation products); (4) Canada (sales and distribution of substantially all the Company's products); and (5) East Asia (sales and distribution in all areas of East Asia other than Japan of substantially all the Company's products).

     The Company's Corporate group provides certain accounting, legal, risk management, treasury, human resources, tax and management information services to all operating groups and also includes the operation of the Company's retail stores and the conduct of the Company's licensing activities.

  Household

     The Company's Household group includes the Appliances, Health, Personal Care and First Alert products. Sales of Household group products accounted for approximately 40% of the Company's domestic net sales in 1998.

     Appliances. Small kitchen appliances include Mixmaster(Registered) stand mixers, hand mixers, Osterizer(Registered) blenders, food processors, rice cookers, food steamers, toasters, can openers, bread makers, waffle makers, ice cream makers, frying pans, deep fryers and culinary accessories, which are sold primarily under the Sunbeam(Registered) and Oster(Registered) brand names. In addition, the Company sells coffee makers under the Mr. Coffee(Registered), Sunbeam and Oster brand names and, with respect to coffee and tea products, the Mr. Coffee brand name. Other brand names or trademarks used in marketing include: Toast Logic(Registered), Details(Registered) by Mr. Coffee (for high end coffeemakers sold in department and specialty stores), Mrs. Tea(Trademark), and Iced Tea Pot(Trademark), Oster Designer(Registered) and Pause N Serve(Registered). The Company holds the number one or two market positions in coffee makers, mixers, and bread makers. The Appliance category also encompasses garment care appliances consisting of irons and steamers. The Company manufactures a portion of its appliances in its United States and Mexico plants and sources the balance of its appliance products from domestic and foreign manufacturers.

     Health. The Company markets many of its health products under the Sunbeam(Registered) name and the trademark Health at Home(Registered). These products include heating pads, bath scales, blood pressure and other health-monitoring instruments, massagers, vaporizers, humidifiers and dental care products. The Company assembles and/or manufactures its vaporizers, humidifiers and heating pads at its United States and Mexico facilities. The Company's other personal health products are sourced from manufacturers primarily located in China.

     Scales. The Company also designs, manufactures and markets scales for consumer, office and professional use. The Company manufactures a complete line of analog and digital floor scales, waist-high and eye-level scales for use in weight monitoring by consumers. These consumer scales are sold under the brand names Health o Meter(Registered), Sunbeam, Counselor(Registered) and Borg(Registered). Other trademarks used in marketing the scales are BigFoot(Registered) and Precious Metals(Registered). The Company also markets professional scales such as traditional balance beam scales, pediatric scales, wheelchair ramp scales, chair and sling scales and home healthcare scales using the Pro Series(Registered) and Pro Plus Series(Registered) trademarks in addition to the Health o Meter(Registered) brand. The Company's line of scales also include letter and parcel scales for office use, marketed under the Pelouze(Registered) brand name. The Company has a commanding share of the office scale market with its Pelouze scales. The Company's Pelouze food scales include analog and digital portion control scales, thermometers and timers for commercial and non-commercial applications. The Company manufactures approximately one-half of its scales at a United States plant and sources other products from both domestic and foreign suppliers.

     Personal Care. The Company's personal care products include a broad line of hair clippers and trimmers for animals and humans which are sold through retail channels. The Company holds the number one or two position in its clipper and trimmer product lines. The Company also markets a line of professional barber, beauty and animal grooming products, including electric and battery clippers, replacement blades and other grooming accessories sold to both conventional retailers and through professional distributors. These products are manufactured at the Company's United States and Mexico facilities.

     Blankets. The Company's blanket products include electric blankets, Cuddle-Up(Registered) heated throws and heated mattress pads. The Company holds the number one market position in each of electric blankets, heated throws and heated mattress pads. These products are manufactured at the Company's United States and Mexico facilities.

     The Company is expanding the marketing of its appliances, scales, coffee makers and personal care products to institutional and commercial channels.

     First Alert. The Company is a leading manufacturer and marketer of a broad range of residential safety products, including residential use ionization and photoelectric smoke detectors in which the Company has the leading market share. Other products include carbon monoxide detectors, fire extinguishers, rechargeable flashlights and lanterns, electric and electromechanical timers, night lights, radon gas detectors, fire escape ladders and motion sensing lighting controls. The Company's smoke detectors are battery operated and carbon monoxide detectors are available in both plug in and battery operated units and in a combination unit. These products are marketed primarily under the First Alert(Registered) brand name. The Company also uses the brand names Family Gard(Registered) and Sure Grip(Registered) for certain of its products. The Company markets certain of these products under the BRK(Registered) brand for the electrical wholesale markets. The Company manufactures its smoke and carbon monoxide detectors in its Mexico plant, manufactures fire extinguishers in its United States plant and sources other products from domestic and foreign suppliers.

  Outdoor Leisure

     The Company's Outdoor Leisure group encompasses the Outdoor Recreation, Outdoor Cooking, Powermate and Eastpak product categories. The Outdoor Leisure group accounted for approximately 60% of the Company's domestic net sales in 1998.

     Outdoor Recreation. Principal Outdoor Recreation products include a comprehensive line of lanterns and stoves for outdoor recreational use, fuel-related products such as disposable fuel cartridges, a broad range of coolers and jugs, sleeping bags, backpacks, tents, outdoor folding furniture, portable electric lights, camping accessories and other products. These products are used predominantly in outdoor recreation, but many products have applications in emergency preparedness and some are also used in home improvement projects and are distributed predominantly through mass merchandisers, home centers and other retail outlets. The Company believes it is the leading manufacturer of lanterns and stoves for outdoor recreational use in the world. The Company's liquid fuel appliances include single and dual fuel-powered lanterns and stoves and a broad range of propane- and butane-fueled lanterns and stoves. These products are manufactured at the Company's facilities located in the United States and are marketed under the Coleman(Registered) and Peak One(Registered) brand names.

     The Company manufactures and sells a wide variety of insulated coolers and jugs and reusable ice substitutes, including personal coolers for camping, picnics or lunch box use; large coolers; beverage coolers for use at work sites and recreational and social events; and soft-sided coolers. The Company's cooler products are manufactured predominantly at the Company's facilities located in the United States and are marketed under the Coleman brand name worldwide. The Company designs, manufactures or sources, and markets textile products, including tents, sleeping bags, backpacks and rucksacks. The Company's tents and sleeping bags are marketed under the Coleman and Peak One brand names. The Company manufactures and markets aluminum- and steel-framed, portable, outdoor, folding furniture under the Coleman and Sierra Trails(Registered) brand names. These products are manufactured predominantly at the Company's facilities located in the United States. The Company designs and markets electric lighting products that are manufactured by others and sold under the Coleman, Powermate(Registered) and Job-Pro(Registered) brand names. These products include portable electric lights such as hand held spotlights, flashlights and fluorescent lanterns and a line of rechargeable lanterns and flashlights. The Company designs, sources and markets a variety of small accessories for camping and outdoor use, such as cookware and utensils. These products are manufactured by third-party vendors to Coleman's specifications and are marketed under the Coleman brand name.

     Outdoor Cooking. Sunbeam is a leading supplier of outdoor barbecue grills. Sunbeam has one of the leading market share positions in the gas grill industry. Outdoor barbecue grills consist of propane, natural gas, electric and charcoal models which are sold by the Company primarily under the Sunbeam and Grillmaster(Registered) brand names. The Company's outdoor cooking products also include smokers and replacement parts for grills and various accessories such as cooking utensils, grill cleaning products and barbecue tools. Almost all of the Company's grills (other than electric grills) are manufactured at the Company's United States facility. The Company sources practically all of its accessories and a portion of its replacement parts from various manufacturers, many of which are in East Asia.

     Powermate. The Company's principal Powermate products include portable generators and portable and stationary air compressors. The Company is a leading manufacturer and distributor of portable generators in the United States. Generators are used for home improvement projects, small businesses, emergency preparedness and outdoor recreation. These products are manufactured by the Company at its United States facilities, using engines manufactured by third parties, are marketed under the Coleman Powermate(Registered) brand name and are distributed predominantly through mass merchandisers and home center chains. The Company also produces advanced, light-weight generators incorporating proprietary technology. The Company's air compressors are manufactured at its facilities located in the United States, are marketed under the Coleman Powermate brand name and are distributed predominantly through mass merchandisers and home center chains.

     Eastpak. The Company designs, manufactures and distributes book bags, backpacks and related goods throughout the United States under the brand name Eastpak(Registered). The Company manufactures the majority of its products in its plants located in Puerto Rico.

  International

     The Company markets a variety of products outside the United States. While the Company sells many of the same products domestically and internationally, it also sells products designed specifically to appeal to foreign markets. The Company, through its foreign subsidiaries, has manufacturing facilities in France, Italy, Mexico, Indonesia, and Venezuela, and sales offices in France, Japan, Germany, Canada, the United Kingdom, Hong Kong, Korea, the Philippines, the Czech Republic, Holland, Portugal, Spain, Switzerland, Dubai, Russia, Australia, Brazil, Venezuela, Mexico, Italy, Belgium and Indonesia. The products sold by the international group are sourced from the Company's manufacturing operations or from vendors primarily located in Asia. International sales accounted for approximately 10% of the Company's total net sales in 1998. The Company's international operations are managed through the following geographic areas.

     Europe. The Company's European operations are managed from Brussels and the sales are dominated by the product lines acquired by the Company in the Holdings Merger, including the Campingaz product lines and sales of Eastpak bags. The Company's European office also manages the sale and distribution of Company products throughout Africa and the Middle East.

     Japan. The Company's Japanese sales are almost exclusively sales of camping equipment such as tents, stoves, lanterns, sleeping bags and accessories.

     Latin America. The activities of Sunbeam outside the United States were primarily focused in Mexico and Latin America prior to the 1998 Acquisitions. The Company enjoys a strong market position in a number of product categories in Latin America. The Oster brand has the leading market share in small appliances in a number of Latin American countries. The Company's sales in Latin America are derived primarily from household appliances, particularly the Oster blender and the recently introduced Oster arepa maker.

     Canada. The Company's historical and acquired sales and distribution operations in Canada are under common management. The Company sells substantially all of its products in Canada through a distribution sales office located in Toronto.

     East Asia. The Company's sales in East Asia during 1998 were hampered by the economic downturn there, particularly in South Korea where the Company had developed a strong market for Eastpak bags, and in Indonesia where the company sells Campingaz products. The Company has established a sales office in Australia, from which it sells primarily clippers and appliances, and distributes First Alert products in Australia and New Zealand. Sales offices have also been established in Manila and Hong Kong.

RETAIL AND LICENSING

     Retail. The Company sells many of its products through its retail outlet stores which are operated under the Sunbeam, Oster and Camp Coleman(Registered) names. In addition, the Company currently has 37 stores in the United States and Canada which primarily carry discontinued, overstock and refurbished products for retail sale to consumers.

     Licensing. The Company licenses the Sunbeam name and the Coleman name and logo under two types of licensing arrangements: general merchandise licenses and licenses to purchasers of businesses divested by the Company. The Company's general merchandise licensing activities involve licensing the Sunbeam and/or Coleman name and logo, for a royalty fee, to certain companies that manufacture and sell products that complement the Company's product lines. Revenues from licensing activities in 1998 in the amount of $4 million were generated primarily from the license of the Coleman name. In addition, the Company licenses trade names from third parties for use in connection with the Company's products.

SEGMENT INFORMATION

     The following table sets forth the sales to unaffiliated customers and other sales, operating profit for the nine months ended September 30, 1998 and allocable assets as of September 30, 1998 with respect to the Company's four operating groups. The Company did not operate in all of such segments prior to 1998.

                                                                                    OUTDOOR
                                                                      HOUSEHOLD     LEISURE     INTERNATIONAL   CORPORATE
                                                                      ----------   ----------   -------------   ---------
Sales to unaffiliated customers.....................................  $  471,108   $  712,652     $ 137,435     $     934
Operating profit (loss).............................................    (292,171)     (67,124)      (31,950)         (431)
Allocable assets....................................................   1,069,130    1,689,543       485,652       259,417

FINANCIAL INFORMATION RELATING TO FOREIGN AND DOMESTIC OPERATIONS AND EXPORT
SALES

     The following sets forth information regarding the Company's international operations in various geographic areas:

                                                                                                       Nine Months
                                                                            Fiscal Years Ended           Ended
                                                                         --------------------------    -----------
                                                                         December 29,   December 28,   September 30,
                                                                            1996           1997           1998
                                                                         -----------    -----------    -----------
                                                                                 (IN THOUSANDS)
SALES TO UNAFFILIATED CUSTOMERS
  United States.......................................................      800,969       843,517        995,307
  Europe..............................................................       18,872        17,415        131,324
  Latin America.......................................................      125,072       164,044         97,726
  Other...............................................................       39,323        48,113         97,772
OPERATING PROFIT (LOSS)
  United States.......................................................     (245,668)       60,884       (381,610)
  Europe..............................................................       (4,435)       (1,954)         4,990
  Latin America.......................................................       12,673        39,840        (22,655)
  Other...............................................................       (7,049)        5,293          7,599
IDENTIFIABLE NET ASSETS
  United States.......................................................      215,067       226,581        366,017
  Europe..............................................................          514           361         30,084
  Latin America.......................................................       12,381        21,649          7,991
  Other...............................................................        1,431           933          2,955

COMPETITION

     The markets in which the Company operates are generally highly competitive, based primarily on product quality, product innovation, price and customer service and support although the degree and nature of such competition vary by location and product line. The Company believes that no other company produces and markets the breadth of household appliance, camping and outdoor recreation products marketed by the Company.

     The Company competes with various manufacturers and distributors with respect to its household appliances. Primary competitors in the kitchen appliance area have been Black & Decker (which recently sold its appliance division to Windmere), Hamilton Beach/Procter Silex, West Bend, Melita, Toastmaster, Cuisinart, Regal, Krups, Kitchen Aid, Braun and Rival. The Company's primary competitor in the consumer scale market is Metro Corporation. The Company's health care products compete with those of numerous small manufacturers and distributors, none of which dominates the home health care market. The Company has no domestic competitors for its electric blankets and heated throws and enjoys a market share in excess of 90% for these products. The Company's primary competitors for retail clippers and trimmers are Wahl and Conair; the primary competitors in the professional products lines are Wahl and Andis. The Company also enjoys a leading market share with respect to its smoke and carbon monoxide detectors where Ranco, American Sensor, Nighthawk and Siebe are the primary competitors. The Company competes with Micro General with respect to its Pelouze scales.

     The Company's outdoor leisure products are competitive with various products based upon the product line. Lanterns and stoves compete with, among others, products offered by Century Primus, American Camper and Dayton Hudson Corporation, while Desa & Schau and Mr. Heater are the primary competitors for heaters. The primary competitors for the Company's portable furniture are a variety of import companies. The Company's insulated cooler and jug products compete with products offered by Rubbermaid Incorporated, Igloo Products Corp. and The Thermos Company. The Company's sleeping bags compete with, among others, American Recreation, Slumberjack, Academy Broadway Corp. and MZH Inc, as well as certain private label manufacturers. In the tent market, the Company competes with, among others, Wenzel, Eureka and Mountain Safety Research, as well as certain private label manufacturers. The Company competes with W.C. Bradley, Meco, Fiesta, Ducane, Weber and Keanall in the outdoor grill category. The Company's backpack products compete with, among others, American Camper, JanSport, Nike, Outdoor Products and Kelty, as well as certain private label manufacturers. The Company's competition in the electric light business includes, among others, Eveready and Rayovac Corporation. The Company's camping accessories compete primarily with Coughlan's. The Company's primary competitors in the generator business are Generac Corporation, Honda Motor Co., Ltd., Kawasaki and Yamaha. Primary competitors in the air compressor business include DeVilbiss and Campbell Hausfield. In addition, the Company competes with various other entities in international markets.

CUSTOMERS

     The Company markets its products through virtually every category of retailer including mass merchandisers, catalog showrooms, warehouse clubs, department stores, catalogues, Company-owned outlet stores, television shopping channels, hardware stores, home improvement centers, office products centers, drug and grocery stores, and pet supply retailers, as well as independent distributors and military post exchange outlets. In 1998, the Company sold products to virtually all of the top 100 U.S. retailers, including Wal-Mart/Sam's Club, Kmart, Price Costco, Target Stores and Home Depot. The Company's largest customer, Wal-Mart Stores, Inc. accounted for approximately 20% of sales in 1998. Currently, the Company has the majority of its U.S. customer sales on electronic data interchange (EDI) systems.

BACKLOG

     The amount of backlog orders at any point in time is not a significant factor in the Company's business.

PATENTS AND TRADEMARKS

     The Company believes that an integral part of its strength is its ability to capitalize on the Sunbeam(Registered), Coleman(Registered), Oster(Registered), Eastpak(Registered), Mr. Coffee(Registered), Health o Meter(Registered), and First Alert(Registered) and Campingaz(Registered) trademarks which are registered in the United States and in numerous foreign countries. Widely recognized throughout North America, Latin America and Europe, these registered trademarks, along with Powermate(Registered), Pelouze(Registered), Peak One(Registered), Osterizer(Registered), Mixmaster(Registered), Toast Logic(Registered), Steammaster(Registered), Oskar(Registered), Grillmaster(Registered) and "Blanket with a Brain(Registered)" brands are important to the success of the Company's products. Other important trademarks within Sunbeam include Oster Designer(Registered) line, Cuddle-Up(Registered) and A5(Registered). The loss of any single trademark would not have a material adverse effect on the Company's business; however, the Sunbeam, Coleman and Mr. Coffee trademarks are integral to certain segments of the Company's continuing operations and the Company aggressively monitors and protects these and other brands.

     The Company holds numerous design and utility patents covering a wide variety of products, the loss of any one of which would not have a material adverse effect on the Company's business taken as a whole.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are linked to the process of marketing its products. New products and improvements to existing products are developed based upon the perceived needs and demands of consumers. Research and development expenditures are expensed as incurred. The amounts charged against operations for the years ended December 31, 1998, 1997 and 1996 were $20.2 million, $5.7 million and $6.5 million, respectively.

EMPLOYEES

     As of December 31, 1998, the Company had approximately 14,196 full-time and part-time employees of which 6,848 are employed domestically. The Company is a party to collective bargaining agreements with its hourly employees located at the Aurora, Illinois, Glenwillow, Ohio and Bridgeview, Illinois plants. The Company's Canadian warehouse employees are represented by a union as are all of the production employees at the Company's operations in France and Italy. The Company has had no material labor-related work stoppages and, in the opinion of management, relations with its employees are generally good.

SEASONALITY

     On a consolidated basis, Sunbeam's sales have not traditionally exhibited substantial seasonality; however, sales have been strongest during the fourth quarter of the calendar year. Additionally, sales of Outdoor Cooking products are strongest in the first half of the year, while sales of Appliances and Personal Care products are strongest in the second half of the year. Furthermore, sales of a number of Sunbeam's traditional products, including warming blankets, vaporizers, humidifiers and grills and Coleman's camping products may be impacted by unseasonable weather conditions. After considering the seasonality of the acquired entities, Sunbeam's consolidated sales are not expected to exhibit substantial seasonality; however, sales are expected to be strongest during the second quarter of the calendar year.

RAW MATERIALS/SUPPLIERS

     The raw materials used in the manufacture of the Company's products are available from numerous suppliers in quantities sufficient to meet normal requirements. The Company's primary raw materials include aluminum, steel, plastic resin, copper, electrical components, various textiles or fabrics and corrugated cardboard for cartons. The Company also purchases a substantial number of finished products. The Company is not dependent upon any single supplier for a material amount of such sourced products.

PROPERTIES

     The Company's principal properties as of January 11, 1999 are as follows:

                                                                                             BUILDING       OWNED/
LOCATION                                             PRINCIPAL USE                         SQUARE FOOTAGE   LEASED
-----------------------------  ----------------------------------------------------------  --------------   ------
UNITED STATES
Aurora, IL                     First Alert offices, manufacture of fire
                                 extinguishers...........................................       236,000     Leased
Boca Raton, FL                 Corporate Headquarters....................................       100,626     Leased
Bridgeview, IL                 Offices and manufacture of scales.........................       157,000      Owned
Glenwillow, OH                 Manufacture of Mr. Coffee products, distribution warehouse
                                 and offices.............................................       458,000     Leased
Hattiesburg, MS                Manufacture of molded plastic parts, humidifiers,
                                 vaporizers, warehouse/distribution, and offices.........       725,000      Owned
Haverhill, MA                  Office and warehouse/distribution.........................       111,750     Leased
Kearney, NE                    Manufacture/assembly of portable generators; office and
                                 warehouse...............................................       155,000     Leased(1)
Lake City, SC                  Manufacture of sleeping bags..............................       168,000      Owned
Lincoln, NE                    Warehouse/distribution....................................       120,000     Leased
Maize, KS                      Manufacture of propane cylinders                                 232,760      Owned/
                               and machined parts........................................                   Leased
McMinnville, TN                Manufacture of clippers, trimmers and blades..............       169,400     Leased
Neosho, MO                     Manufacture of outdoor barbecue grills....................       669,700      Owned
New Braunfels, TX              Manufacture of insulated coolers and other plastic
                                 products................................................       338,000      Owned
Pocola, OK                     Manufacture of outdoor folding furniture..................       123,000      Owned
Springfield, MN                Manufacture of air compressors............................       166,000      Owned
Waynesboro, MS                 Manufacture of electric blankets..........................       853,714     Leased
Wichita, KS                    Manufacture of lanterns and stoves and insulated coolers
                                 and jugs; research and development and design
                                 operations; office and warehouse........................     1,197,000      Owned
INTERNATIONAL
Acuna, Mexico                  Manufacture of appliances.................................       110,000      Owned
Barquisimeto, Venezuela        Manufacture of appliances.................................        75,686      Owned
Brussels, Belgium              European Headquarters.....................................        14,721     Leased
Centenaro di Lonato, Italy     Manufacture of butane lanterns, stoves, heaters and
                                 grills; office and warehouse............................        77,000      Owned
Juarez, Mexico                 Manufacture of smoke and carbon monoxide detectors........       109,000     Leased
Matamoros, Mexico              Manufacture of controls...................................        91,542      Owned
Mississauga, Canada            Sales and distribution office.............................        19,891     Leased
Morovis and Orocovis,          Manufacture of daypacks, sports bags, and related
  Puerto Rico                    products; office and warehouse..........................       110,000     Leased
St. Genis Laval, France        Manufacture of lanterns and stoves, filling of gas
                                 cylinders, and assembly of grills; office and
                                 warehouse...............................................     2,070,000      Owned(2)
Tlalnepantla, Mexico           Manufacture of appliances.................................       297,927      Owned

------------------
(1) The owned facilities at Kearney, Nebraska reside on land leased under three leases that expire in 2007 with options to extend each for three additional ten-year periods.

(2) The warehouse portion of St. Genis Laval, France is leased; the remaining facility is owned.

     The Company also maintains leased sales and administrative offices in the United States, Japan, Australia, Germany, Venezuela, Hong Kong, Austria, the Czech Republic, Hungary, the Netherlands, the

Philippines, Portugal, Spain and the United Kingdom, among other sites. The Company leases various warehouse facilities and/or accesses public warehouse facilities as needed on a short term lease basis. The Company also maintains gas filling plants in Indonesia, the Philippines and the United Kingdom. The Company also leases a total of 173,570 square feet for the operation of its retail outlet stores. Company management considers the Company's facilities to be suitable for the Company's operations, and believes that the Company's facilities provide sufficient capacity for its production requirements.

     The Company believes that the capacity of its existing facilities will be adequate to implement its operating plans.

LITIGATION AND OTHER CONTINGENT LIABILITIES

     Litigation. On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of the Common Stock in the U.S. District Court for the Southern District of Florida against the Company and certain of its present and former directors and former officers alleging violations of the federal securities laws as discussed below (the "Consolidated Federal Actions"). After that date, approximately fifteen similar class actions were filed in the same Court. One of the lawsuits also named as defendant Arthur Andersen, the Company's independent accountants for the period covered by the lawsuit.

     On June 16, 1998, the Court entered an Order consolidating all such filed and all such subsequently filed class actions and providing time periods for the filing of a Consolidated Amended Complaint and defendants' response thereto. On June 22, 1998, two groups of plaintiffs made motions to be appointed lead plaintiffs and to have their selection of counsel approved as lead counsel. On July 20, 1998, the Court entered an Order appointing lead plaintiffs and lead counsel (the "Smith Plaintiffs' Group"). This Order also stated that it "shall apply to all subsequently filed actions which are consolidated herewith." On August 28, 1998, plaintiffs in one of the subsequently filed actions filed an objection to having their action consolidated pursuant to the June 16, 1998 Order, arguing that the class period in their action differs from the class periods in the originally filed consolidated actions. On December 9, 1998, the Court entered an Order overruling plaintiff's objections and affirming its prior Order appointing lead plaintiffs and lead counsel.

     On January 6, 1999, plaintiffs filed a consolidated amended class action complaint against the Company, certain of its present and former directors and former officers, and Arthur Andersen. The consolidated amended class action complaint alleges that, in violation of section 10(b) of the Exchange Act and SEC Rule 10b-5, defendants made material misrepresentations and omissions regarding the Company's business operations, future prospects and anticipated earnings per share, in an effort to artificially inflate the price of the Common Stock and call options, and that, in violation of section 20(a) of the Exchange Act, the individual defendants exercised influence and control over the Company, causing the Company to make material misrepresentations and omissions. By stipulation of the parties and Order of the Court, defendants' response to the consolidated amended class action complaint will be filed on or before March 8, 1999.

     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against the Company and certain of its present and former directors and former officers. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when the Company granted stock options to three of its officers and directors (who were subsequently terminated by the Company) on or about February 2, 1998 at an exercise price of $36.85. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a presuit demand on Sunbeam's Board of Directors. On
October 22, 1998, the plaintiff amended the complaint against all but one of the defendants named in the original complaint. The amended complaint no longer challenges the stock options, but instead alleges that the individual defendants breached their fiduciary duties by failing to have in place adequate accounting and sales controls, which failure caused the inaccurate reporting of financial information to the public, thereby causing an artificial inflation of the Company's earnings and stock price. The plaintiff has advised defendants of his intention to file a second amended complaint in February 1999, and has agreed that defendants need not respond to the first amended complaint.

     On June 25, 1998, four purported class actions were filed in the Court of Chancery of the State of Delaware in New Castle County by minority stockholders of Coleman against Coleman, the Company and certain of the Company's and Coleman's present and former officers and directors. An additional class action was filed on August 10, 1998, against the same parties. The complaints in these class actions allege, in essence, that the existing exchange ratio for the proposed Coleman Merger is no longer fair to Coleman stockholders as a result of the recent decline in the market value of the Common Stock. On October 21, 1998, the Company announced that it had entered into a Memorandum of Understanding to settle, subject to court approval, the class actions. Under the terms of the proposed settlement, if approved by the court the Company will issue to the Coleman public stockholders five-year warrants to purchase 4.98 million shares of the Common Stock at $7 per share, subject to certain anti-dilution provisions. These warrants will generally have the same terms as the Parent Holdings Warrant and will be issued when the Coleman Merger is consummated, which is now expected to be in the first half of 1999. Issuance of these warrants will be accounted for as additional purchase consideration. There can be no assurance that the court will approve the settlement as proposed.

     During the months of August and October 1998, purported class action and derivative lawsuits were filed in the Court of Chancery of the State of Delaware in New Castle County and in the U. S. District Court for the Southern District of Florida by stockholders of the Company against the Company, MacAndrews & Forbes and certain of the Company's present and former directors. These complaints allege that the defendants breached their fiduciary duties when the Company entered into the Parent Holdings Settlement Agreement whereby MacAndrews & Forbes and its affiliates released the Company from certain claims they may have had arising out of the Company's acquisition of MacAndrews & Forbes' interest in Coleman, and MacAndrews & Forbes agreed to provide management support to the Company. Pursuant to the Parent Holdings Settlement Agreement, Parent Holdings was granted a five-year warrant to purchase an additional
23 million shares of the Common Stock at an exercise price of $7 per share, subject to certain anti-dilution provisions. These complaints also allege that the rights of the public stockholders have been compromised, as the settlement would normally require stockholder approval under the rules and regulations of the NYSE. The Audit Committee determined that obtaining such stockholder approval would have seriously jeopardized the financial viability of the Company which is an allowable exception to the NYSE stockholder approval requirements. By Order of the Court of Chancery dated January 7, 1999, the derivative actions filed in that Court were consolidated. The Company has moved to dismiss each of the complaints in Delaware to which it is a party, and has moved to stay or dismiss the related action filed in the U.S. District Court for the Southern District of Florida.

     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business and Commercial Code as well as common law fraud as a result of the Company's alleged misstatements and omissions regarding the Company's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the plaintiffs engaged in transactions in the Common Stock. The Company is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action has been removed to the U.S. District Court for the Southern District of Texas and the Company has filed a motion to transfer this case to the Southern District of Florida, the forum for the Consolidated Federal Actions. Plaintiffs have moved to remand the case to Texas state court.

     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the Debentures in the U.S. District Court of the Southern District of Florida against the Company and certain of the Company's former officers and directors, alleging violations of the federal securities laws and common law fraud. The complaint alleges that the Company's offering memorandum used for the marketing of the Debentures contained false and misleading information regarding the Company's financial position and that the defendants engaged in a plan to inflate the Company's earnings for the purpose of defrauding the plaintiffs and others. This action has been transferred to Judge Middlebrooks, and the Company is seeking consolidation of this action with the Consolidated Federal Actions.

     The Company has been named as a defendant in an action filed by HBK Investments, L.P., et al. in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998 although the complaint in this action has not been served on the Company. The plaintiffs in this action are purchasers of the Debentures. The plaintiffs allege that the Company violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of the Company in connection with the offering and sale of the Debentures. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount.

     The Company intends to vigorously defend each of the foregoing lawsuits other than those as to which a Memorandum of Understanding to settle has been reached, but cannot predict the outcome and is not currently able to evaluate the likelihood of the Company's success in each case or the range of potential loss. However, if the foregoing actions were determined adversely to the Company, such judgments would likely have a material adverse effect on the Company's financial position, results of operations and cash flow.

     On July 2, 1998, the American Insurance Company ("American") filed suit against the Company in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the court that the directors' and officers' liability insurance policy for excess coverage issued by American was invalid and/or had been properly canceled by American. The Company's motion to transfer such action to the federal district court in which the Consolidated Federal Actions are currently pending was recently denied. On October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American in the previously filed action as to additional coverage levels under the Company's directors' and officers' liability insurance policy. On
December 22, 1998, an action was filed by Executive Risk Indemnity, Inc. in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida requesting the same relief as that requested by American and Federal in their previously filed actions as to additional coverage levels under the Company's directors' and officers' liability insurance policy. The Company intends to pursue recovery from all of its insurers if damages are awarded against the Company or its indemnified officers and/or directors under any of the foregoing actions. The Company's failure to obtain such insurance recoveries following an adverse judgement against the Company in any of the foregoing actions could have a material adverse effect on the Company's financial position, results of operations and cash flows.

     SEC Investigation. By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised the Company that it was conducting an informal inquiry into the Company's accounting policies and procedures and requested that the Company produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating SEC officers to take testimony and pursuant to which a subpoena duces tecum was served on the Company requiring the production of certain documents. On November 4, 1998, another SEC subpoena duces tecum requiring the production of further documents was received by the Company. The Company has provided numerous documents to the SEC staff and continues to cooperate fully with the SEC staff. The Company cannot predict the term of such investigation or its potential outcome.

     Other Matters. The Company and its subsidiaries are also involved in various lawsuits arising from time to time which the Company considers to be ordinary routine litigation incidental to its business. In the opinion of the Company, the resolution of these routine matters, and of certain matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect upon the financial position, results of operations or cash flows of the Company.

ENVIRONMENTAL MATTERS

     The Company's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials ("Environmental Laws"). The Company believes it is in substantial compliance with all Environmental Laws which are applicable to its operations. Compliance with Environmental Laws involves certain continuing costs; however, such costs of ongoing compliance have not resulted, and are not anticipated to result, in a material increase in the Company's capital expenditures or to have a material adverse effect on the Company's results of operations, financial condition or competitive position.

     In addition to ongoing environmental compliance at its operations, the Company also is actively engaged in certain environmental remediation activities many of which related to divested operations. As of December 31, 1998, the Company has been identified by the United States Environmental Protection Agency ("EPA") or a state environmental agency as a potentially responsible party ("PRP") in connection with six sites subject to the federal Superfund law and five sites subject to state Superfund laws comparable to the federal law (collectively the "Environmental Sites"), exclusive of sites at which the Company has been designated (or expects to be designated) as a de minimis (less than 1%) participant.

     The Superfund Act, and related state environmental remediation laws, generally authorize governmental authorities to remediate a Superfund site and to assess the costs against the PRPs or to order the PRPs to remediate the site at their expense. Liability under the Superfund Law is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, the Company recognizes its responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site. Whenever the Company has determined that a particular PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. To minimize the Company's potential liability with respect to the Environmental Sites, the Company has actively participated in steering committees and other groups of PRPs established with respect to such sites. The Company currently is engaged in active remediation activities at 12 sites, seven of which are among the Environmental Sites referred to above, and five of which have not been designated as Superfund sites under federal or state law.

     The Company has established reserves to cover the anticipated probable costs of remediation, based upon periodic reviews of all sites for which the Company has, or may have, remediation responsibility. As of December 31, 1997, the amount of such reserves was less than 5% of the Company's total liabilities as set forth in its consolidated financial statements. Such environmental reserves do not anticipate any offsets for potential insurance recoveries from certain of the Company's liability insurance carriers which the Company continues to pursue. Due to uncertainty over the remedial measures to be adopted at some sites, the possibility of changes in the Environmental Laws, and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, the Company's ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved at the end of 1998.

     The Company is not a party to any other administrative or judicial proceeding to which a governmental authority is a party and which involves potential monetary sanctions, exclusive of interest and costs, of $100,000 or more.

REGULATORY MATTERS

     The Company is subject to various laws and regulations in connection with its business operations, including but not limited to laws related to relations with employees, maintenance of safe manufacturing facilities, truth in packaging and advertising, regulation of medical products and safety of consumer products. The Company does not anticipate that its business or operations will be materially adversely affected by compliance with any of these provisions.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following tables set forth certain information regarding the directors and executive officers of Sunbeam. The name, age, present principal occupation or employment and five-year employment history of each individual is set forth in each individual's biography below. The term of office of each of the directors of Sunbeam will expire at the 1999 annual meeting of Sunbeam stockholders or at the time each such director's successor is duly elected and shall have qualified. Unless otherwise indicated in each individual's biography, the business address of each of the directors and executive officers is: 2381 Executive Center Drive, Boca Raton, Florida 33431. Each of the directors and executive officers is a citizen of the United States.

NAME                                              AGE                      POSITION
-----------------------------------------------   ---   -----------------------------------------------
Peter A. Langerman.............................   43    Chairman of the Board of Directors and Director
Jerry W. Levin.................................   54    President, Chief Executive Officer and Director
Paul E. Shapiro................................   57    Executive Vice President and Chief
                                                        Administrative Officer
Bobby G. Jenkins...............................   36    Executive Vice President and Chief Financial
                                                        Officer
Karen K. Clark.................................   38    Vice President, Finance
Janet G. Kelley................................   45    Vice President, General Counsel and Secretary
Jack D. Hall...................................   53    President, International
Charles M. Elson...............................   39    Director
Howard Gittis..................................   64    Director
Howard G. Kristol..............................   61    Director
Faith Whittlesey...............................   60    Director

     Peter A. Langerman has been a Director of Sunbeam since 1990 and has served as the Chairman of the Sunbeam Board of Directors since June 13, 1998.
Mr. Langerman also served as the Chairman of the Sunbeam Board of Directors from May 22, 1996 until July 18, 1996. Mr. Langerman served as a Director of Coleman from March 30, 1998 until July 1, 1998. Since November 1, 1998 Mr. Langerman has been President and Chief Executive Officer of Franklin Mutual Advisers, Inc., a registered investment advisor and a wholly owned subsidiary of Franklin Resources, Inc., a diversified financial services organization. Previously, Mr. Langerman had since November 1996 served as Senior Vice President and Chief Operating Officer of Franklin Mutual Advisers, Inc. Mr. Langerman was a Senior Vice President of Heine Securities Corporation, an investment advisory service company, from 1986 to November 1996, and a Vice President of Mutual Series Fund from 1988 until its acquisition by Franklin Resources, Inc. in 1996. He has been a Director of Franklin Mutual Series Fund, Inc. (previously Mutual Series Fund Inc.) since 1988. Mr. Langerman's business address is Franklin Mutual Advisers, Inc., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

     Jerry W. Levin was appointed Chief Executive Officer, President and a Director of Sunbeam in June of 1998. Mr. Levin was appointed to serve as Chief Executive Officer and a Director of Coleman and Camper Acquisition Corp. ("CAC"), a wholly-owned subsidiary of Sunbeam, on June 19, 1998. Mr. Levin previously held the position of Chairman and Chief Executive Officer of Coleman from February 1997 until its sale in March 1998. Mr. Levin was also the Chairman of Coleman from 1989 to 1991. Mr. Levin was also Chairman of Revlon, Inc. and The Cosmetic Center, Inc. He served as Chief Executive Officer of Revlon, Inc. and Revlon Consumer Products Corporation from 1992 until January 1997. He had been

President of Revlon from 1991 to 1992. Mr. Levin has been Executive Vice President of MacAndrews & Forbes since March 1989. For 15 years prior to joining MacAndrews & Forbes, Mr. Levin held various senior executive positions with the Pillsbury Company. Mr. Levin is also a member of the Boards of Directors of Revlon, Inc.; Ecolab, Inc.; U.S. Bancorp and Meridian Sports Incorporated. For a description of certain arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Levin as an officer of Sunbeam, see "--Certain Transactions--Services Provided by MacAndrews & Forbes."

     Paul E. Shapiro joined Sunbeam as Executive Vice President and Chief Administrative Officer in June of 1998. Mr. Shapiro was appointed Executive Vice President and Chief Administrative Officer and a Director of Coleman on
June 19, 1998. Mr. Shapiro previously held the position of Executive Vice President and General Counsel of Coleman from July 1997 until its sale in March 1998. Before joining Coleman, he was Executive Vice President, General Counsel and Chief Administrative Officer of Marvel Entertainment Group, Inc. ("Marvel"). Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code
("Chapter 11") in 1996; Mr. Shapiro served as an executive officer of Marvel at the time of such filing. He had previously spent over 25 years in private law practice and as a business executive, most recently as a shareholder in the law firm of Greenberg Traurig. Mr. Shapiro is also a member of the Board of Directors of Toll Brothers, Inc. For a description of certain arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Shapiro as an officer of Sunbeam, see "--Certain Transactions--Services Provided by MacAndrews & Forbes."

     Bobby G. Jenkins joined Sunbeam as Executive Vice President and Chief Financial Officer in June 1998. Mr. Jenkins previously held the position of Chief Financial Officer of Coleman's Outdoor Recreation division from September 1997 to May 1998. Mr. Jenkins was Executive Vice President and Chief Financial Officer of Marvel from December 1993 through June 1997. Mr. Jenkins served as an executive officer of Marvel at the time of the 1996 Chapter 11 filings of Marvel and several of its subsidiaries. Mr. Jenkins was Assistant Vice President of Finance at Turner Broadcasting System from August 1992 to November 1993. Prior to that, Mr. Jenkins was with Price Waterhouse LLP, last serving as Senior Audit Manager. For a description of certain arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Jenkins as an officer of Sunbeam, see "--Certain Transactions--Services Provided by MacAndrews & Forbes."

     Karen K. Clark joined Sunbeam in April of 1998 as Vice President, Operations Finance and has served as Vice President, Finance since June 1998. Previously, she was Vice President, Finance of Coleman, a position she held since 1997. She was Corporate Controller for Precision Castparts Corp. from 1994 to 1997 and prior to that held various positions in public accounting and industry.

     Janet G. Kelley joined Sunbeam in March 1994 and was named General Counsel in April of 1998. From 1994 to 1998, Ms. Kelley served as Group Counsel and Associate General Counsel. Prior to joining Sunbeam, she was a partner in the law firm of Wyatt, Tarrant & Combs in Louisville, Kentucky.

     Jack D. Hall joined Sunbeam in October 1998 as President, International. Prior to joining Sunbeam, Mr. Hall held various positions with Revlon, Inc., most recently serving as Executive Vice President, Worldwide Sales and Marketing Development. Prior to joining Revlon, he spent six years with International Playtex Inc. in a variety of sales positions.

     Charles M. Elson has been a Director of Sunbeam since his appointment to the Sunbeam Board of Directors on September 25, 1996. Mr. Elson was a Director of Coleman from March 30, 1998 until June 24, 1998. Mr. Elson has been a Professor of Law at Stetson University College of Law since 1990 and serves as Of Counsel to the law firm of Holland & Knight (since May 1995). He was a Visiting Professor at the University of Maryland School of Law from August 1998 to December 1998. Mr. Elson is also a Member of the American Law Institute and the Advisory Council and Commissions on Director Compensation, Director Professionalism, CEO Succession and Audit Committees of the National Association of Corporate Directors. He is Trustee of Talledega College and a Salvatori Fellow of the Heritage Foundation. Mr. Elson has served as a Director of Nuevo Energy Company since 1998. Mr. Elson's business address is Stetson University College of Law, 1401 61st Street South, St. Petersburg, Florida 33707.

     Howard Gittis was appointed a Director of Sunbeam on June 16, 1998.
Mr. Gittis has been a Director, Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes and certain of its affiliates since 1985. Mr. Gittis also is a director of the following corporations which file reports pursuant to the Exchange Act: Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., Loral Space & Communications Ltd., M & F Worldwide Corp., Panavision Inc., Revlon Consumer Products Corporation, Revlon, Inc., REV Holdings Inc. and Rutherford-Moran Oil Corporation.

     Howard G. Kristol has been a Director of Sunbeam since his appointment on August 6, 1996. Mr. Kristol has been a partner in the law firm of Reboul, MacMurray, Hewitt, Maynard & Kristol since 1976. Mr. Kristol's business address is Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111.

     Faith Whittlesey has been a Director of Sunbeam since her appointment in December 1996. Mrs. Whittlesey has served as the Chief Executive Officer of the American Swiss Foundation, a charitable and educational foundation, since 1991. She is also a member of the Board of Directors of Valassis Communications, Inc. (a publishing and printing company). Mrs. Whittlesey's business address is American Swiss Foundation, Charitable and Educational Foundation, 232 East 66th Street, New York, New York 10021.

DIRECTORS' COMPENSATION

     Pursuant to the Amended and Restated Sunbeam Corporation Stock Option Plan (the "Option Plan"), each Director of the Company who is not an employee of the Company or an affiliate or employee of an entity owning 10% or more of the outstanding Common Stock ("Outside Directors"), is automatically granted 1,500 shares of restricted Common Stock upon his or her initial election or appointment to the Sunbeam Board and upon each subsequent re-election to the Sunbeam Board (prorated in case of an election or appointment at any time other than at an annual meeting of stockholders). Such restricted Common Stock vests immediately upon the Director's acceptance of his or her election or appointment.

     Directors do not receive any other fees, but are reimbursed for all ordinary and necessary out-of-pocket expenses incurred by them in attending meetings of the Sunbeam Board or its Committees. Pursuant to Sunbeam's By-Laws and Delaware law, the Company is either providing a defense, or reimbursing certain current and former Directors of Sunbeam for defense costs incurred by them, in connection with pending litigation against the Company in which certain of such Directors have been named as defendants. See "Business--Litigation and Other Contingent Liabilities."

     In addition to the foregoing, during 1998, the Chairman of the Special Committee of the Sunbeam Board of Directors (Mr. Kristol) was paid $50,000 for his services on the Committee and the other members of the Committee except Mr. Langerman (Mr. Elson and Ms. Whittlesey) each were paid $35,000 for their services on the Committee. Sunbeam has also agreed to indemnify the Special Committee members to the maximum extent permitted by Delaware law against liabilities and expenses relating to their service on the Special Committee.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table sets forth for the years ended December 31, 1998, December 28, 1997 and December 29, 1996, the compensation for services rendered to the Company in all capacities of those persons who, during 1998, (i) served as chief executive officer ("CEO") of the Company, (ii) were the four most highly compensated executive officers of the Company, other than the CEO, as of the Company's fiscal year end, and (iii) were executive officers during 1998 who were among the four most highly compensated officers but did not serve as executive officers of the Company as of year end (the individuals referred to in clauses (i), (ii) and (iii) being collectively referred to as the "Named Executives"). Each of Messrs. Levin, Shapiro and Jenkins and Ms. Clark joined the Company during 1998. The employment of each of Messrs. Dunlap and Kersh was terminated by the Company in June 1998; Mr. Fannin's employment terminated in August 1998.

                             LONG TERM COMPENSATION

                                                                   ANNUAL COMPENSATION AWARDS
                                                         ----------------------------------------------
                                                                                        OTHER ANNUAL       RESTRICTED
             NAME AND PRINCIPAL POSITION                 YEAR     SALARY      BONUS     COMPENSATION(1)     STOCK(2)
------------------------------------------------------   ----   ----------   --------   ---------------    -----------
CURRENT OFFICERS
Jerry W. Levin,
  Chief Executive Officer.............................   1998   $  541,667   $541,667     $  122,549(5)    $         0
Paul E. Shapiro,
  Executive Vice President & Chief Administrative
  Officer.............................................   1998      339,298    243,750              --                0
Bobby G. Jenkins,
  Executive Vice President & Chief Financial
  Officer.............................................   1998      238,986(6) 118,625         55,540(7)              0
Janet G. Kelley,
  Vice President, General Counsel and Secretary.......   1998      218,000    112,500              --                0
                                                         1997      144,500     30,000              --                0
                                                         1996      140,000     19,463              --                0
Karen K. Clark,
  Vice President, Finance.............................   1998      190,157     73,125        133,457(9)              0

FORMER OFFICERS
Albert J. Dunlap,
  Former Chairman & Chief Executive Officer...........   1998   12,768,910(11)      0     13,917,409(12)             0
                                                         1997    1,115,385(11)      0        282,888(12)             0
                                                         1996      507,054(11)      0         63,850(12)    12,500,000
Russell A. Kersh,
  Former Vice Chairman & Chief Administrative
  Officer.............................................   1998      428,154(14)      0      2,123,267(16)     5,527,500
                                                         1997      425,000          0               --               0
                                                         1996      190,384    125,000(15)    240,598(16)     1,812,500
David C. Fannin,
  Former Executive Vice President & Chief Legal
  Officer.............................................   1998      449,891(17)      0        315,067(18)     1,105,500
                                                         1997      313,233          0               --               0
                                                         1996      272,112          0               --         191,250

                                                        SECURITIES
                                                        UNDERLYING
                                                        OPTIONS/SARS     ALL OTHER
             NAME AND PRINCIPAL POSITION                 AWARD(3)      COMPENSATION(4)
------------------------------------------------------  ------------   ---------------
CURRENT OFFICERS
Jerry W. Levin,
  Chief Executive Officer.............................    2,750,000      $         0
Paul E. Shapiro,
  Executive Vice President & Chief Administrative
  Officer.............................................      600,000                0
Bobby G. Jenkins,
  Executive Vice President & Chief Financial
  Officer.............................................      450,000           18,633(8)
Janet G. Kelley,
  Vice President, General Counsel and Secretary.......      146,250                0
                                                               5,00                0
                                                             42,500                0
Karen K. Clark,
  Vice President, Finance.............................      175,000(10)            0
FORMER OFFICERS
Albert J. Dunlap,
  Former Chairman & Chief Executive Officer...........    3,750,000            6,669(13)
                                                                  0            4,750
                                                          2,500,000            4,750
Russell A. Kersh,
  Former Vice Chairman & Chief Administrative
  Officer.............................................    1,125,000            4,313(13)
                                                                  0            4,750
                                                            500,000            2,098
David C. Fannin,
  Former Executive Vice President & Chief Legal
  Officer.............................................      750,000(19)     1,130,218(21)
                                                                  0             4,750
                                                             75,000(20)         4,750

------------------
 (1) Does not include other perquisites or other personal benefits, securities or property, the aggregate value of which is less than $50,000 or 10% of the Named Executive's salary and bonus.

 (2) Represents the value of the restricted Common Stock holdings of Messrs. Dunlap, Kersh and Fannin, as follows: The restricted Common Stock holdings granted in 1996 were valued based on the 1996 grants and the closing market price of $12 1/2, $18 1/8 and $19 1/8 per share as of the respective grant dates of July 18, 22 and 29, 1996 for each of Messrs. Dunlap, Kersh and Fannin. The 1998 restricted Common Stock holdings were valued based on the market price of $36.85 as of February 1, 1998, the date of such grants to Messrs. Kersh and Fannin. Mr. Dunlap's 1998 employment agreement provided that he be granted 300,000 shares of non-restricted Common Stock and that with regard to the 1,000,000 shares of restricted Common Stock granted to him in 1996, 133,334 were canceled and the remaining 866,666 were fully vested. Mr. Kersh's 1998 employment agreement provided that 26,664 shares of the 100,000 shares of restricted Common Stock granted to him in 1996 were canceled and the remaining 73,336 shares were fully vested. In addition, Mr. Kersh's 1998 employment agreement provided that he be granted 150,000 shares of restricted Common Stock of which 37,500 shares were to vest on grant and the remaining shares were to vest in equal increments on the first, second and third anniversary of the grant date if he remained employed by the Company through such dates or upon the occurrence of certain events. As a result of his termination, all unvested restricted Common Stock awards to Mr. Kersh have been canceled. Pursuant to Mr. Fannin's agreement with the Company in connection with his termination, all unvested shares of restricted Common Stock granted to him in 1998 and held by him were canceled, leaving him with 14,883 shares of vested Common Stock, which were previously restricted. Dividends were paid on all restricted shares prior to the Company's discontinuance of the payment of a dividend in the second quarter of 1998. At December 31, 1998, none of Messrs. Dunlap, Kersh or Fannin held unvested restricted Common Stock. See "--Employment Agreement with

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
     Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Messrs. Dunlap and Kersh over certain equity grants.

 (3) The option grants to Messrs. Levin, Shapiro and Jenkins were made pursuant to their respective employment agreements and are subject to stockholder approval at the Company's 1999 annual meeting of stockholders.

 (4) The Company adopted an Executive Benefit Replacement Plan (the "Replacement Plan") in 1994 to restore the amount of benefits payable to certain highly compensated employees of the Company who would otherwise be subject to certain limitations on the amount of benefits payable under the Company's 401(k) Savings and Profit Sharing Plan. The Replacement Plan was terminated as of December 31, 1998. Amounts of All Other Compensation include $6,669, $4,313 and $5,218 accrued for Messrs. Dunlap, Kersh and Fannin, respectively, in 1998 under the Replacement Plan (including the Company's profit sharing allocation). Each of Messrs. Dunlap, Kersh and Fannin was paid the amount of their respective accounts in the Replacement Plan in connection with the termination of their employment with the Company.

 (5) Includes $82,616 for reimbursement of country club fees, the value of a Company provided automobile, relocation expenses of $37,560 and taxes paid by the Company on the value of such relocation expenses.

 (6) Includes Mr. Jenkins's salary from Coleman from the date of the acquisition of Parent Holdings' interest in Coleman by the Company to his termination of employment with Coleman as of May 31, 1998; his salary from the Company, from July 1, 1998, the date of his reemployment by Sunbeam; and $12,327 paid for accrued vacation in 1998 upon Mr. Jenkin's termination from Coleman's employment.

 (7) Includes a car allowance, reimbursement of relocation expenses of $37,692 and taxes paid by the Company on such relocation payments.

 (8) Severance payments made to Mr. Jenkins in connection with the termination of his employment with Coleman.

 (9) Includes reimbursement of relocation expenses of $64,506, taxes paid by the Company on such relocation payments, a car allowance and bonuses paid upon acceptance of employment with the Company and relocation of $40,467.

(10) Includes both 75,000 options granted to Ms. Clark during 1998 and 50,000 options granted upon exchange and cancellation of such 75,000 options.

(11) For 1998, includes $11,887,500 which represents the value of the 300,000 shares of Common Stock granted to Mr. Dunlap in connection with his 1998 employment agreement, based upon the closing market price on the grant date of $39 5/8. Also includes $48,077, $115,385 and $51,923 paid in 1998, 1997 and 1996, respectively, in lieu of vacation. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Messrs. Dunlap and Kersh over certain equity grants.

(12) For 1998, includes $13,698,561 for taxes paid by the Company on the value of the vesting of restricted Common Stock granted to Mr. Dunlap and other Company benefits (including health and dental care premiums, spouse travel costs and security costs, amounts reimbursed for financial and legal consulting services and the value of a Company provided automobile). The 1997 and 1996 amounts include $14,355 and $17,250, respectively, for the value of a Company provided automobile, $115,665 and $27,345, respectively, as taxes paid by the Company on the value of such automobile and other Company provided benefits (including financial consulting services, health and dental care premiums and membership in a country club) and $41,348 as reimbursement for financial planning services in 1997.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(13) Does not include amounts which the 1998 employment agreements with Messrs. Dunlap and Kersh provided would be payable to them upon termination other than for Cause (as defined in their respective employment agreements). The Company intends to take the position that such amounts are not payable by the Company.

(14) Includes $61,298 paid in lieu of vacation.

(15) One time bonus paid when Mr. Kersh's employment began.

(16) For 1998, represents taxes paid by the Company on the value of the vesting of restricted Common Stock granted to Mr. Kersh. For 1996, represents a discount on the purchase of Common Stock from the Company in the amount of $239,800 and premiums paid by the Company for health and dental insurance coverage.

(17) Includes $77,808 paid in lieu of vacation for 1996-1998 in accordance with Mr. Fannin's termination agreement.

(18) Represents taxes paid by the Company on the value of the vesting of restricted Common Stock granted to Mr. Fannin.

(19) All of these options have been canceled pursuant to Mr. Fannin's termination agreement.

(20) Includes options awarded in exchange for the cancellation of certain outstanding options, a portion of which were granted in 1995. Shares underlying option grants previously made which were canceled in exchange for new option awards are also included.

(21) Includes the following amounts payable pursuant to Mr. Fannin's termination agreement: (a) $825,000 severance payment of which $575,001 was paid in 1998 and the balance of which is payable in monthly installments of $16,667; (b) consulting payments of $250,000 of which $41,667 was paid in 1998 and the balance of which is payable in monthly installments of $13,889; and (c) $50,000 payable for the three year extension of Mr. Fannin's non-compete agreement, of which $8,334 was paid in 1998 and the balance of which is payable in equal monthly installments of $2,778. See "--Certain Arrangements with Messrs. Dunlap, Kersh and Fannin."

  Option Grants in Last Fiscal Year

     The following table sets forth information with respect to the options to purchase shares of Common Stock granted to the CEO and other Named Executives during 1998. All of the option grants set forth below were made pursuant to the terms of each officer's respective employment agreement with the Company. The option grants made to Messrs. Dunlap, Kersh and Fannin were approved by the stockholders of the Company at the Annual Meeting of the Stockholders held on May 12, 1998 (the "1998 Annual Meeting"). The option grants made to Messrs. Levin, Shapiro and Jenkins are subject to approval by the stockholders of the Company at the 1999 annual meeting of stockholders (the "1999 Annual Meeting"). All other option grants were made pursuant to the Option Plan. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Messrs. Dunlap and Kersh over certain equity grants.

                                 NUMBER OF     % OF TOTAL
                                 SECURITIES    OPTIONS
                                 UNDERLYING    GRANTED TO      EXERCISE OR    GRANT DATE
                                  OPTIONS      EMPLOYEES IN    BASE PRICE     MARKET PRICE    EXPIRATION    GRANT DATE
             NAME                GRANTED(1)    FISCAL YEAR     ($/SHARE)      ($/SHARE)          DATE        VALUE(7)
------------------------------   ----------    ------------    -----------    ------------    ----------    -----------
Jerry W. Levin................    1,750,000(2)     12.1%         $  7.00         $ 6.88        8/11/2008    $ 6,457,500
                                    500,000(2)      3.4%           10.50           6.88        8/11/2008      1,470,000
                                    500,000(2)      3.4%           14.00           6.88        8/11/2008      1,205,000
Paul E. Shapiro...............      600,000(2)      4.1%            7.00           6.88        8/11/2008      2,214,000
Bobby G. Jenkins..............      450,000(2)      3.1%            7.00           6.88        8/11/2008      1,660,500
Janet G. Kelley...............       75,000(3)       .5%           38.34          38.34        2/18/2008      1,296,000
                                     11,250(3)       .1%           24.03          24.03        5/18/2008        129,375
                                     60,000(2)       .4%            7.00           5.94       12/15/2008        161,800
Karen K. Clark................       75,000(3)(4)       .5%        25.08          25.08        5/11/2008        906,750
                                     50,000(2)       .3%            7.00           7.50        8/30/2008        208,000
                                     50,000(2)       .3%            7.00           7.50        8/30/2008        208,000
Albert J. Dunlap..............    3,750,000(5)     25.8%           36.85          36.85        2/01/2008     78,600,000
Russell J. Kersh..............    1,125,000(6)      7.8%           36.85          36.85        2/01/2008     23,580,000
David C. Fannin...............      750,000(6)      5.2%           36.85          36.85        2/01/2008     15,720,000

------------------

(1) All options have a term of ten years from their respective grant dates.

(2) These options become exercisable at a predetermined date as specified in the employee's respective employment agreements.

(3) These options become exercisable over three years in equal annual increments commencing on the first anniversary of the grant date.

(4) These options have been canceled in exchange for the grant of 50,000 options set forth above.

(5) Mr. Dunlap's agreement provided that one-third of these options vested as of the grant date and that an additional one-third of such options were to vest on each of the first and second anniversaries of the grant dates. These unvested options were canceled upon Mr. Dunlap's termination of employment.

(6) The options granted to Messrs. Kersh and Fannin provided for vesting in equal installments on the grant date and the first, second and third anniversaries of the grant date. The entire option grant to Mr. Fannin and the unvested options granted to Mr. Kersh have been canceled.

(7) Grant date values were calculated using the Black-Scholes options pricing model which has been adjusted to take dividends into account for the period prior to announced discontinuance. Use of this model should not be viewed in any way as a forecast of the future performance of the Common Stock. The estimated present value of each stock option as set forth above is based on the following inputs:

            VALUATION DATES                2/01/98    2/19/98    5/12/98    5/19/98    8/12/98    8/31/98    12/16/98
----------------------------------------   -------    -------    -------    -------    -------    -------    --------
Risk Free Interest Rate.................     5.51%      5.57%      5.79%      5.72%      5.37%      4.95%       4.60%
Stock Price Volatility..................    36.10%     36.00%     40.30%     40.30%     49.60%     49.80%      52.80%
Dividend Yield..........................     0.10%      0.10%      0.20%      0.20%      0.00%      0.00%       0.00%

     The model assumes: (a) an expected option term of six years; (b) a risk-free interest rate based on closing six-year U.S. Treasury Strip yield on the date of valuation; and (c) no forfeitures. Stock price volatility is calculated using weekly stock prices for a period of five years ended as of the valuation date and believed to reflect volatility in the absence of unusual corporate transactions. Notwithstanding the fact that these options are, with limited exceptions, non-transferable, no discount for lack of marketability was taken.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information with respect to option exercises occurring during 1998 and the number of options held by the current and previous CEOs and the other Named Executives at the Company's fiscal year end. The option grants to Messrs. Dunlap, Kersh and Fannin were approved by the stockholders of the Company at the 1998 Annual Meeting. The option grants to Messrs. Levin, Shapiro and Jenkins are subject to approval of the stockholders at the 1999 Annual Meeting. All other option grants were made pursuant to the Option Plan. The Company and Messrs. Dunlap and Kersh are disputing the amounts and benefits paid and payable to each of them under their respective employment agreements, and the Company may contest the validity of certain options granted to them.

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                 OPTIONS HELD AT DECEMBER 31,      IN-THE-MONEY OPTIONS AT
                                      SHARES                                 1998                    DECEMBER 31, 1998(1)
                                      ACQUIRED ON    VALUE       ----------------------------    ----------------------------
NAME                                  EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------   -----------    --------    -----------    -------------    -----------    -------------
Jerry W. Levin.....................        0             0                0       2,750,000           0               0
Paul E. Shapiro....................        0             0                0         600,000           0               0
Bobby G. Jenkins...................        0             0                0         450,000           0               0
Janet G. Kelley....................        0             0           52,766         173,484           0               0
Karen K. Clark.....................        0             0                0         100,000           0               0
Albert J. Dunlap...................        0             0        3,750,000               0           0               0
Russell A. Kersh...................        0             0          531,250               0           0               0
David C. Fannin....................        0             0          200,000               0           0               0

------------------
(1) The closing price of the Common Stock on December 31, 1998 was $6.875 per share.

EMPLOYMENT AGREEMENT WITH MR. LEVIN

     On August 12, 1998, the Company entered into an employment agreement with Mr. Levin ("the Levin Agreement") pursuant to which the Company has agreed to employ Mr. Levin as Chief Executive Officer, and Mr. Levin has agreed to serve in such capacity, for an initial period of approximately three years ending June 14, 2001.

  Compensation

     Under the Levin Agreement, Mr. Levin will be paid a base salary at an annual rate of not less than $1,000,000. Additionally, Mr. Levin will be paid a guaranteed bonus for 1998 equal to $541,667 and, thereafter, is eligible to receive a performance-based annual target bonus equal to 100% of his base salary. Mr. Levin is eligible to participate immediately in the other benefit plans available generally to employees or other senior executives of the Company. The Company also reimburses Mr. Levin for the cost of membership in a country club.

  Equity Grants

     Mr. Levin received grants effective as of August 12, 1998 of options to purchase 1,750,000 shares of Common Stock at a price of $7.00 per share; 500,000 shares of Common Stock at a price of $14.00 per share; and 500,000 shares of Common Stock at a price of $10.50 per share (the "Levin Options") which grants are subject to stockholder approval at the 1999 Annual Meeting. The term of the Levin Options is ten years, and they will vest and become exercisable in full on June 14, 2001 if Mr. Levin remains employed as of such date. Upon the occurrence of a Change in Control of the Company (as defined in the Option Plan), the Levin Options will vest in full.

  Termination and Change in Control Provisions

     The Company may terminate Mr. Levin's employment under the Levin Agreement due to his disability, or for Cause. As defined in the Levin Agreement, "Cause" means (1) gross neglect of his duties, (2) his conviction for a felony or any lesser crime or offense involving the property of the Company, (3) willful misconduct in connection with the performance of any material portion of his duties, (4) willful breach of any material provision of the agreement by Levin, or (5) any conduct on Levin's part which would make his continued employment materially prejudicial to the best interests of the Company. In addition, he may terminate his employment following a Company Breach upon 60 days' written notice to the Company. As defined in the Levin Agreement, "Company Breach" means (1) any material breach of the agreement by the Company, or (2) a Change in Control of the Company (as defined in the Levin Agreement).

     The Levin Agreement provides that, if the Company terminates Mr. Levin's employment for Cause or if he voluntarily terminates his employment, all obligations (other than accrued obligations) of the Company will cease and all unvested Levin Options shall be immediately forfeited. If a Company Breach occurs, and Mr. Levin terminates the agreement, the Company is obligated to continue to pay Mr. Levin's base salary and target bonus for the balance of the term and continue his benefits until his reemployment. In addition, all of the Levin Options vest and are exercisable for three years.

     The Levin Agreement provides that, if Mr. Levin's employment is terminated due to his death, his legal representatives or designated beneficiary will receive continued payments in an amount equal to 60% of base salary until the longer of 12 months or the end of the Term in effect at the time of his death. The Levin Options will become vested and exercisable upon stockholder approval, and shall remain exercisable for three years thereafter.

EMPLOYMENT AGREEMENTS WITH EXECUTIVES SHAPIRO, JENKINS, KELLEY AND CLARK

     The Company entered into employment agreements with Messrs. Shapiro and Jenkins and Ms. Clark in August 1998 and with Ms. Kelley in December 1998. Messrs. Shapiro and Jenkins, Ms. Kelley and Ms. Clark are referred to as the "Executives". The agreements with Messrs. Shapiro and Jenkins are for an initial period of approximately three years ending on June 14, 2001; the agreement with Ms. Clark has a term ending on June 14, 2000; and the agreement with Ms. Kelley has a term ending on December 31, 2000. The Executives' agreements are referred to individually as an "Executive Agreement" and collectively as the "Executive Agreements."

  Compensation

     Under the Executive Agreements, Messrs. Shapiro and Jenkins and Ms. Kelley and Ms. Clark will be paid a base salary at annual rates not less than $600,000, $365,000, $275,000 and $270,000 respectively. Additionally, Messrs. Shapiro and Jenkins and Ms. Kelley and Ms. Clark were paid a guaranteed bonus for 1998 equal to $243,750, $118,625, $112,500 and $73,125, respectively, and, thereafter, are eligible to receive a performance-based annual target bonus equal to 75%, 60%, 50% and 50% of their respective annual salary. The Executives will also be eligible to participate in the other benefit plans available generally to employees or other senior executives of the Company.

  Equity Grants

     Pursuant to their respective employment agreements, Messrs. Shapiro and Jenkins and Ms. Kelley and Ms. Clark also received grants effective as of June 15, 1998, June 15, 1998, December 16, 1998 and August 31, 1998,
respectively, of options to purchase 600,000 shares, 450,000 shares, 60,000 shares and 50,000 shares, respectively, of Common Stock at a price of $7.00 per share (the "Executive Options") which grants to Messrs. Shapiro and Jenkins are subject to stockholder approval. The term of each of the Executive Options is ten years, and they will vest and become exercisable in full on June 14, 2001, June 14, 2001, December 31, 2000 and June 14, 2000, respectively, if the Executive remains employed as of such date. Upon the occurrence of a Change in Control of the Company (as defined in the Option Plan), the Executive Options will vest in full. In addition, pursuant to her employment agreement, Ms. Clark exchanged 75,000 options for 50,000 options with an exercise price of $7.00 per share, as part of the Company's option exchange program.

  Termination and Change in Control Provisions

     The Company may terminate an Executive's employment under his or her Executive Agreement due to disability, or for Cause. As defined in the Executive Agreements, "Cause" means (1) gross neglect of duties, (2) conviction for a felony or any lesser crime or offense involving the property of the Company,
(3) willful misconduct in connection with the performance of any material portion of duties, (4) willful breach of any material provision of the agreement by Executive, or (5) any conduct on Executive's part which would make continued employment materially prejudicial to the best interests of the Company. The Executive may terminate his or her employment under the Executive Agreement at any time. In addition, he or she may terminate his or her employment for Company Breach upon 60 days' written notice to the Company. As defined in the Executive Agreements, "Company Breach" means
(1) any material breach of the agreement by the Company, or (2) a Change in Control of the Company (as defined in the Executive Agreements).

     The Executive Agreements provide that, if the Company terminates an Executive's employment for Cause or if the Executive voluntarily terminates his or her employment, all obligations (other than accrued obligations) of the Company will cease and all unvested Executive Options shall be immediately forfeited. If a Company Breach occurs, and an Executive terminates the agreement, the Company is obligated to continue to pay the Executive's base salary and target bonus for the balance of the term and continue his benefits until his reemployment. In addition, all of the Executive Options vest and are exercisable for three years.

     The Executive Agreements provide that, if an Executive's employment is terminated due to death, his or her legal representatives or designated beneficiary will receive continued payments in an amount equal to 60% of base salary until the longer of 12 months or the end of the Term in effect at the time of death. The Executive Options will become vested upon such death and shall remain exercisable for three years thereafter.

EMPLOYMENT AGREEMENT WITH MR. DUNLAP

     As of February 1, 1998, the Company entered into an employment agreement with Mr. Dunlap (the "Dunlap Agreement") pursuant to which the Company agreed to continue to employ Mr. Dunlap as Chairman of the Board of Directors and Chief Executive Officer, and Mr. Dunlap agreed to serve in such capacities, for a period of three years ending January 31, 2001, and for successive one-year renewal periods unless advance notice of termination was given by either party by no later than August 1 of the immediately preceding year. The Dunlap Agreement was not renewable beyond January 31, 2003. The Dunlap Agreement replaced and superseded Mr. Dunlap's prior employment agreement.

     Dispute with Mr. Dunlap. On July 13, 1998, the Board of Directors terminated Mr. Dunlap as Chairman and Chief Executive Officer. The Company expects that Mr. Dunlap will assert claims for breach of the Dunlap Agreement, and the Company intends to vigorously contest such claims and may contest the validity of grants of restricted Common Stock and options to him. Nothing in the discussion in this prospectus should be construed to support his claims or to limit or otherwise affect the Company's claims.

     Compensation. Under the Dunlap Agreement, Mr. Dunlap was paid a base salary at an annual rate of $2,000,000. The Company could increase Mr. Dunlap's base salary, but could not reduce it after any such increase. Mr. Dunlap was eligible to participate in the other benefit plans available generally to employees or other senior executives of the Company. However, he was not eligible to participate in any incentive plan of the Company. The Company also provided Mr. Dunlap with various perquisites on a grossed-up basis.

     Equity Grants. The Dunlap Agreement provided that all of Mr. Dunlap's then outstanding options to purchase shares of Common Stock, which were granted under Mr. Dunlap's prior employment agreement, vested as of February 20, 1998; 40% of Mr. Dunlap's shares of restricted Common Stock were canceled as of such date; and all of Mr. Dunlap's remaining shares of restricted Common Stock vested as of such date. The Dunlap Agreement also provided that the Company reimburse
Mr. Dunlap on a grossed-up basis with respect to any income tax assessed in connection with the vesting of such shares of restricted Common Stock.

     Mr. Dunlap received a grant as of February 1, 1998 of 300,000 shares of Common Stock. Mr. Dunlap also received a grant effective as of February 1, 1998 of options to purchase 3,750,000 shares of Common Stock at a price of $36.85 per share (the "Dunlap Options"), which grant was approved by the Company's stockholders at the 1998 Annual Meeting. The Dunlap Options provide for a term of ten years, and for vesting with respect to one-third of the shares subject thereto on the grant date and for an additional one-third to vest on each of the first and second anniversaries of the grant date if Mr. Dunlap had remained employed by the Company. Upon the occurrence of a Change in Control of the Company (as defined below), the Dunlap Options would have vested in full.

     Termination and Change in Control Provisions. The Dunlap Agreement provided that the Company could terminate Mr. Dunlap's employment at any time, or due to his disability, or for Cause. The Dunlap

Agreement defined "Cause" to mean (1) willful failure substantially to perform Mr. Dunlap's duties under the Dunlap Agreement, except if such failure results from disability, or (2) his conviction for a felony (or a plea of guilty or nolo contendere thereto). The Dunlap Agreement provided that Mr. Dunlap had the option to terminate his employment for Good Reason by notifying the Company within 90 days after any of the following events occurring without his consent, unless remedied by the Company within 30 days after receiving such notice:

          (1) any change in Mr. Dunlap's title as Chairman of the Sunbeam Board of Directors and Chief Executive Officer or his removal from, or the failure to re-elect him to, such positions;

          (2) any assignment of duties materially inconsistent with his positions or any material limitation of his powers as contemplated by the Dunlap Agreement;

          (3) any requirement that Mr. Dunlap be based without his consent anywhere other than at the Company's principal executive office in Palm Beach or Broward County, Florida;

          (4) any reduction in Mr. Dunlap's base salary;

          (5) any failure to continue in effect any fringe benefit plan in effect at the date of the Dunlap Agreement or to provide Mr. Dunlap equivalent benefits;

          (6) the failure of the Company to maintain Mr. Dunlap's status as a Director of the Company while he serves as Chief Executive Officer;

          (7) the failure of the Company to have three individuals (or their successors) designated by Mr. Dunlap elected and reelected as Directors of the Company;

          (8) a Change in Control of the Company (as defined in the Dunlap Agreement); or

          (9) any other material breach of the agreement by the Company.

     The Dunlap Agreement provided that, if the Company terminated Mr. Dunlap's employment other than for Cause and not due to his disability, or if he terminated his employment for Good Reason, (1) he would receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable through the period ending January 31, 2001, or any then applicable renewal period, (2) the Dunlap Options would become fully vested, and he would be entitled to exercise the Dunlap Options (as well as previously granted options) for the balance of their original ten-year term, and (3) he would be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, for three years after termination, or to receive substantially equivalent benefits.

     The Dunlap Agreement provided that, if the Company terminated Mr. Dunlap's employment for Cause or if he terminated his employment other than for Good Reason, all obligations (other than accrued obligations) of the Company would cease, except that Mr. Dunlap would be able to exercise the Dunlap Options (as well as previously granted options) which are exercisable on the date of termination within 90 days, if the termination is for Cause, and within one year, if it is by Mr. Dunlap without Good Reason.

     The Dunlap Agreement provided that, if Mr. Dunlap's employment is terminated due to his death, his estate or legal representative will be entitled to exercise within one year after the date of death the Dunlap Options (as well as previously granted options) which are then exercisable or which would have become exercisable within one year after the date of death. If his employment were terminated due to disability, Mr. Dunlap would have been entitled to exercise within three years all Dunlap Options (as well as previously granted options) which were then exercisable or which would have become exercisable within one year after the date of termination.

     In addition, the Dunlap Agreement provided that Mr. Dunlap would be entitled to receive a gross-up with respect to any excise tax applicable under the Internal Revenue Code of 1986, as amended (the "Code"), to "excess parachute payments."

EMPLOYMENT AGREEMENTS WITH MESSRS. KERSH AND FANNIN

     The Company entered into employment agreements with each of Messrs. Kersh and Fannin as of February 1, 1998. Messrs. Kersh and Fannin are referred to herein as the "Prior Executives." The employment agreements with Messrs. Kersh and Fannin had terms ending on January 31, 2001. The employment agreements with Messrs. Kersh and Fannin (referred to individually as a "Prior Executive

Agreement" and collectively as the "Prior Executive Agreements") replaced and superseded their respective previous employment agreements with the Company.

     Dispute with Mr. Kersh. On July 16, 1998, the Sunbeam Board of Directors terminated Mr. Kersh as Vice Chairman and Chief Financial Officer. The Company expects that Mr. Kersh will assert claims for breach of his Prior Executive Agreement, and the Company intends to vigorously contest such claims and may contest the validity of grants of restricted Common Stock and options to him. Nothing in this prospectus should be construed to support his claims or to limit or otherwise affect the Company's claims.

     Compensation. Under their respective Agreements, Messrs. Kersh and Fannin were each to be paid a base salary at annual rates of $875,000 and $595,000, respectively. The Prior Executives were also eligible to participate in those benefit plans available generally to employees or other senior executives of the Company. However, the Prior Executives were not eligible to participate in any cash incentive (i.e., bonus) plan of the Company.

     Equity Grants.  The Prior Executive Agreements provided that all of
Mr. Kersh's then outstanding options to acquire shares of Common Stock, which were granted under Mr. Kersh's previous employment agreement, and all of Mr. Fannin's then outstanding options to acquire shares of Common Stock vested as of February 20, 1998; 40% of each of Mr. Kersh's and Mr. Fannin's shares of restricted Common Stock were canceled as of such date; and all of Mr. Kersh's and Mr. Fannin's remaining shares of restricted Common Stock vested as of such date. The Prior Executive Agreements provide that the Company was to reimburse Messrs. Kersh and Fannin on a grossed-up basis with respect to any income tax assessed in connection with the vesting of such shares of restricted Common Stock.

     As of February 1, 1998, Messrs. Kersh and Fannin each received a grant of 150,000 and 30,000 shares of restricted Common Stock (the "Prior Executive Restricted Shares"), respectively. Such Prior Executive Restricted Shares provided for vesting in four equal installments on each of February 1, 1998 and the first, second and third anniversaries of February 1, 1998. Messrs. Kersh and Fannin also received grants, effective as of February 1, 1998, of options to purchase 1,125,000 and 750,000 shares of Common Stock, respectively, at a price of $36.85 per share which were approved by the Company's stockholders at the 1998 Annual Meeting. These options provided for vesting in four equal installments on the grant date and the first, second and third anniversaries of February 1, 1998.

     Termination and Change in Control Provisions. The Prior Executive Agreements with Messrs Kersh and Fanin provided that the Company may terminate either Prior Executive's employment at any time, or due to the Prior Executive's disability, or for Cause (as defined in the Prior Executive Agreements). The Prior Executives had the right to terminate employment at any time for Good Reason by notifying the Company within 90 days after any of the following events occurring without his consent, unless remedied by the Company within 30 days after receiving such notice:

          (1) any assignment of duties materially inconsistent with his positions or any material limitation of his powers as contemplated by his Prior Executive Agreement;

          (2) any removal of the Prior Executive from, or any failure to reelect the Prior Executive to, the executive officer position specified in his Prior Executive Agreement; or

          (3) any other material breach of his Prior Executive Agreement by the Company.

     Each Prior Executive Agreement provided that, if the Company terminates the Prior Executive's employment other than for Cause and not due to his disability, or if the Prior Executive terminates his employment for Good Reason or following a Change in Control (as defined in the Prior Executive Agreements), (1) such Prior Executive will receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable to him through the end of the employment term, (2) the options to acquire shares of Common Stock (and Executive Restricted Shares) granted to such Prior Executive will become fully vested, and the Prior Executive will be entitled to exercise his options (including previously granted options) for the balance of their original ten-year term, and (3) the Prior Executive will be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, through the end of the employment term, or to receive substantially equivalent benefits.

     Each Prior Executive Agreement provided that if the Company terminates the Prior Executive's employment for Cause or if the Prior Executive terminates his employment other than for Good Reason or following a Change in Control, all obligations (other than accrued obligations) of the Company will cease, except that such Prior Executive will be able to exercise any options (including previously granted options) granted to him which are exercisable on the date of termination or within 90 days thereof, if the termination is for Cause, and within one year thereof, if the termination is by the Executive other than for Good Reason or following a Change in Control.

     Each Prior Executive Agreement provided that, if such Executive's employment is terminated due to his death, his estate or legal representative will be entitled to exercise within one year after the date of death any options to acquire shares of Common Stock granted to such Prior Executive which are then exercisable or which would have become exercisable within one year after the date of death and, further, the portion of then unvested Executive Restricted Shares, if any, held by such Prior Executive equal to the total number of such unvested Executive Restricted Shares multiplied by a fraction, the numerator of which is 36 minus the number of months remaining in the three years of the Prior Executive's employment term and the denominator of which is 36, will become vested as of the date of death. The Prior Executive Agreements further provided that if a Prior Executive's employment is terminated due to disability, he will be entitled to exercise within three years all options granted to him (including previously granted options) which are then exercisable or which would have become exercisable within one year after the date of termination and a portion of the Executive Restricted Shares, if any, held by such Executive, determined in accordance with the procedure described in the immediately preceding sentence, will become vested as of the Executive's date of termination.

     In addition, each Prior Executive Agreement provided that the Prior Executive would be entitled to receive a gross-up with respect to any excise tax applicable under the Code to "excess parachute payments."

CERTAIN ARRANGEMENTS WITH MESSRS. DUNLAP, KERSH AND FANNIN

     In early August 1998, the Company entered into agreements with Messrs. Dunlap and Kersh pursuant to which all parties agreed not to assert claims against each other for a period of at least six months and to exchange certain information relating to the stockholders' litigation. The Company also agreed to pay (and has paid) to Messrs. Dunlap and Kersh amounts related to vacation and employment benefits and, to advance them defense costs for a period of six months subject to the receipt of an undertaking from each of them to repay all amounts so advanced if it is determined that they did not meet the applicable standard of conduct for indemnification under Delaware law.

     In connection with Mr. Fannin's resignation, the Company entered into an agreement with him providing that, pursuant to the terms of his employment agreement and in consideration of the execution of the agreement, including a release and covenant not to sue contained therein, he would receive the following payments, all subject to applicable withholding taxes: (a) $825,000 severance payment of which $575,001 was paid in 1998 and the balance of which is payable in monthly installments of $16,667; (b) consulting payments of $250,000 of which $41,667 was paid in 1998 and the balance of which is payable in monthly installments of $13,889; and (c) $50,000 payable for the three year extension of Mr. Fannin's non-compete agreement, of which $8,334 was paid in 1998 and the balance of which is payable in equal monthly installments of $2,778. In addition, Mr. Fannin received the value of his accrued vacation for 1996-1998, continuation of health, dental and life insurance coverage, on the same basis as prior to termination of employment for an additional 18 months or until his earlier employment providing such benefits. The termination agreement with Mr. Fannin also provided for a three year term for his outstanding vested stock options, confirmed the amount of his unrestricted Common Stock grants and provided for the mutually agreed cancellation of all other equity awards.

CERTAIN TRANSACTIONS

  Settlement of Claims; Issuance of Parent Holdings Warrant

     On August 12, 1998, the Company announced that, following investigation and negotiation conducted by a Special Committee of the Sunbeam Board, consisting of four outside directors not affiliated with MacAndrews & Forbes, the Company had entered into the Parent Holdings Settlement Agreement with Parent Holdings, a subsidiary of MacAndrews & Forbes, pursuant to which the Company was released from certain threatened claims of Parent Holdings and its affiliates arising from the acquisition of Parent Holdings' interest in Coleman and MacAndrews & Forbes agreed to provide certain management personnel and assistance to the Company in exchange for the issuance to the Parent Holdings of a five-year warrant to purchase up to 23 million shares of Common Stock at an exercise price of $7.00 per share, subject to anti-dilution provisions. MacAndrews & Forbes is the holder of 14% of the outstanding Common Stock.

  Services Provided by MacAndrews & Forbes

     Pursuant to the Parent Holdings Settlement Agreement, MacAndrews & Forbes agreed to provide certain management assistance to Sunbeam with respect to financings, dealings with financing sources and capital markets, investor and public relations, acquisitions, divestitures and other extraordinary transactions, executive benefits and compensation and other personnel matters, and compliance, litigation, insurance, regulatory and other legal matters. The Company does not reimburse MacAndrews & Forbes for such services or for expenses incurred in providing such services to the Company, other than reimbursement of out-of-pocket expenses paid to third parties. Execution of the Parent Holdings Settlement Agreement was a condition to Sunbeam's continued employment of Messrs. Levin, Shapiro and Jenkins as officers of Sunbeam.

  Liquidation of Options

     Pursuant to the Coleman Merger Agreement, upon the consummation of the Coleman Merger, the unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 per share and the exercise price of such options. Ronald O. Perelman, the sole stockholder of MacAndrews & Forbes, holds 500,000 options for which he will receive a net payment of $6,750,000. Mr. Shapiro and Ms. Clark, executive officers of the Company, hold 77,500 and 25,000 options respectively for which they will receive net payments of $823,000 and $275,005, respectively.

  Arrangements with Coleman

     Coleman and an affiliate of MacAndrews & Forbes are parties to a cross-indemnification agreement pursuant to which Coleman has agreed to indemnify such affiliate, its officers, directors, employees, control persons, agents and representatives against all past, present and future liabilities, including product liability and environmental matters, related to the initial assets of Coleman, which Coleman acquired from such affiliate in December 1991. In addition, pursuant to this cross-indemnification agreement, the MacAndrews & Forbes affiliate has agreed to indemnify Coleman and its officers, directors, employees, agents and respresentatives against all other liabilities of such MacAndrews & Forbes affiliate or any of its subsidiaries, including liabilities relating to the assets it did not transfer to Coleman in December 1991. This cross-indemnification agreement will survive the Coleman Merger.

     Coleman previously was included in the consolidated tax group for the MacAndrews & Forbes companies and was a party to a tax sharing agreement with a MacAndrews & Forbes affiliate, pursuant to which Coleman paid to such affiliate the amount of taxes which would have been paid by Coleman if it were required to file separate Federal, state or local income tax returns. The tax sharing agreement was terminated upon the consummation of the Holdings Merger; however, the Coleman Merger Agreement provides for certain tax indemnities and tax sharing payments among the Company and the MacAndrews & Forbes affiliates relating to periods prior to the acquisition.

  Lease of Office Space

     The Company subleases office space in New York City from a subsidiary of MacAndrews & Forbes. The expense for such rent during 1998 was approximately $130,000. The Company believes that the terms of such sublease are comparable to the market rate for such space.

  Employment of Law Firms

     The Company employed the law firms of Reboul, MacMurray, Hewitt, Maynard and Kristol, of which Director Kristol is a partner, and Holland & Knight, of which Director Elson is Of Counsel, to perform minor legal services for the Company during 1998. The total fees paid to these firms during 1998 were less than $20,000. Neither Mr. Kristol nor Mr. Elson was involved in the provision of legal services to the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership, reported to the Company as of January 13, 1999, of Common Stock, including shares as to which a right to acquire ownership exists, of: (1) each Director of the Company;
(2) each of the Named Executives, as defined herein under the caption "Management--Executive Compensation"; and (3) the Directors and current executive officers of the Company as a group. In addition, the following table sets forth, as of January 13, 1999, the beneficial ownership of two former Directors and a former Named Executive, based on information filed with the Commission and made available to the public.

                                                                       AMOUNT AND NATURE OF           PERCENTAGE OF
NAME                                                                   BENEFICIAL OWNERSHIP(1)(2)     COMMON STOCK(2)
--------------------------------------------------------------------   --------------------------     ---------------
DIRECTORS
  Charles M. Elson..................................................        10,500(3)                     *
  Howard Gittis.....................................................            0                         0
  Howard G. Kristol.................................................       10,500(3)(5)                   *
  Peter A. Langerman................................................           0(4)                       0
  Jerry W. Levin....................................................            0                         0
  Faith Whittlesey..................................................         6,890(3)                     *
FORMER DIRECTORS
  Albert J. Dunlap..................................................        5,241,564                    5.2   %
  Russell A. Kersh..................................................         682,900                      *
NAMED EXECUTIVE OFFICERS
  Karen K. Clark....................................................            0                         0
  Bobby G. Jenkins..................................................            0                         0
  Janet G. Kelley...................................................          79,166                      *
  Paul E. Shapiro...................................................            0                         0
FORMER NAMED EXECUTIVE OFFICER
  David C. Fannin...................................................         220,433                      *
ALL DIRECTORS AND CURRENT EXECUTIVE OFFICERS AS
  A GROUP (10 persons)..............................................        97,606(6)                     *

------------------
* Less than one percent.

(1) All Directors and Named Executive Officers have the sole power to vote and to dispose of the shares of Common Stock listed above except as follows: (i) Mr. Dunlap holds 1,491,564 of the listed shares jointly with his wife; (ii) 151,600 shares listed as owned by Mr. Kersh are held by the Russell A. Kersh Irrevocable Trust as to which Mr. Kersh is the sole beneficiary, and Mr. Kersh holds 5,000 of the listed shares jointly with his spouse;
    (iii) Mr. Fannin holds 20,433 shares of stock jointly with his wife;
    (iv) Ms. Kelley holds 100 shares jointly with her spouse.

(2) Includes shares of Common Stock which Directors and Named Executives have the right to acquire under options which are currently exercisable (including options which may be exercised within the next sixty days). Includes 3,750,000, 531,250, 200,000 and 79,066 shares which may be acquired by Messrs. Dunlap, Kersh, Fannin and Ms. Kelley respectively, upon the exercise of options which are currently exercisable. Options which are not currently exercisable and will not become exercisable within sixty days are not included in the table. See "Management--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Messrs. Dunlap and Kersh over certain equity grants.

(3) Includes shares of restricted Common Stock granted to each of Directors Elson, Kristol, and Whittlesey upon their respective elections, appointments and subsequent reelections to the Sunbeam Board of Directors, all of which shares were immediately vested.

(4) Does not include shares of Common Stock owned by the Funds Group as to which Mr. Langerman disclaims beneficial ownership. See "Security Ownership of Certain Beneficial Owners."

(5) Does not include shares owned by the Russell A. Kersh Irrevocable Trust as to which Mr. Kristol disclaims beneficial ownership.

(6) Includes shares of Common Stock which all current executive officers and directors of the Company have the right to acquire under options which are currently exercisable (including options which may be exercised within the next sixty days) and shares which are subject to restrictions.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table set forth information as of January 13, 1999, with respect to beneficial ownership of the Common Stock by all persons known by the Company to be the record or beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise noted, all beneficial owners listed below have sole voting and investment power with respect to the shares owned by them.

                                                                      AMOUNT AND NATURE       PERCENTAGE
                                                                             OF                  OF
NAME                                                                  BENEFICIAL OWNERSHIP    COMMON STOCK
-------------------------------------------------------------------   --------------------    ------------
Franklin Mutual Series Fund Inc....................................       17,541,398(1)           17.4%
including:
  Mutual Shares Fund...............................................       11,260,174(1)           11.2%
  Mutual Qualified Fund............................................        4,800,554(1)            4.8%
  Franklin Mutual Advisers, Inc....................................       17,541,398(1)           17.4%
  Franklin Resources, Inc..........................................       17,541,398(1)           17.4%
     Charles B. Johnson
     Rupert H. Johnson, Jr.
Ronald O. Perelman.................................................       14,099,749(2)           14.0%
Invista Capital Management, Inc....................................        7,486,600(3)            7.4%
Albert J. Dunlap...................................................        5,241,564(4)            5.2%

------------------
(1) Information reflected in this table and the notes thereto with respect to Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Mutual Advisers, Inc., and Franklin Mutual Series Fund Inc., Mutual Shares Fund and Mutual Qualified Fund (collectively the "Funds Group") is derived from the Schedule 13D, dated November 1, 1996, filed by them. The address of the Franklin Mutual Series Fund Inc. and of Franklin Mutual Advisers, Inc. is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The address of Franklin Resources, Inc. and each of Charles B. Johnson and Rupert H. Johnson, Jr. is 777 Mariners Island Blvd., San Mateo, California 94404. Shares of Common Stock beneficially owned by Franklin Mutual Series Fund Inc. include shares owned by Mutual Shares Fund and Mutual Qualified Fund, series of portfolios of Franklin Mutual Series Fund Inc. The aggregate number of shares owned by all of the series of Franklin Mutual Series Fund Inc. is 17,541,398. These same shares are also listed as being beneficially owned by (i) Franklin Mutual Advisers, Inc., the investment manager of Franklin Mutual Series Fund Inc., (ii) Franklin Resources, Inc., the sole stockholder of Franklin Mutual Advisers, Inc. and (iii) Charles B. Johnson and Rupert H. Johnson, Jr., the principal stockholders of Franklin Resources, Inc., each of whom owns in excess of 10% of that corporation's common stock. Franklin Mutual Advisers, Inc. has sole voting and dispositive power over the listed shares of Common Stock. Franklin Mutual Advisers, Inc., Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. each disclaim beneficial ownership of these shares.

(2) Represents shares of Common Stock received by Parent Holdings in the Holdings Merger. The address of Parent Holdings is 35 E. 62nd Street, New York, New York 10021. Ronald O. Perelman is the indirect beneficial owner of all of the outstanding capital stock of Parent Holdings. Accordingly, Mr. Perelman may be deemed to be the beneficial owner of all of the shares of Common Stock owned by Parent Holdings. Mr. Perelman's address is 35 E. 62nd Street, New York, New York. 10021.

(3) Information reflected in this table and the notes thereto with respect to Invista Capital Management, Inc. ("Invista") is derived from the Form 13F filed with the SEC by Invista on November 16, 1998. The address of Invista is 1800 Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309. Invista exercises shared investment discretion with respect to all of the shares of Common Stock it beneficially owns. Invista exercises sole voting authority with respect 7,478,800 of such shares, but lacks any voting authority with respect to the remaining 7,800 shares it beneficially owns.

(4) Mr. Dunlap's holdings include shares of Common Stock which may be acquired upon the exercise of options. See "Security Ownership of Management." See "Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" for information concerning disputes between the Company and Mr. Dunlap over certain equity grants.

                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an indenture dated as of March 25, 1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The Company has filed a copy of the Indenture as an exhibit to the Registration Statement, of which this prospectus forms a part, and copies are also available from the Trustee upon request by a registered holder of the Debentures. The following summary of certain provisions of the Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Debentures and the Indenture including the definitions therein of certain terms that are not otherwise defined in this prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Debenture which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. As used in this "Description of Debentures," the "Company" refers to Sunbeam Corporation only and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

     The Debentures are unsecured general obligations of the Company subordinate in right of payment to the New Credit Facility and certain other secured obligations of the Company as described under "--Subordination of Debentures" and convertible into Common Stock as described under "--Conversion of Debentures." The Debentures are limited to $2,014,000,000 aggregate principal amount at maturity and will mature on March 25, 2018.

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including Senior Indebtedness, or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Debentures in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "--Redemption at Option of the Holder Upon a Fundamental Change."

     The Debentures were issued at a substantial discount from their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of each Debenture over its issue price (which is expected to be the Issue Price) constitutes original issue discount ("Original Issue Discount"). See "Certain United States Federal Income Tax Considerations." Maturity, conversion, purchase by the Company at the option of a holder or redemption of a Debenture will cause Original Issue Discount and interest, if any, to cease to accrue on such Debenture, under the terms and subject to the conditions of the Indenture. The Company may not reissue a Debenture that has matured or been converted, purchased by the Company at the option of a holder, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

     The principal amount at maturity of each Debenture will be payable at the office or agency of the paying agent, initially the Trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose. Debentures may be presented for conversion into Common Stock at the office of the conversion agent and Debentures in definitive form may be presented for exchange for other Debentures or registration of transfer at the office of the registrar, each such agent initially being the Trustee. The Company will not charge a service charge for any registration of transfer or exchange of Debentures; however, the Company may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

CONVERSION OF DEBENTURES

     A holder of a Debenture may convert it into Common Stock of the Company at any time through the close of business on March 25, 2018; provided that if a Debenture is called for redemption, the holder may convert it only until the close of business on the last trading day prior to the redemption date (the "Redemption Date") unless the Company defaults in the payment of the Redemption Price. A Debenture in respect of which a holder has delivered a Purchase Notice (as defined herein) exercising the option of such holder to require the Company to purchase such Debenture may be converted only if such notice is withdrawn in accordance with the terms of the Indenture. Similarly, a Debenture in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws the election to exercise the option in accordance with the terms of the Indenture. A holder may convert such holder's Debentures in part so long as such part is $1,000 principal amount at maturity or a whole multiple thereof.

     The initial Conversion Rate is 6.575 shares of Common Stock per $1,000 principal amount at maturity of Debentures, subject to adjustment upon the occurrence of certain events, as described below. A holder entitled to a fractional share of Common Stock shall receive cash equal to the then current market value of such fractional share.

     On conversion of a Debenture, a holder will not receive any cash payment representing accrued Original Issue Discount. The Company's delivery to the holder of the fixed number of shares of Common Stock into which the Debenture is convertible (together with the cash payment, if any, in lieu of fractional Common Stock) will be deemed to satisfy the Company's obligation to pay the principal amount of the Debenture including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount is deemed to be paid in full rather than canceled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the Debentures for such accrued Original Issue Discount.

     To convert a certificated Debenture into Common Stock, a holder must

     o complete and manually sign the conversion notice on the back of the Debenture (or complete and manually sign a facsimile thereof) and deliver such notice to the conversion agent,

     o  surrender the Debenture to the conversion agent,

     o  if required, furnish appropriate endorsements and transfer documents and

     o  if required, pay all transfer or similar taxes.

Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

     The Conversion Rate is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

          (1) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

          (2) certain subdivisions and combinations of the Common Stock;

          (3) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

          (4) the distribution to all holders of Common Stock of capital stock (other than Common Stock), of evidences of indebtedness of the Company or of assets (including securities (other than Common Stock), but excluding those rights and warrants referred to in clause immediately above or paid in cash);

          (5) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of
     (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the Conversion Rate pursuant to this clause (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company;

          (6) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined herein) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

          (7) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Company's Board of Directors is not recommending rejection of the offer. If an adjustment is required to be made as set forth in the fifth clause above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to the fifth clause above.

     If an adjustment is required to be made as set forth in the fifth clause above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in the final clause above will only be made if the tender offer or exchange offer is for an amount that increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in the last clause above will generally not be made, however, if as of the closing of such offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

     No adjustment in the Conversion Rate will be required unless such adjustment would require a change of at least 1% in the rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

     In the case of

     o  any reclassification of the Common Stock or

     o a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety,

in each case, as a result of which holders of Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, sale or conveyance had such Debentures been converted immediately prior to such reclassification, consolidation, merger, sale or conveyance assuming that a holder of Debentures would not have exercised any rights of election as to the stock, securities or other property or assets (including cash) receivable in connection therewith.

     In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring an adjustment to the Conversion Rate, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations."

     The Company from time to time may, to the extent permitted by law, increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Company's Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such increases in the Conversion Rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

REDEMPTION OF DEBENTURES AT THE OPTION OF THE COMPANY

     No sinking fund is provided for the Debentures. Prior to March 25, 2003, the Debentures will not be redeemable at the option of the Company. Beginning on March 25, 2003, the Company may (subject to applicable contractual restrictions, including under agreements governing Senior Indebtedness) redeem the Debentures for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of Debentures. The Debentures will be redeemable in whole multiples of $1,000 principal amount at maturity.

     The table below shows Redemption Prices of a Debenture per $1,000 principal amount at maturity thereof, at March 25, 2003, and at each March 25 thereafter, prior to maturity and at maturity on March 25, 2018, which prices reflect the accrued Original Issue Discount calculated to each such date. The Redemption Price of a Debenture redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to the actual Redemption Date.

                                                                                               (2)
                                                                                             ACCRUED            (3)
                                                                               (1)         ORIGINAL ISSUE    REDEMPTION
                                                                            DEBENTURE       DISCOUNT           PRICE
REDEMPTION DATE                                                             ISSUE PRICE      AT 5.0%          (1)+(2)
-------------------------------------------------------------------------   -----------    --------------    ----------
March 25, 2003...........................................................     $372.43         $ 104.32       $   476.75
March 25, 2004...........................................................      372.43           128.45           500.88
March 25, 2005...........................................................      372.43           153.81           526.24
March 25, 2006...........................................................      372.43           180.45           552.88
March 25, 2007...........................................................      372.43           208.44           580.87
March 25, 2008...........................................................      372.43           237.84           610.27
March 25, 2009...........................................................      372.43           268.74           641.17
March 25, 2010...........................................................      372.43           301.20           673.63
March 25, 2011...........................................................      372.43           335.30           707.73
March 25, 2012...........................................................      372.43           371.13           743.56
March 25, 2013...........................................................      372.43           408.77           781.20
March 25, 2014...........................................................      372.43           448.32           820.75
March 25, 2015...........................................................      372.43           489.87           862.30
March 25, 2016...........................................................      372.43           533.52           905.95
March 25, 2017...........................................................      372.43           579.39           951.82
March 25, 2018...........................................................      372.43           627.57         1,000.00

     If less than all of the outstanding Debentures held in certificated form are to be redeemed, the Trustee shall select the Debentures held in such form to be redeemed in principal amounts at maturity of $1,000 or whole multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate (as long as such method is not prohibited by the rules of any stock exchange on which the Debentures are then listed, if any). If a portion of a holder's certificated Debentures is selected for partial redemption and such holder converts a portion of such certificated Debentures, such converted portion shall be deemed to be the portion selected for redemption. Debentures registered in the name of DTC or its nominee will be redeemed pro rata. See "Book-Entry; Delivery and Form."

REDEMPTION AT OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

     If a Fundamental Change occurs at any time prior to March 25, 2018, each holder of Debentures shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Debentures on the date (the "Repurchase Date") that is 45 days after the date of the Company's notice of such Fundamental Change. The Debentures will be redeemable in whole multiples of $1,000 principal amount at maturity at their accreted value on the Repurchase Date.

     The Company shall redeem such Debentures at a price equal to the Issue Price plus accrued Original Issue Discount to, but excluding, the Repurchase Date, provided that if the Applicable Price (as defined herein) in connection with the Fundamental Change is less than the Reference Market Price (as defined herein), the Company shall redeem such Debentures at a price equal to the foregoing Redemption Price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price.

     The Company shall mail to all holders of record of the Debentures a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company shall deliver to the Trustee a copy of such notice. To exercise the redemption right, holders of Debentures must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), the Debentures to be so redeemed, duly endorsed for transfer, together with the form entitled "Option to Elect Redemption Upon a Fundamental Change" on the reverse thereof duly completed, to the Company (or an agent designated by the Company for such purpose). Payment for Debentures surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock of a company listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

     The term "Applicable Price" means

     o in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and

     o in the event of any other Fundamental Change, the average of the reported last sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change.

     The term "Reference Market Price" shall initially mean $30.2083 (which is equal to 66 2/3% of the last sale price of the Common Stock as reflected on the cover page of the final offering memorandum dated March 19, 1998, in connection with the Original Offering) and in the event of any adjustment to the Conversion Rate pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the Reference Market Price shall be equal to the initial Reference Market Price multiplied by a fraction the numerator of which is the Conversion Rate specified in this prospectus (without regard to any adjustment thereto) and the denominator of which is the Conversion Rate following such adjustment.

     The Company will comply with the provisions of Rule 13e-4 under the Exchange Act and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of Debenture holders in the event of a Fundamental Change.

     The redemption rights of the holders of Debentures could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

     The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Debentures upon a Fundamental Change necessarily afford the holders of the Debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

     No Debentures may be redeemed at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default described under "--Events of Default; Notice and Waiver" below (other than a default in the payment of the Fundamental Change Redemption Price with respect to such Debentures).

     In the event of a Fundamental Change and exercise by holders of the Debentures of their associated rights to require the Company to redeem all or a portion of their Debentures, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all the Debentures tendered by the holders thereof. The New Credit Facility provides, and any future credit agreements (including an extension of the New Credit Facility) or other agreements relating to indebtedness (including Senior Indebtedness) to which the Company becomes a party also may provide, that a Fundamental Change would constitute an event of default thereunder permitting the lenders thereunder to accelerate the maturity thereof and thereby cause the subordination provisions in the Indenture to apply, preventing redemption of the Debentures until Senior Indebtedness thereunder is paid in full. Any such provisions could restrict or prohibit the redemption of the Debentures.

     If the Company is prohibited from redeeming the Debentures upon the occurrence of a Fundamental Change, the Company could seek the consent of its then existing lenders to redeem the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from redeeming the Debentures. In such case, the Company's failure to redeem Debentures required to be redeemed under the terms of the Indenture would constitute an Event of Default under the Indenture and would likely constitute a default under the terms of any other indebtedness of the Company outstanding at such time, including Senior Indebtedness. In such circumstances, or if a Fundamental Change would in and of itself constitute an event of default under agreements governing Senior Indebtedness then outstanding, the subordination provisions in the Indenture would prohibit or restrict payments to the holders of Debentures.

PURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

     On March 25, 2003, March 25, 2008 and March 25, 2013 (each, a "Purchase Date"), the Company will become obligated to purchase, at the option of the holder thereof, any outstanding Debenture for which a written Purchase Notice has been delivered by the holder to the office of the paying agent (initially the Trustee) at any time from the opening of business on the date that is 20 Business Days (as defined herein) prior to such Purchase Date until the close of business on such Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions.

     The Purchase Notice shall state

          (1) the certificate numbers of the Debentures to be delivered by the holder thereof for purchase by the Company;

          (2) the portion of the principal amount at maturity of Debentures to be purchased, which portion must be $1,000 or a whole multiple thereof;

          (3) that such Debentures are to be purchased by the Company pursuant to the applicable provisions of the Debentures; and

          (4) in the event the Company elects, pursuant to the Company Notice (as defined herein), to pay the Purchase Price to be paid as of such Purchase Date in Common Stock, in whole or in part, but such Purchase Price is ultimately to be paid to such holder entirely in cash because any of the conditions to payment of the Purchase Price (or portion thereof) in Common Stock is not satisfied by the Purchase Date, as described below, whether such holder elects

          (a) to withdraw such Purchase Notice as to some or all of the Debentures to which it relates (stating the principal amount at maturity and certificate numbers of the Debentures as to which such withdrawal shall relate), or

          (b) to receive cash in respect of the entire Purchase Price for all Debentures subject to such Purchase Notice.

     If the holder fails to indicate, in the Purchase Notice and in any written notice of withdrawal relating to such Purchase Notice, such holder's choice with respect to the election described above, such holder shall be deemed to have elected to receive cash in respect of the entire Purchase Price for all Debentures subject to such Purchase Notice in such circumstances. For a discussion of the tax treatment of a holder receiving cash or Common Stock pursuant to its election to tender its Debentures to the Company on a Purchase Date, see "Certain United States Federal Income Tax Considerations."

     Any Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice.

     The Purchase Price payable in respect of a Debenture shall be equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date. The table below shows the Purchase Prices of a Debenture as of the specified Purchase Dates. The Company may elect to pay the Purchase Price payable as of any Purchase Date in cash or Common Stock or any combination thereof.

PURCHASE DATE                                                                              PURCHASE PRICE
----------------------------------------------------------------------------------------   --------------
March 25, 2003..........................................................................      $ 476.75
March 25, 2008..........................................................................        610.27
March 25, 2013..........................................................................        781.20

     If the Company elects to pay the Purchase Price, in whole or in part, in Common Stock, the number of shares to be delivered in respect of the portion of the Purchase Price to be paid in Common Stock shall be equal to such portion of the Purchase Price divided by the Market Price (as defined herein) of the Common Stock. However, no fractional shares of Common Stock will be delivered upon any purchase by the Company of Debentures through the delivery of Common Stock in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional shares of Common Stock.

     The Company will give notice (the "Company Notice") not less than 20 Business Days prior to the Purchase Date (the "Company Notice Date") to all holders at their addresses shown in the register of the registrar (and to beneficial owners as required by applicable law) stating, among other things, whether the Company will pay the Purchase Price of the Debentures in cash or Common Stock, or any combination thereof (specifying the percentage of each) and, if the Company elects to pay in Common Stock, in whole or in part, the method of calculating the Market Price of the Common Stock.

     The "Market Price" means the average of the Sale Prices (as defined herein) of the Common Stock for the five trading day period ending on the third Business Day prior to the applicable Purchase Date (if the third Business Day prior to the applicable Purchase Date is a trading day or, if it is not a trading day, then on the last trading day prior to such third Business Day), appropriately adjusted to take into account the occurrence during the period commencing on the first of such trading days during such five trading day period and ending on such Purchase Date of certain events that would result in an adjustment of the Conversion Rate under the Indenture with respect to the Common Stock.

     The "Sale Price" of the Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System.

     Because the Market Price of the Common Stock is determined prior to the applicable Purchase Date, holders of Debentures bear the market risk with respect to the value of the Common Stock to be received from the date of determination of such Market Price to such Purchase Date. The Company may elect to pay the Purchase Price in Common Stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of Common Stock in accordance with the foregoing provisions, the Company will publish such determination in a daily newspaper of national circulation.

     The Company's right to purchase Debentures with Common Stock is subject to the satisfaction of various conditions, including

     o the registration of the Common Stock under the Securities Act, if required; and

     o compliance with other applicable federal and state securities laws, if any.

If such conditions are not satisfied by a Purchase Date, the Company will pay the Purchase Price of the Debentures to be purchased on such Purchase Date entirely in cash. See "Certain United States Federal Income Tax Considerations." The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file a
Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of holders.

     Payment of the Purchase Price for a Debenture for which a Purchase Notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of such Debenture (together with necessary endorsements) to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice.

     Payment of the Purchase Price for such Debenture will be made promptly following the later of the Purchase Date or the time of book-entry transfer or delivery of such Debenture. If the paying agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such Debenture on the Business Day following the Purchase Date, then, on and after such date, such Debenture will cease to be outstanding and Original Issue Discount on such Debenture will cease to accrue whether or not book-entry transfer of such Debenture is made or such Debenture is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the Purchase Price upon delivery of the Debenture).

     No Debentures may be purchased at the option of the holder for cash if there has occurred (prior to, on or after the giving by the holders of such Debentures of the required Purchase Notice) and is continuing an Event of Default described under "--Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such Debentures).

     If the Company becomes obligated to purchase any outstanding Debenture on a Purchase Date, there can be no assurance that the Company would have sufficient funds to pay the Purchase Price on that Purchase Date (in which case, the Company could be required to issue shares of Common Stock to pay the Purchase Price at valuations based on then prevailing market prices) for all the Debentures tendered by the holders thereof.

     The New Credit Facility prohibits the purchase of the Debentures for cash but will permit the purchase of Debentures with shares of Common Stock on a Purchase Date. There can be no assurance that any future credit agreements (including an extension of the New Credit Facility) or other agreements relating to indebtedness (including Senior Indebtedness) to which the Company becomes a party will not contain prohibitions on or defaults with respect to the repurchase of the Debentures or provide that prepayment or redemption would constitute an event of default.

     In the event a Purchase Date occurs at a time when the Company is prohibited from repurchasing the Debentures, the Company could seek the consent of its then existing lenders to repurchase the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing the Debentures. The Company's failure to repurchase Debentures required to be repurchased under the terms of the Indenture would constitute an Event of Default under the Indenture and would likely constitute a default under the terms of any other indebtedness of the Company outstanding at such time, including Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would prohibit or restrict payments to the holders of Debentures.

SUBORDINATION OF DEBENTURES

     The Indebtedness evidenced by the Debentures is subordinated to the extent provided in the Indenture to the prior payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all existing and future Senior Indebtedness. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     Upon any distribution of assets of the Company upon any dissolution, winding up, voluntary or involuntary bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets or liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all obligations due in respect of such Senior Indebtedness before the holders of Debentures will be entitled to receive any payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Fundamental Change Redemption Price, interest, if any, Liquidated Damages, if any, or any other payment in respect of the Debentures (a "Payment on the Debentures").

     In addition, until all obligations with respect to Senior Indebtedness are paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness, any Payment on the Debentures to which the holders of Debentures would be entitled shall be made to the holders of Senior Indebtedness.

     By reason of the subordination, in the event of the Company's dissolution, winding up, bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets or liabilities, holders of Senior Indebtedness may receive more, ratably, and the holders of Debentures may receive less, ratably, than the other creditors of the Company.

     In the event that the Debentures are declared due and payable prior to their stated maturity by reason of the occurrence of an Event of Default, then the Company is obligated to notify promptly holders of Senior Indebtedness of such acceleration. The Company may not pay monies owed pursuant to the Debentures until 120 days have passed after such acceleration occurs and may thereafter pay the Debentures if the terms of the Indenture otherwise permit payment at that time.

     The Company also may not make any Payment on the Debentures if

     o a default in any payment obligations in respect of Senior Indebtedness occurs and is continuing, without regard to any applicable period of grace (whether at maturity or at a date fixed for payment or by declaration or otherwise) (each a "payment default") or

     o any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or from a representative for any issue of Designated Senior Indebtedness.

     Payments on the Debentures may and shall be resumed

     o in case of a payment default, the earlier of the date on which such default is cured or waived in accordance with the terms of the governing instrument or ceases to exist and

     o in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived in accordance with the terms of the governing instrument or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee if the terms of the Indenture otherwise permit payment at that time.

     No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage

Notice unless such default shall have been cured or waived for a period of not less than 90 days. For these purposes, each of the following shall constitute a new event of default:

     o any action of the Company or any of its subsidiaries occurring subsequent to delivery of a Payment Blockage Notice that would give rise to any event of default pursuant to any provision of Senior Indebtedness under which an event of default previously existed (or was continuing at the time of delivery of such Payment Blockage Notice) and

     o any breach of a financial covenant giving rise to a nonpayment default for a period ending subsequent to the date of delivery of the respective Payment Blockage Notice.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to, or which would accrue but for, the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), original issue discount, rent and end of term payments payable on or in connection with, and, to the extent not included in the foregoing, all amounts payable as fees, costs, expenses, liquidated damages, indemnities, repurchase and other put obligations and other amounts to the extent accrued or due on or in connection with, Secured Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing). Notwithstanding the foregoing, the term Senior Indebtedness shall not include (i) Indebtedness (as defined herein) of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company,
(ii) accounts payable or other indebtedness to trade creditors created or assumed by the Company in the ordinary course of business and (iii) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Debentures.

     The term "Indebtedness" means, with respect to any Person (as defined herein) and without duplication:

          (1) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof);

          (2) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees, bankers' acceptances or similar facilities;

          (3) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person

          (a) required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person, or

          (b) required, in conformity with generally accepted accounting principles, to be accounted for as an operating lease, provided either (A) such operating lease requires, at the end of the term thereof, that such Person make any payment other than accrued periodic rent in the event that such Person does not acquire the leased real property and related fixtures subject to such lease or
              (B) such Person has an option to acquire the leased real property and related fixtures, whether such option is exercisable at any time or under specified circumstances;

          (4) all obligations of such Person (contingent or otherwise) with respect to an interest rate swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge or exchange agreement or other similar instrument or agreement;

          (5) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (1)-(4) above;

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          (6) any indebtedness or other obligations described in
     clauses (1)-(4) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and

          (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1)-(6) above.

     The term "Designated Senior Indebtedness" means

     o  Senior Indebtedness incurred under the New Credit Facility or

     o any other particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture; provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

     The term "Secured Indebtedness" means, with respect to any Person, Indebtedness of such Person secured by any mortgage, pledge, lien or other encumbrance existing on property or assets which is owned or held by such Person.

     The Debentures are obligations exclusively of the Company. Since the operations of the Company are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Debentures, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and making of loans and advances to the Company by its subsidiaries are subject to statutory or contractual restrictions, including those under the New Credit Facility, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     At September 30, 1998, the Company had approximately $1,396.3 million of Senior Indebtedness outstanding and the Company's subsidiaries had approximately $122.6 million of indebtedness and other liabilities outstanding (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the Debentures would have been effectively subordinated. The Debentures rank pari passu with all outstanding indebtedness and other liabilities of the Company, including trade payables. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the Trustee or any holder of the Debentures receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Debentures before all Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

     The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Debentures. The Trustee's claims for such payments will generally be senior to those of holders of the Debentures in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding may declare the Issue Price of the Debentures plus the Original Issue Discount on the Debentures and any liquidated damages under the Registration Rights Agreement accrued to the date of such declaration to be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of Issue Price and accrued Original Issue Discount which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount at maturity of the Debentures then outstanding. In the case of certain events of bankruptcy or insolvency, the Issue Price of the Debentures plus the Original Issue Discount accrued thereon to the occurrence of such event shall automatically become and be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may rescind any such acceleration with respect to the Debentures and its consequences.

     Interest shall accrue at the rate of 5.0% per annum and be payable on demand upon a default in the payment of the Issue Price, accrued Original Issue Discount, accrued liquidated damages, if any, or any Redemption Price, Purchase Price or Fundamental Change Redemption Price to the extent that payment of such interest shall be legally enforceable.

     Under the Indenture, "Events of Default" are defined as:

          (1) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, accrued Liquidated Damages, if any, Redemption Price, Purchase Price or Fundamental Change Redemption Price with respect to any Debenture when such becomes due and payable (whether or not payment is prohibited by the subordination provisions of the Indenture), provided that in the case of any failure to pay Liquidated Damages, such failure continues for a period of 30 days;

          (2) failure by the Company to comply with any of its other agreements in the Debentures or the Indenture upon the receipt by the Company of notice of such default by the Trustee or by holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; or

          (3) certain events of bankruptcy or insolvency.

     The Trustee shall give notice to holders of the Debentures of any continuing default known to the Trustee within 90 days after the occurrence thereof, provided that the Trustee may withhold such notice if it determines in good faith that withholding the notice is in the interests of the holders.

     The holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

     No holder of any Debenture will have any right to pursue any remedy with respect to the Indenture or the Debentures, unless

          (1) such holder shall have previously given the Trustee written notice of a continuing Event of Default;

          (2) the holders of at least 25% in aggregate principal amount at maturity of the outstanding Debentures shall have made a written request to the Trustee to pursue such remedy;

          (3) such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee;

          (4) the holders of a majority in aggregate principal amount at maturity of the outstanding Debentures have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and

          (5) the Trustee shall have failed to comply with the request within such 60-day period.

     In the event that the Debentures are declared due and payable prior to their stated maturity by reason of the occurrence of an Event of Default, then the Company is obligated to notify promptly holders of Senior Indebtedness of such acceleration. The Company may not pay monies owed pursuant to the Debentures until 120 days have passed after such acceleration occurs and may thereafter pay the Debentures if the terms of the Indenture otherwise permit payment at that time.

     However, the right of any holder

     o to receive payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Fundamental Change Redemption Price and any interest in respect of a default in the payment of any such amounts on a Debenture, on or after the due date expressed in such Debenture,

     o to institute suit for the enforcement of any such payments or conversion or

     o  to convert Debentures

shall not be impaired or adversely affected without such holder's consent.

     The holders of at least a majority in aggregate principal amount at maturity of the outstanding Debentures may waive an existing default and its consequences, other than

     o  any default in any payment on the Debentures,

     o  any default with respect to the conversion rights of the Debentures or

     o any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each Debenture as described in "--Modification" below.

     The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things

     o the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia,

     o such successor person assumes all obligations of the Company under the Debentures and the Indenture and

     o the Company or such successor person shall not immediately thereafter be in default under the Indenture.

     Upon the assumption of the Company's obligations by such person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Debentures and the Indenture. Certain such transactions which would constitute a Fundamental Change would permit each holder to require the Company to redeem the Debentures of such holder as described under "--Redemption at Option of the Holder Upon a Fundamental Change."

MODIFICATION

     Modification and amendment of the Indenture or the Debentures may be effected by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the Debentures then outstanding. Notwithstanding the foregoing, no such amendment may, without the consent of each holder affected thereby:

          (1) reduce the principal amount at maturity, Issue Price, Purchase Price, Fundamental Change Redemption Price or Redemption Price, or extend the stated maturity of any Debenture or alter the manner or rate of accrual of Original Issue Discount or interest, or make any Debenture payable in money or securities other than that stated in the Debenture;

          (2) make any change to the principal amount at maturity of Debentures whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers;

          (3) make any change that adversely affects the right to convert any Debenture or the right to require the Company to purchase a Debenture or the right to require the Company to redeem a Debenture upon a Fundamental Change;

          (4) modify the provisions of the Indenture relating to the subordination of the Debentures in a manner adverse to the holders of the Debentures in any material respect; or

          (5) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Debentures.

     The Indenture also provides for certain modifications of its terms without the consent of the holders. No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding, unless the holders of such Senior Indebtedness (as required pursuant to the terms of such Senior Indebtedness) consent to such change.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced in respect of the Company, the claim of the holder of a Debenture is, under Title 11 of the United States Code, limited to the Issue Price of the Debenture plus that portion of the Original Issue Discount that has accrued from the date of issue to the commencement of the proceeding. In addition, the Debentures will be subordinated in right of payment to Senior Indebtedness to the extent set forth in the Indenture and effectively subordinated to the indebtedness and other obligations of the Company's subsidiaries. See "--Subordination of Debentures" above.

TAXATION OF DEBENTURES

     See "Certain United States Federal Income Tax Considerations" for a discussion of certain tax considerations relevant to a holder of Debentures.

INFORMATION CONCERNING THE TRUSTEE

     The Bank of New York, as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Debentures. The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended ("TIA"), incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of certain claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (within the meaning of the TIA) it must eliminate such conflicting interest or resign.

                         BOOK-ENTRY; DELIVERY AND FORM

     The description of book-entry procedures in this prospectus includes summaries of certain rules and operating procedures of the Depositary that affect transfers of interest in the global certificate or certificates issued in connection with sales of Debentures made pursuant to this prospectus.

     The Debentures sold pursuant to this prospectus will be represented by one or more fully registered global notes (each, a "Global Note") as well as Debentures in definitive form and will be deposited upon issuance with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee (the "Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between the Depositary and the Trustee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as is in effect in the State of New York and a "clearing agency" registered pursuant to provisions of
Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants' organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic computerized book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants of the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

     Purchase of Debentures within the Depositary system must be made by or through Participants. Pursuant to procedures established by the Depositary,
(i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Note and
(ii) ownership of such interests in the Global Note will be shown on, and the transfers of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Debentures will be limited to that extent.

     The Depositary has no knowledge of the actual beneficial owners of the Debentures; the Depositary's records reflect only the identity of the Participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Except as described below, owners of interests in the Global Note will not have Debentures registered in their names, will not receive physical delivery of Debentures in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

     None of the Company, the Trustee, nor any agent of the Company, or the Trustee will have any responsibility or liability for (i) any aspect of the Depositary's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants.

     Payments in respect of the principal of any Debentures registered in the name of the Global Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Note Registered

Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose names the Debentures, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustees, nor any agent of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Debentures or for any other matter relating to actions or practices of the Depositary or any of its Participants. The Company understands that the Depositary's current practices, upon receipt of any payment in respect of securities such as the Debentures, is to credit and accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary (unless the Depositary has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Debentures will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participants, and the beneficial owners and not the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or any of its Participants in identifying the beneficial owners of the Debentures, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered owner for all purposes.

     So long as the Depositary, or its nominee, is the registered owner or holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Note for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with the Depositary's applicable procedures, in addition to those provided for under the Indenture.

     Transfers between Participants in the Depositary will be effected in the ordinary way in accordance with the Depositary rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Debentures to persons in jurisdictions which require such delivery of such Debentures or to pledge such Debentures, such holder must transfer its interest in a Global Note in accordance with the normal procedures of the Depositary and the procedures set forth in the Indenture.

     The Company excepts that the Depositary will take any action permitted to be taken by a holder of Debentures (including the presentation of Debentures for exchange as described below) only at the direction of one or more Participants to whose account the Depositary interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount at maturity of the Debentures as to which such Participant or Participants has or have given such direction.

     Although the Company expects that the Depositary will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If the Depositary is at any time unwilling or unable to continue as a depository for a Global Note and a successor depository is not appointed by the Company within 90 days, the Company will issue definitive certificated Debentures in exchange for a Global Note.

     Such definitive certificated Debentures shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Debentures issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of Debentures in definitive certificated form, the Trustee is required to register the Debentures in the name of, and cause the Debentures to be delivered to, the person or persons (or the nominees thereof) identified as the beneficial owner as the Depositary shall direct.

     Debentures in definitive form will be issued upon the resale, pledge or other transfer of Debentures to any person or entity that does not participate in the Depositary.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                              REGISTRATION RIGHTS

     The following summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is the Registration Statement of which this prospectus forms a part.

     The Company entered into a Registration Rights Agreement pursuant to which the Company agreed, at its expense, for the benefit of the holders of the offered securities (the "Offered Securities") to file with the Commission by June 23, 1998 a registration statement (the "Registration Statement") covering resale of the Offered Securities. The Company agreed to use its best efforts to cause the Registration Statement to become effective as promptly as is practicable, but in any event by September 21, 1998, and to keep the Registration Statement effective until the earlier of

     o the sale pursuant to the Registration Statement of all the Offered Securities registered thereunder and

     o the expiration of the holding period applicable to such Offered Securities held by persons that are not affiliates of the Company under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.

     The Company will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 30 days in any three-month period or not to exceed an aggregate of 90 days in any 12-month period; provided, however, that the Company will be permitted to suspend the use of this prospectus for a period not to exceed 60 days in any three-month period or 90 days in any 12-month period under certain circumstances relating to probable acquisitions, acquisitions, financings or similar transactions.

     The Company has agreed to pay predetermined liquidated damages as described herein ("Liquidated Damages") to holders of Offered Securities if the Registration Statement is not timely filed or made effective or if this prospectus is unavailable for periods in excess of those permitted above. Such Liquidated Damages accrue until such failure to file or become effective or unavailability is cured,

     o in respect of any Debenture, at a rate per annum equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter on an amount equal to the sum of the Issue Price of the Debenture plus accrued Original Issue Discount thereon and

     o in respect of each share of Common Stock, at a rate per annum equal to 0.25% for the first 90 day period and 0.5% thereafter on the then applicable conversion price for a share of Common Stock which equals the Issue Price of $1,000 principal amount at maturity of Debentures plus accrued Original Issue Discount thereon divided by the Conversion Rate in effect.

     The Company has agreed to pay Liquidated Damages in the amount set forth above to holders of Offered Securities if the Company fails to make such filing in the time required or, if such filing is a post-effective amendment to the Registration Statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing thereof.

     The Company did not file the Registration Statement until February 4, 1999, 225 days after the deadline set forth in the Registration Rights Agreement. The
SEC did not declare the Registration Statement effective until             ,
1999,   days after the deadline set forth in the Registration Rights Agreement.
From June 23, 1998 until the Registration Statement was declared effective, the Company was required to pay to the Debenture holders cash liquidated damages.
Liquidated damages payments totaling approximately $        accrued during this
period, of which approximately $525,000 was paid on September 25, 1998.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW BANK CREDIT FACILITY

     The New Credit Facility provides for aggregate borrowings of up to $1.7 billion pursuant to (A) a revolving credit facility in an aggregate principal amount of up to $400 million maturing on March 31, 2005, (B) a Tranche A $800 million term loan maturing on March 31, 2005, and (C) a Tranche B
$500 million term loan maturing on September 30, 2006.

     Pursuant to the New Credit Facility, interest accrues, at Sunbeam's option:
(A) at the London Interbank Offered Rate ("LIBOR") or (B) at the base rate of the administrative agent (generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus .50%) plus an agreed upon interest margin which varies depending upon Sunbeam's leverage ratio, as defined, and other items.

     Securities and Guarantees. Borrowings under the New Credit Facility are secured by a pledge of the stock of certain of Sunbeam's subsidiaries, including Coleman and, by a security interest in substantially all of the assets of Sunbeam and its material subsidiaries. In addition, borrowings under the New Credit Facility are guaranteed by certain of Sunbeam's wholly owned material United States subsidiaries and such subsidiary guarantees are secured as described above. To the extent borrowings are made by any subsidiaries of the Company, the obligations of such subsidiaries are guaranteed by the Company.

     Repayment and Refinancing. The Company has made no decision with respect to the repayment or refinancing of indebtedness incurred or to be incurred under the New Credit Facility and may repay such indebtedness out of its internally generated funds or from proceeds of a subsequent financing. Any decisions with respect to such repayment or refinancing will be made based on a review from time to time of the advisability of particular transactions, as well as on prevailing interest rates and financial and economic conditions.

     Covenants. The New Credit Facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things, (i) declare dividends or repurchase stock, (ii) prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions, (iii) make loans and investments, (iv) incur additional debt, (v) amend or otherwise alter material agreements, (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in certain transactions with affiliates and (ix) alter the businesses they conduct. Sunbeam is also required to comply with certain financial covenants and ratios.

     As a result of Sunbeam's operating losses for each of the quarters in fiscal 1998, Sunbeam is not currently in compliance with certain of these covenants. Effective June 30, 1998, Sunbeam and its lenders entered into an agreement which provided that compliance with such covenants would be waived through December 31, 1998. Pursuant to a further amendment dated October 19, 1998, Sunbeam will not be required to comply with the original financial covenants and ratios under the New Credit Facility until April 10, 1999, but will be required to comply with an earnings before interest, taxes, depreciation and amortization covenant beginning in February 1999. Concurrent with each of these amendments, the applicable interest margin under the New Credit Facility was increased. The margin continues to increase under these amendments monthly through March 1999 to a maximum of four percentage points over LIBOR. At September 30, 1998, following the scheduled repayment of a portion of the term loan, the New Credit Facility was reduced to $1,698 million in total, of which approximately $1,453 million was outstanding and approximately $245 million was available. In addition, Sunbeam's cash balance at September 30, 1998 was approximately $43 million. As of November 30, 1998, approximately
$1,421 million was outstanding and approximately $277 was available for borrowing under the New Credit Facility.

     Sunbeam is working closely with its bank lenders and hopes to reach agreement with the bank lenders on a further amendment to the New Credit Facility containing revised financial covenants which the bank lenders and Sunbeam find mutually acceptable. There can be no assurance that such an amendment, or a further waiver of the existing financial covenants, will be entered into with the bank lenders by April 10, 1999. The failure to obtain such an amendment or further waiver would result in a violation of the existing covenants, which would permit the bank lenders to accelerate the maturity of all outstanding borrowings under the New Credit Facility.

     Defaults. The New Credit Facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, ERISA, judgments and change of ownership and control (including for this purpose a Fundamental Change).

OTHER DEBT

     See the Financial Statements and related notes beginning on page F-1 for information concerning outstanding indebtedness of Sunbeam and Coleman.

                          DESCRIPTION OF CAPITAL STOCK

     The following statements are brief summaries of certain provisions of Sunbeam's capital stock. The summaries do not purport to be complete and such statements are qualified in their entirety by reference to the full text of Sunbeam's Restated Certificate of Incorporation (the "Sunbeam Charter") and By-Laws (the "Sunbeam By-Laws"), copies of which are filed as exhibits to the Registration Statement.

     Sunbeam's authorized capital stock currently consists of 500,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     As of January 13, 1999, there were 100,887,545 shares of Common Stock outstanding. Each share of Common Stock has one vote on all matters upon which stockholders are entitled or permitted to vote, including the election of directors. There are no cumulative voting rights. Shares of Common Stock would participate ratably in any distribution of assets in a liquidation, dissolution or winding up of Sunbeam, subject to prior distribution rights of any shares of preferred stock then outstanding. The Common Stock has no preemptive rights or conversion rights nor are there any redemption or sinking fund provisions applicable to the Common Stock. Holders of Common Stock are entitled to participate in dividends as and when declared by the Sunbeam Board out of funds legally available therefor. Sunbeam's ability to pay cash dividends is subject to certain restrictions. The New Credit Facility contains limitations on the ability of Sunbeam to pay dividends.

     The transfer agent and registrar for the Common Stock is The Bank of New York.

PREFERRED STOCK

     There are no shares of Sunbeam preferred stock currently outstanding. The Sunbeam Charter provides that the Sunbeam Board may authorize the issuance of one or more series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the Sunbeam Board may determine without any further action by the stockholders of Sunbeam.

DELAWARE GENERAL CORPORATION LAW SECTION 203

     Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliate and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate value of all of the outstanding capital stock of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. Any future election to opt out of Section 203 can be effected only by an amendment to the Certificate of Incorporation or the By-Laws. Any such election would not be effective until 12 months after the adoption of such amendment and would not apply to a business combination with any interested stockholder who became such on or prior to the date of adoption.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures and Common Stock to a holder of a Debenture or Common Stock that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions. This summary is based on laws regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequences relating to the Debentures.

     This summary deals only with holders of Debentures who hold the Debentures and any Common Stock into which the Debentures are converted as capital assets. This summary does not address tax considerations applicable to investors that may be subject to special tax rules (including, without limitation, banks, insurance companies, tax-exempt entities, regulated investment companies, common trust funds, dealers in securities, or persons who hold Debentures or Common Stock as part of a hedge conversion or constructive sale transaction, straddle or other risk reduction transaction). This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     INVESTORS CONSIDERING THE PURCHASE OF A DEBENTURE SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE DEBENTURES AND COMMON STOCK, INCLUDING THE EFFECT AND THE APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

ORIGINAL ISSUE DISCOUNT ON THE DEBENTURES

     The Debentures were issued at a substantial discount from their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of each Debenture over its issue price (which is expected to be the Issue Price) constitutes Original Issue Discount ("Original Issue Discount"). The issue price of the Debentures will equal the initial price at which a substantial amount of the Debentures is sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and the stated redemption price at maturity of a Debenture will be the sum of all payments due under the Debenture (which is expected to be the principal amount at maturity).

     For U.S. federal income tax purposes, each holder of a Debenture must include in gross income a portion of the Original Issue Discount in each taxable year during which the Debenture is held in an amount equal to the Original Issue Discount that accrues on the Debenture during such period, determined by using a constant yield to maturity method. The Original Issue Discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less Original Issue Discount to the earlier years of the term of the Debenture and more Original Issue Discount to later years. For the approximate cumulative total amount of Original Issue Discount accrued annually, see the chart under "Description of Debentures--Redemption of Debentures at the Option of the Company." Any amount included in income as Original Issue Discount will increase a holder's tax basis in the Debenture.

MARKET DISCOUNT ON DEBENTURES

     If a holder purchases a Debenture for an amount that is less than the Debenture's "revised issue price" (i.e., the Debenture's issue price, increased by the amount of accrued Original Issue Discount), the Debenture will be considered to have "market discount." Any gain recognized by the holder on the disposition of a Debenture having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the Debenture while held by such holder. Alternatively, the holder may elect to include market discount in income currently over the life of the Debenture. Such an election will apply to market discount Debentures acquired by the holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the holder elects to accrue the market discount on a constant-yield method. Such an election will apply to Debentures to which it is made and is irrevocable. Unless the holder elects to include market discount in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry Debentures.

DEBENTURES PURCHASED AT A PREMIUM

     A holder that purchases a Debenture for an amount in excess of the remaining redemption amount will be considered to have purchased the Debenture at a premium. Such holder may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Debentures. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the holder on or after the first taxable year to which the election applies and may be revoked only with the consent of the IRS. A holder that elects to amortize such premium must reduce its tax basis in a Debenture by an amount of the premium amortized during its holding period. With respect to a holder that does not elect to amortize bond premium, the amount of such premium will be included in the holder's tax basis when the Debenture matures or is disposed of by the holder.

SALE, EXCHANGE OR RETIREMENT OF THE DEBENTURES

     A holder's tax basis for determining gain or loss on the sale or other disposition of a Debenture will generally equal the holder's cost of the Debenture increased by any accrued Original Issue Discount includible in such holder's gross income and reduced by payments, if any. Except as described in the next paragraph, upon the sale, exchange or retirement of a Debenture, a holder will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of the Debenture and the holder's tax basis in such Debenture. Gain or loss realized on the sale, exchange or retirement of a Debenture will generally be capital gain or loss and will be long-term capital gain or loss if the Debenture is held for more than one year.

     If a holder elects to exercise its option to cause the Company to purchase its Debentures on a Purchase Date and the Company issues Common Stock in satisfaction of all of the Purchase Price, the exchange of the Debentures for Common Stock should generally not be a taxable event (except with respect to cash received in lieu of a fractional share). A holder's tax basis in the Common Stock received in such exchange of a Debenture should be the same as the holder's tax basis in the Debenture at the time of the conversion (except for any tax basis allocable to a fractional share) and the holding period for the Common Stock received in such exchange should include the holding period of the Debenture exchanged. If the Purchase Price is paid with a combination of Common Stock and cash, gain (but not loss) realized by the holder should be recognized, but only to the extent of the cash received (including cash received in lieu of a fractional share). A holder's tax basis in the Common Stock received should be the same as such holder's tax basis in the Debenture at the time of the conversion (except for any portion allocable to a fractional share of Common Stock), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of any cash received (except cash received in lieu of a fractional share). The holding period for Common Stock received in the exchange should include the holding period of the Debenture tendered to the Company in exchange therefor. The receipt of cash in lieu of a fractional share of Common Stock should generally result in capital gain or loss, measured by the difference between the amount of cash received for the fractional share and the holder's tax basis in the fractional share interest.

CONVERSION OF DEBENTURES

     A holder's conversion of a Debenture into Common Stock will generally not be a taxable event (except with respect to cash received in lieu of a fractional share). A tax basis in the Common Stock received on conversion of a Debenture will be the same as the holder's tax basis in the Debenture at the time of conversion (except for any tax basis allocable to a fractional share) and the holding period for the Common Stock received on conversion will include the holding period of the Debenture converted, except that it is possible that the Internal Revenue Service may argue that the holding period of the Common Stock allocable to Original Issue Discount will commence on the date of the conversion and a holder would be required to hold such Common Stock for more than twelve months before long-term capital gain (or loss) treatment could be obtained upon a sale of such Common Stock. The receipt of cash in lieu of a fractional share of Common Stock should generally result in capital gain or loss, measured by the difference between the cash received for the fractional share interest and the holder's tax basis in the fractional share interest.

DIVIDENDS; ADJUSTMENT OF CONVERSION PRICE

     Dividends, if any, paid on the Common Stock generally will be includible in the income of a holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

     If at any time the Company makes a distribution of property to stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of Debentures. If the Conversion Rate is increased at the discretion of the Company or in certain other circumstances, such increase may also be deemed to be the payment of a taxable dividend to holders of Debentures. Moreover, in certain other circumstances, the absence of such an adjustment to the Conversion Rate of the Debentures may result in a taxable dividend to holders of the Common Stock.

SALE OF COMMON STOCK

     Upon the sale or exchange of Common Stock, holders generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares.

LIQUIDATED DAMAGES

     A holder will generally be required to include a payment of liquidated damages in income as ordinary income when such payment is received.

                            SELLING SECURITYHOLDERS

     The following table sets forth, as of January 29, 1999, the respective principal amount at maturity of Debentures beneficially owned and offered hereby by each selling securityholder, the Common Stock owned by each selling securityholder and the Common Stock issuable upon conversion of such Debentures, which may be sold from time to time by such selling securityholder pursuant to this prospectus. The following information has been obtained from the selling securityholders.

                                     PRINCIPAL AMOUNT AT
                                     MATURITY OF DEBENTURES                                COMMON STOCK
                                     BENEFICIALLY OWNED AND      PERCENT OF TOTAL          OWNED PRIOR TO       COMMON STOCK TO BE
SELLING SECURITYHOLDERS               OFFERED HEREBY           OUTSTANDING DEBENTURES    ORIGINAL OFFERING    REGISTERED HEREBY (1)
----------------------------------   ----------------------    ----------------------    -----------------    ---------------------
Century National Insurance
  Company.........................        $  2,100,000               *                            --                    13,808
CFW-C, L.P........................          30,000,000              1.5                           --                   197,250
Chrysler Insurance Company-Total
  Return..........................             100,000               *                            --                       658
Deutsche Bank A.G.................         284,607,000             14.1                           --                 1,871,291
Deutsche Bank Securities, Inc.....           3,500,000               *                            --(2)                 23,013
Fidelity Devonshire Trust:
  Fidelity Equity-Income
  Fund (3)........................         128,730,000              6.4                           --                   846,400
Fidelity Financial Trust: Fidelity
  Convertible Securities
  Fund (3)........................          22,000,000              1.1                           --                   144,650
Fidelity Management Trust Company
  on behalf of accounts managed by
  it (4)..........................          16,782,000               *                            --                   110,342
Fort Dearborn Life Insurance
  Company.........................             500,000               *                            --                     3,288
Global Series Fund II--Prudential
  Inconvertible Fund I............           8,000,000               *                            --                    52,600
Hamilton Global Investors
  Limited.........................          10,000,000               *                            --                    65,750
Mesirow Event Strategies
  Fund, L.P.......................           1,960,000               *                            --                    12,887
NationsBanc Montgomery
  Securities......................         144,825,000              7.2                           --                   952,224
R2 Investments, LDC...............           1,650,000               *                            --                    10,849
Societe Generale Securities
  Corporation.....................           4,500,000               *                            --                    29,588
Soundshore Partners L.P...........          22,500,000              1.1                           --                   147,938
The Varde Fund, L.P...............             598,000               *                            --                     3,932
The Varde Fund (Cayman), Ltd. ....           8,486,000               *                            --                    55,795
The Varde Fund II-A, L.P..........           1,591,000               *                            --                    10,461
The Varde Fund II-B, L.P..........             783,000               *                            --                     5,148
The Varde Fund III-A, L.P.........           2,356,000               *                            --                    15,491
The Varde Fund III-B, L.P.........             933,000               *                            --                     6,134
The Varde Fund IV-A, L.P..........          13,083,000               *                            --                    86,021
Varde Select Fund, L.P............           4,210,000               *                            --                    27,681
Variable Insurance Products Fund:
  Equity-Income
  Portfolio (3)...................          60,290,000              3.0                           --                   396,407
Zazove Convertible Fund, L.P. ....           7,000,000               *                            --                    46,025

------------------
 *  Less than 1.0%

(1) The shares of Common Stock to be registered hereby are calculated on an "as converted" basis using the conversion rate described on the front cover page of this prospectus.

(2) Deutsche Bank Securities, Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in, or options in Sunbeam stock and may also provide advisory services and/or lending or other credit relationships with Sunbeam.

(3) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

(4) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined under
    Section 3(a)(6) of the Exchange Act.

     Except as described in this prospectus of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the selling securityholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since
            , 1999 in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the Offered Securities set forth opposite their respective names may sell such Offered Securities pursuant to the Registration Statement, of which this prospectus forms a part. The Company may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The Company is registering the Offered Securities to permit public secondary trading of such securities by the holders thereof from time to time after the date of this prospectus. The Company will not receive any of the proceeds from the sale by the selling securityholders of the Offered Securities. The Company will bear all fees and expenses incident to its obligation to register the Offered Securities.

     The selling securityholders may sell all or a portion of the Offered Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Offered Securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such Offered Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale (including the New York Stock Exchange for the Common Stock), (ii) in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise). In connection with sales of the Offered Securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Offered Securities in the course of hedging in positions they assume. The selling securityholder may also sell Offered Securities short and deliver Offered Securities to close out short positions, or loan or pledge Offered Securities to broker-dealers that in turn may sell such Offered Securities. If the selling securityholders effect such transactions by selling Offered Securities to or through underwriters, brokers-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of Offered Securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The outstanding Common Stock is listed for trading on the NYSE under the symbol "SOC." The Company does not intend to apply for listing of the Debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the Debentures. See "Risk Factors--Absence of Public Market."

     The selling securityholders and any broker-dealer participating in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the Offered Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless the Offered Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the Debentures or Offered Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under Exchange Act, which may limit the timing of purchases and sales of any of the Offered Securities by the selling securityholders and any other such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Offered Securities to engage in market-making activities with respect to the particular Offered Securities being distributed. All of the foregoing may affect the marketability of the Offered Securities and the ability of any person or entity to engage in market-making activities with respect to the Offered Securities.

     All expenses of the registration of the Debentures and Common Stock pursuant to the Registration Rights Agreement will be paid by Sunbeam, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by Sunbeam against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Upon sale pursuant to the Registration Statement, of which this prospectus forms a part, the Offered Securities will be freely tradable in the hands of persons other than affiliates of the Company.

                                 LEGAL MATTERS

     The validity of the Debentures and the shares of Common Stock offered hereby will be passed upon for the Company by Janet G. Kelley, Vice President, General Counsel and Secretary of the Company. As of January 13, 1999,
Ms. Kelley beneficially owned 226,350 shares of Common Stock (all but 100 of which are issuable upon the exercise of stock options held by her).

                                    EXPERTS

     The audited Consolidated Financial Statements and schedule of Sunbeam Corporation included in this prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of The Coleman Company, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
                                               SUNBEAM CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants.........................................................    F-2
Consolidated Statements of Operations
  for the Fiscal Years Ended December 28, 1997, December 29, 1996 and December 31, 1995....................    F-3
Consolidated Balance Sheets as of December 28, 1997 and December 29, 1996..................................    F-4
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended December 28, 1997, December 29,
  1996 and December 31, 1995...............................................................................    F-5
Consolidated Statements of Cash Flows for the Fiscal Years Ended December 28, 1997, December 29, 1996 and
  December 31, 1995........................................................................................    F-6
Notes to Consolidated Financial Statements.................................................................    F-7

FINANCIAL STATEMENT SCHEDULE*:
II. Valuation and Qualifying Accounts......................................................................   F-37

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Statements of Operations (Unaudited) for the three months and nine months ended
  September 30, 1998 and September 28, 1997................................................................   F-38
Condensed Consolidated Balance Sheets as of September 30, 1998 (Unaudited) and December 28, 1997...........   F-39
Condensed Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 1998
  and September 28, 1997...................................................................................   F-40
Notes to Condensed Consolidated Financial Statements (Unaudited)...........................................   F-41



                                            THE COLEMAN COMPANY, INC.
CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Auditors.............................................................................   F-55
Consolidated Balance Sheets as of December 31, 1997 and 1996...............................................   F-56
Consolidated Statements of Operations
  for the years ended December 31, 1997, 1996 and 1995.....................................................   F-57
Consolidated Statements of Stockholders' Equity
  for the years ended December 31, 1997, 1996 and 1995.....................................................   F-58
Consolidated Statements of Cash Flows
  for the years ended December 31, 1997, 1996 and 1995.....................................................   F-59
Notes to Consolidated Financial Statements.................................................................   F-60

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Statements of Operations
  Three months ended March 31, 1998 and 1997...............................................................   F-83
Condensed Consolidated Balance Sheets
  March 31, 1998 and December 31, 1997.....................................................................   F-84
Condensed Consolidated Statements of Cash Flows
  Three months ended March 31, 1998 and 1997...............................................................   F-85
Notes to Condensed Consolidated Financial Statements.......................................................   F-86

------------------
* All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore not included herein.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Sunbeam Corporation:

     We have audited the accompanying consolidated balance sheets of Sunbeam Corporation (a Delaware corporation) and subsidiaries as of December 29, 1996 and December 28, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 28, 1997 (1997 and 1996 restated--see Notes 1 and 13). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunbeam Corporation and subsidiaries as of December 29, 1996 and December 28, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 1997 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule (1997 and 1996 restated) listed in the Index to Financial Statements and Financial Statement Schedule is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This Schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  October 16, 1998, except with respect
  to the matters discussed in Further Actions in Note 15, as to which the date is October 30, 1998.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      FISCAL YEARS ENDED
                                                                         --------------------------------------------
                                                                         DECEMBER 28,    DECEMBER 29,    DECEMBER 31,
                                                                            1997            1996            1995
                                                                         ------------    ------------    ------------
                                                                         AS RESTATED,    AS RESTATED,
                                                                         SEE NOTE 13     SEE NOTE 13

Net sales.............................................................    $1,073,090      $  984,236      $1,016,883
Cost of goods sold....................................................       830,956         896,938         809,130
Selling, general and administrative expense...........................       152,653         221,655         137,508
Restructuring and asset impairment (benefit) charges..................       (14,582)        110,122              --
                                                                          ----------      ----------      ----------
Operating earnings (loss).............................................       104,063        (244,479)         70,245
Interest expense......................................................        11,381          13,588           9,437
Other expense, net....................................................            12           3,738             173
                                                                          ----------      ----------      ----------
Earnings (loss) from continuing operations before income taxes .......        92,670        (261,805)         60,635

Income taxes (benefit):
  Current.............................................................         1,528         (22,419)         (2,105)
  Deferred............................................................        38,824         (69,206)         25,146
                                                                          ----------      ----------      ----------
                                                                              40,352         (91,625)         23,041
                                                                          ----------      ----------      ----------
Earnings (loss) from continuing operations............................        52,318        (170,180)         37,594
Earnings from discontinued operations, net of taxes...................            --             839          12,917
Loss on sale of discontinued operations, net of taxes.................       (14,017)        (39,140)             --
                                                                          ----------      ----------      ----------
Net earnings (loss)...................................................    $   38,301      $ (208,481)     $   50,511
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
Earnings (loss) per share of common stock from continuing operations:
     Basic............................................................    $     0.62      $    (2.05)     $     0.46
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................          0.60           (2.05)           0.45
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
(Loss) earnings from discontinued operations:
     Basic............................................................    $    (0.17)     $    (0.46)     $     0.16
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................         (0.16)          (0.46)           0.16
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
Net earnings (loss) per share of common stock:
     Basic............................................................    $     0.45      $    (2.51)     $     0.62
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................          0.44           (2.51)           0.61
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
Weighted average common shares outstanding:
     Basic............................................................        84,945          82,925          81,626
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................        87,542          82,925          82,819
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                   DECEMBER 28,        DECEMBER 29,
                                                                                       1997                1996
                                                                                   ----------------    ----------------
                                                                                     AS RESTATED,        AS RESTATED,
                                                                                     SEE NOTE 13         SEE NOTE 13
                                     ASSETS
Current assets:
  Cash and cash equivalents.....................................................      $   52,298          $   11,526
  Receivables, net..............................................................         228,460             209,754
  Inventories...................................................................         304,900             164,345
  Net assets of discontinued operations and other assets held for sale..........              --              92,524
  Deferred income taxes.........................................................              --              85,067
  Prepaid expenses and other current assets.....................................          16,584              38,381
                                                                                      ----------          ----------
     Total current assets.......................................................         602,242             601,597
Property, plant and equipment, net..............................................         249,524             229,393
Trademarks, trade names, goodwill and other, net................................         207,162             228,458
                                                                                      ----------          ----------
                                                                                      $1,058,928          $1,059,448
                                                                                      ----------          ----------
                                                                                      ----------          ----------

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

  Current portion of long-term debt.............................................      $      668          $      921
  Accounts payable..............................................................         108,374             104,113
  Restructuring accrual.........................................................           5,186              51,725
  Other current liabilities.....................................................         118,899              84,986
                                                                                      ----------          ----------
     Total current liabilities..................................................         233,127             241,745
Long-term debt..................................................................         194,580             201,115
Other long-term liabilities.....................................................         154,300             149,247
Deferred income taxes...........................................................           4,842              52,308
Commitments and contingencies (Notes 5, 12 and 15)
Shareholders' equity:
  Preferred stock (2,000,000 shares authorized, none outstanding)...............              --                  --
  Common stock (issued 89,984,425 and 88,441,479 shares)........................             900                 884
  Paid-in capital...............................................................         479,200             447,948
  Retained earnings.............................................................          89,801              54,899
  Other.........................................................................         (34,777)            (25,310)
                                                                                      ----------          ----------
                                                                                         535,124             478,421
  Treasury stock, at cost (4,454,394 and 4,478,814 shares)......................         (63,045)            (63,388)
                                                                                      ----------          ----------
     Total shareholders' equity.................................................         472,079             415,033
                                                                                      ----------          ----------
                                                                                      $1,058,928          $1,059,448
                                                                                      ----------          ----------
                                                                                      ----------          ----------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         COMMON    PAID-IN     RETAINED     OTHER      TREASURY
                                                         STOCK     CAPITAL     EARNINGS    (NOTE 2)      STOCK
                                                         ------    --------    --------    --------    ---------
Balance at January 1, 1995............................    $932     $461,876    $285,990    $(20,118)   $(174,070)
  Net earnings........................................      --           --      50,511          --           --
  Common dividends ($0.04 per share)..................      --           --      (3,268)         --           --
  Exercise of stock options...........................      20       17,013          --          --           --
  Amortization of unearned compensation...............      --           --          --         582           --
  Retirement of treasury shares.......................     (74)     (37,103)    (66,535)         --      103,712
  Purchase of common stock for treasury...............      --           --          --          --      (13,091)
  Minimum pension liability...........................      --           --          --        (199)          --
  Translation adjustments.............................      --           --          --      (5,145)          --
                                                          ----     --------    --------    --------    ---------
Balance at December 31, 1995..........................     878      441,786     266,698     (24,880)     (83,449)
                                                          ----     --------    --------    --------    ---------
  Net loss (as restated, see Note 13).................      --           --    (208,481)         --           --
  Common dividends ($0.04 per share)..................      --           --      (3,318)         --           --
  Exercise of stock options...........................       6        7,313          --          --           --
  Grant of restricted stock...........................      --       (1,120)         --     (14,346)      15,466
  Amortization of unearned compensation...............      --           --          --       7,707           --
  Minimum pension liability...........................      --           --          --       4,963           --
  Retirement and sale of treasury shares..............      --          (31)         --          --        4,595
  Translation adjustments.............................      --           --          --       1,246           --
                                                          ----     --------    --------    --------    ---------
Balance at December 29, 1996 (as restated,
  see Note 13)........................................     884      447,948      54,899     (25,310)     (63,388)
                                                          ----     --------    --------    --------    ---------
  Net earnings (as restated, see Note 13).............      --           --      38,301          --           --
  Common dividends ($0.04 per share)..................      --           --      (3,399)         --           --
  Exercise of stock options...........................      16       30,496          --          --           --
  Amortization of unearned compensation...............      --           --          --       5,322           --
  Minimum pension liability...........................      --           --          --     (14,050)          --
  Other stock issuances...............................      --          756          --          --          343
  Translation adjustments.............................      --           --          --        (739)          --
                                                          ----     --------    --------    --------    ---------
Balance at December 28, 1997 (as restated,
  see Note 13)........................................    $900     $479,200    $ 89,801    $(34,777)   $ (63,045)
                                                          ----     --------    --------    --------    ---------
                                                          ----     --------    --------    --------    ---------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      FISCAL YEARS ENDED
                                                                         --------------------------------------------
                                                                         DECEMBER 28,    DECEMBER 29,    DECEMBER 31,
                                                                            1997            1996            1995
                                                                         ------------    ------------    ------------
                                                                         AS RESTATED,    AS RESTATED,
                                                                         SEE NOTE 13     SEE NOTE 13
                                                                         ------------    ------------
OPERATING ACTIVITIES:
  Net earnings (loss).................................................    $   38,301      $ (208,481)     $   50,511
  Adjustments to reconcile net earnings (loss) to net cash (used in)
     provided by operating activities:
     Depreciation and amortization....................................        39,757          47,429          44,174
     Restructuring and asset impairment (benefit) charges.............       (14,582)        110,122              --
     Other non-cash special charges...................................            --          70,847              --
     Loss on sale of discontinued operations, net of taxes............        14,017          39,140              --
     Deferred income taxes............................................        38,824         (69,206)         25,146
  Increase (decrease) in cash from changes in operating assets and liabilities from continuing operations:
     Receivables, net.................................................       (57,843)           (845)         (4,499)
     Proceeds from accounts receivable securitization.................        58,887              --              --
     Inventories......................................................      (140,555)         11,289          (4,874)
     Account payable..................................................         4,261          11,029           9,245
     Restructuring accrual............................................       (31,957)             --              --
     Prepaid expenses and other current assets and liabilities........       (16,092)         39,657          (8,821)
     Income taxes payable.............................................        52,052         (21,942)        (18,452)
  Payment of other long-term and non-operating liabilities............        (1,401)        (27,089)        (21,719)
  Other, net..........................................................        10,288          12,213          10,805
                                                                          ----------      ----------      ----------
          Net cash (used in) provided by operating activities.........        (6,043)         14,163          81,516
                                                                          ----------      ----------      ----------

INVESTING ACTIVITIES:
  Capital expenditures................................................       (60,544)        (75,336)       (140,053)
  Decrease in investments restricted for plant construction...........            --              --          45,755
  Proceeds from sale of divested operations and other assets..........        90,982              --              --
  Purchase of businesses..............................................            --              --         (13,053)
  Other, net..........................................................            --            (860)             --
                                                                          ----------      ----------      ----------
          Net cash provided by (used in) investing activities.........        30,438         (76,196)       (107,351)
                                                                          ----------      ----------      ----------

FINANCING ACTIVITIES:
  Net borrowings under revolving credit facility......................         5,000          30,000          40,000
  Issuance of long-term debt..........................................            --          11,500              --
  Payments of debt obligations........................................       (12,157)         (1,794)         (5,417)
  Proceeds from exercise of stock options.............................        26,613           4,684           9,818
  Purchase of common stock for treasury...............................            --              --         (13,091)
  Sale of treasury stock..............................................            --           4,578              --
  Payments of dividends on common stock...............................        (3,399)         (3,318)         (3,268)
  Other financing activities..........................................           320            (364)           (264)
                                                                          ----------      ----------      ----------
          Net cash provided by financing activities...................        16,377          45,286          27,778
                                                                          ----------      ----------      ----------
          Net increase (decrease) in cash and cash equivalents........        40,772         (16,747)          1,943
  Cash and cash equivalents at beginning of year......................        11,526          28,273          26,330
                                                                          ----------      ----------      ----------
  Cash and cash equivalents at end of year............................    $   52,298      $   11,526      $   28,273
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Sunbeam Corporation ("Sunbeam" or the "Company") is a leading manufacturer and marketer of branded consumer products. The Sunbeam(Registered) and Oster(Registered) brands have been household names for generations, and the Company is a market share leader in many of its product categories.

     The Company markets its products through virtually every category of retailer including mass merchandisers, catalog showrooms, warehouse clubs, department stores, catalogs, television shopping channels, Company-owned outlet stores, hardware stores, home centers, drug and grocery stores, pet supply retailers, as well as independent distributors and the military. The Company also sells its products to commercial end users such as hotels and other institutions.

     Approximately 80% of total Company sales are generated in the United States. The remaining sales are generated primarily in Latin America.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries that it controls. All material intercompany balances and transactions have been eliminated.

  Presentation of Fiscal Periods

     The Company's fiscal year ends on the Sunday nearest December 31. Fiscal years 1997, 1996 and 1995 ended on December 28, 1997, December 29, 1996, and December 31, 1995 respectively, which encompassed 52-week periods (see
Note 15).

  Restatement

     On June 30, 1998, the Company announced that the Audit Committee of the Board of Directors was initiating a review into the accuracy of prior financial statements. The Audit Committee's review has since been completed and, as a result of its findings, the Company has restated its previously issued Consolidated Financial Statements for 1996 and 1997. (See Notes 13, 14 and 15.)

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates include the establishment of the allowance for doubtful accounts, reserves for sales returns and allowances, product warranty, product liability, excess and obsolete inventory, litigation and environmental exposures.

  Cash and Cash Equivalents

     The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Concentrations of Credit Risk

     Substantially all of the Company's trade receivables are due from retailers and distributors located throughout the United States, Latin America and Canada. Approximately 35% of the Company's sales in 1997 were to its five largest customers. The Company establishes its credit policies based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions and establishes its allowance for doubtful

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding at December 28, 1997. However, certain retailers filed for bankruptcy protection in the last several years and it is possible that additional credit losses could be incurred if the trends of retail consolidation continue.

  Inventories

     Inventories are stated at the lower of cost or market with cost being determined principally by the first-in, first-out method.

     In certain instances, the Company receives rebates from vendors based on the volume of merchandise purchased. Vendor rebates are recorded as reductions in the price of the purchased merchandise and are recognized in operations as the related inventories are sold.

     Effective in fiscal 1997, the Company began capitalizing manufacturing supplies inventories, whereas previously these inventories were charged to operations when purchased. This change increased pre-tax operating earnings in fiscal 1997 by $2.8 million.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. The Company provides for depreciation using primarily the straight-line method in amounts that allocate the cost of property, plant and equipment over the following useful lives:

                                                                                         20 to
Buildings and improvements...................................................        40 years
Machinery, equipment and tooling.............................................   3 to 15 years
Furniture and fixtures.......................................................   3 to 10 years

     Leasehold improvements are amortized on a straight-line basis over the shorter of its estimated useful life or the term of the lease.

  Long-lived Assets

     The Company accounts for long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The Company continually evaluates factors, events and circumstances which include, but are not limited to, the historical and projected operating performance of the business operations, specific industry trends and general economic conditions to assess whether the remaining estimated useful lives of long-lived assets may warrant revision or whether the remaining asset values are recoverable through future operations. When such factors, events or circumstances indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of undiscounted cash flows over the remaining lives of the assets to measure the recoverability. See Note 8 for a discussion of asset impairment charges in 1996 and Note 15 for a discussion of asset impairment charges anticipated in 1998.

  Capitalized Interest

     Interest costs for the construction of certain long-term assets are capitalized and amortized over the related assets' estimated useful lives. Total interest costs during 1997 and 1996 amounted to $12.3 million and $14.0 million respectively, of which $0.9 million and $0.4 million respectively, was capitalized into the construction cost of the long-term assets.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Amortization Periods

     Trademarks, trade names and goodwill are being amortized on a straight-line basis over 20 to 40 years.

  Revenue Recognition

     The Company recognizes sales and related cost of goods sold from product sales when title passes to the customers which is generally at the time of shipment. Net sales is comprised of gross sales less provisions for estimated customer returns, discounts, promotional allowances, cooperative advertising allowances and costs incurred by the Company to ship product to customers. Reserves for estimated returns are established by the Company concurrently with the recognition of revenue. Reserves are established based on a variety of factors, including historical return rates, estimates of customer inventory levels, the market for the product and projected economic conditions. The Company monitors these reserves and makes adjustment to them when management believes that actual returns or costs to be incurred differ from amounts recorded. In some situations, the Company has shipped product with the right of return where the Company is unable to reasonably estimate the level of returns and/or the sale is contingent upon the resale of the product. In these situations, the Company does not recognize revenue upon product shipment, but rather when it is reasonably expected the product will not be returned.

  Warranty Costs

     The Company provides for warranty costs in amounts it estimates will be needed to cover future warranty obligations for products sold during the year. Estimates of warranty costs are periodically reviewed and adjusted, when necessary, to consider actual experience.

  Product Liability

     The Company provides for product liability costs it estimates will be needed to cover future product liability costs for product sold during the year. Estimates of product liability costs are periodically reviewed and adjusted, when necessary, to consider actual experience, changes in product design, warranty rates and other relevant factors.

  Income Taxes

     The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date. No provision has been made for U.S. income taxes on approximately $45.6 million of cumulative undistributed earnings of foreign subsidiaries at December 28, 1997 since it is the present intention of management to reinvest the undistributed earnings indefinitely in foreign operations.

  Advertising Costs

     Media advertising costs included in Selling, General and Administrative Expense ("SG&A") are expensed as incurred. Allowances provided to customers for cooperative advertising are charged to operations, as earned, based on revenues and are included as a deduction from gross sales in determining net sales.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Foreign Currency Translation

     The assets and liabilities of subsidiaries, other than those operating in highly inflationary economies, are translated into U.S. dollars at year-end exchange rates, with resulting translation gains and losses accumulated in a separate component of shareholders' equity. Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year.

     For subsidiaries operating in highly inflationary economies (Venezuela and Mexico), inventories and property, plant and equipment are translated at the rate of exchange on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for those operations are included in "Other Expense, net" in the accompanying Consolidated Statements of Operations.

  Stock-Based Compensation Plans

     SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION allows either adoption of a fair value method for accounting for stock-based compensation plans or continuation of accounting under Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations with supplemental disclosures.

     The Company has chosen to account for its stock options using the intrinsic value based method prescribed in APB Opinion No. 25 and, accordingly, does not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant. Pro forma net income and earnings per share amounts as if the fair value method had been adopted are presented in Note 5. SFAS No. 123 does not impact the Company's results of operations, financial position or cash flows.

  Earnings (Loss) Per Share Of Common Stock

     In 1997, the Company adopted SFAS No. 128, EARNINGS PER SHARE. Basic earnings per common share calculations are determined by dividing earnings available to common shareholders by the weighted average number of shares of common stock outstanding. Diluted earnings per share are determined by dividing earnings available to common shareholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding (all related to outstanding stock options and restricted stock discussed in Note 5). The Company's reported primary earnings per share for 1995 has been restated to comply with the requirements of SFAS No. 128. SFAS No. 128 had no impact on the Company's reported loss per share for 1996 and no impact on the diluted earnings per share reported in 1995. The effect of this accounting change on previously reported earnings per share (EPS) for 1995 was as follows:

Earnings per share from continuing operations
  Primary EPS as reported.............................................................   $0.45
  Effect of SFAS No. 128..............................................................    0.01
  Basic EPS as restated...............................................................    0.46
Earnings per share
  Primary EPS as reported.............................................................   $0.61
  Effect of SFAS No. 128..............................................................    0.01
  Basic EPS as restated...............................................................    0.62

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     The following reconciles the weighted average common basic and diluted shares outstanding at the fiscal period ends (in thousands of shares):

                                                                                         1997      1996      1995
                                                                                        ------    ------    ------
Basic average common shares outstanding..............................................   84,945    82,925    81,626
Dilutive effect of stock options.....................................................    2,718        --       737
Dilutive effect of stock warrants....................................................       --        --       456
Effect of restricted stock...........................................................     (121)       --        --
                                                                                        ------    ------    ------
Diluted average common shares outstanding............................................   87,542    82,925    82,819
                                                                                        ------    ------    ------
                                                                                        ------    ------    ------

     For the year ended December 29, 1996, 1,552,684 shares related to stock options and 78,654 shares related to restricted stock were not included in the diluted average common shares outstanding, as the effect would have been antidilutive.

  Reclassification

     Certain prior year amounts have been reclassified to conform with the 1997 presentation.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

     In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on consolidated results of operations, financial position or cash flow.

     See Note 15 for new accounting standards issued subsequent to December 28, 1997.

2. SHAREHOLDERS' EQUITY

     At December 28, 1997, the Company had 200,000,000 shares of $.01 par value common stock authorized and there were 9,404,068 shares of common stock reserved for issuance upon the exercise of outstanding stock options.

     In June 1995, the Company retired 7,376,395 shares of common stock held in treasury, and such shares were returned to the status of authorized but unissued shares. As a result, $103.7 million assigned to treasury stock has been eliminated with a corresponding decrease to common stock, paid-in capital and retained earnings. In 1995, the Company repurchased 905,600 shares of its common stock at a total cost of $13.1 million.

     In July 1996, the Company sold 321,786 shares of common stock for total proceeds of approximately $4.6 million, and granted 1,100,000 shares of restricted stock in connection with the employment of a new

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. SHAREHOLDERS' EQUITY--(CONTINUED)
Chairman and Chief Executive Officer and certain other officers of the Company. Compensation expense attributable to the restricted stock awards is being amortized to expense beginning in 1996 over the periods in which the restrictions lapse (which in the case of 333,333 shares, was immediately upon the date of grant, in the case of 666,667 shares, is equally over two years from the date of grant and in the case of the remaining restricted shares, is equally over three years from the dates of grant). The restricted stock award resulted in a $7.7 million charge to SG&A in 1996.

     On February 20, 1998 the Company entered into new three-year employment agreements with its then Chairman and Chief Executive Officer and two other senior officers of the Company. These agreements replaced previous employment agreements entered into in July 1996 that were scheduled to expire in July 1999. Refer to Note 15 for additional information regarding the new employment contracts, including the acceleration of vesting of the 1996 restricted stock grants discussed above.

     Information regarding other changes in shareholders' equity is summarized below (in thousands):

                                                       CURRENCY      MINIMUM
                                                      TRANSLATION    PENSION      UNEARNED
                                                      ADJSUTMENTS    LIABILITY   COMPENSATION     TOTAL
                                                      -----------    --------    ------------    --------
Balance at January 1, 1995.........................    $  (8,212)    $(10,927)     $   (979)     $(20,118)
  Amortization of unearned compensation............           --           --           582           582
  Increase in minimum pension liability (net of tax
     of $127)......................................           --         (199)           --          (199)
  Translation adjustments..........................       (5,145)          --            --        (5,145)
                                                       ---------     --------      --------      --------
Balance at December 31, 1995.......................      (13,357)     (11,126)         (397)      (24,880)
  Grant of restricted stock........................           --           --       (14,346)      (14,346)
  Amortization of unearned compensation............           --           --         7,707         7,707
  Decrease in minimum pension liability (net of tax
     of $2,672)....................................           --        4,963            --         4,963
  Translation adjustments..........................        1,246           --            --         1,246
                                                       ---------     --------      --------      --------
Balance at December 29, 1996.......................      (12,111)      (6,163)       (7,036)      (25,310)
  Amortization of unearned compensation............           --           --         5,322         5,322
  Increase in minimum pension liability (net of tax
     of $0. See Note 10)...........................           --      (14,050)           --       (14,050)
  Translation adjustments..........................         (739)          --            --          (739)
                                                       ---------     --------      --------      --------
Balance at December 28, 1997.......................    $ (12,850)    $(20,213)     $ (1,714)     $(34,777)
                                                       ---------     --------      --------      --------
                                                       ---------     --------      --------      --------

3. CREDIT FACILITIES AND LONG-TERM DEBT

     In 1994, the Mississippi Business Finance Corporation ("MBFC") issued $75 million of 7.85% Industrial Development Revenue Notes (the "Notes") maturing serially in eleven equal annual installments beginning June 1999 to certain institutional investors through a private placement. The MBFC loaned the proceeds of the Notes to a subsidiary of the Company under a loan agreement (the "Hattiesburg Loan") restricting the use of such funds to the acquisition, design, construction and equipping of the Hattiesburg, Mississippi manufacturing and distribution center. The Notes are guaranteed by the Company and the Hattiesburg Loan is secured by the Hattiesburg facility. The Notes were repaid in March 1998. (See Note 15.)

     In September 1996 (as subsequently amended), the Company entered into a $500 million syndicated unsecured five year revolving credit facility (the "Credit Agreement") which replaced a previous credit facility of $500 million. In July 1997, the Company reduced the amount of available borrowings under the facility to $250 million. Under the Credit Agreement, the Company can borrow under a competitive bid option, or at a spread above LIBOR (.5% at December 28, 1997) or at a bank base rate. In addition, the Company pays an

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. CREDIT FACILITIES AND LONG-TERM DEBT--(CONTINUED) annual facility fee (.25% at December 28, 1997). The Credit Agreement contains certain financial covenants. In 1998, the Credit Agreement was refinanced and additional debt was incurred as discussed in Note 15, Subsequent Events.

     During 1997, the Company repaid $12.2 million of long-term borrowings related to the divested furniture operations and other assets sold.

     At December 28, 1997, the aggregate annual principal payments on long-term debt, excluding amounts outstanding under the Credit Agreement, due in each of the years 1998-2002, were $0.7 million, $7.5 million, $7.6 million, $7.6 million and $7.7 million, respectively.

     Long-term debt at the end of each fiscal year consists of the following (in thousands):

                                                                           1997        1996
                                                                         --------    --------
Revolving credit facility, weighted average interest rate of 5.99% and
  5.60% for 1997, and for 1996, respectively...........................   $110,000    $105,000
Hattiesburg industrial revenue bond due 2009, fixed interest rate of
  7.85%................................................................     75,000      75,000
Other long-term borrowings, due through 2012, weighted average interest rate of 3.92% and 4.95%, at December 28, 1997 and
  December 29, 1996, respectively......................................     10,248      22,036
                                                                          --------    --------
                                                                           195,248     202,036
Less current portion of long-term debt.................................        668         921
                                                                          --------    --------
Long-term debt.........................................................   $194,580    $201,115

     In December 1997, the Company entered into a revolving trade accounts receivable securitization program, which expired December, 1998 to sell without recourse, through a wholly-owned subsidiary, certain trade accounts receivable, up to a maximum of $70.0 million. At December 28, 1997, the Company had received approximately $58.9 million from the sale of trade accounts receivable, of which $39.1 million related to sales recorded in fiscal 1997 and the balance related to sales to be recognized in the first quarter of 1998. Accordingly, at December 28, 1997, the accompanying Consolidated Balance Sheet reflects a reduction in accounts receivable of $39.1 million and an increase in other current liabilities of $19.8 million. The proceeds from the sale were used to reduce borrowings under the Company's revolving credit facility. Costs of the program, which primarily consist of the purchaser's financing cost of issuing commercial paper backed by the receivables, totaled $0.2 million during 1997, and have been classified as interest expense in the accompanying Consolidated Statements of Operations. The Company, as agent for the purchaser of the receivables, retains collection and administrative responsibilities for the purchased receivables.

4. FINANCIAL INSTRUMENTS

  Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments as of December 28, 1997 approximate market values based upon the following methods and assumptions:

     Cash and Cash Equivalents--The carrying amount of cash and cash equivalents is assumed to approximate fair value as cash equivalents include all highly liquid, short-term investments with original maturities of three months or less.

     Short and Long Term Debt--The carrying value of the Company's various debt outstanding as of December 28, 1997 approximates market. The fair value of the Company's fixed rate debt is estimated using discounted cash flow analysis, based upon the market yield of public debt securities of comparable credit quality

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. FINANCIAL INSTRUMENTS--(CONTINUED)
and maturity. The carrying value of the Company's variable rate debt is assumed to approximate market based upon periodic adjustments of the interest rate to the current market rate in accordance with the terms of the debt agreements.

     Letters of Credit--The Company utilizes stand-by letters of credit to back certain financing instruments and insurance policies and commercial letters of credit guaranteeing various international trade activities. The contract amounts of the letters of credit approximate their fair value.

  Derivative Financial Instruments

     The Company selectively uses derivatives to manage interest rate and foreign exchange exposures that arise in the normal course of business. The use of derivatives did not have a material impact on the Company's results of operations in 1997, 1996 and 1995. No derivatives are entered into for trading or speculative purposes. Foreign exchange option and forward contracts are used to hedge a portion of the Company's underlying exposures denominated in foreign currency. Although the market value of derivative contracts at any single point in time will vary with changes in interest and/or foreign exchange rates, the difference between the carrying value and fair value of such contracts at December 29, 1996 and December 31, 1995 is not considered to be material, either individually or in the aggregate. The Company had no derivative financial instruments outstanding at December 28, 1997. The Company enters into derivative contracts with counterparties that it believes to be creditworthy. The Company does not enter into any leveraged derivative transactions.

     As of December 29, 1996, $10.0 million of the Company's outstanding floating rate debt was subject to interest rate swap agreements which expired in 1997.

     In order to mitigate the transaction exposures that may arise from changes in foreign exchange rates, the Company purchases foreign currency option contracts to hedge anticipated transactions. The option contracts typically expire within one year. Any realized gains on options are not deferred but are recognized in income in the period when the hedged exposure is recognized. The Company purchased options with a notional value of $16.6 million in 1997, $18.2 million in 1996 and $11.7 million in 1995. Options with notional value of $17.9 million, $25.4 million and $3.2 million expired in 1997, 1996 and 1995, respectively. The Company held purchased option contracts with a notional value of $1.4 million at December 29, 1996.

5. EMPLOYEE STOCK OPTIONS AND AWARDS

     The Company has one stock-based compensation plan, the Amended and Restated Sunbeam Corporation Stock Option Plan (the "Plan"). Under the Plan, all employees are eligible for grants of options to purchase up to an aggregate of 11,300,000 shares of the Company's common stock at an exercise price equal to or in excess of the fair market value of the stock on the date of grant. The term of each option commences on the date of grant and expires on the tenth anniversary of the date of grant subject to earlier cancellation. Options generally become exercisable over a three to five year period.

     The Plan also provides for the grant of restricted stock awards of up to 200,000 shares, in the aggregate, to employees and non-employee directors. See
Note 2 for a discussion of restricted stock awards made outside the Plan.

     In July 1996, options to purchase an aggregate of 3,000,000 shares (of which 2,750,000 options were outstanding at December 28, 1997) were granted outside of the Plan at exercise prices equal to the fair market value of the Company's common stock on the dates of grant in connection with the employment of a then new Chairman and Chief Executive Officer and certain other executive officers of the Company. These outstanding options have terms of ten years and, with respect to options for 2,500,000 shares, are exercisable in three annual installments beginning July 17, 1996. Options for the remaining 250,000 shares still outstanding are exercisable in three annual installments beginning on the first anniversary of the July 22, 1996 grant date. On February 20, 1998 the vesting provisions of the options granted outside the Plan were accelerated. Additional restricted stock

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. EMPLOYEE STOCK OPTIONS AND AWARDS--(CONTINUED) grants were made in February 1998, with a portion thereof subsequently terminated. See further description in Note 15.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for outstanding stock options. Had compensation cost for the Company's outstanding stock options been determined based on the fair value at the grant dates for those options consistent with SFAS No. 123, the Company's net earnings (loss) and diluted earnings (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands except per share amounts):

                                                                         1997        1996        1995
                                                                       --------    ---------    -------
Net earnings/(loss)
  As reported.......................................................   $ 38,301    $(208,481)   $50,511
  Pro forma.........................................................   $ 14,524    $(218,405)   $49,731
Diluted earnings/(loss) per share
  As reported.......................................................   $   0.44    $   (2.51)   $  0.61
  Pro forma.........................................................   $   0.16    $   (2.63)   $  0.60

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                             1997       1996       1995
                                                                            -------    -------    -------
Expected volatility......................................................     34.19%     36.78%     36.78%
Risk-free interest rate..................................................      6.36%      6.34%      6.34%
Dividend yield...........................................................        .1%        .1%        .1%
Expected life............................................................   6 years    5 years    5 years

     A summary of the status of the Company's outstanding stock options as of December 28, 1997, December 29, 1996 and December 31, 1995, and changes during the years ending on those dates is presented below:

                                                  1997                           1996                           1995
                                      ----------------------------   ----------------------------   ----------------------------
                                                     WEIGHTED                       WEIGHTED                       WEIGHTED
                                                     AVERAGE                        AVERAGE                        AVERAGE
                                        SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                      -----------   --------------   -----------   --------------   -----------   --------------
Plan Options
  Outstanding at beginning of year..    6,271,837       $19.43         4,610,387       $16.67         5,230,221       $14.85
  Granted...........................    3,105,263        32.40         4,061,450        20.39         1,928,500        18.61
  Exercised.........................   (1,549,196)       17.20          (622,994)        7.51        (1,142,348)        6.32
  Canceled..........................   (1,173,836)       21.10        (1,777,006)       18.64        (1,405,986)       21.06
                                      -----------                    -----------                    -----------
  Outstanding at end of year........    6,654,068        25.61         6,271,837        19.43         4,610,387        16.67
                                      -----------                    -----------                    -----------
                                      -----------                    -----------                    -----------
  Options exercisable at year-end...    1,547,198       $19.13         1,655,450       $16.13         1,539,836       $11.47
  Weighted-average fair value of
    options granted during the
    year............................  $     15.46                    $     14.76                    $      8.28
Options Outside Plan
  Outstanding at beginning of year..    2,750,000       $12.43           692,500       $16.70           750,000       $16.70
  Granted...........................           --           --         3,000,000        12.65                --           --
  Exercised.........................           --           --                --           --           (57,500)       16.70
  Canceled..........................           --           --          (942,500)       16.27                --           --
                                      -----------                    -----------                    -----------
  Outstanding at end of year........    2,750,000        12.43         2,750,000        12.43           692,500        16.70
                                      -----------                    -----------                    -----------
                                      -----------                    -----------                    -----------
  Options exercisable at year-end...    1,750,000       $12.35           833,333       $12.25           505,000       $16.70
  Weighted-average fair value of
    options granted during the
    year............................  $       N/A                    $      5.99                    $       N/A

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. EMPLOYEE STOCK OPTIONS AND AWARDS--(CONTINUED)
     The following table summarizes information about stock options outstanding at December 28, 1997:

                                                                      OPTIONS OUTSTANDING
                                                  -----------------------------------------------------------
                                                    NUMBER       WEIGHTED-AVERAGE
RANGE OF                                          OUTSTANDING      REMAINING                 WEIGHTED-AVERAGE
EXERCISE PRICES                                   AT 12/28/97    CONTRACTUAL LIFE (YEARS)    EXERCISE PRICE
-----------------------------------------------   -----------    ------------------------    ----------------
$ 5.00 to $14.99...............................    3,514,556                8.2                   $12.50
$15.00 to $19.99...............................      485,240                7.4                    16.30
$20.00 to $24.99...............................    2,090,187                8.2                    22.39
$25.00 to $29.99...............................    1,786,007                9.0                    25.99
$30.00 to $34.99...............................      448,468                9.3                    32.01
$35.00 to $39.99...............................      336,820                9.5                    38.77
$40.00 to $44.99...............................      680,290                9.7                    42.99
$45.00 and over................................       62,500                9.7                    46.22
                                                   ---------               ----                   ------
$ 5.00 to $49.71...............................    9,404,068                8.5                   $21.76
                                                   ---------               ----                   ------
                                                   ---------               ----                   ------
                                                                                  OPTIONS EXERCISABLE
                                                                            -------------------------------
                                                                              NUMBER
RANGE OF                                                                    EXERCISABLE    WEIGHTED-AVERAGE
EXERCISE PRICES                                                             AT 12/28/97    EXERCISE PRICE
-------------------------------------------------------------------------   -----------    ----------------
$ 5.00 to $14.99.........................................................    2,108,255          $12.08
$15.00 to $19.99.........................................................      219,466           16.50
$20.00 to $24.99.........................................................      842,601           22.27
$25.00 and over..........................................................      126,876           26.41
                                                                             ---------          ------
$ 5.00 to $27.36.........................................................    3,297,198          $15.54
                                                                             ---------          ------
                                                                             ---------          ------

     See Note 15 for certain items related to employee stock options and awards occurring subsequent to December 28, 1997.

6. EMPLOYEE BENEFIT PLANS

  Retirement Plans

     The Company sponsors several defined benefit pension plans covering eligible U.S. salaried and hourly employees. Benefit accruals under such plans covering all U.S. salaried employees were frozen, effective December 31, 1990. Therefore no credit in the pension formula is given for service or compensation after that date. However, employees continue to earn service toward vesting in their interest in the frozen plans as of December 31, 1990. Employees of non-U.S. subsidiaries generally receive retirement benefits from Company sponsored plans or from statutory plans administered by governmental agencies in their countries.

                      SUNBEAM CORPORATION AND SUBSIDIARIES

6. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     The funded status of the Company's U.S. defined benefit pension plans at the end of each fiscal year follows (in thousands):

                                                                                     1997        1996
                                                                                  ----------  ----------
Actuarial present value of benefit obligations:
  Vested........................................................................  $  126,941  $  122,379
  Non-vested....................................................................         288         375
                                                                                  ----------  ----------
Accumulated benefit obligations.................................................     127,229     122,754
Plan assets at fair value.......................................................     116,485     116,522
                                                                                  ----------  ----------
Accumulated benefit obligations in excess of plan assets........................      10,744       6,232
Unrecognized net loss...........................................................     (25,192)    (19,537)
Additional minimum liability....................................................      25,192      10,255
                                                                                  ----------  ----------
Pension liability (prepaid) recognized on the balance sheet.....................  $   10,744  $   (3,050)
                                                                                  ----------  ----------
                                                                                  ----------  ----------

     Net periodic pension cost for the Company's U.S. defined benefit pension plans for each fiscal year include the following components (in thousands):

                                                                       1997        1996        1995
                                                                     ---------  ----------  ----------
Service cost-benefits earned during the period.....................  $     157  $      411  $      331
Interest cost-accumulated benefit obligations......................      8,970       9,071      10,620
Actual return on plan assets.......................................    (12,511)       (816)    (20,985)
Net amortization and deferral......................................      4,338      (7,518)     11,332
                                                                     ---------  ----------  ----------
Net periodic pension cost..........................................  $     954  $    1,148  $    1,298
                                                                     ---------  ----------  ----------
                                                                     ---------  ----------  ----------
Assumptions:
  Discount rate....................................................      7.25%       7.75%       7.25%
  Long-term rate of return on assets...............................      7.25%       7.75%       9.50%

     The Company funds its pension plans in amounts consistent with applicable laws and regulations. Pension plan assets include corporate and U.S. government bonds and cash equivalents.

     The assets, liabilities and pension costs of the Company's non-U.S. defined benefit retirement plans are not material to the consolidated financial statements.

  Other Postretirement Benefits

     The Company provides health care and life insurance benefits to certain former employees who retired from the Company prior to March 31, 1991. The Company has consistently followed a policy of funding the cost of postretirement health care and life insurance benefits on a pay-as-you-go basis.

     Effective July 1993, various amendments to the Company's postretirement benefits program were adopted. The amendments included increases in retiree contribution levels for certain retiree groups and the discontinuation of medical and/or life insurance coverage for certain retirees who qualify for Medicare. These amendments resulted in an unrecognized reduction in prior service cost which is being amortized over future years.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. EMPLOYEE BENEFIT PLANS--(CONTINUED)
     The following table presents the funded status reconciled with the amounts recognized in the Company's consolidated balance sheet at the end of each fiscal year (in thousands):

                                                                                      1997       1996
                                                                                    ---------  ---------
Accumulated postretirement benefit obligation.....................................  $  14,220  $  14,555
Plan assets.......................................................................         --         --
                                                                                    ---------  ---------
Accumulated postretirement benefit obligation in excess
  of plan assets..................................................................     14,220     14,555
Unrecognized reduction in prior service cost......................................     15,934     18,877
Unrecognized net gain.............................................................        240         95
                                                                                    ---------  ---------
Accrued postretirement benefit obligation recognized
  on the balance sheet............................................................  $  30,394  $  33,527
                                                                                    ---------  ---------
                                                                                    ---------  ---------

     Net periodic postretirement benefit cost for each fiscal year includes the following components (in thousands):

                                                                                       1997       1996
                                                                                     ---------  ---------
Interest cost......................................................................  $     983  $   1,042
Amortization of reduction in prior service cost....................................     (2,943)    (2,943)
                                                                                     ---------  ---------
Net periodic postretirement benefit credit.........................................  $  (1,960) $  (1,901)
                                                                                     ---------  ---------
                                                                                     ---------  ---------

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation is 8.8% for 1998 and is assumed to decrease gradually to 6% by 2003 and remain at that level thereafter. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 28, 1997 and the net periodic postretirement benefit cost for 1997 by approximately 8%. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 28, 1997 and December 29, 1996.

  Defined Contribution Plans

     The Company sponsors defined contribution profit sharing plans covering eligible employees. Company contributions to these plans include employer matching contributions as well as discretionary profit sharing contributions depending on the performance of the Company, in an amount up to 10% of eligible compensation. The Company provided $1.8 million in 1997, $1.7 million in 1996 and $4.1 million in 1995 for its defined contribution plans.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. SUPPLEMENTARY FINANCIAL STATEMENT DATA

     Supplementary Balance Sheet data at the end of each fiscal year is as follows (in thousands):

                                                                                     1997        1996
                                                                                  ----------  ----------
Receivables:
  Trade.........................................................................  $  250,699  $  227,043
  Sundry........................................................................       7,794       2,412
                                                                                  ----------  ----------
                                                                                     258,493     229,455
Valuation allowance.............................................................     (30,033)    (19,701)
                                                                                  ----------  ----------
                                                                                  $  228,460  $  209,754
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Inventories:
  Finished goods................................................................  $  193,864  $   86,681
  Work in process...............................................................      25,679      25,392
  Raw materials and supplies....................................................      85,357      52,272
                                                                                  ----------  ----------
                                                                                  $  304,900  $  164,345
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Property, plant and equipment:
  Land..........................................................................  $    1,793  $    2,524
  Buildings and improvements....................................................      98,054      95,619
  Machinery and equipment.......................................................     248,138     259,460
                                                                                  ----------  ----------
Furniture and fixtures..........................................................       7,327       8,044
                                                                                  ----------  ----------
                                                                                     355,312     365,647
                                                                                  ----------  ----------
Accumulated depreciation and amortization.......................................    (105,788)   (136,254)
                                                                                  ----------  ----------
                                                                                  $  249,524  $  229,393
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Trademarks, trade names, goodwill and other:
  Trademarks and trade names....................................................  $  237,095  $  245,307
  Goodwill......................................................................      24,687      38,823
  Accumulated amortization......................................................     (56,880)    (57,261)
                                                                                  ----------  ----------
                                                                                     204,902     226,869
Other assets....................................................................  $    2,260  $    1,589
                                                                                  $  207,162  $  228,458
                                                                                  ----------  ----------
                                                                                  ----------  ----------

     Inventory and property, plant and equipment in 1996 exclude assets of discontinued operations and other assets held for sale.

(See Note 15 regarding asset valuation/impairment in 1998.)

                                                                                     1997        1996
                                                                                  ----------  ----------
Other current liabilities:
  Payrolls, commissions and employee benefits...................................  $   12,227  $   16,779
  Advertising and sales promotion...............................................      34,749      23,815
  Product warranty..............................................................      21,498      23,883
  Accounts receivable securitization liability..................................      19,750          --
  Sales returns.................................................................       7,846       6,058
  Other.........................................................................      22,829      14,451
                                                                                  ----------  ----------
                                                                                  $  118,899  $   84,986
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. SUPPLEMENTARY FINANCIAL STATEMENT DATA--(CONTINUED)

                                                                                     1997        1996
                                                                                  ----------  ----------
Other long-term liabilities:
  Accrued postretirement benefit obligation.....................................  $   30,394  $   33,527
  Accrued pension...............................................................      10,744          --
  Product liability and workers compensation....................................      41,901      34,870
  Other.........................................................................      71,261      80,850
                                                                                  ----------  ----------
                                                                                  $  154,300  $  149,247
                                                                                  ----------  ----------
                                                                                  ----------  ----------

     Supplementary Statements of Operations and Cash Flows data for each fiscal year are summarized as follows (in thousands):

                                                                          1997       1996       1995
                                                                       ----------  ---------  ---------
Other expense, net:
  Interest income....................................................  $   (2,561) $  (1,255) $  (3,657)
  Other, net.........................................................       2,573      4,993      3,830
                                                                       ----------  ---------
                                                                       $       12  $   3,738  $     173
                                                                       ----------  ---------  ---------
                                                                       ----------  ---------  ---------
Advertising and sales promotion......................................  $   71,151  $  72,313  $  57,274
                                                                       ----------  ---------  ---------
                                                                       ----------  ---------  ---------
Cash paid (received) during the period for:
  Interest (net of capitalization)...................................  $   13,058  $  13,397  $  12,555
                                                                       ----------  ---------  ---------
                                                                       ----------  ---------  ---------
  Income taxes (net of refunds)......................................  $  (44,508) $    (540) $  13,936
                                                                       ----------  ---------  ---------
                                                                       ----------  ---------  ---------

  Non-Cash Transactions

     In connection with a warehouse expansion related to the electric blanket business, the Company entered into a $5 million capital lease obligation in 1996.

8. RESTRUCTURING AND ASSET IMPAIRMENT (BENEFIT) CHARGES

     In November 1996, the Company announced the details of a restructuring plan. The plan included the consolidation of administrative functions within the Company, the reduction of manufacturing and warehouse facilities, the centralization of the Company's procurement function, and reduction of the Company's product offerings and stock keeping units ("SKU's"). The Company also announced plans to divest several lines of business (see Note 9).

     As part of the restructuring plan, the Company consolidated six divisional and regional headquarters functions into a single worldwide corporate headquarters in Delray Beach, Florida and outsourced certain back office activities resulting in a reduction in total back-office/administrative headcount. Overall, the restructuring plan called for a reduction in the number of production facilities from 26 to 8 and the elimination of over 6,000 positions from the Company's workforce, including 3,300 from the disposition of certain business operations and the elimination of approximately 2,800 other positions. The Company completed the major phases of the restructuring plan by July 1997.

     In conjunction with the implementation of the restructuring plan, the Company recorded a pre-tax charge of approximately $239.2 million in the fourth quarter of 1996. This amount is recorded as follows in the accompanying Consolidated Statement of Operations: $110.1 million in Restructuring and Asset Impairment Charges, as further described below; $60.8 million in Cost of Goods Sold related principally to inventory write-downs as a result of a reduction in SKU's and costs of inventory liquidation programs; $10.1 million in Selling, General and Administrative Expense, principally for costs relating to outsourcing and package redesign, and

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. RESTRUCTURING AND ASSET IMPAIRMENT (BENEFIT) CHARGES--(CONTINUED)
$58.2 million ($39.1 million net of taxes) in Loss on Sale of Discontinued Operations related to the divestiture of its furniture business. In 1997, upon completion of the sale of the furniture business, the Company recorded an additional pre-tax loss of $22.5 million from discontinued operations
($14.0 million net of taxes) due primarily to lower than anticipated sales proceeds. (See Note 9.)

     The amounts accrued at December 29, 1996, relating to Restructuring and Asset Impairment Charges recorded in fiscal 1996, exceeded amounts ultimately required. Accordingly, the fiscal 1997 Consolidated Statement of Operations includes $14.6 million of benefit related to the reversal of accruals no longer required. Of the total benefit, $5.8 million was recorded in the third quarter and $8.8 million in the fourth quarter of 1997.

     Amounts included in Restructuring and Asset Impairment Charges in 1996 in the accompanying Consolidated Statement of Operations include cash items such as severance and other employee costs of $24.7 million, lease obligations and other exit costs associated with facility closures of $16.7 million, and other costs related to the implementation of the restructuring plan. Non-cash Restructuring and Asset Impairment Charges in 1996 included $68.7 million related to asset write-downs to net realizable value for disposals of excess facilities and equipment and certain product lines, write-offs of redundant computer systems from the administrative back-office consolidations and outsourcing initiatives and intangible, packaging and other asset write-downs related to exited product lines and SKU reductions. The following table sets forth the details and the cumulative activity in the restructuring accrual as of December 28, 1997 (in millions):

                                     ACCRUAL BALANCE                                             ACCRUAL BALANCE
                                     AT DECEMBER 29,      CASH        NON-CASH                   AT DECEMBER 28,
                                        1996            REDUCTIONS    REDUCTIONS    REVERSALS       1997
                                     ---------------    ----------    ----------    ---------    ---------------
Severance and other
  employee costs..................        $19.1           $ 10.0        $   --        $ 7.9           $ 1.2
Closure and consolidation of
  facilities and related exit
  costs...........................         32.6             11.2          10.7          6.7             4.0
                                          -----           ------        ------        -----
Total.............................        $51.7           $ 21.2        $ 10.7        $14.6           $ 5.2
                                          -----           ------        ------        -----           -----
                                          -----           ------        ------        -----           -----

     During 1997, the Company recorded SG&A charges of $15.8 million for equipment relocation, severance, package redesign and other items related to the 1996 restructuring plan.

9. DISCONTINUED OPERATIONS AND OTHER ASSETS HELD FOR SALE

     As part of the restructuring plan, the Company also announced the divestiture of the furniture business, by a sale of assets. In February 1997, the Company entered into an agreement to sell the business to U.S. Industries, Inc. which was completed on March 17, 1997. In connection with the sale of these assets (primarily inventory, property, plant and equipment), the Company received $69 million in cash. The Company retained accounts receivable related to the furniture business of approximately $50.0 million as of the closing date and retained certain liabilities.

     In connection with the furniture divestiture, the Company recorded a provision for estimated losses to be incurred on the sale of $39.1 million in 1996, net of applicable income tax benefits of $19.9 million and an additional loss of $14.0 million, net of applicable income tax benefits of $8.5 million in the first quarter of 1997 predominately as a result of lower than anticipated sales proceeds. Although the discontinued furniture operations were profitable, net income had declined from $21.7 million in 1994 to $0.8 million in 1996. This decline, along with the Company's announcement that it intended to divest this line of business contributed to the loss on sale. Results of operations from the discontinued furniture business were $0.8 million in 1996 and $12.9 million in 1995, net of applicable income taxes of $0.5 million and $7.9 million, respectively. Earnings from the discontinued furniture business in 1997 were not material. Revenues for the discontinued furniture business were

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. DISCONTINUED OPERATIONS AND OTHER ASSETS HELD FOR SALE--(CONTINUED) $51.6 million in 1997, $227.5 million in 1996 and $185.6 million in 1995.
Revenues and expenses related to the furniture business are excluded from results from continuing operations and are presented as a single line item, Earnings from Discontinued Operations, net of taxes, in the Consolidated Statements of Operations.

     At December 29, 1996, the Net Assets of Discontinued Operations and Other Assets Held for Sale as presented in the accompanying Consolidated Balance Sheet were (in thousands):

Current assets..............................................................................  $   40,435
Property, plant and equipment...............................................................      62,412
                                                                                              ----------
  Total assets..............................................................................     102,847
Current liabilities.........................................................................      10,323
                                                                                              ----------
  Total liabilities.........................................................................      10,323
                                                                                              ----------
Net Assets of Discontinued Operations
  and Other Assets Held for Sale............................................................  $   92,524
                                                                                              ----------
                                                                                              ----------

     In addition to the furniture business divestiture, the Company also completed the sale of other product lines and assets in 1997 as part of its restructuring plan, including time and temperature products, Counselor(Registered) and Borg(Registered) scales and a textile facility. Losses incurred on the disposal of these assets, which consist primarily of write-downs of assets to net realizable value, are included in Restructuring and Asset Impairment Charges in 1996 in the Consolidated Statements of Operations as described in Note 8.

10. INCOME TAXES

     Earnings (loss) from continuing operations before income taxes for each fiscal year is summarized as follows (in thousands):

                                                                        1997         1996        1995
                                                                       -------    ----------    -------
Domestic............................................................   $80,946    $ (244,255)   $54,646
Foreign.............................................................    11,724       (17,550)     5,989
                                                                       -------    ----------    -------
                                                                       $92,670    $ (261,805)   $60,635
                                                                       -------    ----------    -------
                                                                       -------    ----------    -------

     Income tax provisions include current and deferred taxes (tax benefits) for each fiscal year as follows (in thousands):

                                                                         1997        1996        1995
                                                                        -------    ---------    -------
Current:
  Federal............................................................   $(3,421)   $ (22,924)   $(1,329)
  State..............................................................     3,266         (202)    (1,402)
  Foreign............................................................     1,683          707        626
                                                                        -------    ---------    -------
                                                                          1,528      (22,419)    (2,105)
                                                                        -------    ---------    -------
Deferred:
  Federal............................................................    30,554      (57,211)    23,127
  State..............................................................     3,962      (11,050)     1,962
  Foreign............................................................     4,308         (945)        57
                                                                        -------    ---------    -------
                                                                         38,824      (69,206)    25,146
                                                                        -------    ---------    -------
                                                                        $40,352    $ (91,625)   $23,041
                                                                        -------    ---------    -------
                                                                        -------    ---------    -------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. INCOME TAXES--(CONTINUED)
     A reconciliation of income tax expense (benefit) with the expected income tax computed by applying the federal statutory income tax rate to earnings
(loss) from continuing operations before income taxes for each fiscal year is as follows (in thousands):

                                                                         1997         1996        1995
                                                                       ---------    ---------    -------
Income tax computed at the federal statutory
  tax rate..........................................................   $  32,435    $ (91,631)   $21,222
State and local taxes (net of federal benefit)......................       4,698       (7,313)       364
Foreign earnings and dividends taxed at other rates.................       1,888        5,967        419
Valuation allowance.................................................      18,900           --         --
Reversal of tax liabilities no longer required......................     (13,333)          --         --
Other, net..........................................................      (4,236)       1,352      1,036
                                                                       ---------    ---------    -------
                                                                       $  40,352    $ (91,625)   $23,041
                                                                       ---------    ---------    -------
                                                                       ---------    ---------    -------

     The major components of the Company's net current deferred tax asset and net long-term deferred tax liability at the end of each fiscal year are as follows (in thousands):

                                                             1997                            1996
                                                 ----------------------------    ----------------------------
                                                  CURRENT        LONG-TERM        CURRENT        LONG-TERM
                                                 DEFERRED TAX    DEFERRED TAX    DEFERRED TAX    DEFERRED TAX
                                                   ASSET         LIABILITY         ASSET         LIABILITY
                                                 ------------    ------------    ------------    ------------
Operating reserves and accruals...............     $ 16,701        $ 33,514        $ 51,685        $ 28,447
Book/tax basis difference in
  intangible assets...........................           --         (70,881)             --         (72,587)
Book/tax basis difference in
  other assets................................       10,047         (24,842)         19,276         (13,406)
Reserves and accruals for
  divested operations.........................        3,872          20,832           8,905          24,043
Valuation allowances..........................      (39,772)         16,561              --              --
Other.........................................        9,152          19,974           5,201         (18,805)
                                                   --------        --------        --------        --------
                                                   $     --        $ (4,842)       $ 85,067        $(52,308)
                                                   --------        --------        --------        --------
                                                   --------        --------        --------        --------

     The Company establishes valuation allowances in accordance with the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. The Company continually reviews the adequacy of the valuation allowances and recognizes tax benefits when it is more likely than not that the benefits will be realized. In the fourth quarter of 1997, the Company increased the valuation allowance by $23.2 million reflecting management's assessment that it is more likely than not that the net deferred tax asset will not be realized through future taxable income. Of this amount, approximately $18.9 million related to deferred tax assets, the majority of which was recognized as a benefit in the first three quarters of 1997. The remainder, or $4.3 million, related to minimum pension liabilities and was therefore recorded as an adjustment in shareholders' equity.

11. CUSTOMER AND GEOGRAPHIC DATA

     Classes of products which contributed more than 10% to consolidated net sales were outdoor home use durable products and indoor home use durable products. Sales of outdoor home use durable products amounted to $292.1 million in 1997, $256.9 million in 1996 and $269.0 million in 1995. Sales of indoor home use durable products were $781.0 million in 1997, $680.7 million in 1996 and $688.3 million in 1995.

     The Company's largest customer accounted for approximately 20% of consolidated net sales in 1997 and 19% in 1996 and 1995.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)
     The Company's operations are conducted in the United States and international markets, principally in Latin America. Information about the Company's domestic and international operations for each fiscal year is as follows (in thousands):

                                                                    1997          1996          1995
                                                                 ----------    ----------    ----------
Net sales:
  Domestic....................................................   $  843,518    $  800,969    $  829,423
  International (includes U.S. export sales)..................      229,572       183,267       187,460
                                                                 ----------    ----------    ----------
                                                                 $1,073,090    $  984,236    $1,016,883
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------
Operating earnings (loss):
  Domestic....................................................   $   91,108    $ (207,765)   $   70,423
  International (includes U.S. export sales)..................       43,011        (3,078)       24,301
                                                                 ----------    ----------    ----------
                                                                    134,119      (210,843)       94,724
Unallocated expenses and eliminations.........................      (30,056)      (33,636)      (24,479)
                                                                 ----------    ----------    ----------
                                                                 $  104,063    $ (244,479)   $   70,245
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------
Identifiable assets:
  Domestic....................................................   $  862,399    $  768,282    $1,040,591
  International...............................................      129,883        73,675        67,563
                                                                 ----------    ----------    ----------
                                                                    992,282       841,957     1,108,154
Corporate assets..............................................       66,646       217,491        50,530
                                                                 ----------    ----------    ----------
                                                                 $1,058,928    $1,059,448    $1,158,684
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------

     Unallocated expenses and eliminations include corporate administrative expenses, intangible amortization, certain pension and postretirement benefit costs or credits, and eliminations of intercompany income and expense. Identifiable assets are those used directly in the operations, and exclude non-operating corporate and deferred tax assets. Sales between geographic areas are not material and are made primarily at cost plus a markup.

12. COMMITMENTS AND CONTINGENCIES

  Environmental Matters

     The Company's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations. As of December 28, 1997, the Company had been identified as a potentially responsible party ("PRP") in connection with seven sites subject to the federal Superfund law and two sites subject to state Superfund laws comparable to the federal law (collectively the "Environmental Sites"), exclusive of sites at which the Company has been designated (or expects to be designated) as a de minimis (less than 1%) participant. Substantially all of these sites relate to divested operations of the Company.

     The Company currently is engaged in active remediation activities at nine sites, four of which are among the Environmental Sites referred to above, and five of which have not been designated as Superfund sites under federal or state law. In addition, the Company is engaged in environmental remediation activities at a site in Newburgh Heights, Ohio, where a subsidiary formerly conducted operations. The Company has been actively cooperating with the United States Nuclear Regulatory Commission and state regulatory authorities in developing a plan for remediation of this site; which remediation is expected to be substantially completed during 1998.

     The Company has established reserves, in accordance with SFAS No. 5, Accounting for Contingencies, to cover the anticipated probable costs of remediation, based upon periodic reviews of all sites for which the Company has, or may have, remediation responsibility. As of December 28, 1997, and December 29, 1996, the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. COMMITMENTS AND CONTINGENCIES--(CONTINUED) amount of such reserves was less than 5% of the Company's total liabilities as set forth in the consolidated financial statements. Liability under the Superfund law is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, the Company recognizes its responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site. Whenever the Company has determined that a particular PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. To minimize the Company's potential liability with respect to the Environmental Sites, the Company has actively participated in steering committees and other groups of PRPs established with respect to such sites. The Company continues to pursue the recovery of some environmental remediation costs from certain of its liability insurance carriers; however, such potential recoveries have not been offset against potential liabilities and have not been considered in determining the Company's environmental reserves.

     Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in environmental laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, the Company's ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of December 28, 1997. In the fourth quarter of 1996 a comprehensive review of all environmental exposures was performed, and the Company accelerated its strategy for the resolution and settlement of certain environmental claims. As a result, the Company recorded additional environmental reserves of approximately $9.0 million in the fourth quarter of 1996. The Company believes, based on existing information, that the costs of completing environmental remediation of all sites for which the Company has a remediation responsibility have been adequately reserved, and that the ultimate resolution of these matters will not have a material adverse effect upon the Company's financial condition, results of operations or cash flows.

  Leases

     The Company rents certain facilities, equipment and retail stores under operating leases. Rental expense for operating leases amounted to $7.4 million in 1997, $8.0 million for 1996 and $8.6 million for 1995. The minimum future rentals due under noncancelable operating leases as of December 28, 1997 aggregated $30.9 million. The amounts payable in each of the years 1998-2002 and thereafter are $4.8 million, $4.6 million, $4.2 million, $3.9 million, $3.4 million and $10.0 million, respectively.

  Letters Of Credit

     At December 28, 1997, standby letters of credit aggregating $29 million were outstanding, primarily for insurance, environmental and workers' compensation issues.

  Certain Debt Obligations

     Responsibility for servicing certain debt obligations of the Company's predecessor were assumed by third parties in connection with the acquisition of former businesses, although the Company's predecessor remained the primary obligor in accordance with the respective loan documents. Such obligations, which amounted to approximately $19.0 million at December 28, 1997, and the corresponding receivables from the third parties, are not included in the consolidated balance sheets since these transactions occurred prior to the issuance of SFAS No. 76, Extinguishment of Debt. Management believes that the third parties will continue to meet their obligations pursuant to the assumption agreements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
  Litigation

     The Company is involved in various lawsuits arising from time to time in the ordinary course of business and/or related to divested operations of the Company. The Company has established reserves, in accordance with SFAS No. 5, Accounting for Contingencies, to cover the anticipated probable costs of litigation matters, based upon periodic reviews of all cases.

     In the fourth quarter of 1996, the Company recorded a $12.0 million charge related to a case for which an adverse development arose near year-end. In 1997, this case was favorably resolved and, as a result, $8.1 million of the charge established in 1996 was reversed into income primarily in the fourth quarter of 1997.

     The Company believes, based on existing information, that anticipated probable costs of litigation matters existing as of December 31, 1997 have been adequately reserved, and that the ultimate resolution of these matters will not have a material adverse effect upon the Company's financial condition, results of operations or cash flows. See Note 15 for additional information regarding litigation.

  Product Liability Matters

     The Company is party to various personal injury and property damage lawsuits relating to its products and incidental to its business. Annually, the Company sets its product liability insurance program based on the Company's current and historical claims experience and the availability and cost of insurance. The Company's program for 1997 was comprised of a self-insurance retention of $1 million per occurrence.

     Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims for all years in which the Company is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are necessarily based on estimates (which include actuarial determinations made by independent actuarial consultants as to liability exposure, taking into account prior experience, numbers of claims and other relevant factors); thus, the Company's ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed continually and any adjustments resulting therefrom are reflected in current operating results.

     Historically, product liability awards have rarely exceeded the Company's individual per occurrence self-insured retention. There can be no assurance, however, that the Company's future product liability experience will be consistent with its past experience. Based on existing information, the Company believes that the ultimate conclusion of the various pending product liability claims and lawsuits of the Company, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

  Purchase Commitment

     In conjunction with the sale of the Biddeford, Maine textile mill in 1997, the Company entered into a five-year agreement to purchase blanket shells from the mill. The agreement provides for a minimum purchase commitment each year of the contract. As of December 28, 1997, the Company had remaining minimum commitments under the contract of approximately $107 million.

                      SUNBEAM CORPORATION AND SUBSIDIARIES

13. RESTATEMENT

     Subsequent to the issuance of the Company's Consolidated Financial Statements for the fiscal years ended December 28, 1997 and December 29, 1996, it was determined that the reported results generally inflated 1997 results at the expense of 1996 results. Upon examination, it was determined certain revenue was improperly recognized (principally "bill and hold" and guaranteed sales transactions), certain costs and allowances were not accrued or were improperly recorded (principally allowances for returns, cooperative advertising, and customer charge-backs as well as deductions and reserves for product liability and warranty expense) and certain costs were inappropriately included in, and subsequently charged to, restructuring, asset impairment and other costs within the Consolidated Statement of Operations. As a result, the accompanying Consolidated Financial Statements as of December 28, 1997 and December 29, 1996, and for the years then ended, present the restated results.

     A summary of the effects of the restatement follows (in thousands, except per share data):

                                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                       FISCAL YEARS ENDED
                                                    ---------------------------------------------------------
                                                          DECEMBER 28,                    DECEMBER 29,
                                                               1997                           1996
                                                    --------------------------      -------------------------
                                                        AS                              AS
                                                    PREVIOUSLY          AS          PREVIOUSLY         AS
                                                     REPORTED        RESTATED        REPORTED       RESTATED
                                                    ----------      ----------      ----------      ---------
Net sales......................................     $1,168,182      $1,073,090      $  984,236      $ 984,236
Cost of goods sold.............................        837,683         830,956         900,573        896,938
Selling, general and administrative expense....        131,056         152,653         214,029        221,655
Restructuring and asset impairment (benefit)
  charges......................................             --         (14,582)        154,869        110,122
                                                    ----------      ----------      ----------      ---------
Operating earnings (loss)......................        199,443         104,063        (285,235)      (244,479)
Interest expense...............................         11,381          11,381          13,588         13,588
Other (income) expense, net....................         (1,218)             12           3,738          3,738
                                                    ----------      ----------      ----------      ---------
Earnings (loss) from continuing operations
  before income taxes..........................        189,280          92,670        (302,561)      (261,805)
Income taxes (benefit).........................         66,152          40,352        (105,890)       (91,625)
                                                    ----------      ----------      ----------      ---------
Earnings (loss) from continuing operations.....        123,128          52,318        (196,671)      (170,180)
Loss from discontinued operations, net.........        (13,713)        (14,017)        (31,591)       (38,301)
                                                    ----------      ----------      ----------      ---------
Net earnings (loss)............................     $  109,415      $   38,301      $ (228,262)     $(208,481)
                                                    ----------      ----------      ----------      ---------
                                                    ----------      ----------      ----------      ---------
Earnings (loss) per share of common stock from
  continuing operations:
  Basic........................................     $     1.45      $     0.62      $    (2.37)     $   (2.05)
  Diluted......................................     $     1.41      $     0.60      $    (2.37)     $   (2.05)
Loss from discontinued operations:
  Basic........................................     $    (0.16)     $    (0.17)     $    (0.38)     $   (0.46)
  Diluted......................................     $    (0.16)     $    (0.16)     $    (0.38)     $   (0.46)
Net earnings (loss) per share of common stock:
  Basic........................................     $     1.29      $     0.45      $    (2.75)     $   (2.51)
  Diluted......................................     $     1.25      $     0.44      $    (2.75)     $   (2.51)

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. RESTATEMENT--(CONTINUED)

                                                                 CONSOLIDATED BALANCE SHEETS
                                                  ----------------------------------------------------------
                                                     AS OF DECEMBER 28,              AS OF DECEMBER 29,
                                                             1997                            1996
                                                  --------------------------      --------------------------
                                                      AS                              AS
                                                  PREVIOUSLY          AS          PREVIOUSLY          AS
                                                   REPORTED        RESTATED        REPORTED        RESTATED
                                                  ----------      ----------      ----------      ----------
                   ASSETS
  Cash and cash equivalents..................     $   52,378      $   52,298      $   11,526      $   11,526
  Receivables, net...........................        295,550         228,460         213,438         209,754
  Inventories................................        256,180         304,900         162,252         164,345
  Net assets of discontinued operations and
     other assets held for sale..............             --              --         102,847          92,524
  Deferred income taxes......................         36,706              --          93,689          85,067
  Prepaid expenses and other current
     assets..................................         17,191          16,584          40,411          38,381
                                                  ----------      ----------      ----------      ----------
     Total current assets....................        658,005         602,242         624,163         601,597
  Property, plant and equipment, net.........        240,897         249,524         220,088         229,393
  Trademarks, trade names, goodwill and other
     net.....................................        221,382         207,162         228,458         228,458
                                                  ----------      ----------      ----------      ----------
     Total assets............................     $1,120,284      $1,058,928      $1,072,709      $1,059,448
                                                  ----------      ----------      ----------      ----------
                                                  ----------      ----------      ----------      ----------

    LIABILITIES AND SHAREHOLDERS' EQUITY
  Current portion of long-term debt..........     $      668      $      668      $      921      $      921
  Accounts payable...........................        105,580         108,374         107,319         104,113
  Restructuring accrual......................         10,938           5,186          63,834          51,725
  Other current liabilities..................         80,913         118,899          99,509          84,986
                                                  ----------      ----------      ----------      ----------
     Total current liabilities...............        198,099         233,127         271,583         241,745
  Long-term debt.............................        194,580         194,580         201,115         201,115
  Other long-term liabilities................        141,109         154,300         152,451         149,247
  Deferred income taxes......................         54,559           4,842          52,308          52,308
  Preferred stock............................             --              --              --              --
  Common stock...............................            900             900             884             884
  Paid-in capital............................        483,384         479,200         447,948         447,948
  Retained earnings..........................        141,134          89,801          35,118          54,899
  Other......................................        (30,436)        (34,777)        (25,310)        (25,310)
  Treasury stock.............................        (63,045)        (63,045)        (63,388)        (63,388)
                                                  ----------      ----------      ----------      ----------
     Total shareholders' equity..............        531,937         472,079         395,252         415,033
                                                  ----------      ----------      ----------      ----------
     Total liabilities and shareholders'
       equity................................     $1,120,284      $1,058,928      $1,072,709      $1,059,448
                                                  ----------      ----------      ----------      ----------
                                                  ----------      ----------      ----------      ----------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. UNAUDITED QUARTERLY FINANCIAL DATA

                                                                         FISCAL 1997(A)
                                    ----------------------------------------------------------------------------------------
                                            FIRST                     SECOND                    THIRD               FOURTH
                                           QUARTER                   QUARTER                   QUARTER             QUARTER
                                    ----------------------    ----------------------    ----------------------    ----------
                                       AS                        AS                        AS                        AS
                                    PREVIOUSLY       AS       PREVIOUSLY       AS       PREVIOUSLY       AS       PREVIOUSLY
                                    REPORTED      RESTATED    REPORTED      RESTATED    REPORTED      RESTATED    REPORTED
                                    ----------    --------    ----------    --------    ----------    --------    ----------
                                                                (DOLLARS IN MILLIONS, EXEPT PER SHARE DATA)
Net sales........................    $  253.5     $ 252.5      $  287.6     $ 271.4      $  289.0     $ 286.8      $  338.1
Gross profit.....................        67.7        58.3          74.5        55.3          88.8        76.5          99.5
Operating earnings...............        34.7        17.1          43.0        16.8          54.9        45.1          66.8
Earnings from continuing
  operations.....................        20.6         9.0          26.2         8.7          34.6        27.5          41.7
Basic earnings per share from
  continuing operations(c).......    $   0.24     $  0.11      $   0.31     $  0.10      $   0.41     $  0.32      $   0.49
Diluted earnings per share from
  continuing operations(c).......        0.24        0.11          0.30        0.10          0.39        0.31          0.47
Earnings from discontinued
  operations, net of taxes.......          --          --            --          --            --          --            --
(Loss) benefit on sale of
  discontinued operations, net of
  taxes..........................       (13.7)      (13.7)           --          --            --        (2.7)           --
Net earnings (loss)..............         6.8        (4.7)         26.2         8.7          34.6        24.8          41.8
Basic earnings (loss) benefit per
  share(c).......................        0.08       (0.06)         0.31        0.10          0.41        0.29          0.49
Diluted earnings (loss) per
  share(c).......................        0.08       (0.06)         0.30        0.10          0.39        0.28          0.47


                                      AS
                                   RESTATED
                                   --------

Net sales........................  $  262.4
Gross profit.....................      52.1
Operating earnings...............      25.1
Earnings from continuing
  operations.....................       7.1
Basic earnings per share from
  continuing operations(c).......  $   0.08
Diluted earnings per share from
  continuing operations(c).......      0.08
Earnings from discontinued
  operations, net of taxes.......        --
(Loss) benefit on sale of
  discontinued operations, net of
  taxes..........................       2.4
Net earnings (loss)..............       9.5
Basic earnings (loss) benefit per
  share(c).......................      0.11
Diluted earnings (loss) per
  share(c).......................      0.11

                                                                                          FISCAL 1996(A)
                                                                         ------------------------------------------------
                                                                                 FIRST                     SECOND
                                                                                QUARTER                   QUARTER
                                                                         ----------------------    ----------------------
                                                                            AS                        AS
                                                                         PREVIOUSLY      AS        PREVIOUSLY      AS
                                                                         REPORTED      RESTATED    REPORTED      RESTATED
                                                                         ----------    --------    ----------    --------
                                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales.............................................................     $229.7       $229.7       $253.9       $253.9
Gross profit (loss)...................................................       48.1         48.1         47.2         47.2
Operating earnings (loss)(b)..........................................       15.5         15.5          9.2          9.2
Earnings (loss) from continuing operations............................        6.7          6.7          2.8          2.8
Basic earnings (loss) per share from continuing operations(c).........     $ 0.08       $ 0.08       $ 0.03       $ 0.03
Diluted earnings (loss) per share from continuing operations(c).......       0.08         0.08         0.03         0.03
Earnings (loss) from discontinued operations, net of taxes............       10.7         10.7          4.4          4.4
Loss on sale of discontinued operations, net of taxes.................         --           --           --           --
Net earnings (loss)...................................................       17.4         17.4          7.2          7.2
Basic earnings (loss) per shares(c)...................................       0.21         0.21         0.09         0.09
Diluted earnings (loss) per share(c)..................................       0.21         0.21         0.09         0.09

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. UNAUDITED QUARTERLY FINANCIAL DATA--(CONTINUED)

                                                                                          FISCAL 1996(A)
                                                                         ------------------------------------------------
                                                                                 THIRD                     FOURTH
                                                                                QUARTER                   QUARTER
                                                                         ----------------------    ----------------------
                                                                            AS                        AS
                                                                         PREVIOUSLY      AS        PREVIOUSLY      AS
                                                                         REPORTED      RESTATED    REPORTED      RESTATED
                                                                         ----------    --------    ----------    --------
                                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales.............................................................     $231.8       $231.8       $268.8       $268.8
Gross profit (loss)...................................................       28.8         28.8        (40.5)       (36.8)
Operating earnings (loss)(b)..........................................      (20.7)       (20.7)      (289.2)(b)   (248.4)
Earnings (loss) from continuing operations............................      (15.8)       (15.8)      (190.4)      (163.9)
Basic earnings (loss) per share from continuing operations(c).........     $(0.19)      $(0.19)      $(2.29)      $(1.97)
Diluted earnings (loss) per share from continuing operations(c).......      (0.19)       (0.19)       (2.29)       (1.97)
Earnings (loss) from discontinued operations, net of taxes............       (2.3)        (2.3)       (12.0)       (12.0)
Loss on sale of discontinued operations, net of taxes.................         --           --        (32.4)       (39.1)
Net earnings (loss)...................................................      (18.1)       (18.1)      (234.8)      (215.0)
Basic earnings (loss) per shares(c)...................................      (0.22)       (0.22)       (2.83)       (2.59)
Diluted earnings (loss) per share(c)..................................      (0.22)       (0.22)       (2.83)       (2.59)

------------------

(a) Each quarter consists of a 13-week period.

(b) Refer to Notes 8 and 9 regarding the Company's 1996 restructuring plan.

(c) Reflects the adoption of SFAS No. 128, EARNINGS PER SHARE.

     During the first, second, third and fourth quarters of fiscal 1997, approximately $0.5 million, $4.5 million, $1.5 million and $21.5 million, respectively, of pre-tax liabilities no longer required were reversed and taken into income. Included in these reserves is the $8.1 million litigation reserve reversal discussed in Note 12. Additionally, during the fourth quarter of fiscal 1997, approximately $13.3 million of tax liabilities no longer required were reversed and taken into income.

15. SUBSEQUENT EVENTS (UNAUDITED)

  New Employment Agreements

     On February 20, 1998 the Company entered into new three-year employment agreements with its then Chairman and Chief Executive Officer and two other senior officers of the Company. These agreements replaced previous employment agreements entered into in July 1996 that were scheduled to expire in July 1999.

     The new employment agreement for the Company's then Chairman provided for, among other items, the acceleration of vesting of 200,000 shares of restricted stock and the forfeiture of the remaining 133,333 shares of unvested restricted stock granted under the July 1996 agreement as further described in Note 2, a new equity grant of 300,000 shares of unrestricted stock, a new grant of a ten-year option to purchase 3,750,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock at the date of grant and exercisable in three equal annual installments beginning on the date of grant and the acceleration of vesting of 833,333 outstanding stock options granted under the July 1996 agreement as further described in Note 5. In addition, the new employment agreement with the then Chairman and Chief Executive Officer provided for income tax gross-ups with respect to any tax assessed on the equity grant and acceleration of vesting of restricted stock.

     The new employment agreements with the two other then senior officers provided for, among other items, the grant of a total of 180,000 shares of restricted stock that vest in four equal annual installments beginning the date of grant, the acceleration of vesting of 44,000 shares of restricted stock and the forfeiture of the remaining

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED)
29,332 shares of unvested restricted stock granted under the July 1996 agreements, new grants of ten-year options to purchase a total of 1,875,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock at the date of grant and exercisable in four equal annual installments beginning on the date of grant and the acceleration of vesting of 383,334 outstanding stock options granted under the July 1996 agreements. In addition, the new employment agreements provided for income tax gross-ups with respect to any tax assessed on the restricted stock grants and acceleration of vesting of restricted stock.

     Compensation expense attributed to the equity grant, the acceleration of vesting of restricted stock and the related income tax gross-ups will be recognized in the first quarter of 1998 and compensation expense related to the new restricted stock grants and related tax gross-ups will be amortized to expense beginning in the first quarter of 1998 over the period in which the restrictions lapse. Total compensation expense to be recognized in the first quarter of 1998 related to these items is expected to be approximately
$31 million.

     On June 15, 1998, the Company's Board of Directors announced the removal of the then Chairman and Chief Executive Officer and subsequently announced the removal or resignation of other senior officers, including the Company's Chief Financial Officer. In connection with the removal or resignation of the senior officers and the termination of their restricted stock grants the unamortized portion of the deferred compensation expense attributable to the restricted stock grants, will be reversed and compensation expense of approximately
$0.9 million recognized in the first quarter for unvested restricted stock grants will be reversed into income in the second and third quarters of 1998. Other costs related to the resignations and terminations will be recognized, as appropriate, in 1998. The Company and certain of its former officers are in disagreement as to the Company's obligations to these individuals under prior employment agreements and arising from their terminations. The Board of Directors has installed a new Chief Executive Officer and senior management team.

  Acquisitions

     On March 30, 1998, the Company, through a wholly-owned subsidiary, acquired approximately 81% of the total number of then outstanding shares of common stock of The Coleman Company, Inc. ("Coleman"), from a subsidiary of MacAndrews & Forbes Holdings, Inc. ("M&F"), in exchange for 14,099,749 shares of the Company's common stock and approximately $160 million in cash as well as the assumption of $1,016 million in debt. Coleman is a leading manufacturer and marketer of consumer products for the worldwide outdoor recreation market. Its products have been sold domestically under the Coleman(Registered) brand name since the 1920's.

     On August 12, 1998, the Company announced that, following investigation and negotiation conducted by a Special Committee of the Board consisting of four outside directors not affiliated with M&F, the Company had entered into a settlement agreement with a subsidiary of M&F pursuant to which the Company was released from certain threatened claims of M&F and its affiliates arising from the Coleman acquisition and M&F agreed to provide certain management personnel and assistance to the Company in exchange for the issuance to the M&F subsidiary of five-year warrants to purchase up to 23 million shares of the Company's common stock at an exercise price of $7.00 per share, subject to anti-dilution provisions. The financial statement impact of the settlement, which will be material in amount, will be recorded in the third quarter of 1998.

     The Company expects to acquire the remaining equity interest in Coleman pursuant to a merger transaction in which the existing Coleman minority shareholders will receive .5677 shares of the Company's common stock and $6.44 in cash for each share of Coleman common stock outstanding. In addition, unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of such options. The Company expects to issue approximately 6.7 million shares of common stock and expend approximately $87 million in cash to complete the Coleman acquisition. (See Litigation and Further Actions below.)

     On April 6, 1998, the Company completed the cash acquisitions of First Alert, Inc. ("First Alert"), a leading manufacturer of smoke and carbon monoxide detectors, and Signature Brands USA, Inc. ("Signature

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED)
Brands"), a leading manufacturer of a comprehensive line of consumer and professional products. The First Alert and the Signature Brands acquisitions were valued at approximately $178 million and $253 million, respectively, including the assumption of debt.

     The above acquisitions will be accounted for by the purchase method of accounting and the results of operations of the acquired entities will be included in the Company's Consolidated Statement of Operations from the respective acquisition dates.

  Debentures and New Credit Facility

     In order to finance the above acquisitions, and refinance substantially all of the indebtedness of the Company, Coleman, First Alert, and Signature Brands, the Company consummated: (i) an offering (the "Offering") of Zero Coupon Convertible Senior Subordinated Debentures due 2018 (the "Debentures") at a yield to maturity of 5% (approximately $2,014 million principal amount at maturity) in March 1998, which resulted in approximately $730 million of net proceeds and, (ii) entered into a revolving and term credit facility ("New Credit Facility") in April 1998.

     The Debentures are exchangeable for shares of the Company's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the Debentures, subject to adjustment upon occurrence of certain events. The Company was required to file a registration statement with the Securities and Exchange Commission to register the Debentures by June 23, 1998, which registration statement has not been filed. From June 23, 1998 until the day on which the registration statement is filed and declared effective, the Company is required to pay to the Debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the Debentures plus the original issue discount thereon on such day. The Company made its first payment of approximately $525,000 to the Debenture holders on September 25, 1998.

     The New Credit Facility provided for an aggregate borrowings of up to $1.7 billion pursuant to: (i) a revolving credit facility in an aggregate principal amount of up to $400 million, maturing March 31, 2005; (ii) an $800 million term loan maturing on March 31, 2005, and (iii) a $500 million term loan maturing September 30, 2006. Interest accrues at a rate selected at the Company's option of: (i) the London Interbank Offered Rate ("LIBOR") plus an agreed upon interest margin which varies depending upon the Company's leverage ratio, as defined, and other items, or (ii) the base rate of the administrative agent (generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 1/2 of 1%), plus an agreed upon interest margin which varies depending upon the Company's leverage ratio, as defined, and other items. At June 30, 1998, the Company was not in compliance with the financial covenants and ratios required. The Company and its lenders entered into an agreement dated June 30, 1998, which provided that compliance with the covenants would be waived through December 31, 1998. Borrowings under the New Credit Facility are secured by certain of the Company's assets, including its stock interest in Coleman and certain other subsidiaries and certain of the Company's tangible and intangible personal property. The New Credit Facility contains certain covenants, including limitations on the ability of the Company and its subsidiaries to engage in certain transactions and the requirement to maintain certain financial covenants and ratios. Pursuant to an amendment dated October 19, 1998, the Company is not required to comply with the original financial covenants and ratios under the New Credit Facility until April 10, 1999, but will be required to comply with an earnings before interest, taxes, depreciation and amortization covenant, the amounts of which are to be determined, beginning February 1999. Concurrent with each of these amendments, interest margin was increased. The margin continues to increase monthly through March 1999 to a maximum of 400 basis points over LIBOR. At September 30, 1998, following the scheduled repayment of a portion of the term loan, the New Credit Facility was reduced to $1,698 million in total, of which approximately $1,453 million was outstanding and approximately $245 million was available. In addition, the Company's cash balance at September 30, 1998 was approximately $43 million.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED)
     The Company is working closely with its bank lenders and hopes to reach agreement with the bank lenders on a further amendment to the New Credit Facility containing revised financial covenants which the bank lenders and the Company find mutually acceptable. There can be no assurance that such an amendment, or a further waiver of the existing financial covenants, will be entered into with the bank lenders by April 10, 1999. The failure to obtain such an amendment or further waiver would result in a violation of the existing covenants, which would permit the bank lenders to accelerate the maturity of all outstanding borrowings under the New Credit Facility.

     In March, 1998, the Company prepaid a $75.0 million 7.85% industrial revenue bond related to its Hattiesburg facility originally due in 2009. In connection with the early extinguishment of this debt, the Company will record a charge of $8.6 million in the first quarter of 1998. Also, as a result of repayment of certain indebtedness assumed in the Coleman acquisition, the Company will recognize an extraordinary charge of approximately $104 million in the second quarter of 1998.

     At September 30, 1998, the standby letters of credit aggregated
$56 million, including $5 million related to an acquired company, and were predominately for insurance, pension, environmental and workers' compensation issues.

  SEC Investigation

     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised the Company that it was conducting an informal inquiry into the Company's accounting policies and procedures and requested that the Company produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating officers to take testimony and pursuant to which a subpoena duces tecum was served on the Company requiring the production of certain documents. The Company has provided numerous documents to the SEC staff and continues to cooperate fully with the SEC staff. The Company cannot predict the term of such investigation or its potential outcome.

  Litigation

     On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of the Company's common stock in the U. S. District Court for the Southern District of Florida against the Company and certain of its present and former officers and directors alleging violations of the federal securities laws as discussed below (the "Consolidated Federal Actions"). Since that date, at least fifteen similar class actions have been filed in the same Court. One of the lawsuits also names as defendant Arthur Andersen LLP, the Company's independent accountants.

     The complaints in the Consolidated Federal Actions allege to varying degrees that the defendants (i) failed to disclose that the Company pre-sold approximately $50 million of products pursuant to its "early buy" marketing program in an effort to boost its 1997 sales and net income figures and (ii) made material misrepresentations regarding the Company's business operations, future prospects and anticipated earnings per share, in an effort to artificially inflate the price of the Company stock long enough for the Company to complete a $2 billion debt financing (supported with stock incentives) necessary to complete the acquisitions of Coleman, Signature Brands and First Alert, and for the individual defendants to enter into lucrative long-term employment agreements with the Company. Each complaint alleges two counts of securities fraud; one count against all defendants and one count against the individual defendants.

     On June 16, 1998, the Court entered an Order consolidating all such filed and all such subsequently filed class actions and providing time periods for the filing of a Consolidated Amended Complaint and defendants' response thereto. On June 22, 1998, two groups of plaintiffs made motions to be appointed lead plaintiffs and to have their selection of counsel approved as lead counsel. On July 20, 1998, the Court entered an Order appointing lead plaintiffs and lead counsel (the "Smith Plaintiffs' Group"). This Order also stated that it "shall apply to all

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED) subsequently filed actions which are consolidated herewith". On August 28, 1998, plaintiffs in one of the subsequently filed actions filed an objection to having their action consolidated pursuant to the June 16, 1998 Order, arguing that the class period in their action differs from the class periods in the originally filed consolidated actions. On September 29, 1998, the Smith Plaintiffs' Group filed its memorandum in opposition to this objection.

     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against the Company and certain of its present and former officers and directors. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when the Company granted stock options to three of its officers and directors on or about February 2, 1998 at an exercise price of $36.85. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a presuit demand on the board of directors of the Company. (See Further Actions, below.)

     On June 25, 1998, four purported class actions were filed in the Court of Chancery of the State of Delaware in New Castle County by minority shareholders of Coleman against Coleman, certain of the Company's present and former officers and directors and, as a nominal party, the Company. An additional class action was filed on August 10, 1998, against the same parties. All of the plaintiffs are represented by the same Delaware counsel and have agreed to consolidate the class actions. These actions allege, in essence, that the existing exchange ratio for the proposed merger between the Company and Coleman is no longer fair to Coleman shareholders as a result of the recent decline in the market value of the Company stock. (See Further Actions, below.)

     During the months of August and October 1998, purported class and derivative actions were filed in the Court of Chancery of the State of Delaware in New Castle County and in the U. S. District Court for the Southern District of Florida by shareholders of the Company against the Company, M&F and certain of the Company's present and former directors. These complaints allege that the defendants breached their fiduciary duties when the Company entered into a settlement agreement with M&F whereby M&F released the Company from any claims it may have had arising out of the Company's acquisition of its interest in Coleman and agreed to provide management support to the Company (the "Settlement Agreement"). Pursuant to the Settlement Agreement, a subsidiary of M&F was granted five-year warrants to purchase up to an additional 23 million shares of the Company's common stock at an exercise price of $7.00 per share. These complaints also allege that the rights of the public shareholders have been compromised, as the settlement would normally require shareholder approval under the rules and regulations of the New York Stock Exchange ("NYSE"). The Audit Committee of the Company's board determined that obtaining such shareholder approval would have seriously jeopardized the financial viability of the Company which is an allowable exception to the NYSE shareholder approval requirements.

     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business and Commercial Code as well as common law fraud as a result of the Company's alleged misstatements and omissions regarding the Company's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the plaintiffs engaged in transactions in the Company's stock. The Company is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action has been removed to the U.S. District Court for the Southern District of Texas and the Company has filed a motion for consolidation of this case with the Consolidated Federal Actions. Plaintiffs have moved to remand the case to Texas state court.

     The Company intends to vigorously defend each of the foregoing lawsuits, as well as the Debentures purchasers' lawsuit reflected under Further Actions, below, but cannot predict the outcome and is not currently able to evaluate the likelihood of the Company's success in each case or the range of potential loss. However, if

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED) the foregoing actions were determined adversely to the Company, such judgments would likely have a material adverse effect on the Company's financial position, results of operations and cash flows.

     On July 2, 1998, the American Insurance Company ("American") filed suit against the Company in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the court that the directors' and officers' liability insurance policy for excess coverage issued by American was invalid and/or had been properly cancelled by American. The Company has moved to transfer such action to the federal district court in which the Consolidated Federal Actions are currently pending; American is opposing such motion. (See Further Actions, below). The Company intends to pursue recovery from all of its insurers if damages are awarded against the Company or its indemnified officers and/or directors under any of the foregoing actions. The Company's failure to obtain such insurance recoveries following an adverse judgement in any of the foregoing shareholder lawsuits or the Debentures purchasers' lawsuit referred to under Further Actions, below, could have a material adverse impact on the Company's financial position, results of operations and cash flow.

     The Company and its subsidiaries are also involved in various lawsuits arising from time to time which the Company considers to be ordinary routine litigation incidental to its business. In the opinion of the Company, the resolution of these routine matters, and of certain matters relating to prior operations of the Predecessor, individually or in the aggregate, will not have a material adverse effect upon the financial position or results of operations of the Company.

  Further Actions

     On October 22, 1998, the plaintiff in the case filed April 7, 1998, amended the complaint against all but one of the defendants named in the original complaint. The amended complaint no longer challenges the stock options, but instead alleges that the individual defendants breached their fiduciary duties by failing to have in place adequate accounting and sales controls, which failure caused the inaccurate reporting of financial information to the public, thereby causing an artificial inflation of the Company's financial statements and stock price.

     On October 21, 1998, the Company announced that it had entered into a Memorandum of Understanding to settle, subject to court approval, certain class actions brought by shareholders of Coleman challenging the proposed Coleman Merger. Under the terms of the proposed settlement, the Company will issue to the Coleman public shareholders five-year warrants to purchase 4.98 million shares of the Company's common stock at $7.00 per share. These warrants will generally have the same terms as the warrants previously issued to a subsidiary of M&F and will be issued when the Coleman Merger is consummated, which is now expected to be in the first quarter of 1999. There can be no assurance that the Court will approve the settlement as proposed.

     On October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American in the previously filed action as to additional coverage levels under the Company's directors' and officers' liability insurance policy.

     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the Company's Debentures in the U.S. District Court of the Southern District of Florida against the Company and its prior Chief Executive Officer and Chief Financial Officer, alleging violations of the federal securities laws and common law fraud. The complaint alleges that the Company's offering memorandum used for the marketing of the Debentures contained false and misleading information regarding the Company's financial position and that the defendants engaged in a plan to inflate the Company's earnings for the purpose of defrauding the plaintiffs and others. The Company has not yet been served with this complaint.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED)
  Restructuring and Asset Impairment

     In 1998, as a result of decisions to outsource a substantial number of products previously made by the Company, certain facilities and equipment will either no longer be used or will be used in a significantly different manner. Accordingly, certain assets recorded at December 28, 1997 will be written down in 1998 to reflect the fair market value of items held for disposition or to reflect impairment for items where the future utility is altered by the sourcing change. Personnel at the Mexico City manufacturing plant were notified in the second quarter of 1998 that the plant is scheduled for closure at year-end 1998. Accordingly, a liability related to plant closure will be recorded in the second quarter of 1998.

  Annual Meeting Actions

     At the Company's annual meeting held May 12, 1998, the shareholders approved the following actions: (i) to amend the Company's Certificate of Incorporation increasing the authorized common stock to 500 million shares;
(ii) to amend the Company's stock option plan to increase the number of available shares to 16.5 million; and (iii) to grant stock options to certain of the Company's now former officers. (See New Employment Agreements, above.)

  Options Repricing

     In August, 1998 the Company approved a plan to reprice outstanding common stock options held by the Company's employees. The repricing program provides for outstanding options with exercise prices in excess of $10.00 per share to be exchanged on a voluntary basis in an exchange ratio ranging from approximately 2 to 3 old options for one new option, (as determined by reference to a Black-Scholes model) with the exercise price of the new options set at $7.00 per share.

  Change in Fiscal Year End

     To standardize the fiscal period ends of the Company and its acquired entities, effective with its 1998 fiscal year, the Company has changed its fiscal year end from the Sunday nearest December 31 to a calendar year. Accordingly, quarterly reporting will follow the calendar quarters.

  New Accounting Standards

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. Adoption of this Statement is not expected to have a material impact on the Company's consolidated financial position or results of operations, although actual charges incurred may be material due to Year 2000 issues.

     In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1998. Adoption of the Statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities for fiscal years beginning after June 15, 1999. SFAS No. 133 requires the recognition of all derivatives in the consolidated balance sheet as either assets or liabilities measured at fair value. The Company will adopt SFAS No. 133 effective for the 2000 calendar year end. The Company has not yet determined the impact SFAS No. 133 will have on its financial position or results of operations when such statement is adopted.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                        FISCAL YEARS 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                 BALANCE AT    CHARGED TO                    BALANCE AT
                                                                 BEGINNING     COSTS AND                      END OF
DESCRIPTION                                                      OF PERIOD     EXPENSES      DEDUCTIONS       PERIOD
--------------------------------------------------------------   ----------    ----------    ----------      ----------
Allowance for doubtful accounts and cash discounts:
                                                                                              $ (2,000)(a)
                                                                                                 8,948 (b)
  Fiscal year ended December 28, 1997 (as restated)...........    $ 19,701      $ 17,297            17 (c)    $ 30,033
                                                                  --------      --------      --------        --------
                                                                  --------      --------      --------        --------
                                                                                              $   (233)(a)
                                                                                                19,911 (b)
  Fiscal year ended December 29, 1996 (as restated)...........    $ 12,326      $ 27,053            -- (c)    $ 19,701
                                                                  --------      --------      --------        --------
                                                                  --------      --------      --------        --------
                                                                                              $    715 (a)
                                                                                                 6,988 (b)
  Fiscal year ended December 31, 1995.........................    $  9,416      $ 10,651            38 (c)    $ 12,326
                                                                  --------      --------      --------        --------
                                                                  --------      --------      --------        --------

------------------
Notes:
     (a) Reclassified to/from accrued liabilities for customer deductions.
     (b) Accounts written off as uncollectible.
     (c) Foreign currency translation adjustment.

                                                             ADDITIONS                                             ENDING
                                                BEGINNING    CHARGED        CASH        NON-CASH                   ACCRUAL
DESCRIPTION                                     ACCRUAL      TO INCOME    REDUCTIONS    REDUCTIONS    REVERSALS    BALANCE
---------------------------------------------   ---------    ---------    ----------    ----------    ---------    -------
Restructuring accrual:
  1997.......................................     $51.7       $    --       $ 21.2        $ 10.7        $14.6       $ 5.2
  1996.......................................      13.8         110.1          8.1          64.1           --        51.7
  1995.......................................      16.2            --          2.4            --           --        13.8

                                                                        ADDITIONS                                ENDING
                                                           BEGINNING    CHARGED        CASH        NON-CASH      ACCRUAL
DESCRIPTION                                                ACCRUAL      TO INCOME    REDUCTIONS    REDUCTIONS    BALANCE
--------------------------------------------------------   ---------    ---------    ----------    ----------    -------
Allowances and Reserves for Loss on Discontinued
  Operations:
  1997..................................................     $58.2       $  22.5       $  6.1        $ 71.6       $ 3.0
  1996..................................................        --          58.2           --            --        58.2
  1995..................................................        --            --           --            --          --

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED                NINE MONTHS ENDED
                                                        ------------------------------    ------------------------------
                                                        SEPTEMBER 30,    SEPTEMBER 28,    SEPTEMBER 30,    SEPTEMBER 28,
                                                           1998             1997              1998            1997
                                                        -------------    -------------    -------------    -------------
                                                                          AS RESTATED                       AS RESTATED
                                                                          SEE NOTE 8                        SEE NOTE 8
                                                                 (UNAUDITED)                       (UNAUDITED)
Net sales............................................     $ 496,039        $ 286,819       $ 1,322,129       $ 810,698
Cost of goods sold...................................       428,629          210,359         1,273,424         620,646
Selling, general and administrative expense..........       228,441           31,362           440,381         111,051
                                                          ---------        ---------       -----------       ---------
Operating (loss) earnings............................      (161,031)          45,098          (391,676)         79,001
Interest expense.....................................        42,669            2,850            90,149           7,816
Other income, net....................................       (10,987)          (1,307)           (5,738)           (894)
                                                          ---------        ---------       -----------       ---------
(Loss) earnings from continuing operations before
  income taxes, minority interest and extraordinary
  charges............................................      (192,713)          43,555          (476,087)         72,079
Income taxes (benefit):
  Current............................................           396           18,580             3,995          12,873
  Deferred...........................................        (2,814)          (2,476)           (1,280)         14,006
                                                          ---------        ---------       -----------       ---------
                                                             (2,418)          16,104             2,715          26,879
                                                          ---------        ---------       -----------       ---------
Minority interest....................................        (1,384)              --            (3,447)             --
                                                          ---------        ---------       -----------       ---------
(Loss) earnings from continuing operations before
  extraordinary item.................................      (188,911)          27,451          (475,355)         45,200
Loss from discontinued operations, net of taxes......            --           (2,683)               --         (16,396)
Extraordinary charges from early extinguishment of
  debt, net of taxes (Note 3)........................            --               --          (111,715)             --
                                                          ---------        ---------       -----------       ---------
Net (loss) earnings..................................     $(188,911)       $  24,768       $  (587,070)      $  28,804
                                                          ---------        ---------       -----------       ---------
                                                          ---------        ---------       -----------       ---------
(Loss) earnings per share:
  (Loss) earnings from continuing operations before
     extraordinary charges:
     Basic...........................................     $   (1.88)       $    0.32       $     (4.96)      $    0.53
     Diluted.........................................         (1.88)            0.31             (4.96)           0.52
Loss from discontinued operations:
     Basic...........................................            --            (0.03)               --           (0.19)
     Diluted.........................................            --            (0.03)               --           (0.19)
Extraordinary charge:
     Basic...........................................            --               --             (1.16)             --
     Diluted.........................................            --               --             (1.16)             --
                                                          ---------        ---------       -----------       ---------
Net (loss) earnings:
     Basic...........................................     $   (1.88)       $    0.29       $     (6.12)      $    0.34
                                                          ---------        ---------       -----------       ---------
                                                          ---------        ---------       -----------       ---------
     Diluted.........................................     $   (1.88)       $    0.28       $     (6.12)      $    0.33
                                                          ---------        ---------       -----------       ---------
                                                          ---------        ---------       -----------       ---------
Weighted average common shares outstanding:
     Basic...........................................       100,722           85,283            95,919          84,762
     Diluted.........................................       100,722           88,075            95,919          87,216
Dividends declared per share of common stock.........     $    0.00        $    0.01       $      0.02       $    0.03

           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       SEPTEMBER 30,    DECEMBER 28,
                                                                                           1998             1997
                                                                                       -------------    -------------
                                                                                        (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................    $    52,081      $    52,298
  Restricted investments (Note 3)...................................................         83,681               --
  Receivables, net..................................................................        435,081          228,460
  Inventories.......................................................................        647,335          304,900
  Prepaid expenses, deferred income taxes and other current assets..................         65,579           16,584
                                                                                        -----------      -----------
          Total current assets......................................................      1,283,757          602,242
Property, plant and equipment, net..................................................        407,047          249,524
Trademarks, trade names, goodwill and other, net....................................      1,812,938          207,162
                                                                                        -----------      -----------
                                                                                        $ 3,503,742      $ 1,058,928
                                                                                        -----------      -----------
                                                                                        -----------      -----------
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt (Note 3)....................    $ 1,509,545      $       668
  Accounts payable..................................................................        158,859          108,374
  Other current liabilities.........................................................        281,867          124,085
                                                                                        -----------      -----------
          Total current liabilities.................................................      1,950,271          233,127
Long-term debt......................................................................        778,791          194,580
Other long-term liabilities.........................................................        217,085          159,142
Minority interest...................................................................         58,043               --
Commitments and contingencies (Note 10)
Shareholders' equity:
     Preferred stock (2,000,000 shares authorized, none outstanding)................             --               --
     Common stock (100,708,970 and 89,984,425 shares issued and outstanding)........          1,007              900
     Additional paid-in capital.....................................................      1,030,862          479,200
     (Accumulated deficit) retained earnings........................................       (499,143)          89,801
     Accumulated other comprehensive loss...........................................        (33,174)         (33,062)
     Other shareholders' equity.....................................................             --           (1,715)
                                                                                        -----------      -----------
                                                                                            499,552          535,124
     Treasury stock, at cost (4,454,394 shares in 1997).............................             --          (63,045)
                                                                                        -----------      -----------
          Total shareholders' equity................................................        499,552          472,079
                                                                                        -----------      -----------
                                                                                        $ 3,503,742      $ 1,058,928
                                                                                        -----------      -----------
                                                                                        -----------      -----------

           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                                                       ------------------------------
                                                                                       SEPTEMBER 30,    SEPTEMBER 28,
                                                                                           1998            1997
                                                                                       -------------    -------------
                                                                                                         AS RESTATED
                                                                                                         SEE NOTE 8
                                                                                       (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES:
  Net (loss) earnings...............................................................    $  (587,070)      $  28,804
  Adjustments to reconcile net (loss) earnings to net cash
     used in operating activities:
     Depreciation and amortization..................................................         89,510          31,107
     Deferred income taxes..........................................................         (1,280)         14,006
     Minority interest in loss from Coleman.........................................         (3,447)             --
     Loss on sale of property, plant and equipment..................................          2,406              --
     Provision for fixed assets.....................................................         32,642              --
     Provision for excess and obsolete inventory....................................         86,167              --
     Warrants charged to expense (see Note 2).......................................         70,000              --
     Non-cash compensation charges..................................................         23,359              --
     Loss on sale of discontinued operations, net of taxes..........................             --          16,396
     Restructuring and asset impairment benefit.....................................         (2,900)         (5,749)
     Extraordinary charge from early extinguishment of debt.........................        111,715              --
     Changes in working capital and other, net of acquisitions......................        (45,797)       (144,464)
                                                                                        -----------       ---------
          Net cash used in operating activities.....................................       (224,695)        (59,900)
                                                                                        -----------       ---------
INVESTING ACTIVITIES:
  Capital expenditures..............................................................        (32,766)        (40,996)
  Acquisitions of Coleman, Signature Brands and First Alert,
     net of cash acquired...........................................................       (379,159)             --
  Proceeds from sales of divested operations and other assets.......................            307          90,922
                                                                                        -----------       ---------
          Net cash (used in) provided by investing activities.......................       (411,618)         49,926
                                                                                        -----------       ---------
FINANCING ACTIVITIES:
  Issuance of convertible subordinated debentures, net of financing fees............        729,622              --
  Net borrowings under revolving credit facility....................................      1,353,041          10,000
  Payments of debt obligations, including prepayment penalties......................     (1,464,245)        (11,882)
  Proceeds from exercise of stock options...........................................         19,553          25,453
  Other, net........................................................................         (1,875)         (2,312)
                                                                                        -----------       ---------
          Net cash provided by financing activities.................................        636,096          21,259
                                                                                        -----------       ---------
Net (decrease) increase in cash and cash equivalents................................           (217)         11,285
Cash and cash equivalents at beginning of period....................................         52,298          11,526
                                                                                        -----------       ---------
Cash and cash equivalents at end of period..........................................    $    52,081       $  22,811
                                                                                        -----------       ---------
                                                                                        -----------       ---------

           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. OPERATIONS AND BASIS OF PRESENTATION

  Organization

     Sunbeam Corporation ("Sunbeam" or the "Company") is a leading manufacturer and marketer of branded consumer products. The Sunbeam/registered trademark/ and Oster/registered trademark/ brands have been household names for generations, and the Company is a market share leader in many of its product categories.

     The Company markets its products through virtually every category of retailer including mass merchandisers, catalog showrooms, warehouse clubs, department stores, catalogs, television shopping channels, Company-owned outlet stores, hardware stores, home centers, drug and grocery stores, pet supply retailers, as well as independent distributors and the military. The Company also sells its products to commercial end users such as hotels and other institutions.

     As further described in Note 2, on March 30, 1998, the Company, through a wholly-owned subsidiary, acquired approximately 81% of the total number of then outstanding shares of common stock of The Coleman Company, Inc. ("Coleman"). Coleman is a leading manufacturer and marketer of consumer products for the worldwide outdoor recreation market. Its products have been sold domestically under the Coleman/registered trademark/ brand name since the 1920's.

     As further described in Note 2, on April 6, 1998, the Company completed the cash acquisitions of First Alert, Inc. ("First Alert"), a leading manufacturer of smoke and carbon monoxide detectors, and Signature Brands USA, Inc. ("Signature Brands"), a leading manufacturer of consumer and professional products.

  Presentation of Fiscal Periods

     To standardize the fiscal period ends of the Company and its acquired entities, effective with its 1998 fiscal year, the Company has changed its fiscal year end from the Sunday nearest December 31 to a calendar year. Accordingly, quarterly reporting will follow the calendar quarters. The impact of this change in fiscal periods on net sales for the first quarter and third quarters of 1998 was to increase sales by approximately $4 million and $2 million, respectively, and the impact on operating results for the periods was to increase the net loss by approximately $0.2 million in the first quarter and by $1.3 million in the third quarter.

  Basis of Presentation

     The Condensed Consolidated Balance Sheet of the Company as of
September 30, 1998 and the Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 1998 and September 28, 1997, and the Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1998 and September 28, 1997 are unaudited. The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Form 10-Q and Rule 10-01 of Regulation S-X. The December 28, 1997 Condensed Consolidated Balance Sheet was derived from the Company's Annual Report on Form 10-K/A for the year ended December 28, 1997. The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes contained in the Company's 1997 Annual Report on Form 10-K/A. In the opinion of management, the unaudited condensed consolidated financial statements furnished herein include all adjustments (consisting of only recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods presented. These interim results of operations are not necessarily indicative of results for the entire year.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

1. OPERATIONS AND BASIS OF PRESENTATION--(CONTINUED)
  Restatement

     On June 30, 1998, the Company announced that the Audit Committee of the Board of Directors was initiating a review into the accuracy of prior financial statements. The Audit Committee's review has since been completed and, as a result of its findings, the Company has restated its previously issued financial statements for 1996, 1997 and the first quarter of 1998. (See Note 8).

  Basic and Diluted Loss per Common Share

     In 1997, the Company adopted SFAS No. 128, EARNINGS PER SHARE. Basic earnings per common share calculations are determined by dividing earnings available to common shareholders by the weighted average number of shares of common stock outstanding. Diluted earnings per share are determined by dividing earnings available to common shareholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding (all related to outstanding stock options, restricted stock and the Zero Coupon Convertible Senior Subordinated Debentures).

     For the third quarter and first nine months of 1998, respectively, 39,090 and 3,017,516 shares related to stock options, 12,717 and 63,016 shares related to restricted stock and 13,150,000 shares in each period related to the conversion feature of the Zero Coupon Convertible Senior Subordinated Debentures were not included in the diluted average common shares outstanding, as the effect would have been antidilutive. For the third quarter and first nine months of 1997, respectively, the dilutive effect of 2,886,577 and 2,602,749 equivalent shares related to stock options and (94,224) and (148,360) equivalent shares related to restricted stock were used in determining the dilutive average shares outstanding. SFAS No. 128 requires the use of dilutive potential common shares in the determination of diluted earnings per share if an entity reports earnings from continuing operations. The use of dilutive potential common shares in the determination of the diluted per share loss from discontinued operations is antidilutive. (See Note 9.)

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997 and will be presented in the Company's Annual Report on Form 10-K for the year ending December 31, 1998. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on consolidated results of operations, financial position or cash flow.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 on January 1, 1999. Adoption of this Statement is not expected to have a material impact on the Company's consolidated financial position or results of operations, although actual charges incurred may be material due to Year 2000 issues.

     In April 1998, the AICPA issued Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

1. OPERATIONS AND BASIS OF PRESENTATION--(CONTINUED) organization activities to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Adoption of the Statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES for fiscal years beginning after June 15, 1999. SFAS No. 133 requires the recognition of all derivatives in the Consolidated Balance Sheet as either assets or liabilities measured at fair value. The Company will adopt SFAS No. 133 effective for the 2000 calendar year end. The Company has not yet determined the impact SFAS No. 133 will have on its consolidated financial position or results of operations when such statement is adopted.

2. ACQUISITIONS

     On March 30, 1998, the Company, through a wholly-owned subsidiary, acquired approximately 81% of the total number of then outstanding shares of common stock of Coleman from a subsidiary of MacAndrews & Forbes Holdings, Inc. ("M&F"), in exchange for 14,099,749 shares of the Company's common stock and approximately $160 million in cash as well as the assumption of $1,016 million in debt. The value of the common stock issued at the date of acquisition ($524 million) was derived by using the average ending stock price as reported by the New York Stock Exchange Composite Tape for the day before and day of the public announcement of the acquisition, discounted by 15% due to the restrictive nature of the securities.

     On August 12, 1998, the Company announced that, following investigation and negotiation conducted by a Special Committee of the Board consisting of four outside directors not affiliated with M&F, the Company had entered into a settlement agreement with a subsidiary of M&F pursuant to which the Company was released from certain threatened claims of M&F and its affiliates arising from the Coleman acquisition and M&F agreed to provide certain management personnel and assistance to the Company in exchange for the issuance to the M&F subsidiary of five-year warrants to purchase up to 23 million shares of the Company's common stock at an exercise price of $7.00 per share, subject to anti-dilution provisions. Accordingly, a $70 million non-cash Selling, General and Administrative ("SG&A") expense was recorded in the third quarter of 1998, based on a valuation performed as of August 1998 using facts existing at that time. The valuation was conducted by an independent consultant engaged by the Special Committee of the Board of Directors. (See Note 10.)

     The Coleman acquisition was accounted for under the purchase method of accounting; accordingly, the results of operations of Coleman are included in the accompanying Condensed Consolidated Statement of Operations from the date of acquisition. The purchase price of Coleman has been allocated to individual assets acquired and liabilities assumed based on preliminary estimates of fair market value at the date of acquisition. The preliminary fair value of tangible assets acquired was approximately $747 million (of which $27 million was cash) and approximately $1,331 million of liabilities were assumed. The excess of purchase price over net tangible assets acquired of $1,270 million has been classified as goodwill and is being amortized on a straight-line basis over 40 years. The allocation of purchase price for the acquisition of Coleman will be revised when additional information concerning asset and liability valuations is obtained. Adjustments, which could be significant, will be made during the allocation period based on detailed reviews of the fair values of assets acquired and liabilities assumed and could result in a substantial change in goodwill and other intangible assets.

     The Company expects to acquire the remaining equity interest in Coleman pursuant to a merger transaction in which the existing Coleman minority shareholders will receive .5677 shares of the Company's common stock and $6.44 in cash for each share of Coleman common stock outstanding. In addition, unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of such options. The Company expects to issue approximately 6.7 million shares of common stock and expend approximately $87 million in cash to complete the Coleman acquisition. Although there can be

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

2. ACQUISITIONS--(CONTINUED)
no assurance, it is anticipated the Coleman merger will occur in the first half of fiscal 1999. The acquisition of the remaining outstanding shares of Coleman will be accounted for under the purchase method of accounting on the date of consummation. (See Note 10.)

     On April 6, 1998, the Company completed the cash acquisitions of First Alert and Signature Brands, valued at approximately $178 million and $253 million, respectively, including the assumption of debt. These acquisitions were accounted for by the purchase method of accounting and the results of operations of the acquired entities were included in the Company's Consolidated Statements of Operations from the date of the acquisitions. The preliminary fair value of tangible assets acquired in the First Alert acquisition was approximately $127 million (of which $4 million was cash) and approximately
$79 million of liabilities were assumed, resulting in an excess of purchase price over net tangible assets of $89 million. For the Signature Brands acquisition, the preliminary fair value of tangible assets acquired was approximately $117 million (of which $8 million was cash) and approximately
$229 million of liabilities were assumed, resulting in an excess of purchase price over net tangible assets of $205 million. The excess of purchase price over net tangible assets acquired has been classified as goodwill and is being amortized on a straight-line basis over 40 years. The allocation of purchase price for the acquisitions will be revised when additional information concerning asset and liability valuations is obtained. Adjustments, which could be significant, will be made during the allocation period based on detailed reviews of the fair values of assets acquired and liabilities assumed and could result in a substantial change in goodwill and other intangible assets.

     The following unaudited pro forma financial information for the Company gives effect to the three acquisitions as if they had occurred at the beginning of the periods presented. These pro forma results have been prepared for informational purposes only and do not purport to be indicative of the results of operations which actually would have occurred had the acquisitions been consummated on the dates indicated, or which may result in the future. The unaudited pro forma results follow (in millions, except per share data):

                                                                                             NINE MONTHS ENDED
                                                                                       ------------------------------
                                                                                       SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1998             1997
                                                                                       -------------    -------------
Net sales...........................................................................     $ 1,630.6        $ 1,964.6
Loss from continuing operations before extraordinary charge (a), (b)................        (505.8)           (54.0)
Basic and diluted loss per share from continuing operations before
  extraordinary items...............................................................         (5.03)           (0.55)

------------------
(a) Coleman's loss before extraordinary items have been adjusted to exclude the following one time after tax benefits and charges: (i) a $15.8 million gain from the sale of Coleman Safety and Security Products, Inc., (ii) $7.1 million of costs incurred by Coleman associated with the Company's acquisition of Coleman, (iii) the write off of $2.1 million of capitalized costs associated with the installation of new software which will be abandoned as a result of the acquisition by the Company, (iv) $1.3 million of costs to terminate a license agreement with a former affiliate of Coleman, and (v) the write off of $1.7 million of unrealized deferred tax assets as a result of the change of control of Coleman.

(b) In 1998 and 1997, respectively, after tax interest expense was increased $15.6 million and $42.2 million, and goodwill amortization, after tax, was increased $6.3 million in 1998 and $19.9 million in 1997 to reflect the pro forma effect of the acquisition occurring at the beginning of the period. In addition, the minority shareholder percentage was adjusted to reflect the change in the portion of Coleman held by minority shareholders following the transaction. The minority interest in Coleman's losses from continuing operations was adjusted by $1.2 million in 1998 and $4.2 million in 1997 to reflect both the change in the proportion of the ownership of Coleman held by minority shareholders and the effects of the pro forma adjustments.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. CREDIT FACILITIES, LONG-TERM DEBT AND FINANCIAL INSTRUMENTS

     In order to finance the acquisitions described in Note 2 and refinance substantially all of the indebtedness of the Company and its acquired entities, the Company consummated: (i) an offering (the "Offering") of Zero Coupon Convertible Senior Subordinated Debentures due 2018 (the "Debentures") at a yield to maturity of 5% (approximately $2,014 million principal amount at maturity) in March 1998, which resulted in approximately $730 million of net proceeds and, (ii) entered into a revolving and term credit facility ("New Credit Facility").

     The Debentures are exchangeable for shares of the Company's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the Debentures, subject to adjustment upon occurrence of certain events. The Company was required to file a registration statement with the Securities and Exchange Commission to register the Debentures by June 23, 1998, which registration statement has not been filed. From June 23, 1998 until the registration statement is filed and declared effective, the Company is required to pay to the Debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the Debentures plus the original issue discount thereon on such day. The Company made its first payment of approximately $525,000 to the Debenture holders on September 25, 1998. (See Note 10.)

     The New Credit Facility provided for aggregate borrowings of up to $1.7 billion pursuant to: (i) a revolving credit facility in an aggregate principal amount of up to $400 million, maturing March 31, 2005; (ii) an $800 million term loan maturing on March 31, 2005, and (iii) a $500 million term loan maturing September 30, 2006. Interest accrues at a rate selected at the Company's option of: (i) the London Interbank Offered Rate ("LIBOR") plus an agreed upon interest margin which varies depending upon the Company's leverage ratio, as defined, and other items or, (ii) the base rate of the administrative agent (generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 1/2 of 1%), plus an agreed upon interest margin which varies depending upon the Company's leverage ratio, as defined, and other items. The New Credit Facility contains certain covenants, including limitations on the ability of the Company and its subsidiaries to engage in certain transactions and the requirement to maintain certain financial covenants and ratios.

     At June 30, 1998, the Company was not in compliance with the financial covenants and ratios required under the New Credit Facility. The Company and its lenders entered into an agreement dated June 30, 1998, which provided that compliance with the covenants would be waived through December 31, 1998. Borrowings under the New Credit Facility are secured by the Company's assets, including its stock interest in Coleman. Pursuant to an amendment dated
October 19, 1998, the Company is not required to comply with the original financial covenants and ratios under the New Credit Facility until April 10, 1999, but will be required to comply with an earnings before interest, taxes, depreciation and amortization covenant, the amounts of which are to be determined, beginning February 1999. Concurrent with each of these amendments, interest margin was increased. The margin continues to increase monthly through March 1999 to a maximum of 400 basis points over LIBOR. At the end of November 1998, following the scheduled repayment of a portion of the term loan, the New Credit Facility was reduced to $1,698 million in total, of which approximately $1,421 million was outstanding and approximately $277 million was available. In addition, at the same time, the Company's cash balance available for debt repayment was approximately $22 million.

     The Company is working closely with its bank lenders in an effort to reach agreement on a further amendment to the New Credit Facility containing mutually acceptable revised financial covenants. There can be no assurance that such an amendment, or a further waiver of the existing financial covenants, will be entered into with the bank lenders by April 10, 1999. The failure to obtain such an amendment or further waiver would result in violation of the existing covenants, which would permit the bank lenders to accelerate the maturity of all outstanding borrowing under the New Credit Facility. Accordingly, the debt related to the New Credit Facility and all debt containing cross-default provisions is classified as current in the Condensed Consolidated Balance Sheet as of September 30, 1998.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. CREDIT FACILITIES, LONG-TERM DEBT AND FINANCIAL INSTRUMENTS--(CONTINUED)
     The Company selectively uses derivatives to manage interest rate and foreign exchange exposures that arise in the normal course of business. No derivatives are entered into for trading or speculative purposes. Foreign exchange option and forward contracts are used to hedge a portion of the Company's underlying exposures denominated in foreign currency. Although the market value of derivative contracts at any single point in time will vary with changes in interest and/or foreign exchange rates, the differences between the carrying value and fair value of such contracts at September 30, 1998 and September 28, 1997 were not considered to be material, either individually or in the aggregate. The Company enters into derivative contracts with counterparties that it believes to be creditworthy. The Company does not enter into any leveraged derivative transactions. At September 30, 1998, the Company held three interest rate swap agreements, one with a notional value of $25 million and two in a notional amount of $150 million each. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional principal amounts. The swaps expire in January 2003, June 2001 and June 2003 and have strike rates of 6.115%, 5.75% and 5.58%, respectively. The notional amounts of the agreements do not represent the amount of exposure to credit loss.

     In March 1998, the Company prepaid a $75.0 million 7.85% industrial revenue bond related to its Hattiesburg facility originally due in 2009. In connection with the early extinguishment of this debt, the Company recognized an extraordinary charge of $8.6 million in the first quarter of 1998. As a result of repayment of certain indebtedness assumed in the Coleman acquisition, the Company recognized an extraordinary charge of $103.1 million, net of income taxes of $10.7 million, in the second quarter of 1998. In connection with the acquisition of Signature Brands, the Company was required to defease
$70.0 million of acquired debt. Cash was placed with a trustee to provide for the defeasance, including $5.6 million for the related prepayment penalty. This cash was used to purchase Treasury notes. Accordingly, $83.7 million of restricted investments held by the trustee for the August 1999 liquidation of acquired debt are reflected as an asset in the balance sheet at September 30, 1998.

     In December 1997, the Company entered into a receivables securitization program under which the Company has received approximately $130.6 million from the sale of trade accounts receivable through the third quarter of 1998. Costs of the program, which primarily consist of the purchaser's financing cost of issuing commercial paper backed by the receivables, totaled $0.4 million during the third quarter of 1998 and $1.9 million for the year-to-date. The Company, as agent for the purchaser of the receivables, retains collection and administrative responsibilities for the purchased receivables. This agreement contains cross-default provisions which provide the purchaser of the receivables an option to cease purchasing receivables from the Company if the Company is in default under the New Credit Facility.

4. COMPREHENSIVE INCOME

     The Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, effective January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The components of the Company's comprehensive (loss) income are as follows (in thousands):

                                                                   THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                 ----------------------    ----------------------
                                                                 SEPT. 30,    SEPT. 28,    SEPT. 30,    SEPT. 28,
                                                                   1998         1997         1998         1997
                                                                 ---------    ---------    ---------    ---------
Net (loss) earnings...........................................   $(188,911)   $  24,768    $(587,070)   $  28,804
Foreign currency translation adjustment.......................       1,395         (272)         154         (279)
Change in minimum pension liability...........................        (134)          --         (266)          --
                                                                 ---------    ---------    ---------    ---------
     Comprehensive (loss) income..............................   $(187,650)   $  24,496    $(587,182)   $  28,525
                                                                 ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

5. SUPPLEMENTAL FINANCIAL STATEMENT DATA

     Supplementary Balance Sheet data at the end of each period is as follows (in thousands):

                                                                             SEPTEMBER 30,    DECEMBER 28,
                                                                                1998             1997
                                                                             -------------    -------------
Receivables:
  Trade...................................................................     $ 467,313        $ 250,699
  Sundry..................................................................         6,997            7,794
                                                                               ---------        ---------
                                                                                 474,310          258,493
  Valuation allowance.....................................................       (39,229)         (30,033)
                                                                               ---------        ---------
                                                                               $ 435,081        $ 228,460
                                                                               ---------        ---------
                                                                               ---------        ---------
Inventories:
  Finished goods..........................................................     $ 465,998        $ 193,864
  Work in process.........................................................        36,073           25,679
  Raw materials and supplies..............................................       145,264           85,357
                                                                               ---------        ---------
                                                                               $ 647,335        $ 304,900
                                                                               ---------        ---------
                                                                               ---------        ---------

     The Supplementary Statement of Cash Flows data is as follows (in thousands):

                                                            THREE MONTHS ENDED      NINE MONTHS ENDED
                                                           --------------------    --------------------
                                                           SEPT. 30,    SEPT. 28,  SEPT. 30,   SEPT. 28,
                                                             1998        1997        1998        1997
                                                           --------    --------    --------    --------
Cash paid during the period for:
  Interest..............................................   $ 11,577    $  1,109    $ 37,796    $  8,385
                                                           --------    --------    --------    --------
                                                           --------    --------    --------    --------
  Income tax (refunds) payments.........................   $ (6,143)   $(32,643)   $(13,077)   $(44,595)
                                                           --------    --------    --------    --------
                                                           --------    --------    --------    --------

6.  RESTRUCTURING AND ASSET IMPAIRMENT, INVENTORY PROVISION AND RELATED
LIABILITIES

     In 1997 and the first half of 1998, the Company built inventories in anticipation of 1998 sales volumes which have not materialized. As a result, it has been and will continue to be necessary to dispose of some portions of this excess inventory at amounts less than cost. Accordingly, in the second quarter of 1998, the Company recorded $46.4 million in charges to properly state this inventory at lower-of-cost-or-market. Of this charge, a nominal amount related to an acquired entity. The Company also recorded a charge of $11.0 million for excess inventories for raw materials and work in process which will not be used due to outsourcing the production of the related products. Additionally, the Company decided to discontinue certain product lines in the second quarter of 1998 and, accordingly, recorded a charge of $26.6 million to properly state this inventory at lower-of-cost-or-market. In the third quarter, the Company recorded an additional charge of $2.2 million in an acquired entity.

     In the second quarter of 1998, as a result of decisions to outsource or discontinue a substantial number of products previously made by the Company, certain facilities and equipment will either no longer be used or will be used in a significantly different manner. Accordingly, a charge of $29.6 million was recorded to write certain of these assets down to reflect the fair market value of items held for disposition. Approximately 80% of this charge related to machinery, equipment and tooling at the Company's Mexico City and Hattiesburg, Mississippi manufacturing plants. Personnel at the Mexico City facility were notified in the second quarter of 1998 that the plant is scheduled for closure at year-end 1998, accordingly, a liability of $1.8 million was recorded in cost of goods sold primarily for employee severance and other facility closure costs. In the third quarter, the Company recorded an additional provision for fixed assets of $3.1 million in an acquired entity. The Company is in the process of assessing the impairment of certain other assets to be retained by the Company which will be used in a

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

6. RESTRUCTURING AND ASSET IMPAIRMENT, INVENTORY PROVISION AND RELATED LIABILITIES--(CONTINUED) significantly different manner as a result of the decisions to outsource or discontinue certain products. Additionally, the Company is in the process of assessing the expected future performance of its business operations. These assessments are expected to be completed in the fourth quarter and are expected to result in material adjustments to the valuation of assets used in the business.

     At December 28, 1997, the Company, before consideration of the Coleman acquisition, had $5.2 million in liabilities accrued related to a 1996 restructuring plan. The majority of these liabilities related to facility closures and related exit costs. During the first three quarters of 1998 this liability was reduced by $0.7 million as a result of cash expenditures.

     The restated restructuring reserve details and activity as of and for the nine months ended September 28, 1997 are as follows (in millions):

                                   RESERVE BALANCE                                              ACCRUAL BALANCE
                                       AT                                                             AT
                                   DECEMBER 29,         CASH        NON-CASH                       SEPT. 28,
                                      1996            REDUCTIONS    REDUCTIONS    REDUCTIONS         1997
                                   ---------------    ----------    ----------    ----------    ---------------
Severance and other employee
  costs.........................        $19.1           $  8.3        $   --        $  1.9           $ 8.9
Closure and consolidation of
  facilities and related exit
  costs.........................         32.6              5.7          10.7           3.9            12.3
                                        -----           ------        ------        ------
       Total....................        $51.7           $ 14.0        $ 10.7        $  5.8           $21.2
                                        -----           ------        ------        ------

7.  DISCONTINUED OPERATIONS

     The Company's discontinued furniture business, which was sold in March 1997, had revenues of $51.6 million in the first quarter of 1997 prior to the sale and nominal earnings in that period. As a result of the sale of the Company's furniture business assets (primarily inventory, property, plant and equipment), the Company received $69.0 million in cash, retained approximately $50.0 million in accounts receivable and retained certain liabilities. The final purchase price for the furniture business was subject to a post-closing adjustment based on the terms of the Asset Purchase Agreement and in the first quarter of 1997, after completion of the sale, the Company recorded an additional loss on disposal of $22.5 million pre-tax.

8.  RESTATEMENT

     Subsequent to the issuance of the Company's condensed consolidated financial statements for the three months ended March 31, 1998, it was determined that for the years ended December 29, 1996 and December 28, 1997 and the three months ended March 31, 1998, certain revenue was improperly recognized (principally "bill and hold" and guaranteed sales transactions), certain costs and allowances were not accrued or were improperly recorded (principally allowances for returns, cooperative advertising, and customer charge-backs as well as deductions and reserves for product liability and warranty expense) and certain costs were inappropriately included in, and subsequently charged to, restructuring, asset impairment and other costs within the Consolidated Statements of Operations. As a result, the consolidated financial statements as of December 28, 1997 and December 29, 1996 and for the years then ended were restated and a Form 10-K/A was filed with the Securities and Exchange Commission ("SEC") on November 12, 1998. The condensed consolidated financial statements as of March 31, 1998 and March 30, 1997 and for the three months then ended were restated and a Form 10-Q/A was filed with the SEC on November 25, 1998.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                  (UNAUDITED)

8.  RESTATEMENT--(CONTINUED)

     A summary of the effects of the restatement as of and for the three and nine months ended September 28, 1997 follows (in thousands, except per share data):

                                                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                          (UNAUDITED)
                                                     ------------------------------------------------------
                                                        THREE MONTHS ENDED            NINE MONTHS ENDED
                                                        SEPTEMBER 28, 1997           SEPTEMBER 28, 1997
                                                     -------------------------    -------------------------
                                                     AS PREVIOUSLY       AS       AS PREVIOUSLY       AS
                                                      REPORTED        RESTATED     REPORTED        RESTATED
                                                     -------------    --------    -------------    --------
Net sales.........................................     $ 289,033      $286,819      $ 830,092      $810,698
Cost of goods sold................................       200,242       210,359        599,021       620,646
Selling, general and administrative expense.......        33,863        31,362         98,430       111,051
                                                       ---------      --------      ---------      --------
Operating earnings................................        54,928        45,098        132,641        79,001
Interest expense..................................         2,850         2,850          7,816         7,816
Other (income) expense, net.......................        (1,347)       (1,307)        (1,718)         (894)
                                                       ---------      --------      ---------      --------
Earnings from continuing operations before income
  taxes...........................................        53,425        43,555        126,543        72,079
Income taxes......................................        18,853        16,104         45,176        26,879
                                                       ---------      --------      ---------      --------
Earnings from continuing operations...............        34,572        27,451         81,367        45,200
Loss from discontinued operations, net of taxes...            --        (2,683)       (13,713)      (16,396)
                                                       ---------      --------      ---------      --------
Net earnings......................................     $  34,572      $ 24,768      $  67,654      $ 28,804
                                                       ---------      --------      ---------      --------
                                                       ---------      --------      ---------      --------
Earnings (loss) per share:
     Earnings from continuing operations:
          Basic...................................     $    0.39      $   0.32      $    0.96      $   0.53
          Diluted.................................          0.39          0.31           0.93          0.52
     Loss from discontinued operations:
          Basic...................................            --         (0.03)         (0.16)        (0.19)
          Diluted.................................            --         (0.03)         (0.16)        (0.19)
                                                       ---------      --------      ---------      --------
     Net earnings:
          Basic...................................     $    0.39      $   0.29      $    0.80      $   0.34
                                                       ---------      --------      ---------      --------
                                                       ---------      --------      ---------      --------
          Diluted.................................     $    0.39      $   0.28      $    0.77      $   0.33
                                                       ---------      --------      ---------      --------
                                                       ---------      --------      ---------      --------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

8.  RESTATEMENT--(CONTINUED)

                                                                                CONDENSED CONSOLIDATED
                                                                                     BALANCE SHEET
                                                                                      (UNAUDITED)
                                                                                         AS OF
                                                                                  SEPTEMBER 28, 1997
                                                                              ---------------------------
                                                                              AS PREVIOUSLY        AS
                                                                                REPORTED        RESTATED
                                                                              -------------    ----------
                                  ASSETS
Cash and cash equivalents..................................................    $    22,811     $   22,811
Receivables, net...........................................................        309,095        300,025
Inventories................................................................        290,876        291,727
Prepaid expenses, deferred income taxes and other current assets...........         69,770         72,541
                                                                               -----------     ----------
          Total current assets.............................................        692,552        687,104
Property, plant and equipment, net.........................................        229,152        238,271
Trademarks, trade names, goodwill and other, net...........................        223,367        223,367
                                                                               -----------     ----------
          Total assets.....................................................    $ 1,145,071     $1,148,742
                                                                               -----------     ----------
                                                                               -----------     ----------
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt and current portion of long-term debt......................    $       668     $      668
Accounts payable...........................................................        132,686        135,006
Other current liabilities..................................................        112,643        123,241
                                                                               -----------     ----------
          Total current liabilities........................................        245,997        258,915
Long-term debt.............................................................        199,855        199,855
Other long-term liabilities................................................        201,403        211,226
Shareholders' equity:
     Common stock..........................................................            899            899
     Additional paid-in capital............................................        481,679        481,679
     Retained earnings.....................................................        100,229         81,159
     Accumulated other comprehensive loss..................................        (18,553)       (18,553)
     Other shareholders' equity............................................         (3,307)        (3,307)
     Treasury stock........................................................        (63,131)       (63,131)
                                                                               -----------     ----------
          Total shareholders' equity.......................................        497,816        478,746
                                                                               -----------     ----------
          Total liabilities and shareholders' equity.......................    $ 1,145,071     $1,148,742
                                                                               -----------     ----------
                                                                               -----------     ----------

9.  NEW EMPLOYMENT AGREEMENTS

     On February 20, 1998 the Company entered into new three-year employment agreements with its then Chairman and Chief Executive Officer and two other senior officers of the Company. These agreements replaced previous employment agreements entered into in July 1996 that were scheduled to expire in July 1999.

     The new employment agreement for the Company's then Chairman provided for, among other items, the acceleration of vesting of 200,000 shares of restricted stock and the forfeiture of the remaining 133,333 shares of unvested restricted stock granted under the July 1996 agreement, a new equity grant of 300,000 shares of unrestricted stock, a new grant of a ten-year option to purchase 3,750,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock at the date of grant and exercisable in three equal annual installments beginning on the date of grant and the acceleration of vesting of 833,333 outstanding stock options granted under the July 1996 agreement. In addition, the new employment agreement with the then Chairman and Chief Executive Officer provided for income tax gross-ups with respect to any tax assessed on the equity grant and acceleration of vesting of restricted stock.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

9.  NEW EMPLOYMENT AGREEMENTS--(CONTINUED)
     The new employment agreements with the two other then senior officers provided for, among other items, the grant of a total of 180,000 shares of restricted stock that vest in four equal annual installments beginning the date of grant, the acceleration of vesting of 44,000 shares of restricted stock and the forfeiture of the remaining 29,332 shares of unvested restricted stock granted under the July 1996 agreements, new grants of ten-year options to purchase a total of 1,875,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock at the date of grant and exercisable in four equal annual installments beginning on the date of grant and the acceleration of vesting of 383,334 outstanding stock options granted under the July 1996 agreements. In addition, the new employment agreements provided for income tax gross-ups with respect to any tax assessed on the restricted stock grants and acceleration of vesting of restricted stock.

     Compensation expense attributed to the equity grant, the acceleration of vesting of restricted stock and the related income tax gross-ups was recognized in the first quarter of 1998 and compensation expense related to the new restricted stock grants and related tax gross-ups was amortized to expense beginning in the first quarter of 1998 with amortization to continue over the period in which the restrictions lapse. Total compensation expense recognized in the first quarter of 1998 related to these items was approximately $31 million.

     On June 15, 1998, the Company's Board of Directors announced the removal of the then Chairman and Chief Executive Officer and subsequently announced the removal or resignation of other senior officers, including the Company's then Chief Financial Officer. In connection with the removal or resignation of the senior officers and the termination of their restricted stock grants, the unamortized portion of the deferred compensation expense attributable to the restricted stock grants was reversed. Of the approximately $0.9 million compensation expense recognized in the first quarter of 1998 for unvested restricted stock grants, $0.8 million was reversed into income in the second quarter of 1998 and the remainder was reversed into income in the third quarter. The Company and certain of its former officers are in disagreement as to the Company's obligations to these individuals under prior employment agreements and arising from their terminations. The Board of Directors has installed a new Chief Executive Officer and senior management team.

10.  COMMITMENTS AND CONTINGENCIES

  SEC Investigation

     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised the Company that it was conducting an informal inquiry into the Company's accounting policies and procedures and requested that the Company produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating officers to take testimony and pursuant to which a subpoena duces tecum was served on the Company requiring the production of certain documents. On November 4, 1998, another SEC subpoena duces tecum requiring the production of further documents was received by the Company. The Company has provided numerous documents to the SEC staff and continues to cooperate fully with the SEC staff. The Company cannot predict the term of such investigation or its potential outcome.

  Litigation

     On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of the Company's common stock in the U. S. District Court for the Southern District of Florida against the Company and certain of its present and former officers and directors alleging violations of the federal securities laws as discussed below (the "Consolidated Federal Actions"). Since that date, approximately fifteen similar class actions have been filed in the same Court. One of the lawsuits also names as defendant Arthur Andersen LLP, the Company's independent accountants for the period covered by the lawsuit.

     The complaints in the Consolidated Federal Actions allege to varying degrees that the defendants (i) failed to disclose that the Company pre-sold approximately $50 million of products pursuant to its "early buy"

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED) marketing program in an effort to boost its 1997 sales and net income figures and (ii) made material misrepresentations regarding the Company's business operations, future prospects and anticipated earnings per share, in an effort to artificially inflate the price of the Company stock long enough for the Company to complete a $2 billion debt financing (supported with stock incentives) necessary to complete the acquisitions of Coleman, Signature Brands and First Alert, and for the individual defendants to enter into lucrative long-term employment agreements with the Company. Each complaint alleges two counts of securities fraud; one count against all defendants and one count against the individual defendants.

     On June 16, 1998, the Court entered an Order consolidating all such filed and all such subsequently filed class actions and providing time periods for the filing of a Consolidated Amended Complaint and defendants' response thereto. On June 22, 1998, two groups of plaintiffs made motions to be appointed lead plaintiffs and to have their selection of counsel approved as lead counsel. On July 20, 1998, the Court entered an Order appointing lead plaintiffs and lead counsel (the "Smith Plaintiffs' Group"). This Order also stated that it "shall apply to all subsequently filed actions which are consolidated herewith". On August 28, 1998, plaintiffs in one of the subsequently filed actions filed an objection to having their action consolidated pursuant to the June 16, 1998 Order, arguing that the class period in their action differs from the class periods in the originally filed consolidated actions. On September 29, 1998, the Smith Plaintiffs' Group filed its memorandum in opposition to this objection. On December 9, 1998, the Court entered an Order overruling plaintiff's objections and affirming its prior Order appointing lead plaintiffs and lead counsel.

     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against the Company and certain of its present and former officers and directors. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when the Company granted stock options to three of its officers and directors on or about February 2, 1998 at an exercise price of $36.85. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a presuit demand on the board of directors of the Company. On October 22, 1998, the plaintiff amended the complaint against all but one of the defendants named in the original complaint. The amended complaint no longer challenges the stock options, but instead alleges that the individual defendants breached their fiduciary duties by failing to have in place adequate accounting and sales controls, which failure caused the inaccurate reporting of financial information to the public, thereby causing an artificial inflation of the Company's financial statements and stock price.

     On June 25, 1998, four purported class actions were filed in the Court of Chancery of the State of Delaware in New Castle County by minority shareholders of Coleman against the Company and certain of the Company's present and former officers and directors. An additional class action was filed on August 10, 1998, against the same parties. All of the plaintiffs are represented by the same Delaware counsel and have agreed to consolidate the class actions. These actions allege, in essence, that the existing exchange ratio for the proposed merger between the Company and Coleman is no longer fair to Coleman shareholders as a result of the recent decline in the market value of the Company stock. On October 21, 1998, the Company announced that it had entered into a Memorandum of Understanding to settle, subject to court approval, certain class actions brought by shareholders of Coleman challenging the proposed Coleman Merger. Under the terms of the proposed settlement, the Company will issue to the Coleman public shareholders five-year warrants to purchase 4.98 million shares of the Company's common stock at $7.00 per share. These warrants will generally have the same terms as the warrants previously issued to a subsidiary of M&F and will be issued when the Coleman Merger is consummated, which is now expected to be in the first half of 1999. Issuance of these warrants will be accounted for as additional purchase consideration. There can be no assurance that the Court will approve the settlement as proposed.

     During the months of August and October 1998, purported class and derivative actions were filed in the Court of Chancery of the State of Delaware in New Castle County and in the U. S. District Court for the Southern District of Florida by shareholders of the Company against the Company, M&F and certain of the Company's

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED) present and former directors. These complaints allege that the defendants breached their fiduciary duties when the Company entered into a settlement agreement with M&F whereby M&F released the Company from any claims it may have had arising out of the Company's acquisition of its interest in Coleman and agreed to provide management support to the Company (the "Settlement Agreement"). Pursuant to the Settlement Agreement, M&F was granted five-year warrants to purchase an additional 23 million shares of the Company's common stock at an exercise price of $7.00 per share. These complaints also allege that the rights of the public shareholders have been compromised, as the settlement would normally require shareholder approval under the rules and regulations of the New York Stock Exchange ("NYSE"). The Audit Committee of the Company's board determined that obtaining such shareholder approval would have seriously jeopardized the financial viability of the Company which is an allowable exception to the NYSE shareholder approval requirements. The Company has moved to dismiss each of the complaints to which it is a party.

     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business and Commercial Code as well as common law fraud as a result of the Company's alleged misstatements and omissions regarding the Company's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the plaintiffs engaged in transactions in the Company's stock. The Company is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action has been removed to the U.S. District Court for the Southern District of Texas and the Company has filed a motion to transfer this case to the Southern District of Florida, the forum for the Consolidated Federal Actions. Plaintiffs have moved to remand the case to Texas state court.

     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the Company's Debentures in the U.S. District Court of the Southern District of Florida against the Company and its prior Chief Executive Officer and Chief Financial Officer, alleging violations of the federal securities laws and common law fraud. The complaint alleges that the Company's offering memorandum used for the marketing of the Debentures contained false and misleading information regarding the Company's financial position and that the defendants engaged in a plan to inflate the Company's earnings for the purpose of defrauding the plaintiffs and others. The Company is seeking to consolidate this lawsuit with the other Consolidated Federal Actions.

     The Company has been named as a defendant in an action filed by HBK Investments, L.P., et al. in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998. The plaintiffs in this action are purchasers of the Debentures. The plaintiffs allege that the Company violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of the Company in connection with the offering and sale of the Debentures. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount.

     The Company intends to vigorously defend each of the foregoing lawsuits, but cannot predict the outcome and is not currently able to evaluate the likelihood of the Company's success in each case or the range of potential loss. However, if the foregoing actions were determined adversely to the Company, such judgments would likely have a material adverse effect on the Company's financial position, results of operations and cash flows.

     On July 2, 1998, the American Insurance Company ("American") filed suit against the Company in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the court that the directors' and officers' liability insurance policy for excess coverage issued by American was invalid and/or had been properly cancelled by American. The Company has moved to transfer such action to the federal district court in which the Consolidated Federal Actions are currently pending; American is opposing such motion. On October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American in the previously filed action as to

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED) additional coverage levels under the Company's directors' and officers' liability insurance policy. The Company intends to pursue recovery from all of its insurers if damages are awarded against the Company or its indemnified officers and/or directors under any of the foregoing actions. The Company's failure to obtain such insurance recoveries following an adverse judgement against the Company in any of the foregoing actions could have a material adverse impact on the Company's financial position, results of operations and cash flows.

     The Company and its subsidiaries are also involved in various lawsuits arising from time to time which the Company considers to be ordinary routine litigation incidental to its business. In the opinion of the Company, the resolution of these routine matters, and of certain matters relating to prior operations of the Predecessor, individually or in the aggregate, will not have a material adverse effect upon the financial position, results of operations or cash flows of the Company.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
The Coleman Company, Inc.

     We have audited the accompanying consolidated balance sheets of The Coleman Company, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coleman Company, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Wichita, Kansas
February 18, 1998

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997          1996
                                                                                         ----------    ----------
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $   13,031    $   17,299
  Accounts receivable, less allowance of $8,930 in 1997 and $11,512 in 1996...........      154,279       182,418
  Notes receivable....................................................................       25,477        27,524
  Inventories.........................................................................      236,327       287,502
  Income tax refunds receivable--affiliate............................................       14,860        21,661
  Deferred tax assets.................................................................       26,378        40,466
  Prepaid assets and other............................................................       21,344        15,769
                                                                                         ----------    ----------
          Total current assets........................................................      491,696       592,639
  Property, plant and equipment, net..................................................      175,494       199,182
  Intangible assets related to businesses acquired, net...............................      332,468       341,715
  Deferred tax assets and other.......................................................       42,106        26,550
                                                                                         ----------    ----------
                                                                                         $1,041,764    $1,160,086
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...................................................   $      523    $      747
  Short-term borrowings...............................................................       64,207        33,935
  Accounts payable....................................................................       91,846        98,628
  Accounts payable--affiliates........................................................        2,825           278
  Accrued expenses....................................................................       93,796       112,906
                                                                                         ----------    ----------
          Total current liabilities...................................................      253,197       246,494
Long-term debt........................................................................      477,276       582,866
Other liabilities.....................................................................       69,586        76,173
Minority interest.....................................................................        1,236         1,608
Commitments and contingencies.........................................................
Stockholders' equity:
  Preferred stock, par value $.01 per share; 20,000,000 shares authorized, no shares
     issued or outstanding............................................................           --            --
  Common stock, par value $.01 per share; 80,000,000 shares authorized; 53,433,414 shares issued and outstanding in 1997; and 53,222,420 shares issued and
     outstanding in 1996..............................................................          534           532
  Additional paid-in capital..........................................................      172,072       166,690
  Retained earnings...................................................................       80,296        82,832
  Currency translation adjustment.....................................................      (11,510)        3,176
  Minimum pension liability adjustment................................................         (923)         (285)
                                                                                         ----------    ----------
          Total stockholders' equity..................................................      240,469       252,945
                                                                                         ----------    ----------
                                                                                         $1,041,764    $1,160,086
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                 See Notes to Consolidated Financial Statements

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                1997          1996         1995
                                                                             ----------    ----------    --------
Net revenues..............................................................   $1,154,294    $1,220,216    $933,574
Cost of sales.............................................................      840,331       928,497     649,427
                                                                             ----------    ----------    --------
Gross profit..............................................................      313,963       291,719     284,147
Selling, general and administrative expenses..............................      266,283       291,669     174,688
Asset impairment charge...................................................           --            --      12,289
Interest expense, net.....................................................       40,852        38,727      24,545
Amortization of goodwill and deferred charges.............................       11,338        10,473       7,745
Other expense, net........................................................        1,867         1,151         334
                                                                             ----------    ----------    --------
(Loss) earnings before income taxes, minority interest and extraordinary
  item....................................................................       (6,377)      (50,301)     64,546
Income tax (benefit) expense..............................................       (5,227)      (10,927)     24,479
Minority interest.........................................................        1,386         1,872          --
                                                                             ----------    ----------    --------
(Loss) earnings before extraordinary item.................................       (2,536)      (41,246)     40,067
Extraordinary loss on early extinguishment of debt, net of
  income tax benefit of $431 in 1996, and $503 in 1995....................           --          (647)       (787)
                                                                             ----------    ----------    --------
Net (loss) earnings.......................................................   $   (2,536)   $  (41,893)   $ 39,280
                                                                             ----------    ----------    --------
                                                                             ----------    ----------    --------
Basic (loss) earnings per share:
  (Loss) earnings before extraordinary item...............................   $     (.05)   $    (0.78)   $   0.75
Extraordinary item........................................................           --         (0.01)      (0.01)
                                                                             ----------    ----------    --------
Net (loss) earnings.......................................................   $     (.05)   $    (0.79)   $   0.74
                                                                             ----------    ----------    --------
                                                                             ----------    ----------    --------
Diluted (loss) earning per share:
  (Loss) earnings before extraordinary item...............................   $     (.05)   $    (0.78)   $   0.75
Extraordinary item........................................................           --         (0.01)      (0.01)
                                                                             ----------    ----------    --------
Net (loss) earnings.......................................................   $     (.05)   $    (0.79)   $   0.74
                                                                             ----------    ----------    --------
                                                                             ----------    ----------    --------

                 See Notes to Consolidated Financial Statements

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               COMMON STOCK
                                           --------------------    ADDITIONAL                 CURRENCY      MINIMUM
                                             NUMBER                 PAID-IN      RETAINED    TRANSLATION    PENSION
                                           OF SHARES     AMOUNT     CAPITAL      EARNINGS    ADJUSTMENT     LIABILITY
                                           ----------    ------    ----------    --------    -----------    -------
Balance at December 31, 1994............   53,071,532     $531      $162,873     $ 89,059     $     900      $  --
     Purchases of common stock..........     (220,000)      (2)       (1,924)      (2,160)           --         --
     Stock issued under stock option
       plans............................      325,748        3         3,935           --            --         --
     Stock option tax benefits..........           --       --           582           --            --         --
     Net earnings.......................           --       --            --       39,280            --         --
     Currency translation adjustment....           --       --            --           --          (735)        --
                                           ----------     ----      --------     --------     ---------      -----

Balance at December 31, 1995............   53,177,280      532       165,466      126,179           165         --
     Purchases of common stock..........     (100,000)      (1)         (874)      (1,454)           --         --
     Stock split issuance costs.........           --       --           (93)          --            --         --
     Stock issued under stock option
       plans............................      145,140        1         1,737           --            --         --
     Stock option tax benefits..........           --       --           454           --            --         --
     Net loss...........................           --       --            --      (41,893)           --         --
     Currency translation adjustment....           --       --            --           --         3,011         --
     Minimum pension liability
       adjustment, net of tax...........           --       --            --           --            --       (285)
                                           ----------     ----      --------     --------     ---------      -----

Balance at December 31, 1996............   53,222,420      532       166,690       82,832         3,176       (285)
     Stock issued under stock option
       plans............................      210,994        2         2,358           --            --         --
     Stock option tax benefits..........           --       --           225           --            --         --
     Contribution to capital by parent..           --       --         2,799           --            --         --
     Net loss...........................           --       --            --       (2,536)           --         --
     Currency translation adjustment....           --       --            --           --       (14,686)        --
     Minimum pension liability
       adjustment, net of tax...........           --       --            --           --            --       (638)
                                           ----------     ----      --------     --------     ---------      -----

Balance at December 31, 1997............   53,433,414     $534      $172,072     $ 80,296     $ (11,510)     $(923)
                                           ----------     ----      --------     --------     ---------      -----
                                           ----------     ----      --------     --------     ---------      -----

                See Notes to Consolidated Financial Statements.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                   1997        1996        1995
                                                                                 --------    --------    --------
Cash flows from operating activities:
  Net (loss) earnings.........................................................   $ (2,536)   $(41,893)   $ 39,280
                                                                                 --------    --------    --------
  Adjustments to reconcile net (loss) earnings to net cash flows from operating activities:
     Depreciation and amortization............................................     37,977      36,358      26,523
     Non-cash restructuring and other charges.................................     17,325      48,269      12,289
     Extraordinary loss on early extinguishment of debt.......................         --       1,078       1,290
     Minority interest........................................................      1,386       1,872          --
     Change in assets and liabilities:
       Decrease (increase) in receivables.....................................     23,296         976     (37,833)
       Decrease (increase) in inventories.....................................     35,250     (42,402)    (49,396)
       Increase (decrease) in accounts payable................................      1,226     (12,308)     13,825
       Other, net.............................................................    (22,683)     (1,279)     (3,780)
                                                                                 --------    --------    --------
                                                                                   93,777      32,564     (37,091)
                                                                                 --------    --------    --------
          Net cash provided (used) by operating activities....................     91,241      (9,329)      2,189
                                                                                 --------    --------    --------
Cash flows from investing activities:
  Capital expenditures........................................................    (26,973)    (41,334)    (29,053)
  Purchases of businesses, net of cash acquired...............................    (14,300)   (161,875)    (33,385)
  Proceeds from sale of fixed assets..........................................      5,728       2,924         928
                                                                                 --------    --------    --------
          Net cash used by investing activities...............................    (35,545)   (200,285)    (61,510)
                                                                                 --------    --------    --------
Cash flows from financing activities:
  Net change in short-term borrowings.........................................     37,071     (11,043)      3,106
  Net payments of revolving credit agreement borrowings.......................    (91,498)     (2,779)    (61,289)
  Proceeds from issuance of long-term debt....................................         --     235,000     200,000
  Repayment of long-term debt.................................................     (2,867)     (6,648)    (73,884)
  Debt issuance and refinancing costs.........................................       (766)     (3,902)     (3,569)
  Purchases of Company common stock...........................................         --      (2,329)     (4,086)
  Proceeds from stock options exercised including tax benefits................      2,585       2,192       4,520
                                                                                 --------    --------    --------
          Net cash (used) provided by financing activities....................    (55,475)    210,491      64,798
                                                                                 --------    --------    --------
Effect of exchange rate changes on cash.......................................     (4,489)      4,357      (1,731)
                                                                                 --------    --------    --------
Net (decrease) increase in cash and cash equivalents..........................     (4,268)      5,234       3,746
Cash and cash equivalents at beginning of the year............................     17,299      12,065       8,319
                                                                                 --------    --------    --------
Cash and cash equivalents at end of the year..................................   $ 13,031    $ 17,299    $ 12,065
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------

                 See Notes to Consolidated Financial Statements

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Background

     The Coleman Company, Inc. ("Coleman" or the "Company") is a global manufacturer and marketer of consumer products for outdoor recreation and home hardware use.

     Coleman is a subsidiary of Coleman Worldwide Corporation ("Coleman Worldwide"). Coleman Worldwide is a subsidiary of CLN Holdings Inc. ("CLN Holdings"), an indirect wholly-owned subsidiary of New Coleman Holdings Inc. ("Holdings"), an indirect wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman. Coleman Worldwide owns 44,067,520 shares of the common stock of Coleman which represent approximately 82% of the outstanding Coleman common stock as of December 31, 1997.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions.

  Cash and Cash Equivalents

     All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. The Company's cash equivalents consist primarily of investments in money market funds and commercial paper. The Company's cash equivalents are generally held until maturity and are carried at cost, which approximates fair value.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 5 to 25 years; buildings and building improvements, 7 to 45 years; and machinery and equipment, 3 to 15 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and significant expenditures for additions and improvements are capitalized.

  Intangible Assets

     Intangible assets primarily represent goodwill which is being amortized on a straight-line basis over periods not in excess of 40 years. The carrying amount of goodwill is reviewed if facts and circumstances suggest it may be impaired. If this review indicates goodwill will not be recoverable over the remaining amortization period, as determined based on the estimated undiscounted cash flows of the entity acquired, the carrying amount of the goodwill is reduced to estimated fair value based on market value or discounted cash flows, as appropriate. Accumulated amortization aggregated $47,250 and $38,851 at December 31, 1997 and 1996, respectively.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Revenue Recognition

     The Company recognizes revenues at the time title passes to the customer. Net revenues comprise gross revenues less provisions for estimated customer returns and allowances.

  Research and Development

     Research and development expenditures are expensed as incurred. The amounts charged against operations for the years ended December 31, 1997, 1996 and 1995 were $11,871, $11,082, and $6,548, respectively.

  Advertising and Promotion Expense

     Production costs of future media advertising are deferred until the advertising occurs. All other advertising and promotion costs are expensed when incurred. The amounts charged against operations for the years ended December 31, 1997, 1996 and 1995 were $53,408, $58,823, and $37,544, respectively.

  Insurance Programs

     The Company obtains insurance coverage for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a significant portion of certain losses related primarily to workers' compensation, employee health benefits, physical loss and property, and product and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred.

  Foreign Currency Translation

     Assets and liabilities of foreign operations are generally translated into United States dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are generally translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-highly inflationary economies are recorded as a component of stockholder's equity. Foreign subsidiaries and branches operating in highly inflationary economies translate nonmonetary assets and liabilities at historical rates and include translation adjustments in the results of operations.

  Derivative Financial Instruments

     The Company uses derivative financial instruments to reduce interest rate and foreign exchange exposures. The Company maintains a control environment which includes policies and procedures for risk assessment and for the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

     Amounts to be received or paid under interest rate swap and cap contracts designated as hedges are recognized over the life of the contracts as adjustments to interest expense. Gains and losses on terminations of interest rate swap and cap contracts designated as hedges are deferred and amortized as adjustments to interest expense over the remaining life of the terminated contracts. Unrealized gains and losses on outstanding interest rate contracts designated as hedges are not recognized.

     Foreign currency forward contracts are marked to market and gains and losses on foreign currency forward contracts to hedge firm foreign currency commitments are deferred and accounted for as part of the related foreign currency transaction. Gains and losses on all other forward contracts to hedge third-party and intercompany transactions are recorded in operations as foreign exchange gains and losses. Gains and losses on

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) purchased foreign currency option contracts are deferred and recognized as adjustments to cost of sales upon the sale of the related inventory to the third-party customers.

  Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables and derivative financial instruments. Credit risk on trade receivables is minimized as a result of the large and diversified nature of the Company's worldwide customer base. Although the Company has one significant customer (See Note 15), there have been no credit losses related to this customer. With respect to its derivative contracts, the Company is also subject to credit risk of non-performance by counterparties and its maximum potential loss may exceed the amount recognized in the financial statements. The Company controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures. Collateral is generally not required for the Company's financial instruments.

  Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Long- and short-term debt: The carrying amounts of the Company's borrowings under its foreign bank lines of credit, revolving credit agreement and other variable rate debt approximate their fair value. The fair value of the Company's senior notes issues (see Note 9) are estimated using discounted cash flow analysis based on the Company's estimated current borrowing rate for similar types of borrowing arrangements.

          Foreign currency exchange contracts: The fair values of the Company's foreign currency contracts are estimated based on quoted market prices of comparable contracts, adjusted through interpolation where necessary for maturity differences.

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                           DECEMBER 31, 1997              DECEMBER 31, 1996
                                                       --------------------------     --------------------------
                                                        CARRYING                       CARRYING
                                                         AMOUNT       FAIR VALUE        AMOUNT       FAIR VALUE
                                                       OF ASSET/      OF ASSET/       OF ASSET/      OF ASSET/
                                                       (LIABILITY)    (LIABILITY)     (LIABILITY)    (LIABILITY)
                                                       -----------    -----------     -----------    -----------
Cash and cash equivalents...........................    $  13,031      $  13,031       $  17,299      $  17,299
Short-term debt.....................................      (64,207)       (64,207)        (33,935)       (33,935)
Long-term debt excluding capital leases.............     (477,499)      (445,792)       (583,019)      (578,921)
Foreign currency exchange contracts.................          128            128             940          1,629

  Stock-Based Compensation

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Coleman's stock at the date of the grant over the amount an employee must pay to acquire the stock.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  (Loss) Earnings per Share

     In 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 128, "Earnings per Share". SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to SFAS No. 128 requirements. In 1997 and 1996, diluted loss per share does not include any incremental shares that would have been outstanding assuming the exercise of any stock options because the effect of these shares would have been antidilutive. The following table sets forth the computation of basic and diluted earnings per share:

                                                                      EARNINGS                  PER SHARE
                                                                       (LOSS)       SHARES       AMOUNT
                                                                      --------    ----------    ---------
Year Ended December 31, 1995
  Basic earnings before extraordinary item.........................   $ 40,067    53,225,746     $  0.75
                                                                                                 -------
                                                                                                 -------
  Effect of dilutive securities stock options......................         --       361,269
                                                                      --------    ----------
  Diluted earnings.................................................   $ 40,067    53,587,015     $  0.75
                                                                      --------    ----------     -------
                                                                      --------    ----------     -------
Year Ended December 31, 1996
  Basic loss before extraordinary item.............................   $(41,246)   53,196,979     $ (0.78)
                                                                                                 -------
                                                                                                 -------
  Effect of dilutive securities stock options......................         --            --
                                                                      --------    ----------
  Diluted loss.....................................................   $(41,246)   53,196,979     $ (0.78)
                                                                      --------    ----------     -------
                                                                      --------    ----------     -------
Year Ended December 31, 1997
  Basic loss before extraordinary item.............................   $ (2,536)   53,343,680     $  (.05)
                                                                                                 -------
                                                                                                 -------
  Effect of dilutive securities stock options......................         --            --
                                                                      --------    ----------
  Diluted loss.....................................................   $ (2,536)   53,343,680     $  (.05)
                                                                      --------    ----------     -------
                                                                      --------    ----------     -------

  Reclassifications

     Certain prior year amounts in the financial statements have been reclassified to conform to the current year presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

  Recently Issued Accounting Standards

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 revises employers' disclosures about pension and other postretirement benefits to the extent practicable. It also requires additional information on changes in the benefit obligations and fair value of plan assets and eliminates certain other disclosures. SFAS No. 132 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated.

     The Company has not yet determined the impact of adoption of these standards; however, the adoption of these standards will have no impact on Coleman's consolidated results of operations, financial position or cash flows.

2. ACQUISITIONS AND DIVESTITURES

     On November 2, 1994, the Company purchased substantially all the assets of Eastpak, Inc. and all the capital stock of M.G. Industries, Inc. (collectively, "Eastpak"), a leading designer, manufacturer and distributor of branded daypacks, sports bags and related products. The Company also entered into an agreement with the predecessor owner of Eastpak to make additional payments based upon the achievement of certain annual sales levels of Eastpak products and other products substantially similar to the Eastpak products during the years ended December 31, 1995, 1996, and 1997. A total of $23,000 was earned by the predecessor owner of Eastpak under the terms of this agreement. This amount has been recorded as additional goodwill.

     During 1995, the Company purchased all of the outstanding shares of capital stock of Sierra Corporation of Fort Smith, Inc., a manufacturer of portable outdoor and recreational folding furniture and accessories, and substantially all of the assets of Active Technologies, Inc. ("ATI"), a manufacturer of technologically advanced lightweight generators and battery charging equipment. The aggregate purchase price for these acquisitions was $19,516 including fees and expenses. These acquisitions were accounted for using the purchase method of accounting. The purchase price and expenses associated with these acquisitions exceeded the fair value of net assets acquired by $11,186 and the excess has been assigned to goodwill and is being amortized over 20 to 30 years on the straight-line method. In connection with the ATI purchase, the Company may also be required to make payments to the predecessor owner of ATI of up to $18,750 based on the Company's sales of ATI related products and royalties received by the Company for licensing arrangements related to ATI patents. As of December 31, 1997, the amounts recorded, as additional goodwill, under the terms of this agreement have been immaterial. The results of operations of these companies on a pro forma basis as if their acquisitions had occurred at the beginning of 1995 individually and in the aggregate were not significant to the Company.

     On January 2, 1996, the Company purchased substantially all the assets and assumed certain liabilities of Seatt Corporation ("Seatt"), a leading designer, manufacturer and distributor of safety and security related electronic products for residential and commercial applications. The Seatt acquisition, which was accounted for under the purchase method, was completed for approximately $65,300 including fees and expenses. The results of operations of Seatt have been included in the consolidated financial statements from the date of acquisition. In connection with the purchase price allocation of the Seatt acquisition, the Company recorded goodwill of approximately $38,800. The Company is amortizing this amount over 40 years on the straight-line method.

     On February 18, 1998, the Company announced an agreement was signed for the sale of Coleman Safety & Security Products, Inc., the successor to Seatt, to Ranco Incorporated of Delaware, a U.S. subsidiary of Siebe plc, a United Kingdom diversified engineering group. The sale price is approximately $105,000 and is subject to

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ACQUISITIONS AND DIVESTITURES--(CONTINUED) adjustment upon closing which is expected to occur by the end of March 1998. Net assets of Coleman Safety & Security Products, Inc. at December 31, 1997 were approximately $73,000.

     On February 28, 1996, the Company purchased approximately 70% of the outstanding shares of Application des Gaz, S.A. ("ADG" or "Camping Gaz"), a leading manufacturer and distributor of camping appliances in Europe. The Company completed the necessary steps to acquire the remaining 30% of the outstanding shares during the second quarter of 1996. The cost of acquiring all the shares of ADG was approximately $100,000 including fees and expenses.

     The acquisition of Camping Gaz was accounted for under the purchase method. In connection with the final allocation of purchase price to the fair values of assets acquired and liabilities assumed, the Company recorded goodwill of approximately $78,900, which is being amortized over 40 years on the straight-line method. At acquisition, the Company recognized liabilities in the amount of $21,898 representing severance and other termination benefits for certain production and administrative employees of Camping Gaz. As of December 31, 1997, the Company had paid termination costs of approximately $13,350 and anticipates all remaining termination costs will be paid during 1998.

     The Company has included the results of operations of Camping Gaz in the consolidated financial statements from March 1, 1996, the date on which the Company obtained control of Camping Gaz, and has recognized minority interest related to the remaining shares for the period March 1, 1996 through June 30, 1996.

     The following summarized, unaudited pro forma results of operations for the years ended December 31, 1996 and 1995 assume the acquisition of Seatt and the acquisition of all the outstanding shares of Camping Gaz occurred as of the beginning of the respective periods. The pro forma results include certain adjustments, primarily reflecting increased amortization and interest expense and a lower income tax provision, and are not necessarily indicative of what the results of operations would have been had the Seatt and Camping Gaz acquisitions occurred at the beginning of the respective periods. Moreover, the pro forma information is not intended to be indicative of future results of operations.

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                        1996          1995
                                                                     ----------    ----------
Net revenues......................................................   $1,246,370    $1,193,295
(Loss) earnings before extraordinary item.........................      (41,407)       39,153
Net (loss) earnings...............................................      (42,054)       38,366
Basic (loss) earnings per common share:
  (Loss) earnings before extraordinary item.......................   $    (0.78)   $     0.73
  Net (loss) earnings.............................................        (0.79)         0.72

3. RESTRUCTURING AND OTHER CHARGES

     During 1997, the Company recorded restructuring charges of $32,791 and certain other charges of $3,628, (collectively, the "1997 Restructuring Charges") and related tax benefits of $13,918. The Company reflected $19,673 of the 1997 Restructuring Charges in cost of sales and reflected $16,746 in selling, general and administrative ("SG&A") expenses. The 1997 Restructuring Charges of $36,419 consisted of (i) $15,735 to exit various low margin products, including pressure washers, (ii) $14,943 to close and relocate certain administrative and sales offices, and (iii) $5,741 to close several manufacturing facilities. Most of these activities were substantially complete as of December 31, 1997, and remaining actions are expected to be completed in 1998.

     During 1996, the Company recorded restructuring charges of $66,202 and certain other charges of $7,998 (collectively, the "1996 Restructuring Charges") and related net tax benefits of $21,684. The Company reflected

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING AND OTHER CHARGES--(CONTINUED)
$44,005 of the 1996 Restructuring Charges in cost of sales and $30,195 in SG&A. The pre-tax restructuring charges of $66,202 consisted of (i) $29,067 to integrate Camping Gaz and Coleman operations into a global recreation products business, (ii) $19,000 to exit the low end electric pressure washer business,
(iii) $14,135 to exit a portion of the Company's battery powered light business and (iv) $4,000 to settle certain litigation with respect to the battery-powered light business. The charges to integrate the Camping Gaz and Coleman operations reflect primarily the cost to dispose of duplicate manufacturing, distribution and administrative facilities and the related severance costs, which actions were substantially completed in 1997 and are expected to be fully completed in 1998. The low end pressure washer and battery powered light businesses were exited by discontinuing the manufacturing and distribution of these products in 1997. The other pre-tax charges of $7,998 related primarily to certain asset write-offs. These charges were incurred in the Company's normal course of business, although the amounts involved were higher than similar charges the Company had recorded in prior years. The provision for income taxes included $21,684 of tax benefits resulting from these restructuring and other charges, net of an increase in the valuation reserve related to certain foreign deferred tax assets and other foreign tax charges totaling $5,595.

     The components of the combined 1997 Restructuring Charges and 1996 Restructuring Charges and an analysis of the amounts charged against the reserve are outlined in the following table:

                                                    1996     CHARGES DURING                   1997       CHARGES DURING
                                                  ORIGINAL    YEAR ENDED      BALANCE AT    ADDITIONAL    YEAR ENDED      BALANCE AT
                                                  RESERVE      12/31/96       12/31/96      RESERVES       12/31/97       12/31/97
                                                  --------   --------------   ----------    ----------   --------------   ----------
Impairment of fixed assets......................  $ 10,012     $  (1,789)      $  8,223      $  6,449      $  (6,530)      $  8,142
Inventory and other asset impairments...........    38,257       (25,875)        12,382        10,961        (14,966)         8,377
Termination costs...............................     2,018        (1,633)           385        12,146         (9,729)         2,802
Idle facilities, relocation and other exit
  costs.........................................    23,913       (12,429)        11,484         6,863         (9,656)         8,691
                                                  --------     ----------      --------      --------      ----------      --------
                                                  $ 74,200     $ (41,726)      $ 32,474      $ 36,419      $ (40,881)      $ 28,012
                                                  --------     ----------      --------      --------      ----------      --------
                                                  --------     ----------      --------      --------      ----------      --------

     The termination costs recognized in 1996 related to approximately 200 employees and the 1997 termination costs related to approximately 525 employees. As of December 31, 1997, $11,362 of termination costs were paid on behalf of the approximately 700 employees who were terminated as of that date.

     During 1995, the Company recognized an asset impairment charge of $12,289 related to its Brazilian operations. The Brazilian operations had not performed to the Company's expectations since acquisition of this business in April of 1994, and in the fourth quarter of 1995, the Company initiated actions to reduce the operating losses in Brazil. These actions included replacing management, increasing prices, downsizing the manufacturing operations and reducing SG&A and other expenses. Because of these actions, the Company performed an impairment review and concluded recognition of an asset impairment charge was appropriate. The basis of the fair values used in the computation of the charge were appraisals for property and equipment and estimated discounted cash flows for goodwill. The charge has been included in the statement of operations under the caption "Asset Impairment Charge".

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

4. INVENTORIES

     Inventories consisted of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997        1996
                                                                         --------    --------
Raw material and supplies.............................................   $ 59,406    $ 82,399
Work-in-process.......................................................      7,813      12,878
Finished goods........................................................    169,108     192,225
                                                                         --------    --------
                                                                         $236,327    $287,502
                                                                         --------    --------
                                                                         --------    --------

5. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consisted of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997        1996
                                                                         --------    --------
Land and land improvements............................................   $  7,700    $  8,772
Buildings and building improvements...................................     79,101      78,760
Machinery and equipment...............................................    192,650     194,714
Construction-in-progress..............................................     10,076      15,519
                                                                         --------    --------
                                                                          289,527     297,765
Accumulated depreciation..............................................   (114,033)    (98,583)
                                                                         --------    --------
                                                                         $175,494    $199,182
                                                                         --------    --------
                                                                         --------    --------

     Depreciation expense was $26,956, $25,770, and $19,142 for the years ended December 31, 1997, 1996 and 1995, respectively.

6. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                              DECEMBER 31,
                                                                           ------------------
                                                                            1997       1996
                                                                           -------    -------
Compensation and related benefits.......................................   $20,385    $29,331
Other...................................................................    73,411     83,575
                                                                           -------    -------
                                                                           $93,796    $112,906
                                                                           -------    -------
                                                                           -------    -------

7. OTHER LIABILITIES

     Other liabilities consisted of the following:

                                                                              DECEMBER 31,
                                                                           ------------------
                                                                            1997       1996
                                                                           -------    -------
Pensions and other postretirement benefits..............................   $49,121    $52,229
Other...................................................................    20,465     23,944
                                                                           -------    -------
                                                                           $69,586    $76,173
                                                                           -------    -------
                                                                           -------    -------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

8. SHORT-TERM BORROWINGS

     The Company maintained short-term bank lines of credit at December 31, 1997 and 1996 aggregating approximately $115,249, and $119,101, respectively, of which approximately $64,207 and $33,935 were outstanding at December 31, 1997 and 1996, respectively. The weighted average interest rate on amounts borrowed under these short-term lines was approximately 2.7% and 2.4% at December 31, 1997 and 1996, respectively.

     Outstanding letters of credit aggregated approximately $37,208 and $32,897 at December 31, 1997 and 1996, respectively.

9. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997        1996
                                                                         --------    --------
7.26% Senior Notes due 2007(a)........................................   $200,000    $200,000
7.10% Senior Notes due 2006(b)........................................     85,000      85,000
7.25% Senior Notes due 2008(c)........................................     75,000      75,000
Revolving credit facility(d)..........................................     52,127     146,350
Term loan(d)..........................................................     64,894      73,478
Other.................................................................        778       3,785
                                                                         --------    --------
                                                                          477,799     583,613
Less current portion..................................................        523         747
                                                                         --------    --------
                                                                         $477,276    $582,866
                                                                         --------    --------
                                                                         --------    --------

------------------
(a) On August 8, 1995, the Company completed a private placement issuance and sale of $200,000 aggregate principal amount of 7.26% Senior Notes due 2007 (the "2007 Notes"). Interest on the 2007 Notes is payable semiannually, and the principal is payable in annual installments of $40,000 each commencing August 8, 2003, with a final installment payment of $40,000 due on August 8, 2007. If there is a default, the interest rate will be the greater of (i) 9.26% or (ii) 2.0% above the prime interest rate.

   The 2007 Notes are unsecured and are subject to various restrictive covenants including, without limitation, requirements for the maintenance of specified financial ratios and levels of consolidated net worth and certain other provisions limiting the incurrence of additional debt and sale and leaseback transactions under the terms of the note purchase agreement.

(b) On June 13, 1996, the Company completed a private placement issuance and sale of $85,000 aggregate principal amount of 7.10% Senior Notes due 2006 (the "2006 Notes"). Interest on the 2006 Notes is payable semiannually, and the principal is payable in annual installments of $12,143 each commencing June 13, 2000, with a final installment payment of $12,143 due on June 13, 2006. If there is a default, the interest rate will be the greater of
    (i) 9.10% or (ii) 2.0% above the prime interest rate.

   The 2006 Notes are unsecured and are subject to various restrictive covenants including, without limitation, requirements for the maintenance of specified financial ratios and levels of consolidated net worth and certain other provisions limiting the incurrence of additional debt and sale and leaseback transactions under the terms of the note purchase agreement.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

9. LONG-TERM DEBT--(CONTINUED)

(c) On June 13, 1996, the Company completed a private placement issuance and sale of $75,000 aggregate principal amount of 7.25% Senior Notes due 2008 (the "2008 Notes"). Interest on the 2008 Notes is payable semiannually, and the principal is payable in annual installments of $15,000 each commencing June 13, 2004, with a final installment payment of $15,000 due on June 13, 2008. If there is a default, the interest rate will be the greater of
    (i) 9.25% or (ii) 2.0% above the prime interest rate.

   The 2008 Notes are unsecured and are subject to various restrictive covenants including, without limitation, requirements for the maintenance of specified financial ratios and levels of consolidated net worth and certain other provisions limiting the incurrence of additional debt and sale and leaseback transactions under the terms of the note purchase agreement.

(d) In April 1996, the Company amended its credit agreement to: a) provide a term loan of French Franc 385,125 ($64,894 at December 31, 1997 exchange rates) (the "Term Loan"), b) provide a $275,000 unsecured revolving credit facility line (the "Credit Facility"), c) allow for the Camping Gaz acquisition and d) extend the maturity of the credit agreement (as amended, the "Company Credit Agreement"). In connection with the Company recording the restructuring and other charges as discussed in Note 3 and lower than expected operating results, the Company further amended the Company Credit Agreement in October 1996 and again in March 1997.

   The Company Credit Agreement is available to the Company until April 30, 2001. The outstanding loans under the Company Credit Agreement bear interest at either of the following rates, as selected by the Company from time to time: (i) the higher of the agent's base lending rate or the federal funds rate plus .50% or (ii) the London Inter-Bank Offered Rate ("LIBOR") plus a margin ranging from .25% to 2.125% based on the Company's financial performance. If there is a default, the interest rate otherwise in effect will be increased by 2% per annum. The Company Credit Agreement also bears an overall facility fee ranging from .15% to .375% based on the Company's financial performance.

   In addition, the Company Credit Agreement provides, subject to certain exceptions, for the net cash proceeds from disposition of assets other than in the ordinary course of business, to be used to prepay any outstanding Term Loan balances with any remaining excess net cash proceeds to be applied to outstanding borrowings under the Credit Facility with a corresponding reduction in the overall amount of the Credit Facility line.

   The Company Credit Agreement contains various restrictive covenants including, without limitation, requirements for the maintenance of specified financial ratios, levels of consolidated net worth and profits, and certain other provisions limiting the incurrence of additional debt, purchase or redemption of the Company's common stock, issuance of preferred stock of the Company, and also prohibits the Company from paying any dividends until on or after January 1, 1999 and limits the amount of dividends the Company may pay thereafter. The Company Credit Agreement also contains an event of default upon a change of control of the Company (as defined in the Company Credit Agreement) and other customary events of default. In addition, substantially all of the shares of the Company's common stock owned by Coleman Worldwide are pledged to secure indebtedness of Coleman Worldwide and of its parent, CLN Holdings Inc. The indentures governing this indebtedness contain various covenants including a covenant placing certain limitations on the Company's indebtedness.

     The aggregate scheduled amounts of long-term debt maturities in the years 1998 through 2002 are $523, $78, $12,207, $129,204 and $12,159, respectively.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

10. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company periodically enters into a variety of foreign currency exchange contracts to reduce its foreign currency exposure resulting primarily from firm commitments, intercompany foreign sales transactions expected to occur within the next twelve months, and intercompany accounts receivable and payable.

     At December 31, 1997 and December 31, 1996, the Company did not have any outstanding foreign currency exchange contracts related to firm commitments.

     During the fourth quarter of 1995, the Company elected to adopt the provisions of the Emerging Issues Task Force Issue No. 95-2, "Determination of What Constitutes a Firm Commitment for Foreign Currency Transactions Not Involving a Third Party" ("EITF 95-2") which narrowed the scope of intercompany foreign currency commitments eligible to be hedged for financial reporting purposes. As a result of this change, the Company increased net income by $3,796 in the fourth quarter of 1995. Prior to the adoption of EITF 95-2, the gains and losses associated with these contracts were accounted for under the deferral method. At December 31, 1997, the Company did not have any outstanding foreign currency forward contracts related to intercompany foreign sales transactions. At December 31, 1996, the Company had forward exchange contracts to sell $8,500 in Canadian dollars maturing on February 28, 1997, for which the Company has recognized a net gain of $40 as a component of cost of sales.

     At December 31, 1997, the Company did not have any outstanding option contracts. At December 31, 1996, the Company had outstanding option contracts for the sale of Japanese yen at fixed exchange rates totaling $20,038 for specified periods of time which expired during 1997. Net unrealized gains deferred at December 31, 1996 were $653.

     With respect to intercompany accounts receivable and payable, at December 31, 1997, the Company had foreign currency forward contracts to sell $1,580 in foreign currencies, which contracts matured in February 1998, and had deferred a net gain of $128. At December 31, 1996, the Company had foreign currency forward contracts to sell $26,623 and to buy $3,898 in foreign currencies, which contracts matured at various dates in 1997, and had deferred a net gain of $185.

     At December 31, 1997, $25,000 of the Company's outstanding long-term debt was subject to an interest rate swap agreement and $25,000 of the Company's outstanding long-term debt was subject to an interest rate cap. Under the interest rate swap agreement, the Company pays the counterparty interest at a fixed rate of 6.115%, and the counterparty pays the Company interest at a variable rate equal to the three month LIBOR for a seven-year period commencing January 2, 1996. The agreement is with a major financial institution which is expected to fully perform under the terms of the agreement, thereby mitigating the credit risk from the transaction. The interest rate cap agreement entitles the Company to receive from a major financial institution the amount, if any, by which the Company's interest payments on $25,000 of its variable rate debt exceed 7.35%. The $509 premium paid for this interest rate cap agreement is included in other assets and was amortized to interest expense over the three-year term of the cap, which commenced January 3, 1995.

11. INCOME TAXES

     The Company is included in the consolidated federal income tax return of Mafco and certain state tax returns of Mafco or its affiliates. For all periods presented, federal and state income taxes are provided as if the Company filed its own income tax returns. The accompanying consolidated balance sheet includes approximately $14,860 and $21,661 of federal and state income taxes receivable from affiliates at December 31, 1997 and 1996, respectively.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

11. INCOME TAXES--(CONTINUED)
     For financial reporting purposes, (loss) earnings before income taxes, minority interest and extraordinary item include the following components:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------------------
                                                                                  1997                       1996
                                                                            -----------------------    -----------------------
(Loss) earnings before income taxes, minority interest and extraordinary item:
  Domestic...............................................................          $ (14,129)                 $ (29,532)
  Foreign................................................................              7,752                    (20,769)
                                                                                   ---------                  ---------
                                                                                   $  (6,377)                 $ (50,301)
                                                                                   ---------                  ---------
                                                                                   ---------                  ---------


                                                                                    1995
                                                                           -----------------------
(Loss) earnings before income taxes, minority interest and extraordinary item:
  Domestic...............................................................         $  78,980
  Foreign................................................................           (14,434)
                                                                                  ---------
                                                                                  $  64,546
                                                                                  ---------
                                                                                  ---------

     Significant components of the provision for income tax (benefit) expense were as follow:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------------------
                                                                                     1997                       1996
Current:                                                                    -----------------------    -----------------------
  Federal................................................................          $ (11,045)                 $    (709)
  State..................................................................                 --                       (334)
  Foreign................................................................              1,485                      3,454
                                                                                   ---------                  ---------
     Total current.......................................................             (9,560)                     2,411
                                                                                   ---------                  ---------
Deferred:
  Federal................................................................              7,851                    (10,686)
  State..................................................................             (1,493)                    (2,178)
  Foreign................................................................             (2,025)                      (474)
                                                                                   ---------                  ---------
     Total deferred......................................................              4,333                    (13,338)
                                                                                   ---------                  ---------
                                                                                   $  (5,227)                 $ (10,927)
                                                                                   ---------                  ---------
                                                                                   ---------                  ---------


                                                                                    1995
                                                                           -----------------------
  Federal................................................................         $  18,415
  State..................................................................             3,825
  Foreign................................................................             3,853
                                                                                  ---------
     Total current.......................................................            26,093
                                                                                  ---------
Deferred:
  Federal................................................................            (3,104)
  State..................................................................              (725)
  Foreign................................................................             2,215
                                                                                  ---------
     Total deferred......................................................            (1,614)
                                                                                  ---------
                                                                                  $  24,479
                                                                                  ---------
                                                                                  ---------

     The effective tax rate on (loss) earnings before income taxes, minority interest and extraordinary item varies from the current statutory federal income tax rate as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1997           1996            1995
                                                      -----------    ------------  --------------
(Benefit) provision at statutory rate..............       (35.0)%        (35.0)%          35.0%
State taxes, net...................................       (15.2)          (4.6)            2.5
Nondeductible amortization.........................        37.1            5.0             2.9
Foreign operations.................................       (66.4)           4.3            (0.1)
Change in tax rates................................       (20.8)            --              --
Valuation allowance................................        37.0            7.0              --
Puerto Rico operations.............................       (12.9)           0.4            (2.6)
Other, net.........................................        (5.8)           1.2             0.2
                                                          ---------     ---------      ---------
Effective tax rate (benefit) provision.............       (82.0)%        (21.7)%          37.9%
                                                          ---------     ---------      ---------
                                                          ---------     ---------      ---------


                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

11. INCOME TAXES--(CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------------------------
                                                                                           1997                       1996
                                                                                  -----------------------    -----------------------
Deferred tax assets:
  Postretirement benefits other than pensions..................................           $12,964                    $12,370
  Reserves for self-insurance and warranty costs...............................             4,898                      6,678
  Pension liabilities..........................................................             7,377                      8,828
  Inventory....................................................................             6,626                      8,245
  Net operating loss carryforwards.............................................            56,739                     47,013
  Other, net...................................................................            12,728                     24,026
                                                                                          -------                    -------
     Total deferred tax assets.................................................           101,332                    107,160
  Valuation allowance..........................................................           (39,990)                   (39,639)
                                                                                          -------                    -------
       Net deferred tax assets.................................................            61,342                     67,521
                                                                                          -------                    -------
Deferred tax liabilities:
  Depreciation.................................................................            19,872                     18,248
  Other, net...................................................................            10,676                      7,675
                                                                                          -------                    -------
     Total deferred tax liabilities............................................            30,548                     25,923
                                                                                          -------                    -------
       Net deferred tax assets.................................................           $30,794                    $41,598
                                                                                          -------                    -------
                                                                                          -------                    -------

     The deferred tax account balance at December 31, 1997 differs from the account balance at December 31, 1996 due primarily to the 1997 deferred tax provision, the tax effects of the foreign exchange gain recorded as a component of stockholder's equity, the tax effects of adjustments related to the finalization of the purchase accounting related to the acquisition of Camping Gaz, and the deferred tax asset recorded related to the acquisition in 1997 of inactive companies which were recorded as a capital contribution (see Note 12).

     During 1997, the Company increased the valuation allowance related to certain foreign deferred tax assets due to uncertainties over realization. At December 31, 1997, the Company had net operating loss carryforwards ("NOL's") of approximately $107,229 for certain foreign income tax purposes. These NOL's expire beginning in 1998.

     The Company has not provided for taxes on undistributed foreign earnings of approximately $20,860 at December 31, 1997, as the Company intends to permanently reinvest these earnings in the future growth of the business. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

12. RELATED PARTY TRANSACTIONS

  Capital Contributions

     As of March 31, 1997, the Company purchased an inactive subsidiary from an affiliate for net cash consideration of $1,031, including transaction costs. The Company expects to realize certain foreign tax benefits from this transaction in future years. Under certain circumstances, a portion of these tax benefits will be payable to the affiliate to the extent such tax benefits are realized by the Company. During the fourth quarter of 1997, the Company purchased an inactive subsidiary from an affiliate in a transaction in which the Company expects to realize certain foreign tax benefits in future years and for which the Company agreed to pay 50% of those realized benefits to the affiliate. The Company has recorded a liability to the affiliate in the amount of $219 which represents 50% of the estimated amount of future tax benefits. The Company has accounted for these

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

12. RELATED PARTY TRANSACTIONS--(CONTINUED) transactions in a manner similar to a pooling-of-interests due to the Mafco Holdings Inc. common control over each of the parties involved in the transactions. The $2,799 excess value of estimated realizable tax benefits acquired over the total acquisition costs have been accounted for as a capital contribution.

  Insurance Programs

     The Company participates in certain of Holdings' insurance programs, including health and life insurance, workers compensation, and liability insurance. The Company's expense represents its expected costs for self-insured retentions and premiums for excess coverage insurance. The expense was $13,339, $13,923 and $9,875 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Services Agreement

     From time to time, Coleman purchases, at negotiated rates, specialized accounting and other services provided by an affiliate. Coleman also provides, at negotiated rates, services to an affiliate. The net expense for such services was $394 during 1997 and was immaterial in prior years.

  Management Agreement

     The Company provided management services to certain affiliates pursuant to a management agreement through June 30, 1995. The consolidated financial statements reflect the management fees as a reduction in selling, general and administration expenses. For the year ended December 31, 1995, management fees earned by the Company were $2,400.

  Licensing Agreement:

     During 1997, the Company engaged an affiliate of MacAndrews & Forbes to provide licensing services. The Company recorded expenses of $650 related to these services in 1997.

  Other

     In 1996, the Company entered into an agreement with an affiliate in which the Company realized approximately $1,800 of net tax benefits associated with certain foreign tax net operating loss carryforwards that had not previously been recognized.

     The Company purchases and sells products from and to certain affiliates. These amounts are not, in the aggregate, material.

     The Company subleases six thousand square feet of office space in New York City from an affiliate pursuant to a month-to-month occupancy memorandum (the "Lease") entered into during 1997. The rent paid by the Company during the year ended December 31, 1997 pursuant to the Lease was $158.

     During 1997, Coleman used an airplane owned by a corporation of which a director of Coleman is a stockholder, for which Coleman paid approximately $158.

13. EMPLOYEE BENEFIT PLANS

  Pension Plans

     Holdings maintains pension and other retirement plans in various forms covering employees of the Company who meet eligibility requirements. The U.S. salaried retirement plan is a non-contributory defined benefit plan and provides benefits based on a formula of each participant's final average pay and years of service. The U.S. hourly pension plan is a non-contributory defined benefit plan and contains a flat benefit formula. The salaried and hourly plans provide reduced benefits for early retirement and the salaried plan takes into account offsets for Social Security benefits. The Company's policy is to contribute annually the minimum amount

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. EMPLOYEE BENEFIT PLANS--(CONTINUED)
required pursuant to the Employee Retirement Income Security Act, as amended. Under certain circumstances, the Company may make additional contributions to the pension plans up to the maximum deductible amounts for income tax purposes.

     Holdings also has an unfunded excess benefit plan covering certain of the Company's U.S. employees whose benefits under the plans described above are limited by provisions of the Internal Revenue Code. The following table reconciles the funded status of the pension plans with the amount recognized in the Company's consolidated balance sheets as of the dates indicated:

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------------------------
                                                                                           1997                       1996
                                                                                  -----------------------    -----------------------
Actuarial present value of benefit obligation:
  Accumulated benefit obligation, including vested benefits of $24,296 and
  $18,686......................................................................          $ (27,843)                 $ (21,933)
                                                                                         ---------                  ---------
                                                                                         ---------                  ---------
Projected benefit obligation for service rendered to date......................          $ (43,246)                 $ (37,092)
Plan assets at fair value......................................................             23,102                     16,197
                                                                                         ---------                  ---------
Projected benefit obligation in excess of plan assets..........................            (20,144)                   (20,895)
Unrecognized prior service cost................................................                130                         50
Unrecognized net loss..........................................................              6,259                      7,999
                                                                                         ---------                  ---------
Accrued pension cost...........................................................            (13,755)                   (12,846)
Amount reflected as an intangible asset........................................               (143)                      (288)
Amount reflected as minimum pension liability adjustment.......................             (1,526)                      (470)
                                                                                         ---------                  ---------
Amount reflected as pension liability..........................................          $ (15,424)                 $ (13,604)
                                                                                         ---------                  ---------
                                                                                         ---------                  ---------

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% as of December 31, 1997 and 1996. The rate of increase in future compensation levels reflected in such determination was 5% as of December 31, 1997 and 1996. The expected long-term rate of return on assets was 9% as of December 31, 1997, 1996 and 1995. Plan assets consist primarily of common stock, mutual funds and fixed income securities stated at fair market value, and cash equivalents stated at cost, which approximates fair market value. Unrecognized items are being recognized over the estimated remaining service lives of active employees.

     Net pension expense includes the following components:

                                                                          YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                     1997           1996          1995
                                                                   --------       --------       -------
Service cost-benefits attributed to service during the year.....   $  3,081       $  3,098       $ 2,125
Interest cost on projected benefit obligation...................      2,813          2,442         2,004
Curtailment loss................................................        972             --            --
Actual return on plan assets....................................     (2,908)        (1,490)       (1,347)
Net amortization and deferrals..................................      1,537            844           834
                                                                   --------       --------       -------
  Net pension expense...........................................   $  5,495       $  4,894       $ 3,616
                                                                   --------       --------       -------
                                                                   --------       --------       -------

     Net pension expense for the year ended December 31, 1997 includes $972 of curtailment loss associated with certain executive officer changes during the year.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. EMPLOYEE BENEFIT PLANS--(CONTINUED)
  Savings Plan

     Holdings maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all of the Company's full-time U.S. employees and allows employees to contribute up to 10% of their salary to the plan. The Company matches, at a 34% rate, employee contributions of up to 6% of their salary. Amounts charged to expense for matching contributions were $1,401, $1,314, and $1,165 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Retiree Health Care and Life Insurance

     The Company, through Holdings, provides certain unfunded health and life insurance benefits for certain retired employees. Approximately 55% of the Company's U.S. employees may become eligible for these benefits if they reach retirement age while working for the Company.

     The following table reconciles the funded status of the Company's allocable portion of Holdings' postretirement benefit plans with the amount recognized in the Company's consolidated balance sheets as of the dates indicated:

                                                                                        DECEMBER 31,
                                                                                   -----------------------
                                                                                     1997           1996
                                                                                   --------       --------
Accumulated postretirement benefit obligation:
  Retirees......................................................................   $ (6,852)      $ (6,682)
  Fully eligible active plan participants.......................................     (3,308)        (3,015)
  Other active plan participants................................................    (10,322)       (10,664)
                                                                                   --------       --------
Total accumulated postretirement benefit obligation.............................    (20,482)       (20,361)
Unrecognized transition benefit.................................................     (3,707)        (3,973)
Unrecognized prior service cost.................................................       (404)          (492)
Unrecognized net gain...........................................................     (2,415)          (976)
                                                                                   --------       --------
Net postretirement benefit liability............................................   $(27,008)      $(25,802)
                                                                                   --------       --------
                                                                                   --------       --------

     Net periodic postretirement benefit expense includes the following components:

                                                                          YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                     1997           1996          1995
                                                                   --------       --------       -------
Service cost-benefits attributed to service during the year.....   $    927       $  1,044       $   756
Interest cost on accumulated postretirement
  benefit obligation............................................      1,453          1,454         1,352
Amortization of transition benefit and other net gains..........       (358)          (354)         (455)
                                                                   --------       --------       -------
Net periodic postretirement benefit expense.....................   $  2,022       $  2,144       $ 1,653
                                                                   --------       --------       -------
                                                                   --------       --------       -------

     The discount rate used in determining the accumulated postretirement benefit obligation ("APBO") was 7.5% as of December 31, 1997 and 1996. At December 31, 1997, the assumed health care cost trend rate used in measuring the APBO was 7.5% starting in 1998 then gradually decreasing to 5% by the year 2003 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic benefit expense reported. An increase in the assumed health care cost trend rates by 1% in each year would increase the APBO as of December 31, 1997 by approximately 19% and the service and interest cost components of net periodic postretirement benefit expense by approximately 22%.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. EMPLOYEE BENEFIT PLANS--(CONTINUED)
  Stock Option Plans

     The Company adopted The Coleman Company, Inc. 1992 Stock Option Plan (the "1992 Stock Option Plan") in 1992. During 1993, the shareholders approved the 1993 Stock Option Plan (the "1993 Stock Option Plan") and during 1996, the shareholders approved The Coleman Company, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan"). Under the terms of the 1992 Stock Option Plan, the 1993 Stock Option Plan and the 1996 Stock Option Plan (collectively the "Stock Option Plans"), incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") and stock appreciation rights may be granted to key employees of the Company and any of its affiliates from time to time. Stock options have been granted under the Stock Option Plans with vesting terms and maximum terms of approximately five years and ten years, respectively. The aggregate number of shares of common stock as to which options and rights may be granted under the Stock Option Plans may not exceed 4,700,000.

     The following table summarizes the stock option transactions under the Stock Option Plans:

                                                   1997                       1996                      1995
                                          -----------------------    ----------------------    ----------------------
                                                        WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                                        AVERAGE                   AVERAGE                   AVERAGE
                                                        EXERCISE                  EXERCISE                  EXERCISE
                                           OPTIONS       PRICE        OPTIONS      PRICE        OPTIONS      PRICE
                                          ----------    ---------    ---------    ---------    ---------    ---------
Outstanding--January 1,................    3,017,630     $ 15.84     2,572,930     $ 15.25     2,310,888     $ 14.03
  Granted:
     at market price...................    2,081,000       14.77       294,000       19.73       637,000       17.89
     above market price................       75,000       15.00       381,000       15.00            --          --
  Exercised............................     (220,750)      11.42      (154,890)      12.17      (325,748)      12.09
  Forfeited............................   (1,605,330)      16.49       (75,410)      14.19       (49,210)      13.14
                                          ----------                 ---------                 ---------
Outstanding--December 31,..............    3,347,550       15.14     3,017,630       15.84     2,572,930       15.25
                                          ----------                 ---------                 ---------
                                          ----------                 ---------                 ---------
Exercisable--December 31,..............      927,000       14.02       513,440       13.25       413,526       12.84
                                          ----------                 ---------                 ---------
                                          ----------                 ---------                 ---------
Weighted-average fair value of options
  granted during the year:
     at market price...................   $     7.43                 $    6.62                 $    7.13
                                          ----------                 ---------                 ---------
                                          ----------                 ---------                 ---------
     above market price................   $     5.28                 $    3.21                 $      --
                                          ----------                 ---------                 ---------
                                          ----------                 ---------                 ---------

     The following table summarizes information concerning currently outstanding and exercisable options at December 31, 1997:

            OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
--------------------------------------------     ---------------------------------------
                                  WEIGHTED-
                                   AVERAGE       WEIGHTED-                     WEIGHTED-
   RANGE OF                       REMAINING      AVERAGE                       AVERAGE
   EXERCISE         NUMBER        CONTRACTUAL    EXERCISE       NUMBER         EXERCISE
    PRICES        OUTSTANDING        LIFE         PRICE        EXERCISABLE      PRICE
--------------    -----------     ----------     ---------     -----------     ---------
$12.25-$13.82        543,030      5.26 years      $ 12.96        425,230        $ 12.79
$13.83-$14.00        878,500      9.29              14.00        181,250          14.00
$14.01-$16.12        806,520      6.66              15.38        226,020          15.24
$16.13-$20.38      1,119,500      9.20              16.92         94,500          16.67
                   ---------                                     -------
$12.25-$20.38      3,347,550      7.97              15.14        927,000          14.02
                   ---------                                     -------
                   ---------                                     -------

     As described in Note 1, the Company follows APB Opinion No. 25 in accounting for stock compensation arrangements. Pro forma financial information regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. EMPLOYEE BENEFIT PLANS--(CONTINUED)
The fair value of ISOs and NQSOs granted during 1997, 1996 and 1995 were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.53%, 6.11% and 5.91 % for 1997, 1996 and 1995, respectively, dividend yield of 0.0%, volatility of the expected market price of the Company's common stock of 31.3%, 20.2% and 30.8% for 1997, 1996 and 1995, respectively, and a weighted-average expected life of the option of 7.7, 5.5 and 5.5 years for 1997, 1996 and 1995, respectively.

     SFAS No. 123 requires the use of option valuation models, one of which is the Black-Scholes model, that were not developed for use valuing ISOs or NQSOs. Further, these option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. In management's opinion, based on the above, the existing models do not necessarily provide a reliable single measure of the fair value of its ISOs or NQSOs.

     The following summarized, unaudited pro forma results of operations assume the estimated fair value of the ISOs and NQSOs granted during the years ended December 31, 1997, 1996 and 1995 is amortized to expense over the ISOs' and NQSOs' vesting period. SFAS No. 123 does not require disclosure of the effect of any grants of stock based compensation prior to 1995 and, therefore, the pro forma effect of SFAS No. 123 on net earnings is not representative of the pro forma effect on net earnings in future years.

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1997        1996       1995
                                                                        --------    --------    -------
Pro forma net (loss) earnings........................................   $ (6,069)   $(42,760)   $39,009
Pro forma basic net (loss) earnings per common share.................      (0.11)      (0.80)      0.73
Pro forma diluted net (loss) earnings per common share...............      (0.11)      (0.80)      0.73

14. COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases manufacturing, administrative and sales facilities and various types of equipment under operating lease agreements expiring through 2007. Rental expense was $15,620, $14,164, and $11,526 for the years ended December 31, 1997, 1996 and 1995, respectively. Minimum rental commitments under all noncancellable operating leases with remaining lease terms in excess of one year from December 31, 1997, aggregated $31,506; such commitments for each of the five years subsequent to December 31, 1997 are $7,571, $6,683, $4,622, $2,848, and $3,560, respectively, and $6,222 thereafter.

     The Company leases its former corporate office building in Denver, Colorado under agreements which give the Company the right, subject to certain qualifications, to renew or terminate the lease, or purchase the property. Upon termination, the Company has guaranteed the lessor certain residual values.

  Environmental Matters

     Gilbert and Mosley Site. As a result of investigations undertaken in 1986, the Kansas Department of Health and Environment ("KDHE") discovered that groundwater in the downtown Wichita area (the "Gilbert and Mosley Site") was contaminated with volatile organic chemicals ("VOCs"). Coleman occupied a facility within the boundaries of the Gilbert and Mosley Site. Subsequent investigations in the area, including investigations in November 1988 by Coleman, indicated the groundwater beneath the Coleman property is contaminated with VOCs. Coleman is in the process of remediating the contamination on its property.

     The City of Wichita has entered into a voluntary agreement with KDHE in which the City agreed to investigate and then remediate contamination in the ert and Mosley Site. Coleman has entered into an agreement with KDHE in which Coleman agreed to perform a similar study for the Coleman property and to implement remedial activities at its property. In addition, Coleman entered into an agreement with the City of Wichita in

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED) which Coleman agreed to fund its proportionate share of the City's study and remediation of the Gilbert and Mosley site.

     Maize Site. Coleman has undertaken a soil and groundwater investigation at its facility in Maize, Kansas (the "Maize Site"). Results indicate that limited VOC contamination is present in the groundwater under and to the southeast of the facility. The data has been reported to the KDHE, and Coleman has entered into an agreement with KDHE to implement appropriate remedial actions. The remediation system has been installed, and Coleman is in the process of remediating the contaminated groundwater.

     Northeast Site. In 1990, Coleman undertook a soil and groundwater investigation of its facility in northeast Wichita (the "Northeast Site"). Results indicated the presence of VOCs in the groundwater and soils. Although some of the contamination may be a result of Coleman's operations at the facility, the data also indicated that contamination was migrating onto the Coleman property from up gradient sources. Coleman reported the initial results of its study to KDHE. Coleman has also provided copies of all data to the United States Environmental Protection Agency (the "EPA"), at its request. The EPA has not initiated any actions against the Company with respect to the Northeast Site. An agreement has been entered into with KDHE to undertake additional investigatory activities, and an interim remediation system has been installed.

     The Company has not been named as a potentially responsible party ("PRP") by the EPA nor does it have joint and several liability with any other PRP for remediation at any of the above sites.

     The Company has adopted an environmental policy designed to ensure the Company operates in full compliance with applicable environmental regulations and, where appropriate, the Company's own internal standards. Coleman has also undertaken an environmental compliance audit program. The Company makes expenditures it believes are necessary to comply with environmental management practices. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate and were not significant in 1997 and are not expected to be significant in the foreseeable future. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

     While it is possible the Company reserves may change in the near term, the Company believes the reserves established for environmental matters are adequate. This belief is based on results of environmental investigations of the groundwater and soils at the manufacturing facilities operated by Coleman conducted by independent consultants specializing in environmental investigations and remediation and estimates provided by such independent consultants, together with estimates provided by Coleman's environmental engineering staff.

  Other

     The Company and Holdings are involved in various claims and legal actions arising in the ordinary course of business. The Company believes the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's consolidated financial condition or results of operations. The Company has entered into a cross-indemnification agreement with Holdings pursuant to which it will indemnify Holdings against all liabilities related to businesses transferred to the Company by Holdings, and Holdings will indemnify the Company against all liabilities of Holdings other than liabilities related to the businesses transferred to the Company.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     The Company is party to a license agreement which requires payments of minimum guaranteed royalties aggregating to $11,778 at December 31, 1997; such commitments for each of the five years remaining under the agreement subsequent to December 31, 1997 are $1,040, $1,745, $2,434, $3,010, and $3,549,
respectively.

15. SIGNIFICANT CUSTOMERS

     The Company's U.S. and Canadian operations have one significant customer which accounted for approximately 13%, 15%, and 19% of net revenues in the years ended December 31, 1997, 1996 and 1995, respectively.

16. CASH FLOW REPORTING

     The Company uses the indirect method to report cash flows from operating activities. Interest paid was $42,217, $37,608, and $23,976 and net income taxes (refunded) paid were $(16,138), $7,041, and $12,246 for the years ended December 31, 1997, 1996 and 1995, respectively. Certain non-cash transactions relating to acquisitions and the issuance of long-term debt have been reported in Notes 2 and 9.

17. PREFERRED STOCK

     The Company has authorized 20,000,000 shares of preferred stock, par value $0.01 per share. The Company's Certificate of Incorporation authorizes the Board of Directors to provide for the issuance of a series of preferred stock, to establish the number of shares of each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

18. GEOGRAPHIC SEGMENTS

     The Company designs, manufactures and markets a wide variety of multiuse products and accessories, which are primarily marketed through independent retail markets, for the outdoor recreation and hardware consumers. The Company is a leading manufacturer and marketer of brand name consumer products for the camping and related outdoor recreation markets in the United States, Canada, Europe, and Japan.

     Operating profit, as indicated below, represents net revenues less operating expenses and amortization of goodwill. Generally, sales between geographic areas are made at cost plus a share of operating profit. Identifiable assets are those used by each geographic segment. Corporate assets are principally cash, certain property and equipment, income tax refunds receivable -affiliate, and deferred charges.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

18. GEOGRAPHIC SEGMENTS--(CONTINUED)
     Information related to the Company's geographic segments is as follows:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                1997          1996         1995
                                                                             ----------    ----------    --------
Net revenues:
  Domestic--U.S...........................................................   $  855,365    $  916,260    $716,018
           --Export.......................................................       78,120        91,125      90,434
  Europe..................................................................      217,863       168,780      52,233
  Other foreign...........................................................      167,119       219,350     169,836
  Eliminations............................................................     (164,173)     (175,299)    (94,947)
                                                                             ----------    ----------    --------
                                                                             $1,154,294    $1,220,216    $933,574
                                                                             ----------    ----------    --------
                                                                             ----------    ----------    --------
Operating profit:
  Domestic (a)............................................................   $   34,754    $   19,915    $120,915
  Europe (b)..............................................................        1,299       (17,505)     (3,241)
  Other foreign (c).......................................................       26,384         4,027     (10,540)
                                                                             ----------    ----------    --------
                                                                                 62,437         6,437     107,134
  Corporate expenses (d)..................................................      (27,962)      (18,011)    (18,043)
  Interest expense........................................................      (40,852)      (38,727)    (24,545)
                                                                             ----------    ----------    --------
(Loss) earnings before income taxes, minority interest and extraordinary
  item....................................................................   $   (6,377)   $  (50,301)   $ 64,546
                                                                             ----------    ----------    --------
                                                                             ----------    ----------    --------
Identifiable assets:
  Domestic................................................................   $  681,325    $  782,373    $696,681
  Europe..................................................................      216,816       247,412      70,478
  Other foreign...........................................................       91,192        83,033      59,107
  Corporate...............................................................       52,431        47,268      18,221
                                                                             ----------    ----------    --------
                                                                             $1,041,764    $1,160,086    $844,487
                                                                             ----------    ----------    --------
                                                                             ----------    ----------    --------

------------------

(a) Includes restructuring and other charges of $21,025 in 1997 and $49,257 in 1996.

(b) Includes restructuring and other charges of $114 in 1997 and $20,002 in 1996.

(c) Includes restructuring and other charges of $4,151 in 1997 and $4,941 in 1996; and $12,289 of asset impairment charges in 1995.

(d) Includes restructuring and other charges of $11,129 in 1997.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

19. QUARTERLY FINANCIAL SUMMARIES (UNAUDITED)

     Summarized quarterly financial data for 1997 and 1996 are as follow:

                                                                         QUARTER ENDED
                                                      ---------------------------------------------------
                                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                      ---------   --------   -------------   ------------
1997
Net revenues.......................................   $ 295,464   $383,514     $ 252,434       $222,882
Gross profit (a)...................................      81,042    101,913        69,867         61,141
Net earnings (loss) (a)............................         699     10,119        (8,077)        (5,277)
Basic earnings (loss) per share....................   $    0.01   $   0.19     $   (0.15)      $  (0.10)

1996
Net revenues.......................................   $ 273,560   $452,654     $ 269,607       $224,395
Gross profit (a)...................................      80,966    137,538        39,894         33,321
Earnings (loss) before extraordinary item (a)......      15,039     28,046       (48,458)       (35,873)
Net earnings (loss) (a)............................      15,039     27,399       (48,458)       (35,873)
Basic earnings (loss) per share:
  Earnings (loss) before extraordinary item........   $    0.28   $   0.53     $   (0.91)      $  (0.67)
  Net earnings (loss)..............................        0.28       0.52         (0.91)         (0.67)

------------------

(a) Includes restructuring and other charges (credits) as follows:

1997
Gross profit.......................................   $    (425)  $ 11,402     $   9,010       $   (314)
Net earnings.......................................       2,435     11,547         9,433           (914)

1996
Gross profit.......................................          --         --        33,567         10,438
Earnings before extraordinary item.................          --         --        44,495          8,021
Net earnings.......................................          --         --        44,495          8,021

20. SUBSEQUENT EVENT (UNAUDITED)

     On February 27, 1998, CLN Holdings and Coleman (Parent) Holdings Inc., the parent company of CLN Holdings, entered into an Agreement and Plan of Merger (the "CLN Holdings Merger Agreement") with Sunbeam Corporation ("Sunbeam") and a wholly-owned subsidiary of Sunbeam ("Laser Merger Sub"). The CLN Holdings Merger Agreement provides that, among other things, Laser Merger Sub will be merged (the "CLN Holdings Merger") with CLN Holdings. Pursuant to the CLN Holdings Merger Agreement, the shares of CLN Holdings' common stock issued and outstanding immediately prior to the effective time of the CLN Holdings Merger will be converted into the right to receive in the aggregate 14,099,749 shares of Sunbeam's common stock and $159,957 in cash, without interest. In addition, the outstanding debt of CLN Holdings will remain an obligation of CLN Holdings following the CLN Holdings Merger.

     Coincident with the execution of the CLN Holdings Merger Agreement, the Company, Sunbeam and a wholly-owned subsidiary of Sunbeam ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Coleman Merger Agreement" and with the CLN Holdings Merger Agreement, collectively the "Merger Agreements"), providing that, among other things, Merger Sub will be merged (the "Coleman Merger") with the Company. Pursuant to the Coleman Merger Agreement, each share of the Company's common stock issued and outstanding immediately prior to the effective time of the Coleman Merger (other than shares held by Coleman Worldwide and dissenting shares, if any) will be converted into the right to receive (a) 0.5677 of a share of Sunbeam common stock, with cash paid in lieu of fractional shares, and (b) $6.44 in cash, without interest.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

20. SUBSEQUENT EVENT (UNAUDITED)--(CONTINUED)
     Following consummation of the CLN Holdings Merger, CLN Holdings will be a direct wholly-owned subsidiary of Sunbeam. Following consummation of the Coleman Merger, the Company will be an indirect wholly-owned subsidiary of Sunbeam.

     The CLN Holdings Merger is subject to the expiration of antitrust waiting periods and certain other customary conditions. The Coleman Merger Agreement is subject to consummation of the CLN Holdings Merger. These transactions will constitute a change in control as defined in the Company Credit Agreement. Per the terms of the Merger Agreements, certain arrangements with related parties may be altered or terminated. In addition, outstanding, unvested Company stock options immediately vest upon consummation of the CLN Holdings Merger.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                               THREE MONTHS
                                                                                             ENDED MARCH 31,
                                                                                         ------------------------
                                                                                            1998          1997
                                                                                         ----------    ----------
Net revenues..........................................................................   $  244,499    $  295,464
Cost of sales.........................................................................      175,777       214,422
                                                                                         ----------    ----------
Gross profit..........................................................................       68,722        81,042
Selling, general and administrative expenses..........................................       74,855        65,873
Interest expense, net.................................................................        9,044        10,712
Amortization of goodwill and deferred charges.........................................        2,934         2,865
Gain on sale of business..............................................................      (26,137)           --
Other expense, net....................................................................        1,861           271
                                                                                         ----------    ----------
Earnings before income taxes, minority interest and extraordinary item................        6,165         1,321
Income tax expense....................................................................        7,518           510
Minority interest.....................................................................           61           112
                                                                                         ----------    ----------
(Loss) earnings before extraordinary item.............................................       (1,414)          699
Extraordinary loss on early extinguishment of debt, net of income tax benefit.........       (1,232)           --
                                                                                         ----------    ----------
Net (loss) earnings...................................................................   $   (2,646)   $      699
                                                                                         ----------    ----------
                                                                                         ----------    ----------
Basic and diluted (loss) earnings per share:
  (Loss) earnings before extraordinary item...........................................   $    (0.03)   $     0.01
  Extraordinary item..................................................................        (0.02)           --
                                                                                         ----------    ----------
Net (loss) earnings...................................................................   $    (0.05)   $     0.01
                                                                                         ----------    ----------
                                                                                         ----------    ----------
Weighted average common shares outstanding:
  Basic...............................................................................   53,731,639    53,231,433
                                                                                         ----------    ----------
                                                                                         ----------    ----------
  Dilutive............................................................................   53,731,639    53,283,832
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                 See Notes to Consolidated Financial Statements

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                        MARCH 31,     DECEMBER 31,
                                                                                           1998          1997
                                                                                        ----------    ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $   21,498     $   13,031
  Accounts and notes receivable, less allowance of $8,051 in 1998
     and $8,930 in 1997..............................................................      215,098        194,616
  Inventories........................................................................      246,343        236,327
  Deferred tax assets................................................................       26,196         26,378
  Prepaid assets and other...........................................................       22,210         21,344
                                                                                        ----------     ----------
       Total current assets..........................................................      531,345        491,696
Property, plant and equipment, net...................................................      161,138        175,494
Intangible assets related to businesses acquired, net................................      291,860        332,468
Deferred tax assets and other........................................................       37,636         42,106
                                                                                        ----------     ----------
                                                                                        $1,021,979     $1,041,764
                                                                                        ----------     ----------
                                                                                        ----------     ----------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts and notes payable.........................................................   $  151,315     $  158,878
  Affiliate debt.....................................................................       90,711             --
  Other current liabilities..........................................................       86,360         94,319
                                                                                        ----------     ----------
       Total current liabilities.....................................................      328,386        253,197
Long-term debt.......................................................................      360,231        477,276
Other liabilities....................................................................       65,096         69,586
Minority interest....................................................................        1,224          1,236
Contingencies........................................................................
Stockholders' equity:
  Common stock.......................................................................          552            534
  Additional paid-in capital.........................................................      203,860        172,072
  Retained earnings..................................................................       77,649         80,296
  Accumulated comprehensive loss.....................................................      (15,019)       (12,433)
                                                                                        ----------     ----------
       Total stockholders' equity....................................................      267,042        240,469
                                                                                        ----------     ----------
                                                                                        $1,021,979     $1,041,764
                                                                                        ----------     ----------
                                                                                        ----------     ----------

            See Notes to Condensed Consolidated Financial Statements

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                  THREE MONTHS
                                                                                                ENDED MARCH 31,
                                                                                              --------------------
                                                                                                1998        1997
                                                                                              --------    --------
Cash Flows From Operating Activities:
Net (loss) earnings........................................................................   $ (2,646)   $    699
                                                                                              --------    --------
Adjustments to reconcile net (loss) earnings to net cash flows from operating activities:
  Depreciation and amortization............................................................      9,508       9,590
  Gain on sale of business.................................................................    (26,137)         --
  Extraordinary loss on early extinguishment of debt.......................................      2,038          --
  Minority interest in earnings of Camping Gaz.............................................         61         112
  Change in assets and liabilities:
     Increase in receivables...............................................................    (34,531)    (60,454)
     Increase in inventories...............................................................    (31,043)     (5,258)
     Increase in accounts payable..........................................................      4,177      18,655
     Other, net............................................................................     (5,036)     (4,383)
                                                                                              --------    --------
                                                                                               (80,963)    (41,738)
                                                                                              --------    --------
Net cash used by operating activities......................................................    (83,609)    (41,039)
                                                                                              --------    --------

Cash Flows From Investing Activities:
Capital expenditures.......................................................................     (9,698)     (6,313)
Net proceeds from sale of business and fixed assets........................................     98,264       2,126
                                                                                              --------    --------
Net cash provided (used) by investing activities...........................................     88,566      (4,187)
                                                                                              --------    --------

Cash Flows From Financing Activities:
Net payments of revolving credit agreement borrowings......................................    (52,578)     (8,959)
Net change in short-term borrowings........................................................     (3,352)     48,996
Repayment of long-term debt................................................................    (63,416)        (64)
Increase in borrowings from affiliate......................................................     90,711          --
Debt refinancing costs.....................................................................         --        (718)
Proceeds from stock options exercised including tax benefits...............................     31,805         197
                                                                                              --------    --------
Net cash provided by financing activities..................................................      3,170      39,452
                                                                                              --------    --------
Effect of exchange rate changes on cash....................................................        340       1,341
                                                                                              --------    --------
Net increase (decrease) in cash and cash equivalents.......................................      8,467      (4,433)
Cash and cash equivalents at beginning of the period.......................................     13,031      17,299
                                                                                              --------    --------
Cash and cash equivalents at end of the period.............................................   $ 21,498    $ 12,866
                                                                                              --------    --------
                                                                                              --------    --------

            See Notes to Condensed Consolidated Financial Statements

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

1. BACKGROUND

     The Coleman Company, Inc. ("Coleman" or the "Company") is a leading manufacturer and marketer of consumer products for outdoor recreation and home hardware use on a global basis.

     Coleman is a subsidiary of Coleman Worldwide Corporation ("Coleman Worldwide"). Coleman Worldwide is a subsidiary of Laser Acquisition Corp. ("Laser"), a wholly-owned subsidiary of Sunbeam Corporation ("Sunbeam"). Coleman Worldwide owns 44,067,520 shares of the common stock of Coleman which represent approximately 80% of the outstanding Coleman common stock as of March 31, 1998.

     On February 27, 1998, CLN Holdings Inc. ("CLN Holdings") and Coleman (Parent) Holdings Inc. ("Parent Holdings"), the parent company of CLN Holdings, entered into an Agreement and Plan of Merger (as amended, the "Holdings Merger Agreement") with Sunbeam and Laser. On March 30, 1998, pursuant to the Holdings Merger Agreement, CLN Holdings was merged with and into Laser, with Laser continuing as the surviving corporation and as a wholly owned subsidiary of Sunbeam (the "Holdings Merger"). In the Holdings Merger, Parent Holdings received 14,099,749 shares of Sunbeam Common Stock and $159,957 in cash in exchange for all of the outstanding shares of CLN Holdings. As a result of the Holdings Merger, Sunbeam became the indirect owner of the 44,067,520 shares of Coleman common stock held by Coleman Worldwide (the "Sunbeam Acquisition").

     Coincident with the execution of the Holdings Merger Agreement, the Company, Sunbeam and Camper Acquisition Corp. ("CAC"), a wholly-owned subsidiary of Sunbeam, entered into an Agreement and Plan of Merger (the "Coleman Merger Agreement" and with the Holdings Merger Agreement, collectively, the "Merger Agreements"), providing that, among other things, CAC will be merged with and into Coleman, with Coleman continuing as the surviving corporation (the "Coleman Merger"). Pursuant to the Coleman Merger Agreement, each share of the Company's common stock issued and outstanding immediately prior to the effective time of the Coleman Merger (other than shares held indirectly by Sunbeam and dissenting shares, if any) will be converted into the right to receive (a) 0.5677 of a share of Sunbeam common stock, with cash paid in lieu of fractional shares, and
(b) $6.44 in cash, without interest.

     Upon consummation of the Coleman Merger, Coleman will become an indirect wholly-owned subsidiary of Sunbeam. Per the terms of the Merger Agreements, certain arrangements with Parent Holdings and its affiliates have been or may be altered or terminated. In addition, outstanding, unvested stock options of Coleman immediately vested upon consummation of the Holdings Merger and will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of such option.

2. BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Coleman include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions, and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and one-time adjustments related to the acquisition of Coleman by Sunbeam) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The balance sheet at December 31, 1997 has been derived from the audited financial statements for that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

3. INVENTORIES

     The components of inventories consist of the following:

                                                                                MARCH 31,    DECEMBER 31,
                                                                                  1998          1997
                                                                                ---------    ------------
  Raw material and supplies..................................................   $  54,369      $ 59,406
  Work-in-process............................................................       9,207         7,813
  Finished goods.............................................................     182,767       169,108
                                                                                ---------      --------
                                                                                $ 246,343      $236,327
                                                                                ---------      --------
                                                                                ---------      --------

4. LONG-TERM DEBT

     In March 1998, as a result of the Sunbeam Acquisition, the Company repaid all outstanding indebtedness under the Company's credit agreement and the credit agreement was terminated. In connection with the termination of this agreement, the Company recorded an extraordinary loss of $2,038 ($1,232 after tax, or $0.02 per share) which represents a write-off of the related unamortized financing costs associated with the credit agreement.

     In addition, the Company's various senior notes, aggregating $360,000 at March 31, 1998, were redeemed on April 21, 1998 at a cost of $383,395. The $23,395 of redemption costs in excess of carrying value will be reflected as additional extraordinary loss on early extinguishment of debt in the second quarter of 1998 along with the write-off of the related unamortized financing costs associated with these senior note issuances in the amount of $2,694.

     The Company relies upon loans from Sunbeam for the Company's liquidity needs. Amounts advanced from Sunbeam are due on demand and bear interest at the rate of 6% per annum as of March 31, 1998 and are reflected as affiliate debt in the condensed consolidated balance sheet.

5. SALE OF BUSINESS

     On March 24, 1998, the Company sold Coleman Safety & Security Products, Inc. ("CSS"), a wholly-owned subsidiary of the Company which manufactured and sold safety and security products, to Ranco Incorporated of Delaware ("Ranco") and Siebe plc, the parent of Ranco, for approximately $97,937, net of fees and expenses. In connection with the sale of CSS, the Company recorded a pre-tax gain of $26,137.

     The net proceeds from the sale of CSS are subject to post-closing adjustments and could result in an adjustment to the gain.

6. OTHER CHARGES

     During the three months ended March 31, 1998, the Company recorded certain pre-tax charges totaling $12,931 which included (i) $7,128 of costs associated with the acquisition of Coleman by Sunbeam, (ii) the write-off of $3,578 of capitalized costs associated with the installation of a company-wide enterprise resource computer software system which was abandoned following the Sunbeam Acquisition, and (iii) $2,225 of costs to terminate a licensing services agreement with an affiliate of Parent Holdings. During the three months ended March 31, 1997, the Company recorded certain other pre-tax charges totaling $3,928, primarily related to severance costs associated with certain executive changes.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

7. COMPREHENSIVE INCOME

     As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. SFAS No. 130 requires foreign currency translation adjustments and minimum pension liability adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. The Company's comprehensive loss was $5,232 and $5,773 for the three months ended March 31, 1998 and 1997, respectively.

8. BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which establishes new standards for computing and presenting basic and diluted earnings per share. As required by SFAS No. 128, the Company adopted the provisions of the new standard with retroactive effect beginning in 1997. Accordingly, all net earnings (loss) per common share amounts for all prior periods have been restated to comply with SFAS No. 128.

     The basic earnings (loss) per common share has been computed based upon the weighted average shares of outstanding common stock. Diluted earnings (loss) per common share has been computed based upon the sum of the weighted average shares of outstanding common stock and the weighted average incremental shares that would have been outstanding assuming dilutive potential common stock had been issued. The Company's outstanding common stock options represent the only dilutive potential common stock. The amounts of earnings (loss) used in the calculations of basic and diluted earnings (loss) per common share were the same for all periods presented. The number of shares used in the calculation of diluted earnings per common share included 52,399 incremental shares for the three month period ended March 31, 1997 to recognize the effect of dilutive stock options. The number of shares used in the calculation of diluted loss per common share for the three month period ended March 31, 1998 does not include any incremental shares that would have been outstanding assuming the exercise of any stock options because the effect of these shares would have been antidilutive.

9. RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will apply the provisions of SFAS No. 131 beginning January 1, 1998; however, financial statement disclosures for interim periods in 1998 are not required to be presented in interim financial statements issued in 1998.

10. SUBSEQUENT EVENT

     On May 11, 1998, Sunbeam announced a comprehensive growth and restructuring plan that includes certain initiatives involving Coleman's operations. The restructuring initiatives related to Coleman include, among other things,
(i) combining the Company's headquarters with Sunbeam's headquarters in Florida,
(ii) the consolidation of factories, warehouses, and sales offices, and
(iii) the divestiture of the Eastpak related businesses and the compressor and spa businesses.

                                    [LOGO]

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by Sunbeam Corporation ("Sunbeam") in connection with the offering of the securities being registered hereby. The selling securityholders (the "Selling Securityholders") will not share any portion of these expenses. Commission expenses and brokerage fees are payable individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee.......................................   $72,785.96
Printing Expenses.........................................................................            *
Legal Fees and Expenses...................................................................            *
Accounting Fees and Expenses..............................................................            *
Miscellaneous.............................................................................            *
                                                                                             ----------
     Total................................................................................   $        *
                                                                                             ----------
                                                                                             ----------

------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     Sunbeam's By-Laws provide that every person will be indemnified against any and all judgments, fines, amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings, whether by fact that he is or was a director or officer of Sunbeam or is or was serving at the request of Sunbeam as a director or officer of another corporation. Expenses so incurred by any such person defending or investigating a threatened or pending civil or criminal action or proceeding shall at his request be paid by Sunbeam in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Sunbeam.

     The DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Sunbeam charter contains provisions limiting the liability of Sunbeam's directors to the fullest extent currently permitted by the DGCL for monetary damages for breach of their fiduciary duty as directors. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Selling Securityholders and Sunbeam each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration, including liabilities under the Securities Act. The obligation of the Selling Securityholders is limited to an amount equal to the proceeds such Selling Securityholder receives from the sale of the securities sold pursuant to this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (1) Debentures. On March 25, 1998 Sunbeam sold $2,014,000,000 aggregate principal amount of its Zero Coupon Convertible Senior Subordinated Debentures Due 2018 (the "Debentures"). The Debentures were sold to the sole initial purchaser, Morgan Stanley & Co. Incorporated, pursuant to Section 4(2) under the Securities Act of 1933. The Debentures were then resold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and a limited number of "institutional accredited investors" as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act. The aggregate offering price of the Debentures to investors was $750,074,020, or 37.243% of aggregate principal amount at maturity. Underwriting discounts and commissions totaled $22,502,422.

     (2) Parent Holdings Warrant. On August 12, 1998, Sunbeam entered into a settlement agreement with Coleman (Parent) Holdings, Inc., an affiliate of MacAndrews & Forbes Holdings, Inc., pursuant to which Sunbeam was released from certain threatened claims of MacAndrews & Forbes Holdings, Inc. and its affiliates arising from the acquisition of Coleman. MacAndrews & Forbes also agreed to provide certain management personnel and assistance to Sunbeam. In exchange for MacAndrews & Forbes releasing Sunbeam from such claims and in accordance with Section 4(2) of the Securities Act, Sunbeam issued in a private sale to Parent Holdings Warrant No. W-1 (the "Warrant") which entitles Parent Holdings to purchase up to 23 million shares of common stock, par value $.01 per share, of Sunbeam ("Common Stock") at an exercise price of $7.00 per share, subject to anti-dilution provisions, at any time prior to the fifth anniversary of the issuance of the Warrant.

     (3) Unregistered Securities Paid to Messrs. Dunlap, Kersh and
Fannin. Effective February 1, 1998 the Company granted certain options (the "1998 Options") to Messrs. Dunlap and Kersh and David C. Fannin, former Executive Vice President and Chief Legal Officer of Sunbeam. These grants were made in consideration for services rendered or to be rendered by these former executives. The grants were made pursuant to Section 4(2) under the Securities Act of 1933. The following table specifies the number of shares of Common Stock underlying these options.

      Albert J. Dunlap.......................................   3,750,000
      Russell A. Kersh.......................................   1,125,000
      David C. Fannin........................................     750,000

     The 1998 Options have a term of 10 years and an exercise price $36.85 of per share. One-third of Mr. Dunlap's 1998 Options have vested, while the remaining two-thirds, which were to vest in subsequent years, have been forfeited to the Company as a result of his termination. One-fourth of Mr. Kersh's 1998 Options have vested, while the remaining three-fourths, which were to vest in subsequent years, have been cancelled as a result of their terminations. All of Mr. Fannin's 1998 Options were cancelled pursuant to his termination agreement.

     As of February 1, 1998, the Company also granted to Mr. Dunlap 300,000 shares of unregistered Common Stock and to Messrs. Kersh and Fannin, 150,000 and 30,000 shares of restricted unregistered Common Stock, respectively. These shares were granted in consideration for services rendered or to be rendered by these former executives. The grants were made pursuant to Section 4(2) under the Securities Act of 1933.

     Of Mr. Kersh's 150,000 shares, 37,500 have vested, while the remainder has been forfeited to the Company as a result of his termination. Of Mr. Fannin's 30,000 shares, 14,883 have vested while the remainder has been forfeited to the Company pursuant to his termination agreement.

     For more information on these securities grants, see the "Management" section of the prospectus which forms a part of this registration statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following is a list of Exhibits, which are filed herewith or incorporated herein by reference:

EXHIBIT                                           DESCRIPTION OF EXHIBIT
------   --------------------------------------------------------------------------------------------------------
  3.1     --   Amended and Restated Certificate of Incorporation of Sunbeam(3)
  3.2     --   By-laws of Sunbeam, as amended(11)
  4.1     --   Indenture, dated as of March 25, 1998, by and among the Company and Bank of New York, Trust, with respect to the Zero Coupon Convertible Senior Subordinated Debentures due 2018(8)
  4.2     --   Registration Rights Agreement, dated March 25, 1998, by and among the Company and Morgan Stanley &
               Co., Inc., with respect to the Zero Coupon Convertible Senior Subordinated Debentures due 2018(8)
  4.3     --   Registration Rights Agreement, dated as of March 29, 1998, between the Company and Coleman
               (Parent) Holdings, Inc.(9)
  4.4     --   Settlement Agreement, dated as of August 12, 1998, by and between the Company and Coleman (Parent)
               Holdings, Inc.(10)
  4.5     --   Amendment to Registration Rights Agreement, dated as of August 12, 1998, between the Company and
               Coleman (Parent) Holding, Inc.(11)
  5.1     --   Opinion of Janet G. Kelley, Vice President, General Counsel and Secretary of the Company*
 10.1     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and Albert J.
               Dunlap(7)
 10.2     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and Russell A.
               Kersh(7)
 10.3     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and David C. Fannin(7)
 10.4     --   Employment Agreement, dated as of January 1, 1997, by and between Sunbeam and Donald Uzzi(5)
 10.5     --   Sunbeam Executive Benefit Replacement Plan(7)
 10.6     --   Amended and Restated Sunbeam Corporation Stock Option Plan(11)
 10.7     --   Performance Based Compensation Plan(7)
 10.8     --   Tax Sharing Agreement, dated as of October 31, 1990, by and among Sunbeam, SAIL, SOHO, Montey and the subsidiaries of Sunbeam listed therein(1)
 10.9     --   Guarantee Agreement, dated as of June 1, 1994, between Sunbeam and Continental Bank, N.A., as
               Trustee(2)
 10.10    --   Trust Indenture, dated as of June 1, 1994, between Mississippi Business Finance Corporation
               ("MBFC"), and Continental Bank, N.A., as Trustee(2)
 10.11    --   Loan Agreement, dated as of June 1, 1994, between MBFC and Sunbeam(2)
 10.12    --   $75 million Sunbeam promissory note, dated as of June 21, 1994, payable to MBFC(2)
 10.13    --   Leasehold Deed of Trust and Security Agreement, dated as of June 1, 1994, among Sunbeam, Jim B.
               Tohill, as Trustee, and MBFC(2)
 10.14    --   Credit Agreement, dated as of September 16, 1996, among the Company, The Chase Manhattan Bank and the Lenders named therein(4)
 10.15    --   First Amendment, dated as of November 21, 1996 to the Credit Agreement dated as of September 16,
               1996, among the Company, The Chase Manhattan Bank and the Lenders named therein(5)

EXHIBIT                                           DESCRIPTION OF EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 10.16    --   Second Amendment, dated as of January 31, 1997 to the Credit Agreement dated as of September 16,
               1996, among the Company, The Chase Manhattan Bank and the Lenders named therein(5)
 10.17    --   Third Amendment, dated as of November 6, 1997, to the Credit Agreement dated as of September 16,
               1996, among the Company, The Chase Manhattan Bank and the Lenders named therein(7)
 10.18    --   Receivables Sale and Contribution Agreement, dated as of December 4, 1997, between Sunbeam
               Products, Inc. and Sunbeam Asset Diversification, Inc.(7)
 10.19    --   Receivables Purchase and Servicing Agreement, dated as of December 4, 1997, between Sunbeam
               Products, Inc., Llama Retail, L.P., Capital USA, LLC and Sunbeam Asset Diversification, Inc.(7)
 10.20    --   Agreement and Plan of Merger among Sunbeam Corporation, Laser Acquisition Corp., CLN Holdings,
               Inc., and Coleman (Parent) Holdings, Inc., dated as of February 27, 1998(7)
 10.21    --   Agreement and Plan of Merger among Sunbeam Corporation, Camper Acquisition Corp., and The Coleman
               Company, Inc., dated as of February 27, 1998(7)
 10.22    --   Agreement and Plan of Merger between Sunbeam Corporation, Java Acquisition Corp., and Signature
               Brands USA, Inc., dated as of February 28, 1998(7)
 10.23    --   Stock Purchase Agreement among Java Acquisition Corp. and the Sellers named therein, dated as of
               February 28, 1998(7)
 10.24    --   Agreement and Plan of Merger by and among Sunbeam Corporation, Sentinel Acquisition Corp., and
               First Alert, Inc., dated as of February 28, 1998(7)
 10.25    --   Stock Sale Agreement among Sunbeam Corporation and the Stockholders named therein, dated as of
               February 28, 1998(7)
 10.26    --   Credit Agreement, dated as of March 30, 1998, among Sunbeam Corporation, the Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank of America National
               Trust and Savings Association and First Union National Bank(8)
 10.27    --   First Amendment to Credit Agreement, dated as of May 8, 1998, among Sunbeam Corporation, the
               Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior
               Funding, Inc., Bank America National Trust and Savings Association and First Union National
               Bank(8)
 10.28    --   Second Amendment to Credit Agreement, dated as of March 30, 1998, among the Company, the
               Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior
               Funding, Inc., Bank America National Trust and Savings Association and First Union National
               Bank(11)
 10.29    --   Third Amendment to Credit Agreement, dated as of October 19, 1998, among the Company, the
               Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior
               Funding, Inc., Bank America National Trust and Savings Association and First Union National
               Bank(11)
 10.30    --   Employment Agreement between the Company and Jerry W. Levin, dated as of August 12, 1998(11)
 10.31    --   Employment Agreement between the Company and Paul Shapiro, dated as of August 12, 1998(11)
 10.32    --   Employment Agreement between the Company and Bobby Jenkins, dated as of August 12, 1998(11)
 10.33    --   Agreement between the Company and David Fannin, dated August 20, 1998(11) 10.34 First Amendment to
               Receivables Sale and Contribution Agreement, dated April 2, 1998, between Sunbeam Products, Inc.
               and Sunbeam Assets Diversification, Inc.(11)
 10.35    --   First Amendment to Receivables Purchase and Servicing Agreement, dated April 2, 1998, between
               Llama Retail Funding, L.P., Capital USA, L.L.C., Sunbeam Products, Inc. and Sunbeam Asset
               Diversification, Inc.(11)
 10.36    --   Second Amendment to Receivables Purchase and Servicing Agreement, dated July 29, 1998, between
               Llama Retail Funding, L.P., Capital USA, L.L.C., Sunbeam Products, Inc. and Sunbeam Asset
               Diversification, Inc.(11)

EXHIBIT                                           DESCRIPTION OF EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 10.37    --   Employment Agreement between the Company and Janet G. Kelley, dated as of December 16, 1998
 10.38    --   Employment Agreement between the Company and Karen K. Clark, dated as of August 31, 1998
 12.1     --   Computation of Ratio of Earnings to Fixed Charges
 16.1     --   Letter re Change in Certifying Accountant(12)
 21.1     --   Subsidiaries of the Registrant*
 23.1     --   Consent of Janet G. Kelley, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1)*
 23.2     --   Consent of Arthur Andersen LLP
 23.3     --   Consent of Ernst & Young LLP
 24       --   Power of Attorney**
 25       --   Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1*
 99.1     --   Press Release, dated January 28, 1997 regarding Sunbeam's 1997 earnings(7)
 99.2     --   Press Release, dated March 2, 1998 regarding Sunbeam's acquisitions of the Coleman Company, Inc.,
               Signature Brands USA, Inc. and First Alert, Inc.(7)
 99.3     --   Press Release, dated August 12, 1998 regarding issuance of warrants to MacAndrews & Forbes
               Holding, Inc.(11)
 99.4     --   Press Release, dated August 24, 1998 regarding the Company's new strategy and senior manage ment team(11)
 99.5     --   Press Release, dated October 20, 1998 regarding the Company's restatement of its financial results(11)

------------------
 (1) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1990.

 (2) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended July 3, 1994.

 (3) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended June 30, 1996.

 (4) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended September 29, 1996.

 (5) Incorporated by reference to the Company's Annual Report on Form 10-Q for the fiscal year ended December 29, 1996.

 (6) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended March 30, 1997.

 (7) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997.

 (8) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended March 30, 1998.

 (9) Incorporated by reference to the Company's Report on Form 8-K filed April 13, 1998.

(10) Incorporated by reference to the Company's Report on Form 8-K filed August 14, 1998.

(11) Incorporated by reference to the Company's Report on Form 10-K/A for the fiscal year ended December 28, 1997.

(12) Incorporated by reference to the Company's Report on Form 8-K filed November 30, 1998.

 *  To be filed by amendment.

**  Contained on signature pages hereto.

     (b) Financial Statement Schedules.

II. Valuation and Qualifying Accounts (included on page F-37 of the prospectus which forms a part of this registration statement).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the opinion of counsel the matter has been settled by controlling of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Sunbeam has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on this 4th day of February, 1999.

                                          SUNBEAM CORPORATION

                                          By:  /s/ JANET G. KELLEY
                                              ---------------------------------
                                                       Janet G. Kelley
                                             Vice President General Counsel and
                                                        Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Shapiro and Janet G. Kelley, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Registration Statement on Form S-1 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of the said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

                SIGNATURE                                       TITLE                              DATE
------------------------------------------  ----------------------------------------------   -----------------
          /s/ PETER A. LANGERMAN            President of the Board                            February 4, 1999
------------------------------------------
            Peter A. Langerman

            /s/ JERRY W. LEVIN              President, Chief Executive Officer                February 4, 1999
------------------------------------------
              Jerry W. Levin

           /s/ CHARLES M. ELSON             Director                                          February 4, 1999
------------------------------------------
             Charles M. Elson

            /s/ HOWARD GITTIS               Director                                          February 4, 1999
------------------------------------------
              Howard Gittis

          /s/ HOWARD G. KRISTOL             Director                                          February 4, 1999
------------------------------------------
            Howard G. Kristol

           /s/ FAITH WHITTLESEY             Director                                          February 4, 1999
------------------------------------------
             Faith Whittlesey

            /s/ BOBBY JENKINS               Executive Vice President and Chief                February 4, 1999
------------------------------------------  Financial Officer
              Bobby Jenkins                 (Principal Financial Officer)

            /s/ KAREN K. CLARK              Vice President, Finance                           February 4, 1999
------------------------------------------  (Principal Accounting Officer)
              Karen K. Clark

                                 EXHIBIT INDEX

The following is a list of Exhibits, which are filed herewith or incorporated herein by reference:

EXHIBIT
NUMBER                                            DESCRIPTION OF EXHIBIT
------   --------------------------------------------------------------------------------------------------------
  3.1     --   Amended and Restated Certificate of Incorporation of Sunbeam(3)
  3.2     --   By-laws of Sunbeam, as amended(11)
  4.1     --   Indenture, dated as of March 25, 1998, by and among the Company and Bank of New York, Trust, with respect to the Zero Coupon Convertible Senior Subordinated Debentures due 2018(8)
  4.2     --   Registration Rights Agreement, dated March 25, 1998, by and among the Company and Morgan Stanley &
                 Co., Inc., with respect to the Zero Coupon Convertible Senior Subordinated Debentures due
                 2018(8)
  4.3     --   Registration Rights Agreement, dated as of March 29, 1998, between the Company and Coleman
                 (Parent) Holdings, Inc.(9)
  4.4     --   Settlement Agreement, dated as of August 12, 1998, by and between the Company and Coleman (Parent)
                 Holdings, Inc.(10)
  4.5     --   Amendment to Registration Rights Agreement, dated as of August 12, 1998, between the Company and
                 Coleman (Parent) Holding, Inc.(11)
  5.1     --   Opinion of Janet G. Kelley, Vice President, General Counsel and Secretary of the Company*
 10.1     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and Albert J.
                 Dunlap(7)
 10.2     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and Russell A.
                 Kersh(7)
 10.3     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and David C. Fannin(7)
 10.4     --   Employment Agreement, dated as of January 1, 1997, by and between Sunbeam and Donald Uzzi(5)
 10.5     --   Sunbeam Executive Benefit Replacement Plan(7)
 10.6     --   Amended and Restated Sunbeam Corporation Stock Option Plan(11)
 10.7     --   Performance Based Compensation Plan(7)
 10.8     --   Tax Sharing Agreement, dated as of October 31, 1990, by and among Sunbeam, SAIL, SOHO, Montey and the subsidiaries of Sunbeam listed therein(1)
 10.9     --   Guarantee Agreement, dated as of June 1, 1994, between Sunbeam and Continental Bank, N.A., as
                 Trustee(2)
 10.10    --   Trust Indenture, dated as of June 1, 1994, between Mississippi Business Finance Corporation
                 ("MBFC"), and Continental Bank, N.A., as Trustee(2)
 10.11    --   Loan Agreement, dated as of June 1, 1994, between MBFC and Sunbeam(2)
 10.12    --   $75 million Sunbeam promissory note, dated as of June 21, 1994, payable to MBFC(2)
 10.13    --   Leasehold Deed of Trust and Security Agreement, dated as of June 1, 1994, among Sunbeam, Jim B.
                 Tohill, as Trustee, and MBFC(2)
 10.14    --   Credit Agreement, dated as of September 16, 1996, among the Company, The Chase Manhattan Bank and the Lenders named therein(4)
 10.15    --   First Amendment, dated as of November 21, 1996 to the Credit Agreement dated as of September 16,
                 1996, among the Company, The Chase Manhattan Bank and the Lenders named therein(5)
 10.16    --   Second Amendment, dated as of January 31, 1997 to the Credit Agreement dated as of September 16,
                 1996, among the Company, The Chase Manhattan Bank and the Lenders named therein(5)
 10.17    --   Third Amendment, dated as of November 6, 1997, to the Credit Agreement dated as of September 16,
                 1996, among the Company, The Chase Manhattan Bank and the Lenders named therein(7)

EXHIBIT
NUMBER                                            DESCRIPTION OF EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 10.18    --   Receivables Sale and Contribution Agreement, dated as of December 4, 1997, between Sunbeam
                 Products, Inc. and Sunbeam Asset Diversification, Inc.(7)
 10.19    --   Receivables Purchase and Servicing Agreement, dated as of December 4, 1997, between Sunbeam
                 Products, Inc., Llama Retail, L.P., Capital USA, LLC and Sunbeam Asset Diversification, Inc.(7)
 10.20    --   Agreement and Plan of Merger among Sunbeam Corporation, Laser Acquisition Corp., CLN Holdings,
                 Inc., and Coleman (Parent) Holdings, Inc., dated as of February 27, 1998(7)
 10.21    --   Agreement and Plan of Merger among Sunbeam Corporation, Camper Acquisition Corp., and The Coleman
                 Company, Inc., dated as of February 27, 1998(7)
 10.22    --   Agreement and Plan of Merger between Sunbeam Corporation, Java Acquisition Corp., and Signature
                 Brands USA, Inc., dated as of February 28, 1998(7)
 10.23    --   Stock Purchase Agreement among Java Acquisition Corp. and the Sellers named therein, dated as of
                 February 28, 1998(7)
 10.24    --   Agreement and Plan of Merger by and among Sunbeam Corporation, Sentinel Acquisition Corp., and
                 First Alert, Inc., dated as of February 28, 1998(7)
 10.25    --   Stock Sale Agreement among Sunbeam Corporation and the Stockholders named therein, dated as of
                 February 28, 1998(7)
 10.26    --   Credit Agreement, dated as of March 30, 1998, among Sunbeam Corporation, the Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank of America
                 National Trust and Savings Association and First Union National Bank(8)
 10.27    --   First Amendment to Credit Agreement, dated as of May 8, 1998, among Sunbeam Corporation, the
                 Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior
                 Funding, Inc., Bank America National Trust and Savings Association and First Union National
                 Bank(8)
 10.28    --   Second Amendment to Credit Agreement, dated as of March 30, 1998, among the Company, the
                 Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior
                 Funding, Inc., Bank America National Trust and Savings Association and First Union National
                 Bank(11)
 10.29    --   Third Amendment to Credit Agreement, dated as of October 19, 1998, among the Company, the
                 Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior
                 Funding, Inc., Bank America National Trust and Savings Association and First Union National
                 Bank(11)
 10.30    --   Employment Agreement between the Company and Jerry W. Levin, dated as of August 12, 1998(11)
 10.31    --   Employment Agreement between the Company and Paul Shapiro, dated as of August 12, 1998(11)
 10.32    --   Employment Agreement between the Company and Bobby Jenkins, dated as of August 12, 1998(11)
 10.33    --   Agreement between the Company and David Fannin, dated August 20, 1998(11)
 10.34    --   First Amendment to Receivables Sale and Contribution Agreement, dated April 2, 1998, between
                 Sunbeam Products, Inc. and Sunbeam Assets Diversification, Inc.(11)
 10.35    --   First Amendment to Receivables Purchase and Servicing Agreement, dated April 2, 1998, between
                 Llama Retail Funding, L.P., Capital USA, L.L.C., Sunbeam Products, Inc. and Sunbeam Asset
                 Diversification, Inc.(11)
 10.36    --   Second Amendment to Receivables Purchase and Servicing Agreement, dated July 29, 1998, between
                 Llama Retail Funding, L.P., Capital USA, L.L.C., Sunbeam Products, Inc. and Sunbeam Asset
                 Diversification, Inc.(11)
 10.37    --   Employment Agreement between the Company and Janet G. Kelley, dated as of December 16, 1998
 10.38    --   Employment Agreement between the Company and Karen K. Clark, dated as of August 31, 1998
 12.1     --   Computation of Ratio of Earnings to Fixed Charges

EXHIBIT
NUMBER                                            DESCRIPTION OF EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 16.1     --   Letter re Change in Certifying Accountant(12)
 21.1     --   Subsidiaries of the Registrant*
 23.1     --   Consent of Janet G. Kelley, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1)*
 23.2     --   Consent of Arthur Andersen LLP
 23.3     --   Consent of Ernst & Young LLP
 24       --   Power of Attorney**
 25       --   Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1*
 99.1     --   Press Release, dated January 28, 1997 regarding Sunbeam's 1997 earnings(7)
 99.2     --   Press Release, dated March 2, 1998 regarding Sunbeam's acquisitions of the Coleman Company, Inc.,
                 Signature Brands USA, Inc. and First Alert, Inc.(7)
 99.3     --   Press Release, dated August 12, 1998 regarding issuance of warrants to MacAndrews & Forbes
                 Holding, Inc.(11)
 99.4     --   Press Release, dated August 24, 1998 regarding the Company's new strategy and senior management team(11)
 99.5     --   Press Release, dated October 20, 1998 regarding the Company's restatement of its financial results(11)

------------------
 (1) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1990.

 (2) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended July 3, 1994.

 (3) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended June 30, 1996.

 (4) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended September 29, 1996.

 (5) Incorporated by reference to the Company's Annual Report on Form 10-Q for the fiscal year ended December 29, 1996.

 (6) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended March 30, 1997.

 (7) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997.

 (8) Incorporated by reference to the Company's Annual Report on Form 10-Q for the quarter ended March 30, 1998.

 (9) Incorporated by reference to the Company's Report on Form 8-K filed April 13, 1998.

(10) Incorporated by reference to the Company's Report on Form 8-K filed August 14, 1998.

(11) Incorporated by reference to the Company's Report on Form 10-K/A for the fiscal year ended December 28, 1997.

(12) Incorporated by reference to the Company's Report on Form 8-K filed November 30, 1998.

 *  To be filed by amendment.

**  Contained on signature pages hereto.